Form 10-K, Exhibit 13
period 2014-03-31
Clifton Bancorp Inc.
filed 2014-06-06
CIK 1592329

Exhibit 13.0

Annual Report to Shareholders

Selected Consolidated Financial and Other Data

The following table sets forth certain consolidated summary historical financial information concerning the consolidated financial position of Clifton Savings Bancorp, Inc. for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Savings Bancorp, Inc. appearing later in this annual report.

	At March 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,265,990	$1,016,084	$1,101,440	$1,122,633	$1,067,707
Loans receivable, net	584,507	456,812	436,833	441,746	477,516
Cash and cash equivalents (1)	192,581	25,896	40,257	58,069	33,461
Securities	422,295	478,127	574,209	571,059	507,913
Deposits	763,912	763,692	826,275	837,385	758,152
FHLB advances	142,500	52,500	78,679	95,668	123,737
Stock subscription deposits	154,345	—	—	—	—
Total stockholders’ equity	194,137	187,328	186,461	179,966	175,992

	Year Ended March 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$33,737	$35,393	$41,074	$44,940	$44,956
Interest expense	9,862	11,837	16,149	19,245	22,966

Net interest income	23,875	23,556	24,925	25,695	21,990
Provision for loan losses	777	762	247	102	433

Net interest income after provision for loan losses	23,098	22,794	24,678	25,593	21,557
Non-interest income (excluding gains and losses)	1,301	1,136	1,078	1,107	1,136

Net (loss) gain on sale and disposal of premises and equipment	—	(3)	(9)	327	—

Loss on write-down of land for sale	—	(99)	(156)	(397)	—

Loss on extinguishment of debt	—	(527)	—	—	—

Gain on sale of securities	566	647	—	872	—

Non-interest expenses	15,081	13,911	13,539	13,814	13,250

Income before income taxes	9,884	10,037	12,052	13,688	9,443
Income taxes	3,419	3,427	4,175	4,876	3,146

Net income	$6,465	$6,610	$7,877	$8,812	$6,297

Basic and diluted earnings per share	$0.25	$0.26	$0.31	$0.35	$0.25

(1)	For 2014, includes stock subscription deposits totaling $154.3 million.

At or For the Year Ended March 31,
2014	2013	2012	2011	2010
Performance Ratios:
Return on average assets	0.59%	0.63%	0.70%	0.79%	0.62%
Return on average equity	3.41%	3.54%	4.30%	4.97%	3.60%
Interest rate spread (1)	2.20%	2.18%	2.13%	2.20%	1.96%
Net interest margin (2)	2.37%	2.39%	2.36%	2.46%	2.31%
Non-interest expense to average assets	1.39%	1.33%	1.20%	1.24%	1.30%
Efficiency ratio (3)	58.59%	56.30%	52.40%	50.04%	57.29%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.18	x	1.15	x	1.14	x	1.14	x
Average equity to average assets	17.42%	17.81%	16.29%	15.96%	17.10%
Basic and diluted earnings per share	$0.25	$0.26	$0.31	$0.35	$0.25
Dividends per share (4)	$0.18	$0.24	$0.24	$0.24	$0.20
Dividend payout ratio (4)	71.88%	93.09%	26.77%	23.90%	28.98%

Capital Ratios (5):
Core (tier 1) capital	13.41%	16.41%	14.58%	14.12%	14.52%
Tier 1 risk-based capital	35.03%	39.92%	37.82%	41.37%	40.91%
Total risk-based capital	35.67%	40.52%	38.31%	41.86%	41.45%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.52%	0.55%	0.48%	0.42%	0.43%
Allowance for loan losses as a percent of nonperforming loans	59.84%	42.41%	55.38%	58.55%	83.27%
Net charge-offs to average outstanding loans during the period	0.04%	0.08%	0.01%	0.06%	0.02%
Nonperforming loans as a percent of total gross loans	0.88%	1.29%	0.86%	0.72%	0.51%
Nonperforming assets as a percent of total assets	0.41%	0.60%	0.36%	0.30%	0.23%

Other Data:
Number of full-service customer facilities	12	12	12	12	11

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(4)	Reflects only shares of common stock held by stockholders other than Clifton MHC for all periods except 2014 and 2013 as Clifton MHC waived its receipt of dividends in 2012, 2011 and 2010.
(5)	Ratios are for Clifton Savings Bank and subsidiary only.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help you understand our views on our financial condition and results of operations. You should read this discussion in conjunction with our consolidated financial statements and notes to the consolidated financial statements that appear later in this annual report.

This section contains certain “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts, but rather are statements based on Clifton Bancorp Inc.’s current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the market area in which Clifton Bancorp operates, as well as nationwide, Clifton Bancorp’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Clifton Bancorp assumes no obligation to update any forward-looking statements.

Operating Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our market area. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from many larger banks and other financial institutions that operate in our market area. We intend to maintain this focus as we grow.

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution. We seek to accomplish this objective by focusing on strategies designed to enhance and expand our franchise and diversify our product offerings to increase profitability, while maintaining strong asset quality. We plan to manage actively our strong capital position consistent with applicable regulations and our overall business strategy. The following are key elements of our business strategy:

Continuing to emphasize residential portfolio lending. Our primary lending focus historically has been the origination of one- to four-family mortgage loans. At March 31, 2014, 89.9% of our total loan portfolio consisted of one- to four-family mortgage loans. We believe there are opportunities to increase our residential mortgage lending in our market area, and beginning in 2013 we made efforts to take advantage of these opportunities by hiring additional lending staff and increasing our origination channels. During the year ended March 31, 2014, our one- to four-family real estate loan portfolio increased $107.4 million, or 25.6%. We utilize conservative underwriting strategies for all of our lending products. We originate loans solely for our own portfolio, rather than for sale, and we currently service all of the loans we originate. To further supplement our loan originations, we have also purchased more loans, which we underwrite using the same conservative underwriting procedures we use when originating loans. We also service most of our purchased loans. Purchased loans have increased from $47.3 million in fiscal 2013 to $77.1 million in fiscal 2014.

Increasing our multi-family and commercial real estate lending. In late 2012, we established a commercial loan department to expand our multi-family and commercial real estate lending activities and diversify our loan portfolio beyond residential mortgage loans. During the year ended March 31, 2014, our multi-family and commercial real estate loan portfolio increased $18.1 million, or 63.0%, and at March 31, 2014 was 8.0% of our total loan portfolio. We believe the expansion of our multi-family and commercial real estate lending will help diversify our balance sheet, improve our profitability and interest rate risk exposure and increase our presence in our market area.

Continuing conservative underwriting practices in order to maintain a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and mitigate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. At March 31, 2014, nonperforming loans were 0.88% of the total loan portfolio and 0.41% of total assets. Although we intend to increase our multi-family and commercial real estate lending, we will do so consistent with our loan underwriting and credit administration standards.

Stockholder-focused management of capital coupled with opportunistic acquisitions. We believe that maintaining a strong capital base is critical to support our long-range business plan. We intend to manage our capital position, using appropriate capital management tools, to return excess capital to our stockholders, consistent with applicable regulations and policies. We have repurchased a total of $53.8 million of our common stock since 2005; however, our repurchase levels have slowed significantly since we initially determined to conduct a second step conversion offering in fiscal 2011. We expect to continue stock repurchases subject to market conditions and regulatory restrictions. Under current federal regulations, subject to limited exceptions, we may not repurchase shares of our common stock during the first year following the completion of our second step conversion.

Organic growth has been, and will continue to be, our primary focus. We intend to review acquisition opportunities (i.e. financial institutions, branches of financial institutions and pools of loans) that we believe will enhance our franchise, further our business strategy and yield long-term financial benefits for our stockholders. The conversion into a stock holding company structure has better positioned us to participate in consolidation activity by providing a more flexible corporate structure and additional capital resources. Currently, we do not have any specific acquisition plans or arrangements.

Enhancing core earnings by increasing lower cost transaction and savings accounts and continuing our emphasis on operational efficiencies. Checking, savings and money market accounts are a lower cost source of funds than time deposits, and we have made a concerted effort to increase lower cost transaction and savings deposit accounts and reduce our dependence on traditionally higher cost certificates of deposit. Our ratio of certificates of deposit to total deposits has decreased from 78.1% at March 31, 2011 to 70.5% at March 31, 2014. We intend to market our core transaction accounts and savings accounts, emphasizing additional product offerings and our high quality service. We also recognize that controlling operating expenses is essential to our long-term profitability. Our efficiency ratio for the year ended March 31, 2014 was 58.6%. While we anticipate that our efficiency ratio will be negatively impacted in future periods as a result of our expansion of our lending efforts, technology enhancements, the hiring of additional personnel and the implementation of benefit plans, we intend to continue to focus on operational efficiencies.

Leveraging our competitive strengths to attract and retain customers. We believe that our competitive strengths are personalized, superior customer service and extensive knowledge of our markets and borrowers. We believe that we can leverage these strengths to attract and retain customers. We also believe that there is an increasing population of potential customers who seek the personalized service of a community bank. We plan to update existing technologies and implement new technologies to enhance the customer experience and ultimately increase the efficiency of our operations.

Overview

Income. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

To a much lesser extent, we also recognize pre-tax income from fee and service charge income—the compensation we receive from providing products and services, and the increase in the cash surrender value of bank owned life insurance. Most of our fee and service charge income comes from service charges on deposit accounts and fees for late loan payments. We also earn fee and service charge income from ATM charges. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment expenses, directors’ compensation, advertising expenses, legal expenses, federal deposit insurance premiums and other miscellaneous expenses.

Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits. We will recognize additional annual employee compensation and benefit expenses resulting from the purchase of additional shares by our employee stock ownership plan and the implementation of a new equity incentive plan, if approved by stockholders. We cannot determine the actual amount of these new equity based compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities. Equipment expenses include fees paid to our third-party data processing provider, telephone expense and expenses and depreciation charges related to premises and banking equipment.

Other miscellaneous expenses generally include expenses for accountants and consultants, charitable contributions, insurance, office supplies, printing and postage.

Critical Accounting Policies

In reviewing and understanding financial information for Clifton Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements included elsewhere herein. These policies are described in note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Clifton Bancorp conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which we believe to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented.

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses on our defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized, and the estimation of fair value measurements of financial instruments.

Allowance for Loan Losses. An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. In determining the allowance for loan losses, we consider the losses inherent in the loan portfolio and changes in the nature and volume of the loan activities, along with the local economic and real estate market conditions. We utilize a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of the loan portfolio. We maintain a loan review system that provides a periodic review of the loan portfolio and the early identification of impaired loans. One- to four-family real estate loans and consumer installment loans are considered to be homogeneous and, therefore, are not separately evaluated for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, we modify the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

We take into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts when due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recorded on a cash basis.

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in his/her financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

Although we believe that we use the best information available to recognize losses on loans and establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses. That agency may require us to recognize additions to the allowance based on its judgments about information available to it at the time of its examination.

Other-than-Temporary Impairment of Securities. If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. We evaluate all securities with unrealized losses quarterly to determine if such impairments are “temporary” or “other-than-temporary” in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investment—Debt and Equity Securities.

Defined Benefit Plans. The liabilities and expenses for our defined benefit plans are based upon actuarial assumptions including interest rates, rates of increase in compensation and the length of time we will have to provide those benefits. Actual results may differ from these assumptions. These assumptions are reviewed and updated annually and management believes the estimates are reasonable.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Fair Value Measurements. We use our best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. We utilize various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts that could have been realized in a sale transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to the respective reporting dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported.

Statement of Financial Condition

General. Total assets increased $249.9 million, or 24.6%, to $1.27 billion at March 31, 2014 from $1.02 billion at March 31, 2013. Loans receivable, net, increased $127.7 million, or 28.0%, to $584.5 million at March 31, 2014 from $456.8 million at March 31, 2013. The increase during the year ended March 31, 2014 resulted primarily from the origination volume and purchases of loans being higher than repayment levels. Clifton Savings Bank continues to supplement its internal origination volume with purchases from various sources. The largest increase in the loan portfolio was in one- to four-family loans which increased $107.4 million, or 25.6%. Securities decreased $55.8 million, or 11.7%, to $422.3 million at March 31, 2014 from $478.1 million at March 31, 2013. Cash and cash equivalents increased $166.7 million, or 643.7%, to $192.6 million at March 31, 2014 from $25.9 million at March 31, 2013, mainly because cash and cash equivalents included proceeds from stock subscriptions of $154.3 million at March 31, 2014. Bank owned life insurance increased by $6.5 million to $42.0 million at March 31, 2014 from $35.5 million at March 31, 2013. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance is an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projected the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that we can purchase. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2014, Clifton Savings Bank’s ownership of $42.0 million of bank owned life insurance did not exceed its regulatory maximum of $43.2 million. Deposits increased $220,000, or 0.03%, to $763.9 million at March 31, 2014 from $763.7 million at March 31, 2013.

Total assets decreased $85.4 million, or 7.8%, to $1.02 billion at March 31, 2013 from $1.10 billion at March 31, 2012. Loans receivable, net, increased $20.0 million, or 4.6%, to $456.8 million at March 31, 2013 from $436.8 million at March 31, 2012. The increase during the year ended March 31, 2013 resulted primarily from the origination volume and purchases of loans being higher than repayment levels. The largest increase in the loan portfolio was in one -to four-family loans which increased $21.1 million, or 5.3%. Securities decreased $96.1 million, or 16.7%, to $478.1 million at March 31, 2013 from $574.2 million at March 31, 2012. Cash and cash equivalents decreased $14.4 million, or 35.7%, to $25.9 million at March 31, 2013 from $40.3 million at March 31, 2012, as these funds were redeployed into higher yielding assets. Bank owned life insurance increased by $7.9 million to $35.5 million at March 31, 2013 from $27.6 million at March 31, 2012. Deposits decreased $62.6 million, or 7.6%, to $763.7 million at March 31, 2013 from $826.3 million at March 31, 2012 due to a strategy of pricing which allowed for a controlled outflow of non-core deposits in order to maintain the net interest margin and spread in the current economic environment.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2014, real estate mortgage and construction loans totaled $573.9 million, or 98.0% of total loans, compared to $448.8 million, or 97.9% of total loans, at March 31, 2013. The increase in these loans during the year ended March 31, 2014 was due to loan origination volume and purchases exceeding repayment levels. Purchases of one- to four-family loans increased during the year ended March 31, 2014 and are expected to continue as a supplement to internal loan volume. Loans are purchased from various sources, including mortgage brokers and other lenders. In late 2012, we also began the process of increasing our multi-family and commercial real estate lending with the formation of a commercial loan department.

At March 31, 2013, real estate mortgage and construction loans totaled $448.8 million, or 97.9% of total loans, compared to $428.5 million, or 97.4% of total loans, at March 31, 2012. The increase in these loans during the year ended March 31, 2013 was due to loan origination volume and purchases exceeding repayment levels.

At March 31, 2014, the outstanding balance of loans which were purchased and are serviced by other institutions totaled $33.1 million.

The largest segment of our mortgage loan portfolio is one- to four-family loans. At March 31, 2014 and 2013, one- to four-family loans totaled $526.7 million and $419.2 million, respectively, and represented 91.8% and 93.4% of total real estate loans and 89.9% and 91.4% of total loans, respectively. One- to four-family mortgage loans increased $107.4 million, or 25.6%, during the year ended March 31, 2014 and increased $21.1 million, or 5.3%, during the year ended March 31, 2013.

We originate multi-family and commercial real estate loans, which totaled $46.7 million and $28.7 million, and represented 8.0% and 6.2% of total loans as of March 31, 2014 and March 31, 2013, respectively. Multi-family and commercial real estate loans increased $18.1 million, or 63.0%, during the year ended March 31, 2014 and decreased $267,000, or 0.9%, during the year ended March 31, 2013.

We also originate consumer loans such as second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $11.7 million and $9.7 million and represented 2.0% and 2.1% of total loans at March 31, 2014 and 2013, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$526,670	89.92%	$419,240	91.41%	$398,174	90.53%
Multi-family	21,565	3.68	14,990	3.27	14,084	3.20
Commercial	25,156	4.30	13,671	2.98	14,844	3.37
Construction	553	0.09	937	0.20	1,380	0.32

Total real estate loans	573,944	97.99	448,838	97.86	428,482	97.42

Consumer:
Second mortgage	8,661	1.48	6,687	1.46	7,892	1.79
Passbook or certificate	758	0.13	838	0.18	797	0.18
Equity lines of credit	2,255	0.39	2,218	0.49	2,097	0.48

Total consumer loans	11,674	2.00	9,743	2.13	10,786	2.45

Other loans	60	0.01	55	0.01	555	0.13

Total gross loans	585,678	100.00%	458,636	100.00%	439,823	100.00%

Loans in process	(207)		(169)		(744)
Net purchase premiums, discounts and deferred loan fees (costs)	2,107		845		(156)
Allowance for loan losses	(3,071)		(2,500)		(2,090)

Total loans receivable, net	$584,507		$456,812		$436,833

	At March 31,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$405,331	91.15%	$440,937	91.90%
Multi-family	12,708	2.86	12,387	2.58
Commercial	12,126	2.73	12,188	2.54
Construction	2,454	0.55	863	0.18

Total real estate loans	432,619	97.29	466,375	97.20

Consumer:
Second mortgage	8,602	1.93	10,454	2.18
Passbook or certificate	967	0.22	1,004	0.21
Equity lines of credit	1,949	0.44	1,684	0.35

Total consumer loans	11,518	2.59	13,142	2.74

Other loans	555	0.12	300	0.06

Total gross loans	444,692	100.00%	479,817	100.00%

Loans in process	(931)		(537)
Net purchase premiums, discounts and deferred loan fees (costs)	(135)		286
Allowance for loan losses	(1,880)		(2,050)

Total loans receivable, net	$441,746		$477,516

The following table sets forth certain information regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At March 31, 2014
	One- to Four- Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Consumer Loans	Other Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$54	$—	$—	$303	$781	$30	$1,168
More than one to three years	951	—	—	250	254	30	1,485
More than three to five years	9,280	—	180	—	1,199	—	10,659
More than five to ten years	22,691	2,147	3,003	—	3,121	—	30,962
More than ten to fifteen years	109,868	3,553	2,384	—	3,141	—	118,946
More than fifteen years	383,826	15,865	19,589	—	3,178	—	422,458

Total	$526,670	$21,565	$25,156	$553	$11,674	$60	$585,678

The following table sets forth the dollar amount of all loans at March 31, 2014 that are due after March 31, 2015, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan fees (costs), and include $5.1 million of nonperforming loans at March 31, 2014.

	Fixed- Rates	Floating or Adjustable- Rates	Total at March 31, 2014
	(In thousands)
Real estate:
One- to four-family	$401,978	$124,638	$526,616
Multi-family	5,521	16,044	21,565
Commercial	7,057	18,099	25,156
Construction	250	—	250
Consumer	8,647	2,246	10,893
Other loans	30	—	30

Total	$423,483	$161,027	$584,510

The following table sets forth loan origination and purchase and sale activity. There were transfers of $366,000, $215,000, $177,000 and $186,000 to real estate owned during the years ended March 31, 2014, 2013, 2012 and 2011, respectively. There were no transfers to real estate owned during the year ended March 31, 2010. Purchases of one- to four-family loans increased during the year ended March 31, 2014 and are expected to continue as they are an excellent source to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. There were no loans sales during the periods presented.

	Year Ended March 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Total gross loans at beginning of period	$458,636	$439,823	$444,692	$479,817	$469,449
Originations:
Real estate:
One- to four-family	88,945	56,652	54,532	54,571	95,119
Multi-family	7,718	—	2,565	1,025	2,650
Commercial	13,048	—	4,282	550	1,718
Construction	250	900	455	1,985	2,373

Total real estate loans	109,961	57,552	61,834	58,131	101,860
Consumer:
Home equity lines of credit	1,049	895	688	975	1,028
Second mortgage	4,118	1,318	1,461	1,025	1,144
Passbook or certificate	174	251	155	293	491

Total consumer loans	5,341	2,464	2,304	2,293	2,663

Other loans	5	—	—	275	30

Total loans originated	115,307	60,016	64,138	60,699	104,553

Loans purchased	77,102	47,340	20,109	1,774	2,916

Principal payments, repayments and charge-offs	(65,367)	(88,543)	(89,116)	(97,598)	(97,101)

Total gross loans at end of period	$585,678	$458,636	$439,823	$444,692	$479,817

Securities. Our securities portfolio consists primarily of Federal agency debt securities and corporate bonds with maturities of eight years or less and mortgage-backed securities with stated final maturities of fifteen years or less. At March 31, 2014, securities decreased $55.8 million, or 11.7%, to $422.3 million from $478.1 million at March 31, 2013. Securities decreased $96.1 million, or 16.7%, during the year ended March 31, 2013. The decreases for 2014 and 2013 were the result of investment security calls, principal repayments and sales of mortgage-backed securities. All of our mortgage-backed securities were issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Governmental National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2014		2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	$—	$—	$—	$24,994	$25,035
Federal Home Loan Banks	—	—	—	—	5,000	5,003
Federal Farm Credit Banks	—	—	—	—	5,000	5,006
Federal Home Loan Mortgage Corporation	—	—	5,000	5,004	10,000	10,027

	—	—	5,000	5,004	44,994	45,071
Mortgage-backed securities:
Federal National Mortgage Association	3,425	3,599	4,856	5,170	16,295	17,405
Federal Home Loan Mortgage Corporation	—	—	4,838	5,225	7,118	7,719

	3,425	3,599	9,694	10,395	23,413	25,124

Total securities available for sale	$3,425	$3,599	$14,694	$15,399	$68,407	$70,195

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	$9,939	$9,907	$—	$—	$73,982	$73,999
Federal Home Loan Mortgage Corporation	15,000	14,942	5,000	4,989	23,947	24,041
Federal Home Loan Banks	20,000	20,189	20,000	20,593	15,000	15,363
Federal Farm Credit Banks	24,999	24,992	44,999	45,013	5,000	5,016

	69,938	70,030	69,999	70,595	117,929	118,419
Corporate Bonds	49,981	51,517	49,917	51,867	49,855	49,862

	119,919	121,547	119,916	122,462	167,784	168,281
Mortgage-backed securities:
Federal National Mortgage Association	198,798	197,155	207,781	214,549	157,844	165,581
Federal Home Loan Mortgage Corporation	79,158	80,350	106,346	111,680	139,231	145,602
Governmental National Mortgage Association	20,821	22,012	28,685	30,648	39,155	41,985

	298,777	299,517	342,812	356,877	336,230	353,168

Total securities held to maturity	$418,696	$421,064	$462,728	$479,339	$504,014	$521,449

Total	$422,121	$424,663	$477,422	$494,738	$572,421	$591,644

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2014. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. At March 31, 2014, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $5.8 million and $15.0 million, respectively. We had no tax-exempt securities at March 31, 2014. In addition, at March 31, 2014, we had $5.0 million in securities with maturities of less than one year.

	Less Than One Year		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	—%	$—	—%	$—	—%	$3,425	3.77%	$3,425	3.77%

	—	—	—	—	—	—	3,425	3.77	3,425	3.77
Securities held to maturity:
Debt securities:
Federal National Mortgage Association	—	—	9,939	0.70	—	—	—	—	9,939	0.70
Federal Home Loan Mortgage Corporation	—	—	15,000	0.93	—	—	—	—	15,000	0.93
Federal Home Loan Banks	—	—	10,000	0.63	10,000	3.13	—	—	20,000	1.88
Federal Farm Credit Banks	—	—	24,999	0.50	—	—	—	—	24,999	0.50
Corporate Bonds	4,968	0.50	35,010	3.00	10,003	3.40	—	—	49,981	2.83
Mortgage-backed securities:
Federal National Mortgage Association	—	—	297	4.53	81,501	2.23	117,000	3.32	198,798	2.87
Federal Home Loan Mortgage Corporation	—	—	2,982	4.51	353	4.93	75,823	3.48	79,158	3.52
Governmental National Mortgage Association	—	—	—	—	—	—	20,821	4.18	20,821	4.18

	4,968	0.50	98,227	1.62	101,857	2.44	213,644	3.46	418,696	2.75

Total	$4,968	0.50%	$98,227	1.62%	$101,857	2.44%	$217,069	3.46%	$422,121	2.75%

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high-yield (Crystal) checking, passbook and statement savings, club, money market and certificates of deposit. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $220,000, or 0.03%, to $763.9 million at March 31, 2014 from $763.7 million at March 31, 2013. Deposits decreased $62.6 million, or 7.6%, to $763.7 million at March 31, 2013 from $826.3 million at March 31, 2012. The stable balance in deposits during the year ended March 31, 2014 was primarily the result of Clifton Savings Bank’s pricing strategy. The decrease in deposits during the year ended March 31, 2013 was primarily the result of Clifton Savings Bank’s strategy of pricing deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the economic environment at the time.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2014		2013		2012
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(In thousands)
Demand accounts:
Non-interest-bearing	$17,101	0.00%	$13,228	—%	$7,997	—%
Crystal Checking	13,281	0.15	14,428	0.20	14,938	0.30
NOW	24,550	0.10	23,226	0.10	21,289	0.20
Super NOW	205	0.15	216	0.20	120	0.30
Money market	19,958	0.15	19,356	0.20	21,085	0.30

	75,095	0.10	70,454	0.13	65,429	0.23

Savings and club accounts	149,981	0.15	127,957	0.20	122,852	0.33

Certificates of deposit	538,836	1.24	565,281	1.36	637,994	1.69

Total Deposits	$763,912	0.91%	$763,692	1.05%	$826,275	1.37%

The following table sets forth the time deposits classified by rates at the dates indicated.

	At March 31,
	2014	2013	2012
	(In thousands)
0.00 — 1.00%	$288,323	$248,373	$189,540
1.01 — 2.00%	149,221	174,135	201,683
2.01 — 3.00%	80,307	115,421	181,885
3.01 — 4.00%	20,960	27,328	61,526
4.01 — 5.00%	—	—	3,337
5.01 — 6.00%	25	24	23

Total	$538,836	$565,281	$637,994

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2014.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(In thousands)
0.00 — 0.50%	$141,949	$1,456	$—	$—	$143,405	26.61%
0.51 — 1.00%	66,980	60,794	17,144	—	144,918	26.90
1.01 — 2.00%	30,067	61,803	29,802	27,549	149,221	27.69
2.01 — 3.00%	37,704	6,327	2,086	34,190	80,307	14.90
3.01 — 4.00%	10,594	34	—	10,332	20,960	3.89
4.01 — 5.00%	—	—	—	—	—	0.00
5.01 — 6.00%	—	25	—	—	25	0.01

Total	$287,294	$130,439	$49,032	$72,071	$538,836	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
	2014	2013	2012
	(In thousands)
Beginning balance	$763,692	$826,275	$837,385
(Decrease) before interest credited	(7,482)	(72,063)	(23,761)
Interest credited	7,702	9,480	12,651

Net increase (decrease) in deposits	220	(62,583)	(11,110)

Ending balance	$763,912	$763,692	$826,275

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at March 31, 2014. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2014	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$33,969
Over three through six months	24,467
Over six through twelve months	44,785
Over twelve months	113,497

Total	$216,718

Borrowings. To supplement deposits as a source for lending and investment activities, Clifton Savings Bank may borrow funds from the Federal Home Loan Bank of New York, under an advance program up to a maximum borrowing capacity based on Clifton Savings Bank’s ability to collateralize such borrowings. Clifton Savings Bank also has the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate. Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short-term basis from the advance program with the Federal Home Loan Bank.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated. For additional information regarding borrowing maturities, see Note 7 of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
	2014	2013	2012
	(Dollars in thousands)
Maximum amount of advances outstanding at any month-end during the period	$142,500	$78,272	$95,023
Average advances outstanding during the period	$96,346	$61,504	$90,502
Weighted average interest rate during the period	2.24%	3.84%	3.87%
Balance outstanding at end of period	$142,500	$52,500	$78,679
Weighted average interest rate at end of period	1.68%	3.56%	3.83%

Results of Operations for the Years Ended March 31, 2014, 2013 and 2012

Overview.

2014 v. 2013. Net income decreased primarily due to an increase in non-interest expenses of $1.2 million, partially offset by an increase of $319,000 in net interest income and an increase of $713,000 in non-interest income.

2013 v. 2012. Net income decreased primarily due to a decrease in net interest income of $1.4 million, an increase of $515,000 in provision for loan losses, a current year loss of $527,000 on extinguishment of debt and an increase of $372,000 in non-interest expenses, partially offset by an increase of $647,000 in the gain on the sale of securities and a decrease of $748,000 in income tax expense.

Net Interest Income.

2014 v. 2013. Net interest income increased $319,000, or 1.4%, to $23.9 million for 2014, due to an increase of 2 basis points in the net interest spread. as a result of an improved mix of assets. There was a decrease of 26 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 24 basis points in the yield earned on interest-earning assets.

Total interest income decreased $1.7 million, or 4.7%, to $33.7 million for 2014, resulting from the decrease in the average yield on these assets partially offset by an increase in the average balance of interest-earning assets. During 2014, the balance of average interest-earning assets increased $21.4 million, or 2.2%, while the average yield on interest-earning assets decreased 24 basis points to 3.35%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The increase in average interest-earning assets was primarily due to an increase of $85.3 million in loans, partially offset by decreases of $17.3 million in investment securities, $36.4 million in mortgage-backed securities, and $10.2 million in other interest-earning assets. Interest on mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 20.3%. Interest on loans increased as the increase in average balance in loans outweighed the decrease in the yields earned on loans. The average balance of investment securities, mortgage-backed securities, and other interest-bearing assets decreased along with interest income as the average yield earned on these types of assets also decreased.

Total interest expense decreased $2.0 million, or 16.7%, to $9.9 million for 2014 due to a decrease of 26 basis points to 1.15% in the average interest rate paid on interest-bearing liabilities, partially offset by an increase of $22.2 million, or 2.7%, in the balance of average interest-bearing liabilities.

2013 v. 2012. Net interest income decreased $1.4 million, or 5.5%, to $23.6 million for 2013, despite an increase of 5 basis points in the net interest spread due to the reduced average size of the balance sheet. There was a decrease of 35 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 30 basis points in the yield earned on interest-earning assets.

Total interest income decreased $5.7 million, or 13.8%, to $35.4 million for 2013, resulting from the decrease in the average yield on these assets coupled with a decrease in the average balance of interest-earning assets. During 2013, the balance of average interest-earning assets decreased $70.0 million, or 6.6%, while the average yield on interest-earning assets decreased 30 basis points to 3.59%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to decreases of $95.6 million in investment securities and $4.5 million in other interest-earning assets, partially offset by increases of $10.0 million in loans and $20.1 million in mortgage-backed securities. Interest on loans, mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 13.8%. Interest on loans and mortgage-backed securities decreased as the decrease in yields earned on these types of assets outweighed the increase in the average balances of these type of assets. The average balance of investment securities and other interest-earning assets decreased along with interest income as the average yield earned on these types of assets also decreased.

Total interest expense decreased $4.3 million, or 26.7%, to $11.8 million for 2013 due to a decrease of $80.5 million, or 8.8%, in the balance of average interest-bearing liabilities, coupled with a decrease of 35 basis points to 1.41%, in the average interest rate paid on interest-bearing liabilities.

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a periodic basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to collectability within the loan portfolio. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2014. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” Clifton Savings Bank continues to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2014 v. 2013. We recorded a provision for loan losses of $777,000 during the year ended March 31, 2014, compared to $762,000 during the year ended March 31, 2013. The increase in the provision for loan losses was mainly due to the need for the replenishment of the general valuation allowance after a partial charge-off on a one- to four-family residential real estate loan, coupled with an increase in gross loans of 27.7% during the year ended March 31, 2014. Included in these nonperforming loans at March 31, 2014 are eleven loans totaling $2.7 million that are current or less than ninety days delinquent.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest becomes doubtful. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due. At March 31, 2014, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $5.1 million, representing 0.88% of total gross loans, and 0.41% of total assets. During the year ended March 31, 2014, Clifton Savings Bank’s net charged off loans totaled $206,000, which represented net losses of $178,000 recorded on four one- to four-family residential real estate loans, and a loss of $28,000 recorded on a restructured multi-family loan. At March 31, 2014, nonperforming loans consisted of 24 loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four family residential real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $842,000 at March 31, 2014. The allowance for loan losses amounted to $3.1 million at March 31, 2014, representing 0.52% of total gross loans.

2013 v. 2012. We recorded a provision for loan losses of $762,000 during the year ended March 31, 2013, compared to $247,000 during the year ended March 31, 2012. The increase in the provision for loan losses was a result of nonperforming loans increasing $2.1 million from March 31, 2012 to March 31, 2013, coupled with an increase in gross loans of 4.3% during the year ended March 31, 2013. During the year ended March 31, 2012, Clifton Savings Bank amended its nonaccrual policy to expand the classification of nonaccrual loans to include loans that were previously 90 days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in these nonperforming loans at March 31, 2013 are thirteen loans totaling $2.2 million that are current or less than ninety days delinquent.

At March 31, 2013, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $5.9 million, representing 1.29% of total gross loans, and 0.60% of total assets. During the year ended March 31, 2013, Clifton Savings Bank’s net charged off loans totaled $352,000, which represented losses recorded on two one-to-four family residential real estate loans, one of which is classified as real estate owned as of March 31, 2013. At March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one -to four family residential real estate, and one second mortgage loan secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $779,000 at March 31, 2013. The allowance for loan losses amounted to $2.5 million at March 31, 2013, representing 0.55% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Non-interest Income. The following table shows the components of non-interest income for the years ended March 31, 2014, 2013 and 2012.

	2014	2013	2012
	(Dollars in thousands)
Fees and service charges	$261	$212	$213
Bank owned life insurance	1,038	922	862
Gain on sale of securities	566	647	—
Net loss on sale and disposal of premises and equipment	—	(3)	(9)
Loss on write-down of land held for sale	—	(99)	(156)
Loss on extinguishment of debt	—	(527)	—
Other	2	2	3

Total	$1,867	$1,154	$913

2014 v. 2013. Non-interest income increased primarily due to a $527,000 decrease in loss on extinguishment of debt and a decrease of $99,000 in the loss on write-down of land held for sale, both which were included in the 2013 period.

2013 v. 2012. Non-interest income increased primarily due to a $647,000 increase in gain on sale of securities and a decrease of $57,000 in loss on write-down of land held for sale, partially offset by a $547,000 loss on extinguishment of debt during the year ended March 31, 2013.

Non-interest Expense. The following table shows the components of non-interest expense for the years ended March 31, 2014, 2013 and 2012.

	2014	2013	2012
	(Dollars in thousands)
Salaries and employee benefits	$8,598	$7,405	$7,055
Occupancy expense of premises	1,609	1,510	1,359
Equipment	1,248	1,206	1,090
Directors’ compensation	865	845	732
Advertising	237	247	213
Legal	208	175	569
Federal insurance premium	508	498	538
Other	1,808	2,025	1,983

Total	$15,081	$13,911	$13,539

2014 v. 2013. The components of non-interest expense which experienced the most significant change in fiscal 2014 were salaries and employee benefits, occupancy expense of premises, and equipment expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the salary, bonus and benefits associated with the hiring of a new chief executive officer in January 2014 and the hiring of two commercial loan officers, one in December 2012 and one in April 2013, along with typical annual salary increases. Occupancy expense of premises and equipment expenses increased primarily due to typical annual increases in real estate taxes, rents and various other facility services.

2013 v. 2012. The components of non-interest expense which experienced the most significant change in fiscal 2013 were salaries and employee benefits, occupancy expense of premises, and legal expenses. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of a commercial loan officer in the period, along with typical annual salary increases. Occupancy expense of premises increased due to typical annual increases as well as the additional expense associated with Clifton Savings Bank’s loan department being moved to a new leased location in September 2012. The decrease in legal expenses was primarily due to expensing of legal fees totaling $302,000 during the 2012 period as a result of the withdrawal of Clifton Savings Bank’s second-step conversion application and the postponement of the related stock offering, which was announced in June 2011.

Income Taxes.

2014 v. 2013. Income taxes decreased due to lower pre-tax income for 2014. The overall effective tax rate for 2014 was 34.6%, compared to 34.1% for 2013.

2013 v. 2012. Income taxes decreased due to lower pre-tax income for 2013. The overall effective tax rate for 2013 was 34.1%, compared to 34.6% for 2012.

Average Balances and Yields

The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans. Loan fees (costs) are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

	Year Ended March 31,
	2014				2013				2012
	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable	$534,787		$21,023	3.93%	$449,506		$19,441	4.32%	$439,551		$20,812	4.73%
Mortgage-backed securities	320,684		10,243	3.19%	357,072		12,710	3.56%	336,966		14,141	4.20%
Investment securities	133,401		2,256	1.69%	150,732		3,018	2.00%	246,307		5,838	2.37%
Other interest-earning assets	18,098		215	1.19%	28,266		224	0.79%	32,743		283	0.86%

Total interest-earning assets	1,006,970		33,737	3.35%	985,576		35,393	3.59%	1,055,567		41,074	3.89%

Non-interest-earning assets	80,648				63,070				69,901

Total assets	$1,087,618				$1,048,646				$1,125,468

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$57,785		80	0.14%	$57,201		111	0.19%	$55,296		195	0.35%
Savings and club accounts	152,038		418	0.27%	124,057		324	0.26%	121,145		518	0.43%
Certificates of deposit	553,114		7,204	1.30%	594,339		9,042	1.52%	650,628		11,932	1.83%

Total interest-bearing deposits	762,937		7,702	1.01%	775,597		9,477	1.22%	827,069		12,645	1.53%
FHLB advances	96,346		2,160	2.24%	61,504		2,360	3.84%	90,502		3,504	3.87%

Total interest-bearing liabilities	859,283		9,862	1.15%	837,101		11,837	1.41%	917,571		16,149	1.76%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	15,540				10,335				7,750
Other non-interest-bearing liabilities	23,306				14,496				16,824

Total non-interest-bearing liabilities	38,846				24,831				24,574

Total liabilities	898,129				861,932				942,145
Stockholders’ equity	189,489				186,714				183,323

Total liabilities and stockholders’ equity	$1,087,618				$1,048,646				$1,125,468

Net interest income			$23,875				$23,556				$24,925

Interest rate spread				2.20%				2.18%				2.13%
Net interest margin				2.37%				2.39%				2.36%
Average interest-earning assets to average interest-bearing liabilities	1.17	x			1.18	x			1.15	x

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended March 31, 2014 Compared to 2013			Year Ended March 31, 2013 Compared to 2012
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$3,448	$(1,866)	$1,582	$463	$(1,834)	$(1,371)
Mortgage-backed securities	(1,221)	(1,246)	(2,467)	811	(2,242)	(1,431)
Investment securities	(325)	(437)	(762)	(2,011)	(809)	(2,820)
Other interest-earning assets	(98)	89	(9)	(37)	(22)	(59)

Total interest income	1,804	(3,460)	(1,656)	(774)	(4,907)	(5,681)

Interest expense:
Demand deposits	1	(32)	(31)	7	(91)	(84)
Savings and club accounts	80	14	94	12	(206)	(194)
Certificates of deposit	(595)	(1,243)	(1,838)	(977)	(1,913)	(2,890)
FHLB advances	1,019	(1,219)	(200)	(1,117)	(27)	(1,144)

Total interest expense	505	(2,480)	(1,975)	(2,075)	(2,237)	(4,312)

Net interest income	$1,299	$(980)	$319	$1,301	$(2,670)	$(1,369)

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for at fair value. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue. Our Enterprise Risk Officer monitors quality of the risk management process throughout Clifton Savings Bank.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our origination of one- to four-family mortgage loans is part of our strategy because such loans typically have lower default rates than most other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. The following describes our general collection procedures. We mail a late charge notice when the loan becomes 15 days past due. We make initial contact with the borrower when the loan becomes 30 days past due. If payment is not received by the 45th day of delinquency, additional letters and phone calls generally are made. If we are not engaged in collection efforts after the 90th day of delinquency, we will send the borrower a final demand for payment and refer the loan to legal counsel to commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We consider loan workout arrangements with certain borrowers under certain circumstances.

Analysis of Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, or when other factors indicate that the collection of such amounts is doubtful, the loan is placed on nonaccrual status, at which time an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due.

Although we are very careful when purchasing loans and individually underwrite each purchased loan, our loss experience is higher on our purchased loans than on loans we have originated for our portfolio. At March 31, 2014, nonperforming loans included 15 loans we originated totaling $2.9 million and 11 loans we purchased totaling $2.2 million.

We consider repossessed assets and loans that are 90 days or more past due or on a nonaccrual status to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at its fair market value less estimated costs to sell at the date of foreclosure establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2014 and 2013, we had $0 and $215,000, respectively, in real estate owned.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not generally individually evaluate them for impairment unless they are considered troubled debt restructurings, as discussed below. All other loans are evaluated for impairment on an individual basis.

For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties. We consider modifying the borrower’s existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. We record an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently these loans are individually evaluated for impairment. To be in compliance with its modified terms, a loan that is a troubled debt restructuring must be current or less than 30 days past due on its contractual principal and interest payments under the modified terms. After six months of satisfactory payment history, if Clifton Savings Bank expects to receive all remaining payments in accordance with the terms of the restructuring, the loan can be placed in an accrual status, and after one year it may be returned to a non-adverse classification while retaining its impaired status.

The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2014, 2013 and 2012 we had impaired loans of $842,000, $779,000 and $1.2 million, respectively. There was one troubled debt restructured loan with a balance of approximately $8,000 which was past due 90 days or more and in a nonaccrual status at March 31, 2014. Interest income recognized on impaired loans during the period of impairment totaled approximately $36,000, $31,000 and $78,000, respectively, for the years ended March 31, 2014, 2013 and 2012.

	At March 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$4,848	$5,496	$3,671	$2,802	$1,890
Multi-family	—	—	—	—	331
Commercial	247	251	—	385	206
Consumer loans	37	148	102	24	35

Total nonaccrual loans	5,132	5,895	3,773	3,211	2,462

Accruing loans past due 90 days or more	—	—	—	—	—

Total nonaccrual and 90 days or more past due loans	5,132	5,895	3,773	3,211	2,462

Real estate owned	—	215	139	136	—

Total nonperforming assets	5,132	6,110	3,912	3,347	2,462

Accruing troubled debt restructurings	515	—	657	1,138	1,676
Nonaccrual troubled debt restructurings	8	528	252	37	11

Total troubled debt restructurings	523	528	909	1,175	1,687

Less nonaccrual or troubled debt restructurings included in total nonaccrual loans	(8)	(528)	(252)	(37)	(11)

Total nonperforming assets and troubled debt restructurings	$5,647	$6,110	$4,569	$4,485	$4,138

Total nonperforming loans to total gross loans	0.88%	1.29%	0.86%	0.72%	0.51%

Total nonperforming loans to total assets	0.41%	0.58%	0.34%	0.29%	0.23%

Total nonperforming assets and troubled debt restructurings to total assets	0.45%	0.60%	0.41%	0.40%	0.39%

Nonperforming loans decreased from $5.9 million at March 31, 2013 to $5.1 million at March 31, 2014. At March 31, 2014, nonperforming loans consisted of twenty-four loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family real estate, while at March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 0.88% at March 31, 2014 as compared to 1.29% at March 31, 2013. The gross loan portfolio increased $127.0 million, or 27.7%, to $585.7 million at March 31, 2014, from $458.6 million at March 31, 2013. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the decrease in nonaccrual loans, five new loans were included, twenty-one loans reported as nonaccrual at March 31, 2013 were still reported as nonaccrual at March 31, 2014, one loan was still classified as a troubled debt restructuring at March 31, 2014 and fifteen loans were no longer classified as they had been paid off, brought current, or were transferred to real estate owned. One new loan was restructured during the year ended March 31, 2014, and one loan previously reported as restructured at March 31, 2013 was sold during the year ended March 31, 2014.

Nonperforming loans increased from $3.8 million at March 31, 2012 to $5.9 million at March 31, 2013. At March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate, while at March 31, 2012, nonperforming loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 1.29% at March 31, 2013 as compared to 0.86% at March 31, 2012. The gross loan portfolio increased $18.8 million, or 4.3%, to $458.6 million at March 31, 2013, from $439.8 million at March 31, 2012. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties the values of which in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonaccrual loans, sixteen new loans were included, twenty loans reported as nonaccrual at March 31, 2012 were still reported as nonaccrual at March 31, 2013, four loans were still classified as troubled debt restructurings at March 31, 2013 and two loans were no longer classified as they had been paid off. One previous loan was classified as real estate owned as of March 31, 2013. No new loans were restructured during the year ended March 31, 2013, and two loans reported at March 31, 2012 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months, in accordance with the terms of the restructuring.

Interest income that would have been recorded for the years ended March 31, 2014, 2013 and 2012 had nonaccruing loans been current and accruing interest according to their original terms, amounted to $242,000, $296,000, and $206,000, respectively. The amount of interest related to these loans included in interest income was $251,000, $201,000 and $119,000, respectively, for the years ended March 31, 2014, 2013 and 2012.

Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard, doubtful, or as a loss, we charge-off the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
	2014	2013	2012
	(In thousands)
Special mention assets	$1,353	$1,264	$2,358
Substandard assets	5,561	6,351	4,291
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$6,914	$7,615	$6,649

At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2014, we had four current loans totaling $597,000 which were in special mention assets and at March 31, 2013, we had two current loans totaling $347,000 which were in special mention assets. Total classified assets decreased approximately $701,000, or 9.2%, from March 31, 2013 to March 31, 2014 and increased approximately $966,000, or 14.5%, from March 31, 2012 to March 31, 2013.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2014			2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
	(In thousands)
Real estate loans:
One -to four-family	$2,278	$914	$2,150	$2,076	$300	$3,693	$3,982	$191	$3,124
Commercial	—	—	247	—	251	—	—	—	—
Consumer and other loans:
Second mortgage and home equity line of credit	24	—	37	9	4	39	102	—	52
Passbook or certificate and other loans	—	—	—	—	96	—	6	—	—

Total	$2,302	$914	$2,434	$2,085	$651	$3,732	$4,090	$191	$3,176

There were seven loans delinquent 60 to 89 days at March 31, 2014 as compared to five loans at March 31, 2013 and two loans at March 31, 2012. There were fifteen loans delinquent 90 days or greater at March 31, 2014, twenty-three loans delinquent 90 days or greater at March 31, 2013 and eighteen loans delinquent 90 days or greater at March 31, 2012. There were seven loans in the process of foreclosure with a total balance of $1.0 million at March 31, 2014 as compared to ten loans with a total balance of $2.2 million at March 31, 2013 and eight loans with a total balance of $1.7 million at March 31, 2012.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a periodic basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of general and unallocated components. For loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four- family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. The historical loss factor is adjusted by qualitative risk factors, which include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

2.	National, regional, and local economic and business conditions, including the value of underlying collateral for collateral dependent loans;

3.	Nature and volume of the portfolio and terms of loans;

4.	Experience, ability and depth of lending management and staff;

5.	The quality of our loan review system;

6.	Volume and severity of past due, classified and nonaccrual loans;

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The evaluation of the adequacy of the allowance is based on an analysis that categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans are rated pass-watch if Clifton Savings Bank is waiting for documents required for a complete file or if the loan is to be monitored due to previous delinquent status. Loans not classified are rated pass.

The Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The Office of the Comptroller of the Currency may require us to recognize adjustments to the allowance based on its review of information available to it at the time of its examination.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our financial condition and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses at or for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	At or For the Year Ended March 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Allowance at beginning of period	$2,500	$2,090	$1,880	$2,050	$1,700

Provision for loan losses	777	762	247	102	433
Recoveries on one- to four-family real estate	16	50	—	—	—
Charge-offs:
One- to four-family real estate	(194)	(402)	(31)	(112)	(83)
Multi-family real estate	(28)	—	—	(160)	—
Commercial real estate	—	—	(6)	—	—

Net charge-offs	(206)	(352)	(37)	(272)	(83)

Allowance at end of period	$3,071	$2,500	$2,090	$1,880	$2,050

Allowance to nonperforming loans	59.84%	42.41%	55.38%	58.55%	83.27%
Allowance to total gross loans outstanding at the end of the period	0.52%	0.55%	0.48%	0.42%	0.43%
Net charge-offs to average outstanding loans during the period	0.04%	0.08%	0.01%	0.06%	0.02%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2014			2013			2012
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$2,460	80.10%	89.92%	$2,127	85.08%	91.41%	$1,733	82.92%	90.53%
Multi-family real estate	186	6.06	3.68	187	7.48	3.27	193	9.23	3.20
Commercial real estate	224	7.29	4.30	99	3.96	2.98	105	5.02	3.37
Construction real estate	2	0.07	0.09	5	0.20	0.20	4	0.19	0.32
Consumer and other	46	1.50	2.00	39	1.56	2.14	43	2.06	2.58
Unallocated	153	4.98	0.01	43	1.72	—	12	0.58	—

Total allowance for loan losses	$3,071	100.00%	100.00%	$2,500	100.00%	100.00%	$2,090	100.00%	100.00%

	At March 31,
	2011			2010
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$1,601	85.16%	91.15%	$1,746	85.17%	91.90%
Multi-family real estate	103	5.48	2.86	125	6.10	2.58
Commercial real estate	93	4.94	2.73	111	5.41	2.54
Construction real estate	11	0.59	0.55	1	0.05	0.18
Consumer and other	49	2.61	2.71	67	3.27	2.80
Unallocated	23	1.22	—	—	—	—

Total allowance for loan losses	$1,880	100.00%	100.00%	$2,050	100.00%	100.00%

Management of Market Risk

Qualitative analysis. The majority of Clifton Savings Bank’s assets and liabilities are monetary in nature. Consequently, one of our most significant forms of market risk is interest rate risk. Our assets consist primarily of mortgage loans, and investment and mortgage-backed securities which have longer maturities than our liabilities, which consist primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of net interest income to change in market interest rates. Accordingly, our Board of Directors, through its Enterprise Risk Management Committee, has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given Clifton Savings Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management and one outside director, operates under a policy adopted by the Board of Directors, and meets as needed to review Clifton Savings Bank’s asset/liability policies and interest rate risk position.

Clifton Savings Bank retains an independent, nationally recognized consulting firm that specializes in asset and liability management to complete the quarterly interest rate risk reports. This firm uses a combination of analyses to monitor Clifton Savings Bank’s exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of instantaneously shocked interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in NPV, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are used.

The net interest income analysis uses data derived from an asset and liability analysis and applies several additional elements, including actual interest rate indices and margins, contractual limitations and the U.S. Treasury yield curve as of the balance sheet date. In addition the model uses consistent parallel yield curve ramps (in both directions) to determine possible changes in net interest income if the theoretical yield curve ramps occurred gradually. Net interest income analysis also adjusts the asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

The asset and liability analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). This asset and liability analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability but does not necessarily provide an accurate indicator of interest rate risk because the assumptions used in the analysis may not reflect the actual response to market changes.

Quantitative analysis. The table below sets forth, as of March 31, 2014, the estimated changes in Clifton Savings Bank’s NPV and net interest income that would result from the designated changes in interest rates. This data is for Clifton Savings Bank and its subsidiary only and does not include any assets of Clifton Bancorp Inc. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one- year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We estimate changes in NPV or net interest income for an interest rate decrease of 100 basis points or an increase of 200 basis points.

	Net Portfolio Value (2)			Net Interest Income
					Increase (Decrease) in Estimated Net Interest Income
	Estimated	Estimated Increase (Decrease)
Change in Interest Rates Basis				Estimated Net Interest

Point (bp)(1)	NPV	Amount	Percent	Income (3)	Amount	Percent
	(Dollars in thousands)
+200 bp	$134,517	$(36,754)	(21.46)%	$25,318	$916	3.75%
0	171,271	—	—	24,402	—	—
(100)	185,246	13,975	8.16	24,271	(131)	(0.54)

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one-year period at all maturities.

The table set forth above indicates that at March 31, 2014, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 21.46% decrease in NPV and a $916,000 or 3.75%, increase in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 8.16% increase in NPV and a $131,000, or 0.54%, decrease in net interest income. NPV is a theoretical liquidation calculation that assumes Clifton Savings Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions management may take in response to changes in interest rates.,

Certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV and net interest income table presented above assumes the composition of Clifton Savings Bank’s interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions we may take in response to changes in interest rates such as changing the mix of assets and liabilities, which could change the results of the NPV and net interest income calculations. The table also assumes a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provide an indication of Clifton Savings Bank’s sensitivity to interest rate changes at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effects of changes in market interest rates on Clifton Savings Bank’s NPV and net interest income and will differ from actual results.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan and mortgage-backed securities amortization and repayments and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are generally predictable sources of funds, deposit flows, mortgage and mortgage-backed securities prepayments and investment securities calls are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings and (5) the objectives of our asset/liability management program. Excess liquid assets are invested generally in short to intermediate-term U.S. Government agency obligations.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2014, cash and cash equivalents totaled $192.6 million, including interest-bearing deposits of $25.6 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $3.6 million at March 31, 2014. On March 31, 2014, we had $142.5 million in Federal Home Loan Bank advances outstanding. In addition, if Clifton Savings Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to our maximum borrowing capacity based on our ability to collateralize such borrowings. Additionally, we have the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under established, unsecured, overnight lines of credit at a daily adjustable interest rate.

At March 31, 2014, we had $12.9 million in loan origination commitments outstanding and $8.2 in commitments to purchase loans. In addition to commitments to originate and purchase loans, at March 31, 2014, we had $5.2 million in unused home equity lines of credit. Certificates of deposit due within one year of March 31, 2014 totaled $287.3 million, or 37.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2015. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

We have historically remained highly liquid and our liquidity position has remained stable over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than as set forth in this annual report. Consequently, we intend to make additional investments in long-term loans and mortgage-backed securities which will decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demands or commitments were to occur, we could access our lines of credit.

Clifton Bancorp Inc. is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, Clifton Bancorp Inc. alone is responsible for paying any dividends declared to its shareholders. Clifton Bancorp Inc. also may repurchase shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that Clifton Savings Bank may declare and pay to Clifton Bancorp Inc. in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency but with prior notice to the Office of the Comptroller of the Currency, cannot exceed net income for that year to date plus retained net income for the preceding two calendar years. On a stand-alone basis, Clifton Savings Bancorp, Inc. had liquid assets of $173.6 million, which included $154.3 million in stock subscription deposits, at March 31, 2014. In April 2014, approximately $83.7 million was transferred to Clifton Savings Bank as a result of the completion of the conversion.

The following table presents certain of our contractual obligations at March 31, 2014.

	Payments Due by Period at March 31, 2014
Contractual Obligations	Total at March 31, 2014	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$1,820	$462	$705	$508	$145
Certificates of deposit	538,836	287,294	179,471	56,790	15,281
FHLB advances	142,500	35,000	65,000	42,500	—
Defined benefit plan obligations	3,352	909	233	106	2,104
Undisbursed funds from approved lines of credit	5,195	31	173	413	4,578
Other commitments to extend credit	21,100	21,100	—	—	—

	$712,803	$344,796	$245,582	$100,317	$22,108

(1)	Real property leases.

Our primary investing activities are the origination of loans and the purchase of securities. During the year ended March 31, 2014, we originated $115.3 million of loans and purchased $64.3 million of securities. We also purchased $77.1 million of loans during the year ended March 31, 2014. In fiscal 2013, we originated $60.0 million of loans and purchased $199.8 million of securities. We also purchased $47.3 million of loans during the year ended March 31, 2013. In fiscal 2012, we originated $64.1 million of loans and purchased $289.8 million of securities and $20.1 million of loans.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $220,000 for the year ended March 31, 2014, a net decrease in total deposits of $62.6 million for the year ended March 31, 2013 and a net decrease in total deposits of $11.1 million for the year ended March 31, 2012. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. During the year ended March 31, 2013, we implemented a strategy of pricing which allowed for a controlled outflow of non-core deposits in order to maintain the net interest margin and spread in the current economic environment. We normally price our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. Federal Home Loan Bank advances increased $90.0 million for the year ended March 31, 2014 as a result of $60.0 million of long-term borrowings and $30.0 million of short-term borrowings. During the year ended March 31, 2014, we incurred four new long-term borrowings and two new short-term borrowings. No borrowings were repaid. We had $142.5 million, $52.5 million and $78.7 million in advances outstanding at March 31, 2014, 2013 and 2012, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Savings Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At March 31, 2014, we exceeded all of our regulatory capital requirements. In December 2013, the most recent notification from the Office of the Comptroller of the Currency, we were considered “well capitalized” under regulatory guidelines as of June 30, 2013.

Off-Balance Sheet Arrangements

In the normal course of operations, we may engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For additional information see Note 14 of the notes to the consolidated financial statements included in this annual report.

For the years ended March 31, 2014, 2013, and 2012 we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 in the notes to the consolidated financial statements included in this annual report.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented in this annual report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

Management’s Report on Internal Control Over Financial Reporting

The management of Clifton Savings Bancorp, Inc. and its subsidiaries (collectively the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system is a process designed to provide reasonable assurance to the management and Board of Directors regarding the preparation and fair presentation of published consolidated financial statements.

The Company’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our consolidated financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to consolidated financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (1992). Based on its assessment, management believes that, as of March 31, 2014, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued a report on the effective operation of the Company’s internal control over financial reporting as of March 31, 2014, a copy of which is included in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited Clifton Savings Bancorp, Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition the Company as of March 31, 2014 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended and our report dated June 6, 2014 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 6, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statement of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2014, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 6, 2014 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 6, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2013, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 6, 2013 expressed an unqualified opinion.

/s/ ParenteBeard LLC

Clark, New Jersey

June 6, 2013

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
	2014	2013
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$167,021	$15,048
Interest-bearing deposits in other banks	25,560	10,848

Cash and Cash Equivalents	192,581	25,896
Securities available for sale, at fair value	3,599	15,399
Securities held to maturity, at cost (fair value of $421,064 at March 31, 2014 and $479,339 at March 31, 2013):	418,696	462,728
Loans receivable	587,578	459,312
Allowance for loan losses	(3,071)	(2,500)

Net Loans	584,507	456,812

Bank owned life insurance	42,037	35,499
Premises and equipment	7,397	7,841
Federal Home Loan Bank of New York stock	7,889	3,897
Interest receivable	3,281	3,177
Real estate owned	—	215
Other assets	6,003	4,620

Total Assets	$1,265,990	$1,016,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$17,101	$13,228
Interest bearing	746,811	750,464

Total Deposits	763,912	763,692
Advances from Federal Home Loan Bank of New York	142,500	52,500
Advance payments by borrowers for taxes and insurance	6,127	5,071
Stock subscription deposits	154,345	—
Other liabilities and accrued expenses	4,969	7,493

Total Liabilities	1,071,853	828,756

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock ($.01 par value), 1,000,000 shares authorized; shares issued or outstanding—none	—	—
Common stock ($.01 par value), 75,000,000 shares authorized; 30,530,470 shares issued, 26,528,999 shares outstanding at March 31, 2014; 26,166,652 shares outstanding at March 31, 2013	305	305
Paid-in capital	136,688	136,154
Deferred compensation obligation under Rabbi Trust	346	292
Retained earnings	104,110	102,292
Treasury stock, at cost; 4,001,471 shares at March 31, 2014; 4,363,818 shares at March 31, 2013	(43,250)	(47,067)
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(3,480)	(4,213)
Accumulated other comprehensive loss	(315)	(188)
Stock held by Rabbi Trust	(267)	(247)

Total Stockholders’ Equity	194,137	187,328

Total Liabilities and Stockholders’ Equity	$1,265,990	$1,016,084

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2014	2013	2012
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$21,023	$19,441	$20,812
Mortgage-backed securities	10,243	12,710	14,141
Debt securities	2,256	3,018	5,838
Other interest-earning assets	215	224	283

Total Interest Income	33,737	35,393	41,074

Interest Expense
Deposits	7,702	9,477	12,645
Advances	2,160	2,360	3,504

Total Interest Expense	9,862	11,837	16,149

Net Interest Income	23,875	23,556	24,925
Provision for Loan Losses	777	762	247

Net Interest Income after Provision for Loan Losses	23,098	22,794	24,678

Non-Interest Income
Fees and service charges	261	212	213
Bank owned life insurance	1,038	922	862
Gain on sale of securities	566	647	—
Net loss on disposal of premises and equipment	—	(3)	(9)
Loss on extinguishment of debt	—	(527)	—
Loss on write-down of land held for sale	—	(99)	(156)
Other	2	2	3

Total Non-Interest Income	1,867	1,154	913

Non-Interest Expenses
Salaries and employee benefits	8,598	7,405	7,055
Occupancy expense of premises	1,609	1,510	1,359
Equipment	1,248	1,206	1,090
Directors’ compensation	865	845	732
Advertising	237	247	213
Legal	208	175	569
Federal deposit insurance premium	508	498	538
Other	1,808	2,025	1,983

Total Non-Interest Expenses	15,081	13,911	13,539

Income before Income Taxes	9,884	10,037	12,052
Income Taxes	3,419	3,427	4,175

Net Income	$6,465	$6,610	$7,877

Net Income per Common Share
Basic	$0.25	$0.26	$0.31

Diluted	$0.25	$0.26	$0.31

Dividends per common share	$0.18	$0.24	$0.24

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	25,391,199	25,148,854	25,072,246

Diluted	25,632,731	25,230,955	25,089,682

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Net income	$6,465	$6,610	$7,877

Other comprehensive (loss):
Gross unrealized holding (loss) gain on securities available for sale, net of income (taxes) benefit of $96, $178, and ($43), respectively	(140)	(258)	26
Reclassification adjustment for net realized gains on securities available for sale, net of income taxes of $120, $264, and $0, respectively (A)	(175)	(383)	—
Benefit plan gain (loss), net of income (taxes) benefit of ($91), $88 and $168, respectively	138	(126)	(236)
Benefit plan amortization, net of income (taxes) benefit of ($38), $27 and $13, respectively (B)	50	(40)	(21)

Total other comprehensive (loss)	(127)	(807)	(231)

Total comprehensive income	$6,338	$5,803	$7,646

(A)	Net realized gain and related income taxes are included in the consolidated statements of income within the gain on sale of securities and income taxes lines, respectively.
(B)	Benefit plan amounts represent the amortization of past service cost and unrecognized net loss; such amounts are included in the consolidated statements of income within the directors’ compensation line. The related income tax amounts are included in income taxes.

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2014, 2013 and 2012

	Common Stock	Paid-In Capital	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income (Loss)	Stock Held by Rabbi Trust	Total
	(In Thousands, Except Share and Per Share Data)
Balance—March 31, 2011	$305	$135,752	$252	$96,067	$(47,372)	$(5,678)	$850	$(210)	$179,966
Net income	—	—	—	7 ,877	—	—	—	—	7 ,877
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(231)	—	(231)
ESOP shares committed to be released	—	19	—	—	—	732	—	—	751
Purchase of treasury stock—1,061 shares	—	—	—	—	(11)	—	—	—	(11)
Stock option expense	—	127	—	—	—	—	—	—	127
Restricted stock awards earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	(3)	21	—	20	—	—	(17)	21
Tax benefit from stock based compensation	—	8	—	—	—	—	—	—	8
Cash dividends declared ($0.24 per share)	—	—	—	(2,109)	—	—	—	—	(2,109)

Balance—March 31, 2012	305	135,965	273	101,835	(47,363)	(4,946)	619	(227)	186,461
Net income	—	—	—	6,610	—	—	—	—	6,610
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(807)	—	(807)
ESOP shares committed to be released	—	49	—	—	—	733	—	—	782
Purchase of treasury stock—2,602 shares	—	—	—	—	(27)	—	—	—	(27)
Stock option expense	—	76	—	—	—	—	—	—	76
Restricted stock awards earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	1	19	—	19	—	—	(20)	19
Tax benefit from stock based compensation	—	6	—	—	—	—	—	—	6
Exercise of stock options	—	(5)	—	—	304	—	—	—	299
Cash dividends declared ($0.24 per share)	—	—	—	(6,153)	—	—	—	—	(6,153)

Balance—March 31, 2013	305	136,154	292	102,292	(47,067)	(4,213)	(188)	(247)	187,328
Net income	—	—	—	6,465	—	—	—	—	6,465
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(127)	—	(127)
ESOP shares committed to be released	—	179	—	—	—	733	—	—	912
Purchase of treasury stock—1,283 shares	—	—	—	—	(15)	—	—	—	(15)
Forfeited restricted stock awards	—	5	—	—	(5)	—	—	—	—
Stock option expense	—	44	—	—	—	—	—	—	44
Restricted stock awards earned	—	61	—	—	—	—	—	—	61
Funding of Supplemental Executive Retirement Plan	—	—	54	—	20	—	—	(20)	54
Tax benefit from stock based compensation	—	357	—	—	—	—	—	—	357
Exercise of stock options	—	(112)	—	—	3,817	—	—	—	3,705
Cash dividends declared ($0.18 per share)	—	—	—	(4,647)	—	—	—	—	(4,647)

Balance—March 31, 2014	$305	$136,688	$346	$104,110	$(43,250)	$(3,480)	$(315)	$(267)	$194,137

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Cash Flows From Operating Activities
Net income	$6,465	$6,610	$7,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	635	627	564
Net amortization (accretion) of deferred fees and costs, premiums and discounts	105	(18)	(326)
Provision for loan losses	777	762	247
Net loss on disposal of premises and equipment	—	3	9
Realized gain on sale of securities available for sale	(295)	(647)	—
Realized gain on sale of securities held to maturity	(271)	—	—
Loss on extinguishment of debt	—	527	—
Loss on write-down of land held for sale	—	99	156
Loss on write-down of real estate owned	11	46	38
(Gain) loss on sale of real estate owned	(75)	1	1
(Increase) decrease in interest receivable	(104)	750	624
Deferred income tax (benefit) expense	(433)	119	(265)
(Increase) decrease in other assets	(546)	734	620
Increase (decrease) in accrued interest payable	92	(115)	(59)
Increase (decrease) in other liabilities	434	(328)	354
Increase in cash surrender value of bank owned life insurance	(1,038)	(922)	(862)
ESOP shares committed to be released	912	782	751
Restricted stock expense	61	62	62
Stock option expense	44	76	127
Increase in deferred compensation obligation under Rabbi Trust	54	19	21

Net Cash Provided by Operating Activities	6,828	9,187	9,939

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	6,902	60,533	37,816
Securities held to maturity	99,852	229,071	249,104
Proceeds from sale of securities available for sale	4,659	8,827	—
Proceeds from sale of securities held to maturity	5,579	—	—
Redemptions of Federal Home Loan Bank of New York stock	58	2,130	847
Purchases of:
Securities available for sale	—	(15,000)	(70,004)
Securities held to maturity	(64,341)	(184,835)	(219,776)
Loans receivable	(77,989)	(48,600)	(20,788)
Bank owned life insurance	(5,500)	(7,000)	—
Premises and equipment	(191)	(396)	(373)
Federal Home Loan Bank of New York stock	(4,050)	(900)	—
Net (increase) decrease in loans receivable	(50,788)	27,762	25,383
Proceeds from sale of real estate owned	645	92	135

Net Cash (Used in) Provided by Investing Activities	(85,164)	71,684	2,344

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Cash Flows From Financing Activities
Net increase (decrease) in deposits	$220	$(62,583)	$(11,110)
Net increase in short-term advances from Federal Home Loan Bank of New York	30,000	—	—
Proceeds from long-term advances from Federal Home Loan Bank of New York	60,000	5,000	—
Payments on advances from Federal Home Loan Bank of New York	—	(31,706)	(16,989)
Stock subscription deposits received	154,345	—	—
Net increase (decrease) in payments by borrowers for taxes and insurance	1,056	(68)	116
Exercise of stock options	3,705	299	—
Dividends paid	(4,647)	(6,153)	(2,109)
Purchase of treasury stock	(15)	(27)	(11)
Income tax benefit from stock based compensation	357	6	8

Net Cash Provided by (Used in) Financing Activities	245,021	(95,232)	(30,095)

Net Increase (Decrease) in Cash and Cash Equivalents	166,685	(14,361)	(17,812)
Cash and Cash Equivalents—Beginning	25,896	40,257	58,069

Cash and Cash Equivalents—Ending	$192,581	$25,896	$40,257

Supplemental Information:
Cash Paid During the Period for:
Interest on deposits and borrowings	$9,769	$11,952	$16,208

Income taxes paid	$3,144	$3,995	$4,717

Non cash activities:
Transfer from loans receivable to real estate owned	$366	$215	$177

Amount (settled with) due brokers for security purchases	$(3,050)	$3,050	$—

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements include the accounts of the Clifton Savings Bancorp, Inc. (the “Company”), the Company’s wholly-owned subsidiary, Clifton Savings Bank (the “Bank”) and the Bank’s wholly-owned subsidiary, Botany Inc. (“Botany”). All significant intercompany accounts and transactions have been eliminated in consolidation.

A majority of the outstanding shares of the Company’s common stock is owned by Clifton MHC, the mutual holding company of Clifton Savings Bank.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated statement of financial condition dates and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events” the Company has evaluated events and transactions occurring subsequent to March 31, 2014 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued. See Note 2—Plan of Conversion and Reorganization for disclosure regarding the second step stock offering completed April 1, 2014.

Use of Estimates

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses of the defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized and the estimation of fair value measurements of the Company’s financial instruments. Management believes that the allowance for loan losses is adequate, the evaluation of other-than-temporary impairment of securities is performed in accordance with GAAP, the liabilities and expenses for the defined benefit plans that are based upon actuarial assumptions of future events are reasonable, fair value measurements are reasonable and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations. Management uses its best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Management utilizes various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Business Of The Company And Subsidiaries

The Company’s primary business is the ownership and operation of the Bank. The Bank is principally engaged in the business of attracting deposits from the general public at its twelve locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. The Bank’s subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company primarily to hold investment and mortgage-backed securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gain or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2014 and 2013.

An individual security is considered impaired when the fair value of such security is less than its amortized cost. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or “other-than-temporary” in accordance with applicable accounting guidance. The Company accounts for temporary impairments based upon security classification as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized on a tax-effected basis, through other comprehensive income with offsetting entries adjusting the carrying value of the securities and the balance of deferred income taxes. Temporary impairments of held to maturity securities are not recognized in the consolidated financial statements. Information concerning the amount and duration of impairments on securities is disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments on debt securities that the Company has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to, or exceeding, amortized cost are recognized in earnings. Otherwise, the other-than-temporary impairment is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income.

Discounts and premiums on all securities are accreted or amortized to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Securities available for sale and held to maturity consist of investment and mortgage-backed securities backed by the U.S. Government and investment grade corporate bonds. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

Loans Receivable

Loans receivable which the Bank has the intent and ability to hold until maturity or loan pay-off are stated at unpaid principal balances, plus purchased premiums and discounts and net deferred loan origination costs. Interest is calculated by use of the interest method.

Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. The Bank considers one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans to be homogeneous and, therefore, does not separately evaluate them for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, the Company modifies the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

When evaluating loans for impairment, management takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts under the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. The Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recognized on the cash basis.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

General loan loss allowances are based upon a combination of factors including, but not limited to, historical loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

Loan Origination Fees and Costs

The Bank defers loan origination fees and certain direct loan origination costs and initially amortizes such amounts, using the interest method, as an adjustment of yield over the contractual lives of the related loans. The Bank anticipates prepayments within its loan portfolio and adjusts the amortization of origination fees and costs accordingly using an annually adjusted prepayment factor.

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. The Bank’s holding requirement varies based on the Bank’s activities, primarily its outstanding borrowings, with the FHLB. The Bank’s investment in FHLB stock is carried at cost. The Bank conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed during the years ended March 31, 2014, 2013 and 2012.

Bank Owned Life Insurance

Bank owned life insurance (“BOLI”) is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is recorded as non-interest income.

Premises and Equipment

Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

Years
Land improvements	5 - 20
Buildings and improvements	5 - 40
Furnishings and equipment	2 - 10
Leasehold improvements	Shorter of useful life or term of lease (2 - 10)

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment (Continued)

Significant renovations and additions are capitalized as part of premises and equipment. Maintenance and repairs are charged to operations as incurred.

Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at fair market value less costs to sell at the date of foreclosure establishing a new cost basis. After acquisition, foreclosed properties are held for sale and carried at the lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Income Taxes

The Company, Bank and Botany file a consolidated federal income tax return. Income taxes are allocated based on their respective contribution of income or loss to the consolidated federal income tax return. Separate state income tax returns are filed.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Company’s and subsidiaries’ tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for the portion of any assets which are not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2014, 2013 and 2012. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended March 31, 2014, 2013, and 2012. The tax years subject to examination by the taxing authorities are the years ended December 31, 2013, 2012, and 2011 for federal purposes and the years ended December 31, 2013, 2012, 2011 and 2010 for state purposes.

Interest Rate Risk

The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities tend to reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for employee stock ownership plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. As a result of the consummation of the plan of conversion and reorganization on April 1, 2014, the weighted average numbers of common stock shares outstanding, both basic and diluted, for all preceding periods, were retroactively adjusted to reflect the 0.9791 exchange ratio for holders of Clifton Savings Bancorp, Inc. shares receiving Clifton Bancorp Inc. shares. Basic and diluted EPS have been determined based on the adjusted numbers of weighted average shares. The calculation of diluted EPS for the years ended March 31, 2014, 2013 and 2012 includes incremental shares related to outstanding options of 241,532, 82,100, and 17,436, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding. There were no options which were antidilutive for the each of years ended March 31, 2014, 2013 and 2012.

Stock-Based Compensation

The Company expenses the fair value of all options and restricted stock granted over their requisite service periods.

Defined Benefit Plans

The Company maintains a nonqualified, unfunded pension plan for the directors of the Company. The Company also maintains an unfunded post-retirement healthcare plan for a former president’s spouse. The expected costs of benefits provided for both plans are actuarially determined and accrued.

The accounting guidance related to retirement and post-retirement healthcare benefits requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize, in comprehensive income, changes in the funded status of a defined benefit post-retirement plan in the year in which the changes occur.

Reclassifications

Certain amounts for prior periods have been restated to conform to the current year’s presentation. Such reclassifications had no impact on net income or stockholders’ equity as previously reported.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In January 17, 2014, The FASB issued Accounting Standards Update (“ASU”) No. 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40); Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure”. The amendments in the ASU clarify when an in substance repossession or foreclosure occurs — that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this standard effective April 1, 2015 will not have a material impact on the Company’s consolidated financial statements.

NOTE 2 - PLAN OF CONVERSION AND REORGANIZATION

On November 20, 2013, the Boards of Directors of the Company, the Bank and Clifton MHC adopted an Amended and Restated Plan of Conversion and Reorganization (the “Plan of Conversion”), which amended and restated in its entirety the plan of conversion approved by the boards of directors of the Company, the Bank and Clifton MHC on November 8, 2010, pursuant to which a reorganization from the two-tier mutual holding company structure to the stock holding company structure would be effected. Pursuant to the Plan of Conversion: (1) Clifton MHC would merge with and into the Company, with the Company being the surviving entity (the “MHC Merger”); (2) the Company would merge with and into a newly formed Maryland corporation named Clifton Bancorp Inc. (the “Holding Company”); (3) the Bank would become a wholly-owned subsidiary of the Holding Company; (4) the shares of common stock of the Company held by persons other than Clifton MHC (whose shares would be canceled) would be converted into shares of common stock of the Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; and (5) the Holding Company would offer and sell shares of its common stock to certain depositors and borrowers of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

The Company completed the Plan of Conversion and second step stock offering on April 1, 2014. A total of 17,059,448 shares of common stock were sold in the subscription offering at $10.00 per share, including 1,023,566 shares purchased by the Bank’s Employee Stock Ownership Plan. As part of the conversion, each of the existing 9,737,241 shares of Company common stock owned by persons other than Clifton MHC was converted into 0.9791 shares of Clifton Bancorp Inc. common stock.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale and held-to-maturity for the dates indicated are as follows:

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$3,425	$174	$—	$3,599

Total available for sale securities	$3,425	$174	$—	$3,599

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$4	$—	$5,004

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	4,838	387	—	5,225
Federal National Mortgage Association	4,856	314	—	5,170

	9,694	701	—	10,395

Total available for sale securities	$14,694	$705	$—	$15,399

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$69,938	$244	$152	$70,030
Corporate bonds	49,981	1,536	—	51,517

	119,919	1,780	152	121,547

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	79,158	2,599	1,407	80,350
Federal National Mortgage Association	198,798	3,560	5,203	197,155
Governmental National Mortgage
Association	20,821	1,313	122	22,012

	298,777	7,472	6,732	299,517

Total held to maturity securities	$418,696	$9,252	$6,884	$421,064

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$69,999	$607	$11	$70,595
Corporate bonds	49,917	1,951	1	51,867

	119,916	2,558	12	122,462

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	106,346	5,459	125	111,680
Federal National Mortgage Association	207,781	7,118	350	214,549
Governmental National Mortgage
Association	28,685	1,998	35	30,648

	342,812	14,575	510	356,877

Total held to maturity securities	$462,728	$17,133	$522	$479,339

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	March 31,
	2014		2013
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Available for sale:
Debt securities:
Due after one but within five years	$—	$—	$5,000	$5,004

Mortgage-backed securities:
Due after five through ten years	—	—	2,565	2,756
Due after ten years	3,425	3,599	7,129	7,639

	3,425	3,599	9,694	10,395

Total available for sale securities	$3,425	$3,599	$14,694	$15,399

Held to maturity:
Debt securities:
Due less than one year	$4,968	$5,006	$5,000	$5,014
Due after one through five years	94,948	96,184	94,913	96,463
Due after five through ten years	20,003	20,357	20,003	20,985
Due after ten years	—	—	—	—

	119,919	121,547	119,916	122,462

Mortgage-backed securities:
Due less than one year	—	—	8	8
Due after one through five years	3,279	3,479	337	352
Due after five through ten years	81,854	78,452	78,187	78,699
Due after ten years	213,644	217,586	264,280	277,818

	298,777	299,517	342,812	356,877

Total held to maturity securities	$418,696	$421,064	$462,728	$479,339

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. The Company’s mortgage-backed securities are generally secured by residential mortgage loans with contractual maturities of 15 years or greater, and multi-family loans with maturities of five to ten years. However, the effective lives of those securities are generally shorter than their contractual maturities due to principal amortization and prepayment of the loans comprised within those securities. Investors in pass-through securities generally share in the receipt of principal repayments on a pro-rata basis as paid by the borrowers.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The age of gross unrealized losses and the fair value of related securities at March 31, 2014 and 2013 were as follows:

	Less Than 12 Months		12 Months or More		Total
March 31, 2014	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$39,787	$152	$—	$—	$39,787	$152

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	33,882	1,405	169	2	34,051	1,407
Federal National Mortgage Association	105,693	4,546	10,473	657	116,166	5,203
Government National Mortgage Association	—	—	1,461	122	1,461	122

	139,575	5,951	12,103	781	151,678	6,732

Total held to maturity securities	$179,362	$6,103	$12,103	$781	$191,465	$6,884

	Less Than 12 Months		12 Months or More		Total
March 31, 2013	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$9,988	$11	$—	$—	$9,988	$11
Corporate bonds	—	—	4,999	1	4,999	1

	9,988	11	4,999	1	14,987	12

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	10,368	124	30	1	10,398	125
Federal National Mortgage Association	42,609	347	187	3	42,796	350
Government National Mortgage Association	1,585	35	—	—	1,585	35

	54,562	506	217	4	54,779	510

Total held to maturity securities	$64,550	$517	$5,216	$5	$69,766	$522

Management does not believe that any of the unrealized losses at March 31, 2014 (eight bonds of Government-sponsored enterprises included in debt securities, and thirty two FNMA mortgage-backed securities, twelve FHLMC mortgage-backed securities, and one GNMA mortgage-backed security) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of its amortized cost.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

During the year ended March 31, 2014, proceeds from sales of securities available for sale totaled $4.7 million and proceeds from sales of securities held to maturity totaled $5.6 million, resulting in gross realized gains of $295,000 and $272,000, respectively, and gross realized losses of $-0- and $1,000, respectively. The remaining principal balance for each of the securities held to maturity sold was less than 15% of the original principal purchased. The proceeds from sales of securities available for sale totaled $8.8 million during the year ended March 31, 2013, and the gross realized gains on the sales totaled approximately $647,000. There were no sales of securities held to maturity during the years ended March 31, 2013 and 2012. There were no sales of securities available for sale during the year ended March 31, 2012.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loans receivable portfolio is segmented into real estate and consumer loans. Real estate loans consist of the following classes: one- to four-family real estate, multi-family real estate, commercial real estate, and construction real estate. Consumer loans consist of the following classes: second mortgage loans, equity lines of credit and passbook or certificate and other consumer loans.

The following is a summary of loans by segments and the classes within those segments:

	March 31,
	2014	2013
	(In Thousands)
Real estate:
One- to four-family	$526,670	$419,240
Multi-family	21,565	14,990
Commercial	25,156	13,671
Construction	553	937

	573,944	448,838
Consumer:
Second mortgage	8,661	6,687
Passbook or certificate	758	838
Equity lines of credit	2,255	2,218
Other loans	60	55

	11,734	9,798

Total Loans	585,678	458,636

Loans in process	(207)	(169)
Net purchase premiums, discounts, and deferred loan costs	2,107	845

	1,900	676

Total Loans, Net	$587,578	$459,312

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The allowance for loan losses consists of general and unallocated components. For loans that are classified as impaired, a valuation allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors to reflect current conditions. The qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

5.	The quality of the Bank’s loan review system.

6.	Volume and severity of past due, classified and nonaccrual loans.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

Real Estate:

1. One- to Four-Family Loans—consists of loans secured by first liens on either owner occupied or investment properties. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio.

2. Multi-Family Loans—consists of loans secured by multi-family real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards.

3. Commercial Loans—consists of loans secured by commercial real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards. These loans are affected by economic conditions to a greater degree than one- to four-family and multi-family loans.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

4. Construction Loans—consists primarily of the financing of construction of one- to four family properties or construction/permanent loans for the construction of one- to four-family homes to be occupied by the borrower. Construction loans generally are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to uncertainty of construction costs. Independent inspections are performed prior to disbursement of loan proceeds as construction progresses to mitigate these risks. These loans are also affected by economic conditions.

Consumer:

1. Second Mortgage and Equity Lines of Credit—consists of one- to four-family loans secured by first, second or third liens (when the Bank has the two other lien positions) or, in one instance, a commercial property. These loans are affected by the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one- to four-family first lien loans as these loans are also dependent on the value of underlying properties, but have the added risk of a subordinate collateral position.

2. Passbook or Certificate and Other Loans—consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. Unsecured loans, included in other loans, are two loans in a New Jersey loan fund and they also are considered a low credit risk.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Non-classified assets are rated as pass or pass-watch. Pass-watch loans require current oversight or tracking by management generally due to incomplete documentation or monitoring due to previous delinquent status.

In addition, the OCC, as an integral part of its examination process, periodically reviews the Bank’s loan portfolio and the related allowance for loan losses. The OCC may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The change in the allowance for loan losses for the years ended March 31, 2014, 2013 and 2012 is as follows:

	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500
Charge-offs	(194)	(28)	—	—	—	—	—	(222)
Recoveries	16	—	—	—	—	—	—	16
Provision charged to operations	511	27	125	(3)	7	—	110	777

At March 31, 2014:
Total allowance for loan losses	$2,460	$186	$224	$2	$45	$1	$153	$3,071

	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090
Charge-offs	(402)	—	—	—	—	—	—	(402)
Recoveries	50	—	—	—	—	—	—	50
Provision charged to operations	746	(6)	(6)	1	(4)	—	31	762

At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880
Charge-offs	(31)	—	(6)	—	—	—	—	(37)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	163	90	18	(7)	(4)	(2)	(11)	247

At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090

The following table presents the allocation of the allowance for loan losses and related loans by loan class at March 31, 2014 and 2013.

March 31, 2014	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,460	186	224	2	45	1	153	3,071

Total	$2,460	$186	$224	$2	$45	$1	$153	$3,071

Loans:
Individually evaluated for impairment	$387	$208	$247	$—	$—	$—	$—	$842
Collectively evaluated for impairment	526,283	21,357	24,909	553	10,916	818	—	584,836

Total	$526,670	$21,565	$25,156	$553	$10,916	$818	$—	$585,678

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

March 31, 2013	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,127	187	99	5	38	1	43	2,500

Total	$2,127	$187	$99	$5	$38	$1	$43	$2,500

Loans:
Individually evaluated for impairment	$528	$—	$251	$—	$—	$—	$—	$779
Collectively evaluated for impairment	418,712	14,990	13,420	937	8,905	893	—	457,857

Total	$419,240	$14,990	$13,671	$937	$8,905	$893	$—	$458,636

The aggregate amount of classified loan balances are as follows at March 31, 2014 and 2013:

March 31, 2014	One-to Four- Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$520,172	$21,565	$24,909	$553	$10,848	$818	578,865
Classified:
Special mention	1,322	—	—	—	31	—	1,353
Substandard	5,176	—	247	—	37	—	5,460
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$526,670	$21,565	$25,156	$553	$10,916	$818	$585,678

March 31, 2013	One-to Four- Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$412,488	$14,990	$13,356	$937	$8,748	$893	451,412
Classified:
Special mention	1,191	—	64	—	9	—	1,264
Substandard	5,561	—	251	—	148	—	5,960
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$419,240	$14,990	$13,671	$937	$8,905	$893	$458,636

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table provides information with respect to our nonaccrual loans at March 31, 2014 and 2013. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. Nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

	March 31,
	2014	2013
	(In Thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$4,848	$5,496
Commercial	247	251
Consumer and other loans:
Second mortgage	37	148

Total nonaccrual loans	$5,132	$5,895

During the years ended March 31, 2014, 2013 and 2012, interest income of approximately $251,000, $201,000, and $119,000, respectively, was recognized on these loans on a cash basis. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $242,000, $296,000, and $206,000, respectively, for the years ended March 31, 2014, 2013, and 2012.

The following table provides information about delinquencies in our loan portfolio at March 31, 2014 and 2013.

March 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One- to four-family	$2,278	$914	$2,150	$5,342	$521,328	$526,670
Multi-family	—	—	—	—	21,565	21,565
Commercial	—	—	247	247	24,909	25,156
Construction	—	—	—	—	553	553
Consumer and other loans:
Second mortgage and equity lines of credit	24	—	37	61	10,855	10,916
Passbook or certificate and other loans	—	—	—	—	818	818

Total	$2,302	$914	$2,434	$5,650	$580,028	$585,678

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

March 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One- to four-family	$2,076	$300	$3,693	$6,069	$413,171	$419,240
Multi-family	—	—	—	—	14,990	14,990
Commercial	—	251	—	251	13,420	13,671
Construction	—	—	—	—	937	937
Consumer and other loans:
Second mortgage and equity lines of credit	9	4	39	52	8,853	8,905
Passbook or certificate and other loans	—	96	—	96	797	893

Total	$2,085	$651	$3,732	$6,468	$452,168	$458,636

There were no loans that are past due greater than 90 days that were accruing as of March 31, 2014 and 2013.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company considers one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, does not generally evaluate them for impairment, unless they are considered troubled debt restructurings. All other loans are evaluated for impairment on an individual basis.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Impaired loans, none of which had a related allowance at or for the years ended March 31, 2014, 2013 and 2012, were as follows:

At or For The Year Ended March 31, 2014	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One- to four-family	$387	$558	$376	$17
Multi-family	208	235	80	7
Commercial	247	247	249	12

Total impaired loans	$842	$1,040	$705	$36

At or For The Year Ended March 31, 2013	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One- to four-family	$528	$718	$593	$19
Commercial	251	251	253	12

Total impaired loans	$779	$969	$846	$31

At or For The Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One- to four-family	$909	$1,119	$1,104	$50
Commercial	256	256	329	28

Total impaired loans	$1,165	$1,375	$1,433	$78

The recorded investment in loans modified in a troubled debt restructuring totaled $523,000 at March 31, 2014, of which $8,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2014. The recorded investment in loans modified in a troubled debt restructuring totaled $528,000 at March 31, 2013, of which $217,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and had complied with the terms of their restructure agreements at March 31, 2013. The recorded investment in loans modified in a troubled debt restructuring totaled $909,000 at March 31, 2012, of which $34,000 was 30-59 days past due and $218,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and had complied with the terms of their restructure agreements at March 31, 2012. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Company works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Company records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents troubled debt restructurings by class during the periods indicated (there were none during the year ended March 31, 2013).

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Charge-off Recorded Upon Restructuring
	(Dollar In Thousands)
Year Ended March 31, 2014
Multi-Family Real Estate	1	$237	$210	$27
Year Ended March 31, 2012
One- to Four-Family Real Estate	3	$586	$596	$31

The following table presents troubled debt restructurings which, during the periods indicated, defaulted within twelve months of restructuring. There were no new troubled debt restructurings defaults that occurred within twelve months of restructuring during the years ended March 31, 2014 and 2013.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
		(Dollar In Thousands)
Year Ended March 31, 2012
One- to Four-Family Real Estate	1	$212	$208

The Company and the Bank have granted loans to the MHC and certain officers and directors of the Company and Bank and to their associates. The activity with respect to these loans is as follows:

	Years Ended March 31,
	2014	2013
	(In Thousands)
Balance, beginning	$1,140	$1,690
Loans originated	—	7
Newly associated persons	—	111
No longer associated persons	(159)	—
Collection of principal	(74)	(668)

Balance, ending	$907	$1,140

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

	March 31,
	2014	2013
	(In Thousands)
Land and land improvements	$3,561	$3,561
Buildings and improvements	7,043	7,027
Furnishings and equipment	3,023	3,168
Leasehold improvements	599	593

	14,226	14,349
Accumulated depreciation and amortization	(6,829)	(6,508)

	$7,397	$7,841

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $556,000, $538,000 and $429,000 for the years ended March 31, 2014, 2013 and 2012, respectively. The Bank leases six building spaces. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. At March 31, 2014, the minimum obligation under all non-cancellable lease agreements, which expire through May 31, 2020, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2015	$462
2016	367
2017	338
2018	300
2019	208
2020 & After	145

$1,820

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS

	March 31,
	2014			2013
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
	(Dollars In Thousands)
Demand accounts:
Non-interest bearing	0.00%	$17,101	2.24%	0.00%	$13,228	1.73%
Crystal Checking	0.15	13,281	1.74	0.20	14,428	1.89
NOW	0.10	24,550	3.21	0.10	23,226	3.04
Super NOW	0.15	205	0.03	0.20	216	0.03
Money Market	0.15	19,958	2.61	0.20	19,356	2.53

	0.10	75,095	9.83	0.13	70,454	9.22
Savings and club accounts	0.15	149,981	19.63	0.20	127,957	16.76
Certificates of deposit	1.24	538,836	70.54	1.36	565,281	74.02

Total Deposits	0.91%	$763,912	100.00%	1.05%	$763,692	100.00%

Certificates of deposit with balances of $100,000 or more at March 31, 2014 and 2013 totaled approximately $216.7 million and $216.7 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2014	2013
	(In Thousands)
One year or less	$287,294	$321,254
After one to two years	130,439	141,160
After two to three years	49,032	58,527
After three to four years	18,408	6,298
After four years to five years	38,382	13,318
Thereafter	15,281	24,724

	$538,836	$565,281

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Demand	$80	$111	$195
Savings and club	418	324	518
Certificates of deposits	7,204	9,042	11,932

	$7,702	$9,477	$12,645

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2014		2013
	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
Due one year or less	$35,000	0.45%	$—	—%
After one to two years	65,000	0.91	—	—
After two to three years	—	—	10,000	2.24
After three to four years	32,500	3.82	—	—
After four to five years	10,000	4.04	32,500	3.82
After five years	—	—	10,000	4.04

	$142,500	1.68%	$52,500	3.56%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”) (CONTINUED)

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2014	2013
	(In Thousands)
Available for Sale:
Mortgage-backed securities	$1,177	$—

Held to maturity:
Debt security—Government-sponsored enterprises	25,000	5,000
Mortgage-backed securities	125,192	47,643

	150,192	52,643

	$151,369	$52,643

At March 31, 2014, the Bank could have borrowed overnight funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on the Bank’s ability to collateralize such borrowings. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two financial institutions under established unsecured overnight lines of credit at a daily adjustable rate. There were no drawings on these lines at March 31, 2014 and 2013.

During the year ended March 31, 2013, $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded as a loss on extinguishment of debt in July 2012.

NOTE 8 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 2014 and 2013, that the Bank met all capital adequacy requirements to which it was subject.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - REGULATORY CAPITAL (CONTINUED)

The following table sets forth the Bank’s capital position at March 31, 2014 and 2013 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
March 31, 2014:
Total risk-based capital (to risk-weighted assets)	$172,716	35.67%	$38,740	8.00%	$48,426	10.00%
Tier 1 capital (to risk-weighted assets)	169,645	35.03	19,370	4.00	29,055	6.00
Core (tier 1) capital (to adjusted total assets)	169,645	13.41	50,586	4.00	63,233	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	169,645	13.41	18,970	1.50	—	—
March 31, 2013:
Total risk-based capital (to risk-weighted assets)	$168,986	40.52%	$33,366	8.00%	$41,708	10.00%
Tier 1 capital (to risk-weighted assets)	166,486	39.92	16,683	4.00	25,025	6.00
Core (tier 1) capital (to adjusted total assets)	166,486	16.41	40,591	4.00	50,738	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	166,486	16.41	15,222	1.50	—	—

In December 2013, the most recent notification from the OCC categorized the Bank as well capitalized as of June 30, 2013, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

In July 2013, the OCC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital unless a one-time opt-out is exercised. Additional constraints will also be imposed on the inclusion in regulatory capital of mortgage-servicing assets, defined tax assets and minority interests. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for the Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective. Based on the Company’s capital levels and statement of condition composition at March 31, 2014, we believe implementation of the new rule will have no material impact on our capital needs.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Current tax expense:
Federal income	$3,176	$2,767	$3,804
State income	676	541	636

Total current income tax expense	3,852	3,308	4,440
Deferred tax (benefit) expense:
Federal income	(342)	111	(313)
State income	(91)	8	48

Total deferred income tax (benefit) expense	(433)	119	(265)

Total Income Tax Expense	$3,419	$3,427	$4,175

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2014	2013	2012
	(Dollars In Thousands)
Federal income tax at the statutory rate	$3,361	$3,413	$4,098
Increase (decrease) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	387	363	451
Bank owned life insurance income	(353)	(314)	(293)
Incentive stock option expense	1	3	4
Change in tax rate	—	—	(79)
Other, net	23	(38)	(6)

Total Income Tax Expense	$3,419	$3,427	$4,175

Effective income tax rate	34.6%	34.1%	34.6%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2014	2013
	(In Thousands)
Deferred income tax assets:
Pension costs	$1,081	$961
Allowance for loan losses	1,255	1,021
Benefit plans	20	21
Depreciation	256	164
Post-retirement benefits and healthcare obligations	289	418
Non-qualified benefit plans	617	601
Employee Stock Ownership Plan	307	327
Supplemental Executive Retirement Plan	171	145
Other	186	220

Total Deferred Tax Assets	4,182	3,878
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(72)	(288)

Net Deferred Tax Asset Included in Other Assets	$4,110	$3,590

Retained earnings at March 31, 2014 and 2013 includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

NOTE 10 - EMPLOYEE BENEFIT PLANS

ESOP

As a result of the completion of the Plan of Conversion on April 1, 2014, share data presented in this Note was adjusted to reflect the 0.9791 conversion rate for Company shares converting to Clifton Bancorp Inc. shares.

Effective upon the consummation of the Bank’s reorganization in March 2004, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $11.0 million in proceeds from a term loan obtained from the Company to purchase 1,076,126 shares of Company common stock. The term loan principal is payable over fifteen equal annual installments through December 31, 2018. Interest on the term loan is fixed at a rate of 4.00%. Each year, the Bank makes discretionary contributions to the ESOP, which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - EMPLOYEE BENEFIT PLANS (CONTINUED)

ESOP (Continued)

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation, as described by the ESOP, in the year of allocation.

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $807,000, $622,000 and $640,000 for the years ended March 31, 2014, 2013 and 2012, respectively.

The ESOP shares were as follows:

	March 31,
	2014	2013
	(In Thousands)
Allocated shares	645	592
Shares committed to be released	7	8
Unearned shares	341	412

Total ESOP Shares	993	1,012

Fair value of unearned shares	$4,079	$5,244

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan, pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Bank matches 50% of the employee’s contribution. The Plan’s expense for the years ended March 31, 2014, 2013, and 2012 was approximately $94,000, $90,000, and $86,000, respectively.

Supplemental Executive Retirement Plan (“SERP”)

Effective upon the consummation of the Bank’s reorganization in March 2004, a SERP was established. The SERP was amended in January 2014. The SERP provides for supplemental retirement benefits with respect to its employee stock ownership plan and the 401(k) plan. The plan provides benefits to eligible officers (those designated by the Board of Directors of Clifton Savings Bank) that cannot be provided under the 401(k) plan or the ESOP as a result of eligibility requirements of the plans and/or limitations imposed by the IRC, but that would have been provided under the plans, but for these eligibility requirements and/or IRC limitations. In addition to providing benefits that would otherwise be lost as a result of the Internal Revenue Code limitations on tax-qualified plans, the SERP also provides a supplemental benefit upon a change of control prior to the scheduled repayment of the ESOP loan.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - EMPLOYEE BENEFIT PLANS (CONTINUED)

Supplemental Executive Retirement Plan (“SERP”) (Continued)

Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the SERP on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the years ended March 31, 2014, 2013, and 2012, was approximately $62,000, $28,000 and $29,000, respectively. At March 31, 2014 and 2013, the accrued SERP liability included in other liabilities was $418,000 and $356,000, respectively.

NOTE 11 - STOCK-BASED COMPENSATION

As a result of the completion of the Plan of Conversion on April 1, 2014, share and per share data in this Note was adjusted to reflect the 0.9791 conversion rate for Company shares converting to Clifton Bancorp Inc. shares.

At the Company’s annual stockholders’ meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,464,727 shares of Company common stock and may grant up to 585,891 shares of common stock as restricted stock awards. At March 31, 2014, there were 6,624 shares remaining for future option grants, and 579 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 573,000 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.44 per share. Twenty percent of the shares awarded were immediately vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, 34,269 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $9.03 per share. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2014, 2013 and 2012, approximately $61,000, $62,000 and $62,000, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $24,000, $25,000, and $25,000 of income tax benefits resulting from this expense for the years ended March 31, 2014, 2013 and 2012, respectively. The total fair value of stock awards vested during the years ended March 31, 2014, 2013 and 2012 were approximately $85,000, $70,000, and $75,000, respectively. The expected future compensation expense relating to the 13,299 non-vested restricted shares outstanding at March 31, 2014 is $70,000 over a weighted average period of 1.2 years.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCK-BASED COMPENSATION (CONTINUED)

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2012	27,414	$9.03
Vesting	(6,853)	9.03

Non-vested at March 31, 2013	20,561	9.03
Vesting	(6,853)	9.03
Forfeited	(409)	9.03

Non-vested at March 31, 2014	13,299	9.03

On August 31, 2005, options to purchase 1,452,505 shares of common stock at $10.46 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, twenty percent of the options awarded were vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, options to purchase 161,429 shares of common stock at an exercise price of $9.03 per share were awarded and will expire no later than ten years following the grant date. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on an accelerated attribution basis over the requisite service period. During the years ended March 31, 2014, 2013 and 2012, approximately $44,000, $76,000 and $127,000, respectively, in stock option expense, was recorded net of income tax benefits of $16,000, $27,000 and $45,000, respectively. The expected future compensation expense relating to the 64,752 non-vested options outstanding at March 31, 2014 is $24,000 over the weighted average period of 1.2 years.

A summary of stock option activity follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2012	1,455,760	$10.31
Exercised	(28,625)	10.46

Outstanding at March 31, 2013	1,427,135	10.30	2.95 Years	$3,466,693
Exercised	(354,578)	10.46

Outstanding at March 31, 2014	1,072,557	10.25	2.12 Years	1,848,939

Exercisable at March 31, 2014	1,007,987	10.32	1.86 Years	1,659,009

Shares issued upon the exercise of stock options were issued from treasury stock. Going forward, shares issued for future stock option exercises will either be purchased in the open market or be distributed from authorized but unissued shares.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - DEFINED BENEFIT PLANS

Directors’ Retirement Plan

The Directors’ Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis.

The following table sets forth the funded status for the Directors’ Retirement Plan and amounts recognized in the consolidated statements of financial condition.

	March 31,
	2014	2013
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation—beginning	$3,317	$3,205
Service cost	160	63
Interest cost	138	133
Actuarial (gain) loss	(231)	470
Benefits paid	(89)	(89)
Settlements	—	(465)

Benefit obligation—ending	3,295	3,317

Change in plan assets:
Fair value of plan assets—beginning	—	—
Employer contribution	89	554
Benefits paid	(89)	(89)
Settlements	—	(465)

Fair value of plan assets—ending	—	—

Funded status and accrued pension cost included in other liabilities	$(3,295)	$(3,317)

Assumptions:
Discount rate	4.50%	4.25%
Rate of increase in compensation	4.50%	5.00%

The Bank expects to make contributions to the plan during the year ending March 31, 2015, totaling approximately $904,000. At March 31, 2014, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2015	$904
2016	107
2017	116
2018	45
2019	51
2020-2024	459

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - DEFINED BENEFIT PLANS (CONTINUED)

Directors’ Retirement Plan (Continued)

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2014	2013	2012
	(Dollars In Thousands)
Service cost	$160	$63	$40
Interest cost	138	133	149
Net amortization and deferral	93	73	40
Settlement charge	—	117	—

Net Periodic Pension Cost Included in Directors’ Compensation	$391	$386	$229

Assumptions:
Discount rate	4.25%	4.25%	5.75%
Rate of increase in compensation	5.00%	4.50%	4.50%

At March 31, 2014 and 2013, unrecognized net loss of $682,000 and $965,000 and unrecognized prior service cost of $89,000 and $129,000, respectively, were included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2015, $19,000 of unrecognized net loss and $39,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

Former President’s Post-retirement Healthcare Plan

A former president’s post-retirement healthcare plan is a nonqualified, unfunded plan with the only participant being the former president’s spouse, since his death in February 2005. This healthcare plan provides coverage for the spouse’s life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

The following table sets forth the funded status for a former president’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2014	2013
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation—beginning	$59	$65
Interest cost	2	3
Actuarial loss (gain)	1	(4)
Benefits paid	(5)	(5)

Benefit obligation—ending	57	59

Change in plan assets:
Fair value of plan assets—beginning	—	—
Employer contribution	5	5
Benefits paid	(5)	(5)

Fair value of plan assets—ending	—	—

Funded status and accrued pension cost included in other liabilities	$(57)	$(59)

Assumed discount rate	4.50%	4.25%

The Bank expects to make contributions to the Plan during the year ending March 31, 2015, totaling approximately $5,000. At March 31, 2014, benefit payments expected to be paid under the Plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2015	$5
2016	5
2017	5
2018	5
2019	5
2020-2024	23

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

Net periodic pension (benefit) for the Plan included the following components:

	Years Ended March 31,
	2014	2013	2012
	(Dollars In Thousands)
(Dollars In Thousands)
Interest cost	$2	$3	$3
Net amortization and deferral	(5)	(6)	(6)

Net Periodic (Benefit)	$(3)	$(3)	$(3)

Assumed discount rate	4.25%	4.50%	5.75%

Current medical trend	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2014 and 2013, unrecognized net gain of $65,000 and $72,000 was included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2015, $5,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2014:

	1%
	Increase	Decrease
	(In Thousands)
Effect on total service and interest costs	$3	$2

Effect on post-retirement benefit obligation	$61	$53

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance on fair value measurement establishes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In addition, the guidance requires the Company to disclose the fair value for certain assets and liabilities on both a recurring and non-recurring basis.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2014 and 2013 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2014:
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$3,599	$—	$3,599	$—

Total securities available for sale	$3,599	$—	$3,599	$—

March 31, 2013:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$5,225	$—	$5,225	$—
Federal National Mortgage Association	5,170	—	5,170	—
Debt securities:
Government-sponsored enterprises	5,004	—	5,004	—

Total securities available for sale	$15,399	$—	$15,399	$—

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2014 are as follow:

Description	Carrying Value	Quoted Prices Markets for Identical Assets	Significant Observable Inputs	(Level 3) Unobservable Inputs
	(In Thousands)
March 31, 2014
Impaired loans	$72	$—	$—	$72

There were no assets measured at fair value on a non-recurring basis at March 31, 2013. There were no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2014 and 2013.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized adjusted Level 3 input to determine fair value.

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(Dollars in Thousand)
March 31, 2014
Impaired Loan	$72	Market valuation of underlying collateral (1)	Selling costs (2)	9% (9%)

(1)	Fair value is based on short sale price.
(2)	Includes estimated costs to sell.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at March 31, 2014 and 2013:

Cash and Cash Equivalents, Interest Receivable, Stock Subscription Deposits and Interest Payable (Carried at Cost)

The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents, interest receivable, stock subscription deposits and interest payable approximate their fair values.

Securities

The fair value of all securities, whether classified as available for sale (carried at fair value) or held to maturity (carried at cost), is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Securities are measured on a recurring basis. The fair values of these securities are obtained from quotes received from an independent broker. The Company’s broker provides it with prices which are categorized as Level 2 since quoted prices in active markets for identical assets are generally not available. As the Company is responsible for the determination of fair value, it performs monthly analyses on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. The Company’s internal price verification procedures and review of fair value methodology documentation provided by third-party pricing services has not historically resulted in adjustment in the prices obtained from the pricing service.

Loans Receivable (Carried at Cost)

Fair value is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Impaired Loans (Carried based on Collateral Fair Value or Discounted Cash Flows)

Impaired loans are those accounted for under ASC Topic 310 “Accounting by Creditors for Impairment of a Loan” in which the Company has measured impairment generally based on either the fair value of the loan’s collateral or discounted cash flows. These assets are included as Level 3 assets.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Real Estate Owned

Real estate owned, acquired through foreclosure or deed-in-lieu of foreclosure, is initially recorded at fair value less estimated costs sell and subsequently carried at the lower of such initially recorded amount or current fair value less estimated selling costs. Fair value is estimated through current appraisals by licensed appraiser and as such, foreclosed real estate properties are classified as Level 3.

Federal Home Loan Bank of New York Stock (Carried at Cost)

Fair value approximates cost basis as these instruments are redeemable only with the issuing agency at face value.

Deposits (Carried at Cost)

The fair value of non-interest-bearing demand, Crystal Checking, NOW, Super NOW, Money Market and Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank of New York (Carried at Cost)

The fair value is estimated by discounting future cash flows using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

Commitments to Extend Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

As of March 31, 2014 and 2013, the fair value of the commitments to extend credit was not considered to be material.

The carrying amounts and fair values of financial instruments are as follows:

March 31, 2014	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$192,581	$192,581	$192,581	$—	$—
Securities available for sale	3,599	3,599	—	3,599	—
Securities held to maturity	418,696	421,064	—	421,064	—
Net loans receivable	584,507	584,131	—	—	584,131
Federal Home Loan Bank of New York stock	7,889	7,889	—	7,889	—
Interest receivable	3,281	3,281	—	3,281	—
Financial liabilities:
Deposits	763,912	768,233	—	768,233	—
FHLB advances	142,500	146,655	—	146,655	—
Stock subscription deposits	154,345	154,345	154,345	—	—
Interest payable	267	267	—	267	—

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit (Continued)

March 31, 2013	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$25,896	$25,896	$25,896	$—	$—
Securities available for sale	15,399	15,399	—	15,399	—
Securities held to maturity	462,728	479,339	—	479,339	—
Net loans receivable	456,812	485,249	—	—	485,249
Federal Home Loan Bank of New York stock	3,897	3,897	—	3,897	—
Interest receivable	3,177	3,177	—	3,177	—
Financial liabilities:
Deposits	763,692	770,479	—	770,479	—
FHLB advances	52,500	59,786	—	59,786	—
Interest payable	175	175	—	175	—

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company, Bank and Botany are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Bank’s customers. These financial instruments primarily include commitments to originate and purchase loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments from lines of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the counterparty.

At March 31, 2014, the Bank had outstanding commitments to originate one- to four-family mortgage loans totaling approximately $2.2 million which included $1.4 million for fixed rate loans with interest rates ranging from 3.75% to 4.75%, and $771,000 for adjustable rate loans with initial rates ranging from 3.50% to 3.75%. Outstanding loan commitments at March 31, 2013 totaled $8.9 million. These commitments generally expire in three months or less.

At March 31, 2014, the Bank had outstanding commitments to originate multi-family real estate loans totaling approximately $3.4 million which are adjustable rate loans with initial rates ranging from 4.00% to 4.75%. At March 31, 2014, the Bank had outstanding commitments to originate commercial real estate loans totaling approximately $7.3 million which are adjustable rate loans with initial rates ranging from 4.25% to 4.75%. Outstanding loan commitments to originate multi-family and commercial real estate loans at March 31, 2013 totaled $9.4 million. These commitments generally expire in three months or less.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

At March 31, 2014, the Bank also had outstanding commitments to purchase $8.2 million in one- to four-family mortgage loans which included $2.8 million in loans with fixed interest rates ranging from 3.25% to 4.25%, and $5.4 million in adjustable rate loans with initial rates ranging from 3.25% to 3.50%. At March 31, 2013, purchase commitments totaled $9.0 million.

At March 31, 2014 and 2013, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $5.2 million and $4.8 million, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand.

Management does not anticipate losses on any of the foregoing transactions.

Periodically, there have been various claims and lawsuits against the Company and Bank, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. The Company is not a party to any pending legal proceedings that it believes would have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

NOTE 15 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) included in stockholders’ equity are as follows:

	March 31,
	2014	2013
	(In Thousands)
Net unrealized gain on securities available for sale	$174	$705
Tax effect	(72)	(288)

Net of tax amount	102	417

Benefit plan adjustments	(706)	(1,023)
Tax effect	289	418

Net of tax amount	(417)	(605)

Accumulated other comprehensive loss	$(315)	$(188)

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (CONTINUED)

The components of other comprehensive (loss) and related tax effects are presented in the following table:

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Securities available for sale:
Unrealized holding (loss) gain arising during the year	$(236)	$(436)	$69
Reclassification adjustment for net realized gains	(295)	(647)	—

	(531)	(1,083)	69

Defined benefit pension plan:
Pension gain (loss)	277	(438)	(478)
Prior service cost	40	40	40
Settlement charge	—	117	—

Net change in defined benefit pension plan liability	317	(281)	(438)

Other comprehensive loss before taxes	(214)	(1,364)	(369)
Tax effect	87	557	138

Other comprehensive (loss)	$(127)	$(807)	$(231)

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) at March 31, 2014 and 2013 and for the years ended March 31, 2014, 2013 and 2012.

	March 31,
	2014	2013
	(In Thousands)
ASSETS
Cash and due from banks	$173,587	$14,284
Securities held to maturity, at cost	920	1,374
Loans receivable from Bank	4,231	5,013
Investment in subsidiary	169,758	166,654
Interest receivable	45	54
Other assets	63	57

Total Assets	$348,604	$187,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$122	$108
Stock subscription deposits	154,345	—
Stockholders’ equity	194,137	187,328

Total Liabilities and Stockholders’ Equity	$348,604	$187,436

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Income:
Dividends from subsidiary	$5,000	$—	$8,000
Interest on loans	193	223	253
Interest on securities	43	101	148

Total Income	5,236	324	8,401
Non-interest expenses	650	592	841

Income (Loss) before Income Taxes and Equity in Undistributed Earnings of Subsidiary	4,586	(268)	7,560
Income tax (benefit)	(139)	(90)	(150)

Income (Loss) before Equity in Undistributed Earnings of Subsidiary	4,725	(178)	7,710
Equity in undistributed earnings of subsidiary	1,740	6,788	167

Net Income	6,465	6,610	7,877
Other comprehensive loss	(127)	(807)	(231)

Comprehensive Income	$6,338	$5,803	$7,646

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW

	Years Ended March 31,
	2014	2013	2012
	(In Thousands)
Cash Flows From Operating Activities
Net income	$6,465	$6,610	$7,877
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accretion of discounts	(1)	(1)	(1)
Decrease (increase) in interest receivable	9	46	(27)
(Increase) decrease in other assets	(6)	30	4
Increase in other liabilities	14	4	60
Increase in deferred compensation obligation under Rabbi Trust	19	19	21
Equity in undistributed earnings of subsidiary	(1,740)	(6,788)	(167)

Net Cash Provided by (Used In) Operating Activities	4,760	(80)	7,767

Cash Flows From Investing Activities
Proceeds from maturities and repayment of securities held to maturity	455	8,992	754
Purchases of securities held to maturity	—	—	(8,000)
Repayment of loan receivable from Bank	782	751	723
Repayment of loan receivable from Clifton MHC	—	500	—
Cash dividends paid on unallocated ESOP shares used to repay loan receivable from Bank	(77)	(149)	(138)

Net Cash Provided by (Used In) Investing Activities	1,160	10,094	(6,661)

Cash Flows From Financing Activities
Dividends paid	(4,647)	(6,153)	(2,109)
Stock subscription deposits received	154,345	—	—
Purchase of treasury stock	(15)	(27)	(11)
Purchase of forfeited restricted stock awards	(5)	—	—
Exercise of stock options	3,705	299	—

Net Cash Provided by (Used in) Financing Activities	153,383	(5,881)	(2,120)

Net Increase (Decrease) in Cash and Cash Equivalents	159,303	4,133	(1,014)
Cash and Cash Equivalents—Beginning	14,284	10,151	11,165

Cash and Cash Equivalents—Ending	$173,587	$14,284	$10,151

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

As a result of the consummation of the Plan of Conversion on April 1, 2014, the weighted average numbers of common shares and common stock equivalents outstanding, both basic and diluted, for all preceding periods, were retroactively adjusted to reflect the 0.9791 exchange ratio for holders of Clifton Savings Bancorp, Inc. shares receiving Clifton Bancorp Inc. shares.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2013	2013	2013	2014
	(In Thousands, Except Per Share Data)
Interest income	$8,187	$8,310	$8,583	$8,657
Interest expense	2,514	2,514	2,491	2,343

Net Interest Income	5,673	5,796	6,092	6,314
Provision for loan losses	180	356	128	113
Non-interest income	883	321	311	352
Non-interest expenses	3,673	3,624	3,613	4,171
Income taxes	955	732	907	825

Net Income	$1,748	$1,405	$1,755	$1,557

Net income per common share—basic	$0.07	$0.06	$0.07	$0.06

Net income per common share—diluted	$0.07	$0.05	$0.07	$0.06

Dividends per common share	$0.06	$0.06	$0.06	$—

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,279	25,309	25,387	25,590

Diluted	25,508	25,555	25,643	25,817

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2012	2012	2012	2013
	(In Thousands, Except Per Share Data)
Interest income	$9,590	$8,940	$8,600	$8,263
Interest expense	3,436	3,064	2,800	2,537

Net Interest Income	6,154	5,876	5,800	5,726
Provision for loan losses	100	192	450	20
Non-interest income	171	396	278	309
Non-interest expenses	3,421	3,382	3,426	3,682
Income taxes	984	950	688	805

Net Income	$1,820	$1,748	$1,514	$1,528

Net income per common share - basic and diluted	$0.07	$0.07	$0.06	$0.06

Dividends per common share	$0.06	$0.06	$0.12	$—

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,118	25,135	25,153	25,189

Diluted	25,136	25,152	25,262	25,382

Stock Performance Graph

The following graph compares the cumulative total stockholder return on Clifton Savings Bancorp’s common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested at the close of business on March 31, 2009.

	Period Ending
Index	03/31/09	03/31/10	03/31/11	03/31/12	03/31/13	03/31/14
Clifton Savings Bancorp, Inc. (MHC)	100.00	94.67	124.29	111.72	136.66	130.40
NASDAQ Composite	100.00	158.36	185.58	208.54	223.95	225.83
SNL Thrift Index	100.00	119.82	114.58	108.38	127.47	156.32

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 7, 2014, at the Venetian located at 546 River Drive, Garfield, New Jersey 07026.

Stock Listing

Clifton Bancorp Inc.’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSBK.”

Price Range of Common Stock

The following table sets forth the high and low sales prices of Clifton Bancorp Inc.’s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter.

	Year Ended March 31,
	2014			2013
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
First quarter	$12.75	$11.81	$0.06	$10.75	$10.09	$0.06
Second quarter	$13.22	$12.00	$0.06	$11.23	$9.76	$0.06
Third quarter	$13.21	$12.56	$0.06	$11.59	$10.19	$0.12
Fourth quarter	$13.62	$11.56	$0.00	$13.15	$11.37	$0.00

At May 30, 2014, there were 1,037 holders of record of Clifton Bancorp common stock.

Stockholders and General Inquiries

Bart D’Ambra

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Annual and Other Reports

A copy of the Clifton Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2014, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D’Ambra, Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accountants

BDO USA, LLP

90 Woodbridge Center Drive

Woodbridge, New Jersey 07095

Corporate Counsel

Kilpatrick Townsend & Stockton LLP

Suite 900

607 14th Street, NW

Washington, DC 20005

Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Directors and Officers

Directors of Clifton Bancorp Inc. and Clifton Savings Bank	Executive Officers of Clifton Bancorp Inc.	Officers of Clifton Savings Bank
Paul M. Aguggia Chairman of the Board, President and Chief Executive Officer – Clifton Bancorp Inc. and Clifton Savings Bank	Paul M. Aguggia Chairman of the Board, President and Chief Executive Officer	Paul M. Aguggia Chairman of the Board, President and Chief Executive Officer

Stephen Adzima President – Universal Electric Motor Service Inc.	Christine R. Piano, CPA Executive Vice President, Chief Financial Officer and Treasurer	Bart D’Ambra Executive Vice President, Chief Operating Officer and Corporate Secretary

Thomas A. Miller Retired Owner – The T.A. Miller & Co., Inc.	Bart D’Ambra Executive Vice President and Corporate Secretary	Stephen A. Hoogerhyde Executive Vice President and Chief Lending Officer

John H. Peto Real Estate Investor	Stephen A. Hoogerhyde Executive Vice President	Christine R. Piano, CPA Executive Vice President and Chief Financial Officer

Charles J. Pivirotto Managing Shareholder – Pivirotto & Company, CPA’s, PA	Patricia C. Hrotko Executive Vice President	Patricia C. Hrotko Executive Vice President and Chief Revenue Officer

Cynthia Sisco Property Management		Tracy Tripucka Senior Vice President and Commercial Loan Officer

Joseph C. Smith President – Smith-Sondy Asphalt Construction Co.		Ted Munley Senior Vice President and Branch Coordinator

Linda Fisher Senior Vice President and Mortgage Officer

Nancy Na Senior Vice President and Controller

Bernadette McDonald Senior Vice President and Human Resources Administrator

Susan L. Horant Vice President and Security Officer

Eleanor Bakelaar-Menniti Vice President and N.O.W. Administrator

Coleen Kelley Vice President and IRA Administrator

Claire L. Giancola Vice President and Training Manager

Richard M. Bzdek Vice President and Enterprise Risk Manager

Thomas M. Hill Vice President and Compliance Officer

Rizwan Majeed Vice President and Treasurer

Luis Bringuier Vice President and CRE Loan Administrator

Office Locations

Main Office

Montclair Heights 1433 Van Houten Avenue Clifton, New Jersey 07013 (973) 473-2200 / (973) 473-2020

Mortgage Department

4 Brighton Road Clifton, New Jersey 07012 (973) 778-6791

Branch Offices

Richfield 1055 Clifton Avenue Clifton, New Jersey 07013 (973) 473-2323	Palisade Avenue 247 Palisade Avenue Garfield, New Jersey 07026 (973) 478-5050

Lyndhurst 401 Valley Brook Avenue Lyndhurst, New Jersey 07071 (201) 935-2548	Lanza Avenue 369 Lanza Avenue Garfield, New Jersey 07026 (973) 478-1200

Lakeview Avenue 319 Lakeview Avenue Clifton, New Jersey 07011 (973) 478-1260	Wallington 55 Union Boulevard Wallington, New Jersey 07057 (973) 779-7306

Athenia 646 Van Houten Avenue Clifton, New Jersey 07013 (973) 473-0025	Wayne 1158 Hamburg Turnpike Wayne, New Jersey 07470 (973) 628-1611

Valley Road 387 Valley Road Clifton, New Jersey 07013 (973) 279-1505	Fair Lawn 33-11 Broadway Fair Lawn, New Jersey 07410 (201) 794-4605

Woodland Park 1530 Route 46 West Woodland Park, New Jersey 07424 (973) 785-2395