Form 10-K, Exhibit 13
period 2015-03-31
Clifton Bancorp Inc.
filed 2015-06-05
CIK 1592329

Exhibit 13.0

Consolidated Financial and Other Data

The following table sets forth certain summary historical financial information concerning the consolidated financial position of Clifton Bancorp at and for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Bancorp appearing later in this annual report.

	At March 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,186,924	$1,265,990	$1,016,084	$1,101,440	$1,122,633
Loans receivable, net	641,084	584,507	456,812	436,833	441,746
Cash and cash equivalents	49,308	192,581	25,896	40,257	58,069
Securities	418,875	422,295	478,127	574,209	571,059
Deposits	699,476	763,912	763,692	826,275	837,385
FHLB advances	107,500	142,500	52,500	78,679	95,668
Stock subscription deposits	—	154,345	—	—	—
Total stockholders’ equity	368,001	194,137	187,328	186,461	179,966

	Year Ended March 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$35,162	$33,737	$35,393	$41,074	$44,940
Interest expense	9,034	9,862	11,837	16,149	19,245

Net interest income	26,128	23,875	23,556	24,925	25,695
Provision for loan losses	717	777	762	247	102

Net interest income after provision for loan losses	25,411	23,098	22,794	24,678	25,593
Non-interest income (excluding gains and losses)	2,308	1,301	1,136	1,078	1,107
Net (loss) gain on sale and disposal of premises and equipment	—	—	(3)	(9)	327
Loss on write-down of land for sale	—	—	(99)	(156)	(397)
Loss on extinguishment of debt	—	—	(527)	—	—
Gain on sale of securities	2,005	566	647	—	872
Non-interest expenses	17,106	15,081	13,911	13,539	13,814

Income before income taxes	12,618	9,884	10,037	12,052	13,688
Income taxes	4,064	3,419	3,427	4,175	4,876

Net income	$8,554	$6,465	$6,610	$7,877	$8,812

Basic and diluted earnings per share	$0.33	$0.25	$0.26	$0.31	$0.35

	At or For the Year Ended March 31,
	2015	2014	2013	2012	2011
Performance Ratios:
Return on average assets	0.70%	0.59%	0.63%	0.70%	0.79%
Return on average equity	2.38%	3.41%	3.54%	4.30%	4.97%
Interest rate spread (1)	2.09%	2.20%	2.18%	2.13%	2.20%
Net interest margin (2)	2.36%	2.37%	2.39%	2.36%	2.46%
Non-interest expense to average assets	1.41%	1.39%	1.33%	1.20%	1.24%
Efficiency ratio (3)	56.19%	58.59%	56.30%	52.40%	50.04%
Average interest-earning assets to average interest-bearing liabilities	1.33x	1.17x	1.18x	1.15x	1.14x
Average equity to average assets	29.55%	17.42%	17.81%	16.29%	15.96%
Basic and diluted earnings per share	$0.33	$0.25	$0.26	$0.31	$0.35
Dividends per share (4)	$0.30	$0.18	$0.24	$0.24	$0.24
Dividend payout ratio (4)	89.22%	71.88%	93.09%	26.77%	23.90%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.54%	0.52%	0.55%	0.48%	0.42%
Allowance for loan losses as a percent of nonperforming loans	61.53%	59.84%	42.41%	55.38%	58.55%
Net charge-offs to average outstanding loans during the period	0.05%	0.04%	0.08%	0.01%	0.06%
Nonperforming loans as a percent of total gross loans	0.88%	0.88%	1.29%	0.86%	0.72%
Nonperforming assets as a percent of total assets	0.48%	0.41%	0.60%	0.36%	0.30%

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(4)	Reflects outstanding shares of common stock for 2015, 2014 and 2013 periods. For 2012 and 2011 periods, reflects only shares of common stock held by stockholders other than Clifton MHC as Clifton MHC waived its receipt of dividends.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help you understand our views on our financial condition and results of operations. You should read this discussion in conjunction with our consolidated financial statements and notes to the consolidated financial statements that appear later in this annual report.

This section contains certain “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts, but rather are statements based on Clifton Bancorp’s current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include interest rate trends, the general economic climate in our market area, as well as nationwide, our ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Clifton Bancorp assumes no obligation to update any forward-looking statements.

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

Our principal objective is to build long-term value for our stockholders by operating a profitable, community-oriented financial institution. We seek to accomplish this objective by focusing on strategies designed to enhance and expand our franchise and diversify our product offerings to increase profitability, while maintaining strong asset quality. We plan to manage actively our strong capital position consistent with applicable regulations and our overall business strategy. The following are key elements of our business strategy:

Continuing to emphasize residential portfolio lending. Our primary lending focus historically has been the origination of one- to four-family mortgage loans. At March 31, 2015, 86.7% of our total loan portfolio consisted of one- to four-family mortgage loans. We believe there are opportunities to increase our residential mortgage lending in our market area. During the year ended March 31, 2015, our one- to four-family real estate loan portfolio increased $30.6 million, or 5.8%. We utilize conservative underwriting strategies for all of our lending products. We currently originate loans solely for our own portfolio, rather than for sale, and we service all of the loans we originate. To further supplement our loan originations, we have also purchased loans, which we underwrite using the conservative underwriting procedures we use when originating loans. We also service most of our purchased loans. Although purchased loans decreased from $77.1 million in fiscal 2014 to $49.4 million in fiscal 2015, we will continue to consider selectively purchasing residential mortgage loans as circumstances dictate.

Increasing our multi-family and commercial real estate lending. We continue to diversify our loan portfolio beyond residential mortgage loans with the origination of multi-family and commercial real estate loans. During the year ended March 31, 2015, our multi-family and commercial real estate loan portfolio increased $27.5 million, or 58.9%, and at March 31, 2015 was 11.6% of our total loan portfolio. We believe the expansion of our multi-family and commercial real estate lending will help diversify our balance sheet, improve our profitability and interest rate risk exposure and increase our presence in our market area. We will consider selectively purchasing multi-family and commercial real estate loans as circumstance dictate.

Continuing conservative underwriting practices in order to maintain a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and mitigate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. At March 31, 2015, nonperforming loans were 0.88% of the total loan portfolio and 0.48% of total assets. Although we intend to increase our multi-family and commercial real estate lending, we will do so consistent with our loan underwriting and credit administration standards.

Stockholder-focused management of capital coupled with opportunistic acquisitions. We believe that maintaining a strong capital base is critical to support our long-range business plan. We also intend to manage our capital position, using appropriate capital management tools, to return excess capital to our stockholders, consistent with applicable regulations and policies. We have repurchased a total of $53.8 million of our common stock since 2005. In addition, we recently approved a new stock repurchase program that became effective on April 2, 2015 and we expect to continue stock repurchases subject to market conditions and regulatory restrictions.

Organic growth has been, and will continue to be, our primary focus. We intend to review acquisition opportunities (i.e., financial institutions, branches of financial institutions and pools of loans) that we believe will enhance our franchise, further our business strategy and yield long-term financial benefits for our stockholders. The conversion into a stock holding company structure has better positioned us to participate in consolidation activity by providing a more flexible corporate structure and additional capital resources. Currently, we do not have any specific acquisition plans or arrangements.

Enhancing core earnings by increasing lower cost transaction and savings accounts and continuing our emphasis on operational efficiencies. Checking, savings and money market accounts are a lower cost source of funds than time deposits, and we have made a concerted effort to increase lower cost transaction and savings deposit accounts and reduce our dependence on traditionally higher cost certificates of deposit. Our ratio of certificates of deposit to total deposits has decreased from 78.1% at March 31, 2011 to 70.6% at March 31, 2015. We intend to market our core transaction accounts and savings accounts, emphasizing additional product offerings and our high quality service. We also recognize that controlling operating expenses is essential to our long-term profitability. Our efficiency ratio for the year ended March 31, 2015 was 56.2%. While we anticipate that our efficiency ratio will be negatively impacted in future periods as a result of our expansion of our lending efforts, technology enhancements, branching, the hiring of additional personnel and the implementation of benefit plans, we intend to continue to focus on operational efficiencies.

Leveraging our competitive strengths to attract and retain customers. We believe that our competitive strengths are personalized, superior customer service and extensive knowledge of our markets and borrowers. We believe that we can leverage these strengths to attract and retain customers. We also believe that there is an increasing population of potential customers who seek the personalized service of a community bank. We plan to update technologies and implement new technologies, in existing and new branches, to enhance the customer experience and ultimately increase the efficiency of our operations.

Overview

Income. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

To a much lesser extent, we also recognize pre-tax income from fee and service charge income—the compensation we receive from providing products and services—and the increase in the cash surrender value of bank owned life insurance. Most of our fee and service charge income comes from service charges on deposit accounts and fees for late loan payments. We also earn fee and service charge income from ATM usage. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment expenses, directors’ compensation, advertising and marketing, professional services, federal deposit insurance premiums and other miscellaneous expenses.

Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits. We have recognized additional annual employee compensation and benefit expenses resulting from the recent purchase of shares by our employee stock ownership plan. We also will incur additional expense with the implementation of a new equity incentive plan, if approved by stockholders. We cannot determine the actual amount of these new equity based compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities. Equipment expenses include fees paid to our third-party data processing provider, telephone expense and expenses and depreciation charges related to premises and banking equipment. We will also recognize additional expenses related to the opening of our new branch in Hoboken, NJ.

Other miscellaneous expenses generally include expenses for consultants, ATM expense, regulatory fees, charitable contributions, insurance, office supplies, printing and postage.

Critical Accounting Policies

In reviewing and understanding financial information for Clifton Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Clifton Bancorp conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which we believe to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented.

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses on our defined benefit plans, the determination of the amount of deferred tax assets that are more likely than not to be realized, and the estimation of fair value measurements of financial instruments.

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

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected, losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in his/her financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

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

Statement of Financial Condition

General. Total assets decreased $79.1 million, or 6.3%, to $1.19 billion at March 31, 2015 from $1.27 billion at March 31, 2014. Loans receivable, net, increased $56.6 million, or 9.7%, to $641.1 million at March 31, 2015 from $584.5 million at March 31, 2014. The increase during the year ended March 31, 2015 resulted primarily from the Bank’s continued emphasis on the growth of its loan portfolio while repayment levels remained stable. Clifton Savings Bank continues to supplement its internal origination volume with purchases from various sources. The largest increase in the loan portfolio was in one- to four-family loans which increased $30.6 million, or 5.8%. Securities decreased $3.4 million, or 0.8%, to $418.9 million at March 31, 2015 from $422.3 million at March 31, 2014. Cash and cash equivalents decreased $143.3 million, or 74.4%, to $49.3 million at March 31, 2015 from $192.6 million at March 31, 2014, mainly because cash and cash equivalents included proceeds from stock subscriptions of $154.3 million at March 31, 2014. Bank owned life insurance increased by $13.8 million to $55.9 million at March 31, 2015 from $42.0 million at March 31, 2014. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance is an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projects the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that we can purchase. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2015, Clifton Savings Bank’s ownership of $55.9 million of bank owned life insurance did not exceed its regulatory maximum of $62.5 million. Deposits decreased $64.4, or 8.4%, to $699.5 million at March 31, 2015 from $763.9 million at March 31, 2014.

Total assets increased $249.9 million, or 24.6%, to $1.27 billion at March 31, 2014 from $1.02 billion at March 31, 2013. Loans receivable, net, increased $127.7 million, or 28.0%, to $584.5 million at March 31, 2014 from $456.8 million at March 31, 2013. The increase during the year ended March 31, 2014 resulted primarily from the origination volume and purchases of loans being higher than repayment levels. We continue to supplement our internal origination volume with purchases from various sources. The largest increase in the loan portfolio was in one- to four-family loans which increased $107.4 million, or 25.6%. Securities decreased $55.8 million, or 11.7%, to $422.3 million at March 31, 2014 from $478.1 million at March 31, 2013. Cash and cash equivalents increased $166.7 million, or 643.7%, to $192.6 million at March 31, 2014 from $25.9 million at March 31, 2013, mainly because cash and cash equivalents included proceeds from stock subscriptions of $154.3 million at March 31, 2014. Bank owned life insurance increased by $6.5 million to $42.0 million at March 31, 2014 from $35.5 million at March 31, 2013. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2014, Clifton Savings Bank’s ownership of $42.0 million of bank owned life insurance did not exceed its regulatory maximum of $43.2 million. Deposits increased $220,000, or 0.03%, to $763.9 million at March 31, 2014 from $763.7 million at March 31, 2013.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2015, real estate mortgage and construction loans totaled $632.2 million, or 98.4% of total loans, compared to $573.9 million, or 98.0% of total loans, at March 31, 2014. The increase in these loans during the year ended March 31, 2015 was due to the Bank’s continued emphasis on the growth of its loan portfolio while repayment levels remained stable. Purchases of one- to four-family loans decreased during the year ended March 31, 2015, but continue to supplement internal loan volume. Loans are purchased from various sources, including mortgage brokers and other lenders. We continue to diversify our loan portfolio beyond residential mortgage loans with the origination of multi-family and commercial real estate loans.

At March 31, 2014, real estate mortgage and construction loans totaled $573.9 million, or 98.0% of total loans, compared to $448.8 million, or 97.9% of total loans, at March 31, 2013. The increase in these loans during the year ended March 31, 2014 was due to loan origination volume and purchases exceeding repayment levels.

At March 31, 2015, the outstanding balance of loans that were purchased and are serviced by other institutions totaled $37.5 million.

The largest segment of our mortgage loan portfolio is one- to four-family loans. At March 31, 2015 and 2014, one- to four-family loans totaled $557.3 million and $526.7 million, respectively, and represented 88.2% and 91.8% of total real estate loans and 86.7% and 89.9% of total loans, respectively. One- to four-family mortgage loans increased $30.6 million, or 5.8%, during the year ended March 31, 2015 and increased $107.4 million, or 25.6%, during the year ended March 31, 2014.

We originate and purchase multi-family and commercial real estate loans, which totaled $74.2 million and $46.7 million, and represented 11.6% and 8.0% of total loans as of March 31, 2015 and March 31, 2014, respectively. Multi-family and commercial real estate loans increased $27.5 million, or 58.9%, during the year ended March 31, 2015 and increased $18.1 million, or 63.0%, during the year ended March 31, 2014.

We also originate consumer loans such as second mortgage loans, loans secured by passbook or certificate accounts, and home equity lines of credit. Consumer loans totaled $10.3 million and $11.7 million and represented 1.6% and 2.0% of total loans at March 31, 2015 and 2014, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$557,301	86.74%	$526,670	89.92%	$419,240	91.41%
Multi-family	35,410	5.51	21,565	3.68	14,990	3.27
Commercial	38,838	6.04	25,156	4.30	13,671	2.98
Construction	611	0.10	553	0.09	937	0.20

Total real estate loans	632,160	98.39	573,944	97.99	448,838	97.86

Consumer:
Second mortgage	7,121	1.11	8,661	1.48	6,687	1.46
Passbook or certificate	602	0.09	758	0.13	838	0.18
Equity lines of credit	2,556	0.40	2,255	0.39	2,218	0.49

Total consumer loans	10,279	1.60	11,674	2.00	9,743	2.13

Other loans	70	0.01	60	0.01	55	0.01

Total gross loans	642,509	100.00%	585,678	100.00%	458,636	100.00%

Loans in process	(533)		(207)		(169)
Net purchase premiums, discounts and deferred loan fees (costs)	2,583		2,107		845
Allowance for loan losses	(3,475)		(3,071)		(2,500)

Total loans receivable, net	$641,084		$584,507		$456,812

	At March 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$398,174	90.53%	$405,331	91.15%
Multi-family	14,084	3.20	12,708	2.86
Commercial	14,844	3.37	12,126	2.73
Construction	1,380	0.32	2,454	0.55

Total real estate loans	428,482	97.42	432,619	97.29

Consumer:
Second mortgage	7,892	1.79	8,602	1.93
Passbook or certificate	797	0.18	967	0.22
Equity lines of credit	2,097	0.48	1,949	0.44

Total consumer loans	10,786	2.45	11,518	2.59

Other loans	555	0.13	555	0.12

Total gross loans	439,823	100.00%	444,692	100.00%

Loans in process	(744)		(931)
Net purchase premiums, discounts and deferred loan fees (costs)	(156)		(135)
Allowance for loan losses	(2,090)		(1,880)

Total loans receivable, net	$436,833		$441,746

The following table shows the contractual final maturity of the Bank’s total loans at March 31, 2015. The table does not include principal payments.

	At March 31, 2015
	One- to Four- Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Consumer Loans	Other Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$275	$—	$—	$611	$617	$30	$1,533
More than one to three years	2,017	—	—	—	639	—	2,656
More than three to five years	8,493	—	144	—	489	40	9,166
More than five to ten years	24,357	7,638	5,666	—	2,254	—	39,915
More than ten to fifteen years	107,550	1,993	1,921	—	2,788	—	114,252
More than fifteen years	414,609	25,779	31,107	—	3,492	—	474,987

Total	$557,301	$35,410	$38,838	$611	$10,279	$70	$642,509

The following table sets forth the dollar amount of all loans at March 31, 2015 that are due after March 31, 2016, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan fees (costs), and include $5.6 million of nonperforming loans at March 31, 2015.

	Fixed- Rates	Floating or Adjustable- Rates	Total at March 31, 2015
	(In thousands)
Real estate:
One- to four-family	$414,911	$142,115	$557,026
Multi-family	10,114	25,296	35,410
Commercial	8,971	29,867	38,838
Consumer	7,106	2,556	9,662
Other loans	40	—	40

Total	$441,142	$199,834	$640,976

The following table sets forth loan origination and purchase and sale activity. There were transfers of $124,000, $366,000, $215,000, $177,000 and $186,000 to real estate owned during the years ended March 31, 2015, 2014, 2013, 2012 and 2011, respectively. Even though purchases of one- to four-family loans decreased during the year ended March 31, 2015, they are expected to continue as they are an excellent source to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. There were no loans sales during the periods presented.

	Year Ended March 31,
	2015	2014	2013	2012	2011
	(In thousands)
Total gross loans at beginning of period	$585,678	$458,636	$439,823	$444,692	$479,817
Originations:
Real estate:
One- to four-family	49,151	88,945	56,652	54,532	54,571
Multi-family	12,206	7,718	—	2,565	1,025
Commercial	13,700	13,048	—	4,282	550
Construction	508	250	900	455	1,985

Total real estate loans	76,565	109,961	57,552	61,834	58,131
Consumer:
Home equity lines of credit	1,396	1,049	895	688	975
Second mortgage	1,101	4,118	1,318	1,461	1,025
Passbook or certificate	88	174	251	155	293

Total consumer loans	2,585	5,341	2,464	2,304	2,293

Other loans	10	5	—	—	275

Total loans originated	78,160	115,307	60,016	64,138	60,699

Loans purchased	49,404	77,102	47,340	20,109	1,774

Principal payments, repayments and charge-offs	(70,733)	(65,367)	(88,543)	(89,116)	(97,598)

Total gross loans at end of period	$642,509	$585,678	$458,636	$439,823	$444,692

Securities. Our securities portfolio consists primarily of Federal agency debt securities, municipal and corporate bonds with maturities of seven years or less and mortgage-backed securities with maturities of fifteen years or less. At March 31, 2015, securities decreased $3.4 million, or 0.8%, to $418.9 million from $422.3 million at March 31, 2014. Securities decreased $55.8 million, or 11.7%, during the year ended March 31, 2014. The decrease for both years was the result of investment security calls, principal repayments and sales of mortgage-backed securities. All of our mortgage-backed securities were issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Debt securities:
Federal Home Loan Bank	$5,000	$5,000	$—	$—	$—	$—
Federal Home Loan Mortgage Corporation	—	—	—	—	5,000	5,004

	5,000	5,000	—	—	5,000	5,004
Mortgage-backed securities:
Federal National Mortgage Association	13,107	13,314	3,425	3,599	4,856	5,170
Federal Home Loan Mortgage Corporation	—	—	—	—	4,838	5,225

	13,107	13,314	3,425	3,599	9,694	10,395

Total securities available for sale	$18,107	$18,314	$3,425	$3,599	$14,694	$15,399

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	$19,906	$20,011	$9,939	$9,907	$—	$—
Federal Home Loan Mortgage Corporation	15,000	15,016	15,000	14,942	5,000	4,989
Federal Home Loan Bank	15,000	15,145	20,000	20,189	20,000	20,593
Federal Farm Credit Bank	24,998	25,109	24,999	24,992	44,999	45,013

	74,904	75,281	69,938	70,030	69,999	70,595
Corporate Bonds	45,009	46,300	49,981	51,517	49,917	51,867

Municipal Bonds	16,139	16,161	—	—	—	—

	136,052	137,742	119,919	121,547	119,916	122,462
Mortgage-backed securities:
Federal National Mortgage Association	191,117	195,806	198,798	197,155	207,781	214,549
Federal Home Loan Mortgage Corporation	56,286	57,827	79,158	80,350	106,346	111,680
Government National Mortgage Association	17,106	18,179	20,821	22,012	28,685	30,648

	264,509	271,812	298,777	299,517	342,812	356,877

Total securities held to maturity	$400,561	$409,554	$418,696	$421,064	$462,728	$479,339

Total	$418,668	$427,868	$422,121	$424,663	$477,422	$494,738

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2015. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. At March 31, 2015, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $1.6 million and $10.0 million, respectively. We had $16.1 million in tax-exempt municipal bonds at March 31, 2015. At March 31, 2015, we had $19.4 million in securities with maturities of less than one year.

	Less Than One Year		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Debt securities:
Federal Home Loan Bank	$—	—%	$5,000	0.75%	$—	—%	$—	—%	$5,000	0.75%
Mortgage-backed securities:
Federal National Mortgage Association	—	—	—	—	2,151	1.97	10,956	2.42	13,107	2.34

	—	—	5,000	0.75	2,151	1.97	10,956	2.42	18,107	1.90

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	—	—	19,906	1.23	—	—	—	—	19,906	1.23
Federal Home Loan Mortgage Corporation	—	—	15,000	1.10	—	—	—	—	15,000	1.10
Federal Home Loan Bank	—	—	5,000	0.90	10,000	3.13	—	—	15,000	2.38
Federal Farm Credit Bank	—	—	14,998	1.35	5,000	3.28	5,000	3.75	24,998	2.21
Corporate Bonds	5,000	3.45	30,006	2.99	10,003	3.40	—	—	45,009	3.13
Municipal Bonds	14,383	1.00	488	1.95	494	2.62	774	2.99	16,139	1.17
Mortgage-backed securities:
Federal National Mortgage Association	—	—	13,272	1.64	69,057	2.37	108,788	3.11	191,117	2.74
Federal Home Loan Mortgage Corporation	—	—	—	—	5,146	2.43	51,140	3.10	56,286	3.04
Government National Mortgage Association	—	—	—	—	—	—	17,106	4.13	17,106	4.13

	19,383	1.63	98,670	1.80	99,700	2.60	182,808	3.22	400,561	2.64

Total	$19,383	1.63%	$103,670	1.75%	$101,851	2.59%	$193,764	3.17%	$418,668	2.61%

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high-yield (Crystal) checking, passbook and statement savings, club, money market and certificates of deposit. These deposits are provided primarily by individuals within our market area. We have not used brokered deposits as a source of funding. Deposits decreased $64.4 million, or 8.4%, to $699.5 million at March 31, 2015 from $763.9 million at March 31, 2014. Deposits increased $220,000, or 0.03%, to $763.9 million at March 31, 2014 from $763.7 million at March 31, 2013. The decrease in deposits during the year ended March 31, 2015 was primarily the result of the strategy of allowing a controlled runoff of higher-priced deposits.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2015		2014		2013
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Demand accounts:
Non-interest-bearing	$12,897	0.00%	$17,101	0.00%	$13,228	—%
Crystal Checking	11,640	0.15	13,281	0.15	14,428	0.20
NOW	24,830	0.05	24,550	0.10	23,226	0.10
Super NOW	473	0.10	205	0.15	216	0.20
Money market	17,152	0.15	19,958	0.15	19,356	0.20

	66,992	0.08	75,095	0.10	70,454	0.13

Savings and club accounts	138,631	0.16	149,981	0.15	127,957	0.20

Certificates of deposit	493,853	1.25	538,836	1.24	565,281	1.36

Total Deposits	$699,476	0.92%	$763,912	0.91%	$763,692	1.05%

The following table sets forth the time deposits by rates at the dates indicated.

	At March 31,
	2015	2014	2013
	(In thousands)
0.00 — 1.00%	$239,929	$288,323	$248,373
1.01 — 2.00%	189,909	149,221	174,135
2.01 — 3.00%	53,215	80,307	115,421
3.01 — 4.00%	10,773	20,960	27,328
4.01 — 5.00%	—	—	—
5.01 — 6.00%	27	25	24

Total	$493,853	$538,836	$565,281

The following table sets forth the amount and maturities of time deposits by rates at March 31, 2015.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 — 0.50%	$115,306	$1,305	$—	$—	$116,611	23.61%
0.51 — 1.00%	63,445	56,527	3,346	—	123,318	24.97%
1.01 — 2.00%	59,027	45,473	27,815	57,594	189,909	38.45%
2.01 — 3.00%	6,795	2,062	8,430	35,928	53,215	10.78%
3.01 — 4.00%	35	—	1,920	8,818	10,773	2.18%
4.01 — 5.00%	—	—	—	—	—	0.00%
5.01 — 6.00%	27	—	—	—	27	0.01%

Total	$244,635	$105,367	$41,511	$102,340	$493,853	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
	2015	2014	2013
	(In thousands)
Beginning balance	$763,912	$763,692	$826,275
(Decrease) before interest credited	(71,143)	(7,482)	(72,063)
Interest credited	6,707	7,702	9,480

Net (decrease) increase in deposits	(64,436)	220	(62,583)

Ending balance	$699,476	$763,912	$763,692

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at March 31, 2015. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2015	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$35,794
Over three through six months	18,417
Over six through twelve months	31,167
Over twelve months	116,443

Total	$201,821

Borrowings. To supplement deposits as a source for lending and investment activities, the Bank may borrow funds from the Federal Home Loan Bank of New York, under an advance program up to a maximum borrowing capacity based on our ability to collateralize such borrowings. Clifton Savings Bank also has the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate. Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short-term basis from the advance program with the Federal Home Loan Bank.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated. For additional information regarding borrowing maturities, see Note 6 of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
	2015	2014	2013
	(Dollars in thousands)
Maximum amount of advances outstanding at any month-end during the period	$142,500	$142,500	$78,272
Average advances outstanding during the period	$119,423	$96,346	$61,504
Weighted average interest rate during the period	1.95%	2.24%	3.84%
Balance outstanding at end of period	$107,500	$142,500	$52,500
Weighted average interest rate at end of period	2.08%	1.68%	3.56%

Results of Operations for the Years Ended March 31, 2015, 2014 and 2013

Overview.

2015 v. 2014. Net income increased $2.1 million, or 32.3%, for 2015 primarily due to an increase of $2.3 million in net interest income and an increase of $2.4 million in non-interest income, partially offset by an increase of $2.0 million in non-interest expenses.

2014 v. 2013. Net income decreased primarily due to an increase in non-interest expenses of $1.2 million, partially offset by an increase of $319,000 in net interest income and an increase of $713,000 in non-interest income.

Net Interest Income.

2015 v. 2014. Net interest income increased $2.3 million, or 9.4%, to $26.1 million for 2015, due to an increase of $127.0 million in average net interest-earning assets partially offset by a decrease of 11 basis points in net interest spread. There was a decrease of 7 basis points in the cost of interest-bearing liabilities, more than offset by a decrease of 18 basis points in the yield earned on interest-earning assets.

Total interest income increased $1.4 million, or 4.2%, to $35.2 million for 2015, resulting from an increase in the average balance of interest-earning assets partially offset by a decrease in the average yield on these assets. During 2015, the balance of average interest-earning assets increased $102.0 million, or 10.1%, while the average yield on interest-earning assets decreased 18 basis points to 3.17%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The increase in average interest-earning assets was primarily due to an increase of $82.9 million in loans, $12.9 million in investment securities, and $28.6 million in other interest-earning assets partially offset by a decrease of $22.4 million in mortgage-backed securities. Interest on mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 5.5%. Interest on loans increased as the increase in average balance in loans outweighed the decrease in the yields earned on loans. The aggregate average balance of investment securities, mortgage-backed securities, and other interest-bearing assets increased but was outweighed by the decrease in the average yield earned on these types of assets.

Total interest expense decreased $828,000, or 8.4%, to $9.0 million for 2015 due to a decrease of 7 basis points to 1.08% in the average interest rate paid on interest-bearing liabilities, coupled with a decrease of $25.0 million, or 2.9%, in the balance of average interest-bearing liabilities.

2014 v. 2013. Net interest income increased $319,000, or 1.4%, to $23.9 million for 2014, due to an increase of 2 basis points in the net interest spread as a result of an improved mix of assets. There was a decrease of 26 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 24 basis points in the yield earned on interest-earning assets.

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

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a periodic basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to collectability within the loan portfolio. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2015. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” We continue to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2015 v. 2014. We recorded a provision for loan losses of $717,000 during the year ended March 31, 2015, compared to $777,000 during the year ended March 31, 2014. The decrease in the provision for loan losses was mainly due to the result of overall favorable trends in qualitative factors related to delinquency and charge-offs considered in the periodic review of the general valuation allowance. Included in nonperforming loans at March 31, 2015 are nine loans totaling $1.3 million that are current or less than ninety days delinquent.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest becomes doubtful. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due. At March 31, 2015, our nonperforming loans, all of which were in a nonaccrual status, totaled $5.6 million, representing 0.88% of total gross loans, and 0.48% of total assets. During the year ended March 31, 2015, our net charged-off loans totaled $313,000, which represented net losses of $306,000 recorded on four one- to four-family residential real estate loans, and a loss of $7,000 recorded on a restructured one- to four-family residential real estate loan. At March 31, 2015, nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, one loan secured by multi-family real estate, and two second mortgage loans secured by one- to four-family residential real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $2.1 million at March 31, 2015. The allowance for loan losses amounted to $3.5 million at March 31, 2015, representing 0.54% of total gross loans.

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

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest becomes doubtful. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due. At March 31, 2014, our nonperforming loans, all of which were in a nonaccrual status, totaled $5.1 million, representing 0.88% of total gross loans, and 0.41% of total assets. During the year ended March 31, 2014, our net charged-off loans totaled $206,000, which represented net losses of $178,000 recorded on four one- to four-family residential real estate loans, and a loss of $28,000 recorded on a restructured multi-family loan. At March 31, 2014, nonperforming loans consisted of 24 loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four family residential real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $842,000 at March 31, 2014. The allowance for loan losses amounted to $3.1 million at March 31, 2014, representing 0.52% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “— Risk Management — Analysis of Nonperforming and Classified Assets.”

Non-interest Income. The following table shows the components of non-interest income for the years ended March 31, 2015, 2014 and 2013.

	2015	2014	2013
	(In thousands)
Fees and service charges	$218	$261	$212
Bank owned life insurance	2,088	1,038	922
Gain on sale of securities	2,005	566	647
Net loss on sale and disposal of premises and equipment	—	—	(3)
Loss on write-down of land held for sale	—	—	(99)
Loss on extinguishment of debt	—	—	(527)
Other	2	2	2

Total	$4,313	$1,867	$1,154

2015 v. 2014. Non-interest income increased primarily due to an increase in income from bank owned life insurance due to the purchase of additional insurance during fiscal 2015 and a death benefit of $766,000 recorded in March 2015, and gains on sales of securities. Certain mortgage-backed securities, that had a very small amount of principal remaining relative to the principal balance purchased were sold in fiscal 2015.

2014 v. 2013. Non-interest income increased primarily due to a $527,000 decrease in loss on extinguishment of debt and a decrease of $99,000 in the loss on write-down of land held for sale, both of which were included in the 2013 period.

Non-interest Expense. The following table shows the components of non-interest expense for the years ended March 31, 2015, 2014 and 2013.

	2015	2014	2013
	(In thousands)
Salaries and employee benefits	$9,751	$8,598	$7,405
Occupancy expense of premises	1,512	1,609	1,510
Equipment	1,476	1,248	1,206
Directors’ compensation	993	865	845
Advertising and marketing	386	237	247
Professional services	750	701	663
Federal deposit insurance premium	533	508	498
Other	1,705	1,315	1,537

Total	$17,106	$15,081	$13,911

2015 v. 2014. The components of non-interest expense that experienced the most significant change in fiscal 2015 were salaries and employee benefits, equipment expense, and advertising and marketing expense. The increase in salaries and employee benefits was mainly due to a $683,000 increase in employee stock ownership plan (ESOP) expenses as additional shares were purchased by the ESOP in 2015 in connection with the conversion. Excluding the impact of the ESOP, salaries and employee benefits increased 6.0%. Equipment expense increased primarily due to expenditures associated with our core processor change. Advertising and marketing expenses increased primarily due to the efforts to offer new products and expand our current customer base.

2014 v. 2013. The components of non-interest expense that experienced the most significant change in fiscal 2014 were salaries and employee benefits, occupancy expense of premises, and equipment expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the salary, bonus and benefits associated with the hiring of a new chief executive officer in January 2014 and the hiring of commercial loan personnel, one in December 2012 and one in April 2013, along with typical annual salary increases. Occupancy expense of premises and equipment expenses increased primarily due to annual increases in real estate taxes, rents and various other facility services.

Income Taxes.

2015 v. 2014. Income taxes increased due to higher pre-tax income for 2015. The overall effective tax rate for 2015 decreased to 32.2%, as compared to 34.6% for 2014, as non-taxable income from bank owned life insurance made up a larger percentage of overall income.

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

	Year Ended March 31,
	2015			2014			2013
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable	$617,696	$23,150	3.75%	$534,787	$21,023	3.93%	$449,506	$19,441	4.32%
Mortgage-backed securities	298,251	8,998	3.02%	320,684	10,243	3.19%	357,072	12,710	3.56%
Investment securities	146,327	2,657	1.82%	133,401	2,256	1.69%	150,732	3,018	2.00%
Other interest-earning assets	46,693	357	0.76%	18,098	215	1.19%	28,266	224	0.79%

Total interest-earning assets	1,108,967	35,162	3.17%	1,006,970	33,737	3.35%	985,576	35,393	3.59%

Non-interest-earning assets	107,642			80,648			63,070

Total assets	$1,216,609			$1,087,618			$1,048,646

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$55,544	72	0.13%	$57,785	80	0.14%	$57,201	111	0.19%
Savings and club accounts	140,118	236	0.17%	152,038	418	0.27%	124,057	324	0.26%
Certificates of deposit	519,183	6,399	1.23%	553,114	7,204	1.30%	594,339	9,042	1.52%

Total interest-bearing deposits	714,845	6,707	0.94%	762,937	7,702	1.01%	775,597	9,477	1.22%
FHLB advances	119,423	2,327	1.95%	96,346	2,160	2.24%	61,504	2,360	3.84%

Total interest-bearing liabilities	834,268	9,034	1.08%	859,283	9,862	1.15%	837,101	11,837	1.41%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	11,676			15,540			10,335
Other non-interest-bearing liabilities	11,182			23,306			14,496

Total non-interest-bearing liabilities	22,858			38,846			24,831

Total liabilities	857,126			898,129			861,932
Stockholders’ equity	359,483			189,489			186,714

Total liabilities and stockholders’ equity	$1,216,609			$1,087,618			$1,048,646

Net interest income		$26,128			$23,875			$23,556

Interest rate spread			2.09%			2.20%			2.18%
Net interest margin			2.36%			2.37%			2.39%
Average interest-earning assets to average interest-bearing liabilities	1.33x			1.17x			1.18x

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

	Year Ended March 31, 2015 Compared to 2014			Year Ended March 31, 2014 Compared to 2013
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$3,128	$(1,001)	$2,127	$3,448	$(1,866)	$1,582
Mortgage-backed securities	(707)	(538)	(1,245)	(1,221)	(1,246)	(2,467)
Investment securities	224	177	401	(325)	(437)	(762)
Other interest-earning assets	242	(100)	142	(98)	89	(9)

Total interest income	2,887	(1,462)	1,425	1,804	(3,460)	(1,656)

Interest expense:
Demand deposits	(3)	(5)	(8)	1	(32)	(31)
Savings and club accounts	(32)	(150)	(182)	80	14	94
Certificates of deposit	(429)	(376)	(805)	(595)	(1,243)	(1,838)
FHLB advances	471	(304)	167	1,019	(1,219)	(200)

Total interest expense	7	(835)	(828)	505	(2,480)	(1,975)

Net interest income	$2,880	$(627)	$2,253	$1,299	$(980)	$319

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for at fair value. Other risks that we face are operational risks, liquidity risks and reputation risks. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue. Our Enterprise Risk Officer monitors quality of the risk management process throughout the Bank.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our origination of one- to four-family mortgage loans is part of our strategy because such loans typically have lower default rates than most other types of loans and are secured by collateral that generally tends to be relatively stable in value.

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

Although we are very careful when purchasing loans and individually underwrite each purchased loan, our loss experience has been higher on our purchased loans than on loans we have originated for our portfolio. At March 31, 2015, nonperforming loans included seventeen loans we originated totaling $3.63 million and eleven loans we purchased totaling $2.02 million.

We consider repossessed assets and loans that are 90 days or more past due or on a nonaccrual status to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at its fair market value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2015 and 2014, we had no real estate owned.

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

For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties. From time to time we consider modifying the borrower’s existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. We record an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment. To be in compliance with its modified terms, a loan that is a troubled debt restructuring must be current or less than 30 days past due on its contractual principal and interest payments under the modified terms. After six months of satisfactory payment history, if we expect to receive all remaining payments in accordance with the terms of the restructuring, the loan can be placed in an accrual status, and after one year it may be returned to a non-adverse classification while retaining its impaired status.

The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2015, 2014 and 2013 we had impaired loans of $2.1 million, $842,000 and $779,000, respectively. There was one troubled debt restructured loan with a balance of approximately $7,000 which was past due 60 days or more, and one with a balance of approximately $12,000 which was current, that were in a nonaccrual status at March 31, 2015. Interest income recognized on impaired loans during the period of impairment totaled approximately $48,000, $36,000 and $31,000, respectively, for the years ended March 31, 2015, 2014 and 2013.

	At March 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$4,555	$4,848	$5,496	$3,671	$2,802
Multi-family	581	—	—	—	—
Commercial	439	247	251	—	385
Consumer loans	73	37	148	102	24

Total nonaccrual loans	5,648	5,132	5,895	3,773	3,211

Accruing loans past due 90 days or more	—	—	—	—	—

Total nonaccrual and 90 days or more past due loans	5,648	5,132	5,895	3,773	3,211

Real estate owned	—	—	215	139	136

Total nonperforming assets	5,648	5,132	6,110	3,912	3,347

Accruing troubled debt restructurings	765	515	—	657	1,138
Nonaccrual troubled debt restructurings	19	8	528	252	37

Total troubled debt restructurings	784	523	528	909	1,175

Less nonaccrual or troubled debt restructurings included in total nonaccrual loans	(19)	(8)	(528)	(252)	(37)

Total nonperforming assets and troubled debt restructurings	$6,413	$5,647	$6,110	$4,569	$4,485

Total nonperforming loans to total gross loans	0.88%	0.88%	1.29%	0.86%	0.72%

Total nonperforming loans to total assets	0.48%	0.41%	0.58%	0.34%	0.29%

Total nonperforming assets and troubled debt restructurings to total assets	0.54%	0.45%	0.60%	0.41%	0.40%

Nonperforming loans increased from $5.1 million at March 31, 2014 to $5.6 million at March 31, 2015. At March 31, 2015, nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, one loan secured by a multi-family property, and two second mortgage loans secured by one- to four-family real estate, while at March 31, 2014, nonperforming loans consisted of twenty-four loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family real estate. The percentage of nonperforming loans to total gross loans totaled 0.88% at March 31, 2015 as compared to 0.88% at March 31, 2014. The gross loan portfolio increased $56.8 million, or 9.7%, to $642.5 million at March 31, 2015, from $585.7 million at March 31, 2014. Nonaccrual loans, which are included in nonperforming loans, are in various stages of collection, workout or foreclosure and are secured by New Jersey properties, the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonperforming loans, eight new loans were included, nineteen loans reported as nonaccrual at March 31, 2014 were still reported as nonaccrual at March 31, 2015, four loans were troubled debt restructurings still classified as troubled debt restructurings at March 31, 2015 and six nonaccrual loans were no longer classified as they had been paid off, brought current, or were transferred to real estate owned. Three new loans were restructured during the year ended March 31, 2015.

Nonperforming loans decreased from $5.9 million at March 31, 2013 to $5.1 million at March 31, 2014. At March 31, 2014, nonperforming loans consisted of twenty-four loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family real estate, while at March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family real estate, and one second mortgage loan secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 0.88% at March 31, 2014 as compared to 1.29% at March 31, 2013. The gross loan portfolio increased $127.0 million, or 27.7%, to $585.7 million at March 31, 2014, from $458.6 million at March 31, 2013. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties, the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the decrease in nonaccrual loans, five new loans were included, twenty-one loans reported as nonaccrual at March 31, 2013 were still reported as nonaccrual at March 31, 2014, one loan was still classified as a troubled debt restructuring at March 31, 2014 and fifteen loans were no longer classified as they had been paid off, brought current, or were transferred to real estate owned. One new loan was restructured during the year ended March 31, 2014, and one loan previously reported as restructured at March 31, 2013 was sold during the year ended March 31, 2014.

Interest income that would have been recorded for the years ended March 31, 2015, 2014 and 2013 had nonaccruing loans been current and accruing interest according to their original terms, amounted to $265,000, $242,000, and $296,000, respectively. The amount of interest related to these loans included in interest income was $190,000, $251,000 and $201,000, respectively, for the years ended March 31, 2015, 2014 and 2013.

Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard, doubtful, or as a loss, we charge off the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
	2015	2014	2013
	(In thousands)
Special mention assets	$1,027	$1,353	$1,264
Substandard assets	5,772	5,561	6,351
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$6,799	$6,914	$7,615

At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2015, we had four current loans totaling $834,000 that were in special mention assets. At March 31, 2014, we had four current loans totaling $597,000 that were in special mention assets. Total classified assets decreased approximately $115,000, or 1.7%, from March 31, 2015 to March 31, 2014, and decreased approximately $701,000, or 9.2%, from March 31, 2013 to March 31, 2014.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2015			2014			2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
	(In thousands)
Real estate loans:
One -to four-family	$1,289	$239	$3,262	$2,278	$914	$2,150	$2,076	$300	$3,693
Multi-family	—	—	581	—	—	—	—	—	—
Commercial	—	—	439	—	—	247	—	251	—
Consumer and other loans:
Second mortgage and home equity line of credit	13	—	60	24	—	37	9	4	39
Passbook or certificate and other loans	4	—	—	—	—	—	—	96	—

Total	$1,306	$239	$4,342	$2,302	$914	$2,434	$2,085	$651	$3,732

There were two loans delinquent 60 to 89 days at March 31, 2015 as compared to seven loans at March 31, 2014 and five loans at March 31, 2013. There were nineteen loans delinquent 90 days or greater at March 31, 2015, fifteen loans delinquent 90 days or greater at March 31, 2014 and twenty-three loans delinquent 90 days or greater at March 31, 2013. There were eight loans in the process of foreclosure with a total balance of $1.5 million at March 31, 2015 as compared to seven loans with a total balance of $1.0 million at March 31, 2014 and ten loans with a total balance of $2.2 million at March 31, 2013.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a periodic basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of general and unallocated components. For loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four- family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

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

The evaluation of the adequacy of the allowance is based on an analysis that categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans are rated pass-watch if we are waiting for documents required for a complete file or if the loan is to be monitored due to previous delinquent status. Loans not classified are rated pass.

As stated above, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The Office of the Comptroller of the Currency may require us to recognize adjustments to the allowance based on its review of information available to it at the time of its examination.

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

	At or For the Year Ended March 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Allowance at beginning of period	$3,071	$2,500	$2,090	$1,880	$2,050

Provision for loan losses	717	777	762	247	102
Recoveries on one- to four-family real estate	—	16	50	—	—
Charge-offs:
One- to four-family real estate	(313)	(194)	(402)	(31)	(112)
Multi-family real estate	—	(28)	—	—	(160)
Commercial real estate	—	—	—	(6)	—

Net charge-offs	(313)	(206)	(352)	(37)	(272)

Allowance at end of period	$3,475	$3,071	$2,500	$2,090	$1,880

Allowance to nonperforming loans	61.53%	59.84%	42.41%	55.38%	58.55%
Allowance to total gross loans outstanding at the end of the period	0.54%	0.52%	0.55%	0.48%	0.42%
Net charge-offs to average outstanding loans during the period	0.05%	0.04%	0.08%	0.01%	0.06%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2015			2014			2013
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$2,704	77.81%	89.92%	$2,460	80.10%	89.92%	$2,127	85.08%	91.41%
Multi-family real estate	350	10.07	3.68	186	6.06	3.68	187	7.48	3.27
Commercial real estate	353	10.16	4.30	224	7.29	4.30	99	3.96	2.98
Construction real estate	1	0.03	0.09	2	0.07	0.09	5	0.20	0.20
Consumer and other	42	1.21	2.00	46	1.50	2.00	39	1.56	2.14
Unallocated	25	0.72	0.01	153	4.98	0.01	43	1.72	—

Total allowance for loan losses	$3,475	100.00%	100.00%	$3,071	100.00%	100.00%	$2,500	100.00%	100.00%

	At March 31,
	2012			2011
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$1,733	82.92%	90.53%	$1,601	85.16%	91.15%
Multi-family real estate	193	9.23	3.20	103	5.48	2.86
Commercial real estate	105	5.02	3.37	93	4.94	2.73
Construction real estate	4	0.19	0.32	11	0.59	0.55
Consumer and other	43	2.06	2.58	49	2.61	2.71
Unallocated	12	0.58	—	23	1.22	—

Total allowance for loan losses	$2,090	100.00%	100.00%	$1,880	100.00%	100.00%

Management of Market Risk

Qualitative analysis. The majority of our assets and liabilities are monetary in nature. Consequently, one of our most significant forms of market risk is interest rate risk. Our assets consist primarily of mortgage loans and investment and mortgage-backed securities that have longer maturities than our liabilities, which consist primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of net interest income to change in market interest rates. Accordingly, our Board of Directors, through its Enterprise Risk Management Committee, has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given the Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management and one outside director, operates under a policy adopted by the Board of Directors, and meets as needed to review the Bank’s asset/liability policies and interest rate risk position.

We retain an independent, nationally recognized consulting firm that specializes in asset and liability management to complete the quarterly interest rate risk reports. This firm uses a combination of analyses to monitor the Bank’s exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of instantaneously shocked interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in NPV, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are used.

The net interest income analysis uses data derived from an asset and liability analysis and applies several additional elements, including actual interest rate indices and margins, contractual limitations and the U.S. Treasury yield curve as of the balance sheet date. In addition, the model uses consistent parallel yield curve ramps (in both directions) to determine possible changes in net interest income if the theoretical yield curve ramps occurred gradually. Net interest income analysis also adjusts the asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

The asset and liability analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). This asset and liability analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability but does not necessarily provide an accurate indicator of interest rate risk because the assumptions used in the analysis may not reflect our actual response to market changes.

Quantitative analysis. The table below sets forth, as of March 31, 2015, the estimated changes in the Bank’s NPV and net interest income that would result from the designated changes in interest rates. This data is for Clifton Savings Bank and its subsidiary only and does not include any assets of Clifton Bancorp. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one-year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We estimate changes in NPV or net interest income for an interest rate decrease of 100 basis points or an increase of 200 basis points.

	Net Portfolio Value (2)			Net Interest Income
					(Decrease) in Estimated Net Interest Income
	Estimated	Estimated Increase (Decrease)
Change in Interest Rates Basis				Estimated Net Interest

Point (bp) (1)	NPV	Amount	Percent	Income (3)	Amount	Percent
	(Dollars in thousands)
+200 bp	212,934	($46,229)	(17.84)%	$25,437	($624)	(2.39)%
0	259,163	—	—	26,061	—	—
(100)	267,795	8,632	3.33	25,819	(242)	(0.93)

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one-year period at all maturities.

The table set forth above indicates that at March 31, 2015, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 17.84% decrease in NPV and a $624,000, or 2.39%, decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 3.33% increase in NPV and a $242,000, or 0.93%, decrease in net interest income. NPV is a theoretical liquidation calculation that assumes Clifton Savings Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions we may take in response to changes in interest rates.

Certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV and net interest income table presented above assumes the composition of the Bank’s interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions we may take in response to changes in interest rates such as changing the mix of assets and liabilities, which could change the results of the NPV and net interest income calculations. The table also assumes a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provide an indication of our sensitivity to interest rate changes at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effects of changes in market interest rates on the Bank’s NPV and net interest income and will differ from actual results.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan and mortgage-backed securities amortization and repayments, and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are generally predictable sources of funds, deposit flows, mortgage and mortgage-backed securities prepayments and investment securities calls are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings and (5) the objectives of our asset/liability management program. Excess liquid assets are invested generally in short-to intermediate-term U.S. Treasury and government agency obligations.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities and strategies during any given period. At March 31, 2015, cash and cash equivalents totaled $49.3 million, including interest-bearing deposits of $36.7 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $18.3 million at March 31, 2015. On March 31, 2015, we had $107.5 million in Federal Home Loan Bank advances outstanding. In addition, if we require funds beyond our ability to generate them internally, we can borrow funds from the FHLB under an overnight advance program up to our maximum borrowing capacity based on our ability to collateralize such borrowings. Additionally, we have the ability to borrow funds of up to an aggregate of $88.0 million at two large financial institutions under established, unsecured, overnight lines of credit at a daily adjustable interest rate.

At March 31, 2015, we had $6.8 million in loan origination commitments outstanding and $5.0 million in commitments to purchase loans. In addition to commitments to originate and purchase loans, at March 31, 2015, we had $5.0 million in unused home equity lines of credit. Certificates of deposit due within one year of March 31, 2015 totaled $244.6 million, or 35.0% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2016. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

We have historically remained highly liquid and our liquidity position has remained stable over the past two fiscal years, not considering stock subscription deposits received in connection with the second-step conversion. We have no material commitments or demands that are likely to affect our liquidity other than as set forth in this annual report. Consequently, we intend to make additional investments in long-term loans and mortgage-backed securities which will decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demands or commitments were to occur, we could access FHLB borrowings or our lines of credit.

Clifton Bancorp is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, Clifton Bancorp alone is responsible for paying any dividends declared to its shareholders. Clifton Bancorp also may repurchase shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that the Bank may declare and pay to Clifton Bancorp in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency (but with prior notice to the Office of the Comptroller of the Currency), cannot exceed net income for that year to date plus retained net income for the preceding two calendar years. On a stand-alone basis, Clifton Bancorp Inc. had liquid assets of $89.8 million, which included $73.5 million in cash and cash equivalents and $16.3 million in securities available for sale at March 31, 2015.

The following table presents certain of our contractual obligations at March 31, 2015.

	Payments Due by Period at March 31, 2015
Contractual Obligations	Total at March 31, 2015	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$2,509	$518	$1,002	$506	$483
Certificates of deposit	493,853	244,635	146,878	95,248	7,092
FHLB advances	107,500	65,000	32,500	10,000	—
Defined benefit plan obligations	3,294	102	156	98	2,938
Undisbursed funds from approved lines of credit	5,018	100	134	865	3,919
Other commitments to extend credit	11,780	11,780	—	—	—

	$623,954	$322,135	$180,670	$106,717	$14,432

(1)	Real property leases.

Our primary investing activities are the origination of loans and the purchase of securities. During the year ended March 31, 2015, we originated $78.2 million of loans and purchased $118.9 million of securities. We also purchased $49.4 million of loans during the year ended March 31, 2015. In fiscal 2014, we originated $115.3 million of loans and purchased $64.3 million of securities. We also purchased $77.1 million of loans during the year ended March 31, 2014. In fiscal 2013, we originated $60.0 million of loans and purchased $199.8 million of securities and $47.3 million of loans.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $64.4 million for the year ended March 31, 2015, a net increase in total deposits of $220,000 for the year ended March 31, 2014 and a net decrease in total deposits of $62.6 million for the year ended March 31, 2013. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We continue to manage cost of funds by allowing controlled, higher-priced deposit runoff in an effort to maintain the net interest margin and spread in the current economic environment. We price our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. FHLB advances decreased $35.0 million for the year ended March 31, 2015 as a result of the repayment of short and long-term borrowings. During the year ended March 31, 2015, there were no new borrowings. We had $107.5 million, $142.5 million and $52.5 million in FHLB advances outstanding at March 31, 2015, 2014 and 2013, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, Common Equity Tier 1 Capital, and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Bancorp and Clifton Savings Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Bancorp and Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At March 31, 2015, we exceeded all of our regulatory capital requirements. In January 2015, the most recent notification from the Office of the Comptroller of the Currency, we were considered “well capitalized” under regulatory guidelines as of June 30, 2014.

Off-Balance Sheet Arrangements

In the normal course of operations, we may engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For additional information see note 13 of the notes to the consolidated financial statements included in this annual report.

For the years ended March 31, 2015, 2014, and 2013 we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

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

Management’s Report on Internal Control over Financial Reporting

The management of Clifton Bancorp and its subsidiaries (collectively the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system is a process designed to provide reasonable assurance to the management and Board of Directors regarding the preparation and fair presentation of published consolidated financial statements.

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

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2015. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013). Based on its assessment, management believes that, as of March 31, 2015, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued a report on the effective operation of the Company’s internal control over financial reporting as of March 31, 2015, a copy of which is included in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Bancorp Inc. and Subsidiaries

Clifton, New Jersey

We have audited Clifton Bancorp Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Clifton Bancorp Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of March 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended and our report dated June 5, 2015 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 5, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Bancorp Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Bancorp Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Bancorp Inc. and Subsidiaries as of March 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Bancorp Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2015, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 5, 2015 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 5, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) for the year ended March 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries for the year ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Virchow Krause, LLC

Clark, New Jersey

June 6, 2013

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
	2015	2014
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$12,579	$167,021
Interest-bearing deposits in other banks	36,729	25,560

Cash and Cash Equivalents	49,308	192,581
Securities available for sale, at fair value	18,314	3,599
Securities held to maturity, at cost (fair value of $409,554 at March 31, 2015 and $421,064 at March 31, 2014):	400,561	418,696
Loans receivable	644,559	587,578
Allowance for loan losses	(3,475)	(3,071)

Net Loans	641,084	584,507

Bank owned life insurance	55,858	42,037
Premises and equipment	7,108	7,397
Federal Home Loan Bank of New York stock	6,041	7,889
Interest receivable	3,274	3,281
Other assets	5,376	6,003

Total Assets	$1,186,924	$1,265,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$12,897	$17,101
Interest bearing	686,579	746,811

Total Deposits	699,476	763,912
Advances from Federal Home Loan Bank of New York	107,500	142,500
Advance payments by borrowers for taxes and insurance	6,837	6,127
Stock subscription deposits	—	154,345
Other liabilities and accrued expenses	5,110	4,969

Total Liabilities	818,923	1,071,853

Commitments and Contingencies
Stockholders’ Equity
Preferred stock ($.01 par value), 10,000,000 shares authorized; none issued or outstanding at March 31, 2015; 1,000,000 shares authorized; none issued or outstanding at March 31, 2014	—	—
Common stock ($.01 par value), 85,000,000 shares authorized; 27,325,847 issued and outstanding at March 31, 2015; 75,000,000 shares authorized; 30,530,470 issued and 26,528,999 outstanding at March 31, 2014	273	305
Paid-in capital	275,341	136,688
Deferred compensation obligation under Rabbi Trust	273	346
Retained earnings	105,032	104,110
Treasury stock, at cost; 4,001,471 shares at March 31, 2014	—	(43,250)
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(12,437)	(3,480)
Accumulated other comprehensive loss	(481)	(315)
Stock held by Rabbi Trust	—	(267)

Total Stockholders’ Equity	368,001	194,137

Total Liabilities and Stockholders’ Equity	$1,186,924	$1,265,990

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2015	2014	2013
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$23,150	$21,023	$19,441
Mortgage-backed securities	8,998	10,243	12,710
Debt securities	2,657	2,256	3,018
Other interest-earning assets	357	215	224

Total Interest Income	35,162	33,737	35,393

Interest Expense
Deposits	6,707	7,702	9,477
Advances	2,327	2,160	2,360

Total Interest Expense	9,034	9,862	11,837

Net Interest Income	26,128	23,875	23,556
Provision for Loan Losses	717	777	762

Net Interest Income after Provision for Loan Losses	25,411	23,098	22,794

Non-Interest Income
Fees and service charges	218	261	212
Bank owned life insurance	2,088	1,038	922
Gain on sale of securities	2,005	566	647
Net loss on disposal of premises and equipment	—	—	(3)
Loss on extinguishment of debt	—	—	(527)
Loss on write-down of land held for sale	—	—	(99)
Other	2	2	2

Total Non-Interest Income	4,313	1,867	1,154

Non-Interest Expenses
Salaries and employee benefits	9,751	8,598	7,405
Occupancy expense of premises	1,512	1,609	1,510
Equipment	1,476	1,248	1,206
Directors’ compensation	993	865	845
Advertising and marketing	386	237	247
Professional services	750	701	663
Federal deposit insurance premium	533	508	498
Other	1,705	1,315	1,537

Total Non-Interest Expenses	17,106	15,081	13,911

Income before Income Taxes	12,618	9,884	10,037
Income Taxes	4,064	3,419	3,427

Net Income	$8,554	$6,465	$6,610

Net Income per Common Share
Basic	$0.33	$0.25	$0.26

Diluted	$0.33	$0.25	$0.26

Dividends per common share	$0.30	$0.18	$0.24

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	25,537,669	25,391,199	25,148,854

Diluted	25,698,486	25,632,731	25,230,955

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Net income	$8,554	$6,465	$6,610

Other comprehensive income (loss):
Gross unrealized holding gain (loss) on securities available for sale, net of income (taxes) benefit of ($55), $96, and $178, respectively	80	(140)	(258)
Reclassification adjustment for net realized gains on securities available for sale, net of income taxes of $42, $120, and $264, respectively (A)	(60)	(175)	(383)
Benefit plan (loss) gain, net of income benefit (taxes) of $152, ($91), and $88, respectively	(219)	138	(126)
Benefit plan amortization, net of income (taxes) benefit of ($23), ($38), and $27, respectively (B)	33	50	(40)

Total other comprehensive (loss)	(166)	(127)	(807)

Total comprehensive income	$8,388	$6,338	$5,803

(A)	Net realized gain and related income taxes are included in the consolidated statements of income within the gain on sale of securities and income taxes lines, respectively.
(B)	Benefit plan amounts represent the amortization of past service cost and unrecognized net loss; such amounts are included in the consolidated statements of income within the directors’ compensation line. The related income tax amounts are included in income taxes.

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2015, 2014 and 2013

	Common Stock		Paid-In Capital	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income (Loss)	Stock Held by Rabbi Trust
	Shares	Par Value								Total
	(In Thousands, Except Share and Per Share Data)
Balance — March 31, 2012	26,138,138	$305	$135,965	$273	$101,835	$(47,363)	$(4,946)	$619	$(227)	$186,461
Net income	—	—	—	—	6,610	—	—	—	—	6,610
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(807)	—	(807)
ESOP shares committed to be released	—	—	49	—	—	—	733	—	—	782
Purchase of treasury stock	(2,602)	—	—	—	—	(27)	—	—	—	(27)
Stock option expense	—	—	76	—	—	—	—	—	—	76
Restricted stock awards earned	—	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	1,879	—	1	19	—	19	—	—	(20)	19
Tax benefit from stock based compensation	—	—	6	—	—	—	—	—	—	6
Exercise of stock options	29,237	—	(5)	—	—	304	—	—	—	299
Cash dividends declared ($0.24 per share)	—	—	—	—	(6,153)	—	—	—	—	(6,153)

Balance — March 31, 2013	26,166,652	305	136,154	292	102,292	(47,067)	(4,213)	(188)	(247)	187,328
Net income	—	—	—	—	6,465	—	—	—	—	6,465
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(127)	—	(127)
ESOP shares committed to be released	—	—	179	—	—	—	733	—	—	912
Purchase of treasury stock	(1,283)	—	—	—	—	(15)	—	—	—	(15)
Forfeited restricted stock awards	(409)	—	5	—	—	(5)	—	—	—	—
Stock option expense	—	—	44	—	—	—	—	—	—	44
Restricted stock awards earned	—	—	61	—	—	—	—	—	—	61
Funding of Supplemental Executive Retirement Plan	1,896	—	—	54	—	20	—	—	(20)	54
Tax benefit from stock based compensation	—	—	357	—	—	—	—	—	—	357
Exercise of stock options	362,143	—	(112)	—	—	3,817	—	—	—	3,705
Cash dividends declared ($0.18 per share)	—	—	—	—	(4,647)	—	—	—	—	(4,647)

Balance — March 31, 2014	26,528,999	305	136,688	346	104,110	(43,250)	(3,480)	(315)	(267)	194,137
Net income	—	—	—	—	8,554	—	—	—	—	8,554
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(166)	—	(166)
ESOP shares committed to be released	—	—	329	—	—	—	1,279	—	—	1,608
Stock option expense	—	—	20	—	—	—	—	—	—	20
Restricted stock awards granted	1,753	—	—	—	—	—	—	—	—	—
Restricted stock awards earned	—		52							52
Forfeited restricted stock awards	(1,175)	—	—	—	—	—	—	—	—	—
Repurchase restricted stock awards	(887)	—	(11)	—	—	—	—	—	—	(11)
Funding of Supplemental Executive Retirement Plan	—	—	—	236	—	—	—	—	(25)	211
Supplemental Executive Retirement Plan distribution	—	—	—	(309)	—	—	—	—	292	(17)
Tax benefit from stock based compensation	—	—	361	—	—	—	—	—	—	361
Exercise of stock options	734,007	7	7,665	—	—	—	—	—	—	7,672
Cash dividends declared ($0.30 per share)	—	—	—	—	(7,632)	—	—	—	—	(7,632)
Second-step conversion and stock offering, net of offering expenses	63,150	(39)	130,237	—	—	43,250	(10,236)	—	—	163,212

Balance — March 31, 2015	27,325,847	$273	$275,341	$273	$105,032	$—	$(12,437)	$(481)	$—	$368,001

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Cash Flows From Operating Activities
Net income	$8,554	$6,465	$6,610
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	594	635	627
Net amortization (accretion) of deferred fees and costs, premiums and discounts	613	105	(18)
Provision for loan losses	717	777	762
Net loss on disposal of premises and equipment	—	—	3
Realized gain on sale of securities available for sale	(102)	(295)	(647)
Realized gain on sale of securities held to maturity	(1,903)	(271)	—
Loss on extinguishment of debt	—	—	527
Loss on write-down of land held for sale	—	—	99
Loss on write-down of real estate owned	—	11	46
Loss (gain) on sale of real estate owned	7	(75)	1
Decrease (increase) in interest receivable	7	(104)	750
Deferred income tax expense (benefit)	226	(433)	119
Decrease (increase) in other assets	969	(546)	734
(Decrease) increase in accrued interest payable	(24)	92	(115)
Increase (decrease) in other liabilities	165	434	(328)
Income from bank owned life insurance	(2,088)	(1,038)	(922)
ESOP shares committed to be released	1,608	912	782
Restricted stock expense	52	61	62
Stock option expense	20	44	76
Increase in deferred compensation obligation under Rabbi Trust	194	54	19

Net Cash Provided by Operating Activities	9,609	6,828	9,187

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	1,607	6,902	60,533
Securities held to maturity	98,129	99,852	229,071
Proceeds from sale of securities available for sale	1,022	4,659	8,827
Proceeds from sale of securities held to maturity	23,287	5,579	—
Proceeds from sale of real estate owned	117	645	92
Redemptions of Federal Home Loan Bank of New York stock	1,976	58	2,130
Purchases of:
Securities available for sale	(17,231)	—	(15,000)
Securities held to maturity	(101,651)	(64,341)	(184,835)
Loans receivable	(49,952)	(77,989)	(48,600)
Bank owned life insurance	(12,500)	(5,500)	(7,000)
Premises and equipment	(305)	(191)	(396)
Federal Home Loan Bank of New York stock	(128)	(4,050)	(900)
Net (increase) decrease in loans receivable	(7,784)	(50,788)	27,762

Net Cash (Used in) Provided by Investing Activities	(63,413)	(85,164)	71,684

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Cash Flows From Financing Activities
Net (decrease) increase in deposits	$(64,436)	$220	$(62,583)
Net (decrease) increase in short-term advances from Federal Home Loan Bank of New York	(30,000)	30,000	—
Proceeds from long-term advances from Federal Home Loan Bank of New York	—	60,000	5,000
Payments on long-term advances from Federal Home Loan Bank of New York	(5,000)	—	(31,706)
Stock subscription deposits received	—	154,345	—
Net increase (decrease) in payments by borrowers for taxes and insurance	710	1,056	(68)
Net proceeds from stock offering	8,867	—	—
Repurchase restricted stock award	(11)	—	—
Exercise of stock options	7,672	3,705	299
Dividends paid	(7,632)	(4,647)	(6,153)
Purchase of treasury stock	—	(15)	(27)
Income tax benefit from stock based compensation	361	357	6

Net Cash (Used in) Provided by Financing Activities	(89,469)	245,021	(95,232)

Net (Decrease) Increase in Cash and Cash Equivalents	(143,273)	166,685	(14,361)
Cash and Cash Equivalents — Beginning	192,581	25,896	40,257

Cash and Cash Equivalents — Ending	$49,308	$192,581	$25,896

Supplemental Information:
Cash paid during the period for:
Interest on deposits and borrowings	$9,058	$9,769	$11,952

Income taxes paid	$3,224	$3,144	$3,995

Non cash activities:
Transfer from loans receivable to real estate owned	$124	$366	$215

Amount (settled with) due brokers for security purchases	$—	$(3,050)	$3,050

Issuance of common stock funded by stock subscriptions received prior to April 1, 2014	$154,345	$—	$—

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements include the accounts of Clifton Bancorp Inc. (the “Company”), the Company’s wholly-owned subsidiary, Clifton Savings Bank (the “Bank”) and the Bank’s wholly-owned subsidiary, Botany Inc. (“Botany”). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events” the Company has evaluated events and transactions occurring subsequent to March 31, 2015 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

Plan of Conversion and Reorganization

On November 20, 2013, the Boards of Directors of the former Clifton Savings Bancorp, Inc., the Bank and former Clifton MHC adopted an Amended and Restated Plan of Conversion and Reorganization (the “Plan of Conversion”), which amended and restated in its entirety the plan of conversion previously approved on November 8, 2010, pursuant to which a reorganization from the two-tier mutual holding company structure to the stock holding company structure would be effected. Pursuant to the Plan of Conversion: (1) Clifton MHC merged with and into Clifton Savings Bancorp, Inc., with Clifton Savings Bancorp, Inc. being the surviving entity (the “MHC Merger”); (2) Clifton Savings Bancorp, Inc. merged with and into a newly formed Maryland corporation named Clifton Bancorp Inc. (the “Holding Company”); (3) the Bank became a wholly-owned subsidiary of the Holding Company; (4) the shares of common stock of Clifton Savings Bancorp, Inc. held by persons other than Clifton MHC (whose shares were canceled) were converted into shares of common stock of the Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; and (5) the Company offered and sold shares of its common stock to certain depositors and borrowers of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

The Company completed the Plan of Conversion and second step stock offering on April 1, 2014. A total of 17,059,448 shares of common stock were sold in the subscription offering at $10.00 per share, including 1,023,566 shares purchased by the Bank’s Employee Stock Ownership Plan. As part of the conversion, each of the existing 9,737,241 shares of Company common stock owned by persons other than Clifton MHC was converted into 0.9791 shares of Clifton Bancorp Inc. common stock. As a result of the conversion, all share information for periods prior to April 1, 2014 had been adjusted to reflect the 0.9791 exchange ratio.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gain or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2015 and 2014.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities (Continued)

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

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Securities available for sale and held to maturity consist of investment and mortgage-backed securities backed by the U.S. Government and investment grade corporate and municipal bonds. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

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

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. The Bank considers one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans to be homogeneous and, therefore, does not generally separately evaluate them for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, the Company modifies the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. The Bank’s holding requirement varies based on the Bank’s activities, primarily its outstanding borrowings, with the FHLB. The Bank’s investment in FHLB stock is carried at cost. The Bank conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed during the years ended March 31, 2015, 2014 and 2013.

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

Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at fair market value less estimated costs to sell at the date of foreclosure establishing a new cost basis. After acquisition, foreclosed properties are held for sale and carried at the lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2015, 2014 and 2013. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended March 31, 2015, 2014, and 2013. The tax years subject to examination by the taxing authorities are the years ended December 31, 2014, 2013, and 2012 for federal purposes and the years ended December 31, 2014, 2013, 2012, and 2011 for state purposes.

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

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for employee stock ownership plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. As a result of the second step conversion, the 2014 and 2013 periods were adjusted to reflect the 0.9791 exchange ratio. Basic and diluted EPS have been determined based on the adjusted numbers of weighted average shares. The calculation of diluted EPS for the years ended March 31, 2015, 2014 and 2013 includes incremental shares related to outstanding options of 160,817, 241,532, and 82,100, respectively. Shares issued, or retired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2015, 2014 and 2013, the average number of options which were antidilutive totaled 1,404, -0- and -0-, respectively.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Recent Accounting Pronouncements

On January 17, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40); Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure.” The amendments in the ASU clarify when an in substance repossession or foreclosure occurs — that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this standard effective April 1, 2015 did not have a material impact on the Company’s consolidated financial statements.

On May 28, 2014, the FASB and International Accounting Standards Board (“IASB”) issued their final standard on revenue from contracts with customers. The standard, issued as ASU 2014-09 by the FASB and as IFRS 152 by the IASB, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The goals of the revenue recognition project are to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements while also providing “a more robust framework for addressing revenue issues.” The boards believe that the standard will improve the consistency of requirements, comparability of revenue recognition practices, and usefulness of disclosures. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. The adoption of this standard effective April 1, 2017 is not expected to have a material impact on the Company’s consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale and held to maturity for the dates indicated are as follows:

	March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$—	$—	$5,000
Mortgage-backed securities:
Federal National Mortgage Association	13,107	207	—	13,314

Total available for sale securities	$18,107	$207	$—	$18,314

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$3,425	$174	$—	$3,599

Total available for sale securities	$3,425	$174	$—	$3,599

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SECURITIES (CONTINUED)

	March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$74,904	$393	$16	$75,281
Corporate bonds	45,009	1,291	—	46,300
Municipal bonds	16,139	23	1	16,161

	136,052	1,707	17	137,742

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	56,286	1,673	132	57,827
Federal National Mortgage Association	191,117	5,102	413	195,806
Government National Mortgage Association	17,106	1,122	49	18,179

	264,509	7,897	594	271,812

Total held to maturity securities	$400,561	$9,604	$611	$409,554

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$69,938	$244	$152	$70,030
Corporate bonds	49,981	1,536	—	51,517

	119,919	1,780	152	121,547

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	79,158	2,599	1,407	80,350
Federal National Mortgage Association	198,798	3,560	5,203	197,155
Government National Mortgage Association	20,821	1,313	122	22,012

	298,777	7,472	6,732	299,517

Total held to maturity securities	$418,696	$9,252	$6,884	$421,064

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	March 31,
	2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Due after one through five years	$5,000	$5,000	$—	$—

Mortgage-backed securities:
Due after five through ten years	2,151	2,151	—	—
Due after ten years	10,956	11,163	3,425	3,599

	13,107	13,314	3,425	3,599

Total available for sale securities	$18,107	$18,314	$3,425	$3,599

Held to maturity:
Debt securities:
Due less than one year	$19,383	$19,461	$4,968	$5,006
Due after one through five years	85,398	86,186	94,948	96,184
Due after five through ten years	25,497	26,269	20,003	20,357
Due after ten years	5,774	5,826	—	—

	136,052	137,742	119,919	121,547

Mortgage-backed securities:
Due after one through five years	13,272	13,172	3,279	3,479
Due after five through ten years	74,203	74,686	81,854	78,452
Due after ten years	177,034	183,954	213,644	217,586

	264,509	271,812	298,777	299,517

Total held to maturity securities	$400,561	$409,554	$418,696	$421,064

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. The Company’s mortgage-backed securities are generally secured by residential mortgage loans with contractual maturities of 15 years or greater, and multi-family loans with maturities of five to ten years. However, the effective lives of those securities are generally shorter than their contractual maturities due to principal amortization and prepayment of the loans within those securities. Investors in pass-through securities generally share in the receipt of principal repayments on a pro-rata basis as paid by the borrowers.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SECURITIES (CONTINUED)

The age of gross unrealized losses and the fair value of related securities at March 31, 2015 and 2014 were as follows:

	Less Than 12 Months		12 Months or More		Total
March 31, 2015	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$4,996	$4	$9,988	$12	$14,984	$16
Municipal bonds	2,999	1	—	—	2,999	1

	7,995	5	9,988	12	17,983	17
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	—	—	8,364	132	8,364	132
Federal National Mortgage Association	20,293	18	22,524	395	42,817	413
Government National Mortgage Association	—	—	1,494	49	1,494	49

	20,293	18	32,382	576	52,675	594

Total held to maturity securities	$28,288	$23	$42,370	$588	$70,658	$611

	Less Than 12 Months		12 Months or More		Total
March 31, 2014	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$39,787	$152	$—	$—	$39,787	$152

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	33,882	1,405	169	2	34,051	1,407
Federal National Mortgage Association	105,693	4,546	10,473	657	116,166	5,203
Government National Mortgage Association	—	—	1,461	122	1,461	122

	139,575	5,951	12,103	781	151,678	6,732

Total held to maturity securities	$179,362	$6,103	$12,103	$781	$191,465	$6,884

Management does not believe that any of the unrealized losses at March 31, 2015 (three bonds of Government-sponsored enterprises and three municipal bonds included in debt securities, and twelve FNMA mortgage-backed securities, two FHLMC mortgage-backed securities, and one GNMA mortgage-backed security) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and its subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of their amortized cost.

During the year ended March 31, 2015, proceeds from sales of securities held to maturity and a sale of security available for sale totaled $23.3 million and $1.0 million, respectively, resulting in gross realized gains of $1.9 million and $102,000, respectively. During the year ended March 31, 2014, proceeds from sales of securities available for sale totaled $4.7 million and proceeds from sales of securities held to maturity totaled $5.6 million, resulting in gross realized gains of $295,000 and $272,000, respectively, and gross realized losses of $-0- and $1,000, respectively. The remaining principal balance for each of the securities held to maturity sold was less than 15% of the original principal purchased. The proceeds from sales of securities available for sale totaled $8.8 million during the year ended March 31, 2013, and the gross realized gains on the sales totaled approximately $647,000. There were no sales of securities held to maturity during the year ended March 31, 2013.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loans receivable portfolio is segmented into real estate and consumer loans. Real estate loans consist of the following classes: one- to four-family real estate, multi-family real estate, commercial real estate, and construction real estate. Consumer loans consist of the following classes: second mortgage loans, equity lines of credit and passbook or certificate and other consumer loans.

The following is a summary of loans by segments and the classes within those segments:

	March 31,
	2015	2014
	(In Thousands)
Real estate:
One- to four-family	$557,301	$526,670
Multi-family	35,410	21,565
Commercial	38,838	25,156
Construction	611	553

	632,160	573,944
Consumer:
Second mortgage	7,121	8,661
Passbook or certificate	602	758
Equity lines of credit	2,556	2,255
Other loans	70	60

	10,349	11,734

Total Loans	642,509	585,678

Loans in process	(533)	(207)
Net purchase premiums, discounts, and deferred loan costs	2,583	2,107

	2,050	1,900

Total Loans, Net	$644,559	$587,578

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

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

Real Estate:

1. One- to Four-Family Loans — consists of loans secured by first liens on either owner occupied or investment properties. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio.

2. Multi-Family Loans — consists of loans secured by multi-family real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards.

3. Commercial Loans — consists of loans secured by commercial real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank believes it has always had conservative underwriting standards. These loans are affected by economic conditions to a greater degree than one- to four-family and multi-family loans.

4. Construction Loans — consists primarily of the financing of construction of one- to four family properties or construction/permanent loans for the construction of one- to four-family homes to be occupied by the borrower. Construction loans generally are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to uncertainty of construction costs. Independent inspections are performed prior to disbursement of loan proceeds as construction progresses to mitigate these risks. These loans are also affected by economic conditions.

Consumer:

1. Second Mortgage and Equity Lines of Credit — consists of one- to four-family loans secured by first, second or third liens (when the Bank has the two other lien positions) or, in one instance, a commercial property. These loans are affected by the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one- to four-family first lien loans as these loans are also dependent on the value of underlying properties, but have the added risk of a subordinate collateral position.

2. Passbook or Certificate and Other Loans — consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. Unsecured loans, included in other loans, are two loans in a New Jersey loan fund and they also are considered a low credit risk.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

In addition, the Office of the Comptroller of the Currency (the “OCC”), as an integral part of its examination process, periodically reviews the Bank’s loan portfolio and the related allowance for loan losses. The OCC may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

The change in the allowance for loan losses for the years ended March 31, 2015, 2014 and 2013 is as follows:

	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2014:
Total allowance for loan losses	$2,460	$186	$224	$2	$45	$1	$153	$3,071
Charge-offs	(313)	—	—	—	—	—	—	(313)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	557	164	129	(1)	(3)	(1)	(128)	717

At March 31, 2015:
Total allowance for loan losses	$2,704	$350	$353	$1	$42	$—	$25	$3,475

	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500
Charge-offs	(194)	(28)	—	—	—	—	—	(222)
Recoveries	16	—	—	—	—	—	—	16
Provision charged to operations	511	27	125	(3)	7	—	110	777

At March 31, 2014:
Total allowance for loan losses	$2,460	$186	$224	$2	$45	$1	$153	$3,071

	One-to Four -Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090
Charge-offs	(402)	—	—	—	—	—	—	(402)
Recoveries	50	—	—	—	—	—	—	50
Provision charged to operations	746	(6)	(6)	1	(4)	—	31	762

At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allocation of the allowance for loan losses and related loans by loan class at March 31, 2015 and 2014.

March 31, 2015	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,704	350	353	1	42	—	25	3,475

Total	$2,704	$350	$353	$1	$42	$—	$25	$3,475

Loans:
Individually evaluated for impairment	$885	$784	$439	$—	$13	$—	$—	$2,121
Collectively evaluated for impairment	556,416	34,626	38,399	611	9,664	672	—	640,388

Total	$557,301	$35,410	$38,838	$611	$9,677	$672	$—	$642,509

March 31, 2014	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,460	186	224	2	45	1	153	3,071

Total	$2,460	$186	$224	$2	$45	$1	$153	$3,071

Loans:
Individually evaluated for impairment	$387	$208	$247	$—	$—	$—	$—	$842
Collectively evaluated for impairment	526,283	21,357	24,909	553	10,916	818	—	584,836

Total	$526,670	$21,565	$25,156	$553	$10,916	$818	$—	$585,678

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The aggregate amount of classified loan balances are as follows at March 31, 2015 and 2014:

March 31, 2015	One-to Four -Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$551,681	$34,828	$38,399	$611	$9,585	$672	635,776
Classified:
Special mention	1,008	—	—	—	19	—	1,027
Substandard	4,612	582	439	—	73	—	5,706
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$557,301	$35,410	$38,838	$611	$9,677	$672	$642,509

March 31, 2014	One-to Four -Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$520,172	$21,565	$24,909	$553	$10,848	$818	578,865
Classified:
Special mention	1,322	—	—	—	31	—	1,353
Substandard	5,176	—	247	—	37	—	5,460
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$526,670	$21,565	$25,156	$553	$10,916	$818	$585,678

The following table provides information with respect to our nonaccrual loans at March 31, 2015 and 2014. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. Nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

	March 31,
	2015	2014
	(In Thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$4,555	$4,848
Multi-family	581	—
Commercial	439	247
Consumer and other loans:
Second mortgage	73	37

Total nonaccrual loans	$5,648	$5,132

During the years ended March 31, 2015, 2014 and 2013, interest income of approximately $190,000, $251,000, and $201,000, respectively, was recognized on these loans on a cash basis. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $265,000, $242,000, and $296,000, respectively, for the years ended March 31, 2015, 2014, and 2013.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table provides information about delinquencies in our loan portfolio at March 31, 2015 and 2014.

March 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One- to four-family	$1,289	$239	$3,262	$4,790	$552,511	$557,301
Multi-family	—	—	581	581	34,829	35,410
Commercial	—	—	439	439	38,399	38,838
Construction	—	—	—	—	611	611
Consumer and other loans:
Second mortgage and equity lines of credit	13	—	60	73	9,604	9,677
Passbook or certificate and other loans	4	—	—	4	668	672

Total	$1,306	$239	$4,342	$5,887	$636,622	$642,509

March 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One- to four-family	$2,278	$914	$2,150	$5,342	$521,328	$526,670
Multi-family	—	—	—	—	21,565	21,565
Commercial	—	—	247	247	24,909	25,156
Construction	—	—	—	—	553	553
Consumer and other loans:
Second mortgage and equity lines of credit	24	—	37	61	10,855	10,916
Passbook or certificate and other loans	—	—	—	—	818	818

Total	$2,302	$914	$2,434	$5,650	$580,028	$585,678

There were no loans that are past due greater than 90 days that were accruing as of March 31, 2015 and 2014.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Impaired loans, none of which had a related allowance at or for the years ended March 31, 2015, 2014 and 2013, were as follows:

At or For The Year Ended March 31, 2015	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$885	$1,058	$746	$20
Multi-family	784	810	250	12
Commercial	439	439	351	16
Consumer and other loans:
Second mortgage	13	13	4	—

Total impaired loans	$2,121	$2,320	$1,351	$48

At or For The Year Ended March 31, 2014	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$387	$558	$376	$17
Multi-family	208	235	80	7
Commercial	247	247	249	12

Total impaired loans	$842	$1,040	$705	$36

At or For The Year Ended March 31, 2013	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One- to four-family	$528	$718	$593	$19
Commercial	251	251	253	12

Total impaired loans	$779	$969	$846	$31

The recorded investment in loans modified in a troubled debt restructuring totaled $784,000 at March 31, 2015, of which $7,000 was 60 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2015. The recorded investment in loans modified in a troubled debt restructuring totaled $523,000 at March 31, 2014, of which $8,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2014. The recorded investment in loans modified in a troubled debt restructuring totaled $528,000 at March 31, 2013, of which $217,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and had complied with the terms of their restructure agreements at March 31, 2013. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Bank works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Bank records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents troubled debt restructurings by class during the periods indicated.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Charge-off Recorded Upon Restructuring
	(Dollar In Thousands)
Year Ended March 31, 2015
One- to Four-Family Real Estate	2	$269	$274	$7
Second Mortgage Consumer Loan	1	13	13	—
Year Ended March 31, 2014
Multi-Family Real Estate	1	$237	$210	$27

There were no new troubled debt restructurings during the year ended March 31, 2013, or defaults that occurred within twelve months of restructuring during the years ended March 31, 2015, 2014 and 2013.

The Bank has granted loans to certain officers and directors of the Bank and to their associates. The activity with respect to these loans is as follows:

	Years Ended March 31,
	2015	2014
	(In Thousands)
Balance, beginning	$907	$1,140
Loans originated	40	—
No longer associated persons	—	(159)
Collection of principal	(76)	(74)

Balance, ending	$871	$907

NOTE 4 — PREMISES AND EQUIPMENT

	March 31,
	2015	2014
	(In Thousands)
Land and land improvements	$3,561	$3,561
Buildings and improvements	7,050	7,043
Furnishings and equipment	3,170	3,023
Leasehold improvements	589	599

	14,370	14,226
Accumulated depreciation and amortization	(7,262)	(6,829)

	$7,108	$7,397

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — PREMISES AND EQUIPMENT (CONTINUED)

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $568,000, $602,000 and $538,000 for the years ended March 31, 2015, 2014 and 2013, respectively. The Bank leases six building spaces. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. At March 31, 2015, the minimum obligation under all non-cancellable lease agreements, which expire through September 30, 2025, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2016	$518
2017	551
2018	451
2019	293
2020	213
2021 — 2026	483

$2,509

NOTE 5 — DEPOSITS

	March 31,
	2015			2014
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
	(Dollars In Thousands)
Demand accounts:
Non-interest bearing	0.00%	$12,897	1.85%	0.00%	$17,101	2.24%
Crystal Checking	0.15	11,640	1.66	0.15	13,281	1.74
NOW	0.05	24,830	3.55	0.10	24,550	3.21
Super NOW	0.10	473	0.07	0.15	205	0.03
Money Market	0.15	17,152	2.45	0.15	19,958	2.61

	0.08	66,992	9.58	0.10	75,095	9.83
Savings and club accounts	0.16	138,631	19.82	0.15	149,981	19.63
Certificates of deposit	1.25	493,853	70.60	1.24	538,836	70.54

Total Deposits	0.92%	$699,476	100.00%	0.91%	$763,912	100.00%

Certificates of deposit with balances of $100,000 or more at March 31, 2015 and 2014 totaled approximately $201.8 million and $216.7 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2015	2014
	(In Thousands)
One year or less	$244,635	$287,294
After one to two years	105,367	130,439
After two to three years	41,511	49,032
After three to four years	44,537	18,408
After four to five years	50,711	38,382
Thereafter	7,092	15,281

	$493,853	$538,836

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Demand	$72	$80	$111
Savings and club	236	418	324
Certificates of deposits	6,399	7,204	9,042

	$6,707	$7,702	$9,477

NOTE 6 — ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2015		2014
	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
Due one year or less	$65,000	0.91%	$35,000	0.45%
After one to two years	—	—	65,000	0.91
After two to three years	32,500	3.82	—	—
After three to four years	10,000	4.04	32,500	3.82
After four to five years	—	—	10,000	4.04

	$107,500	2.08%	$142,500	1.68%

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2015	2014
	(In Thousands)
Available for Sale:
Mortgage-backed securities	$—	$1,177

Held to maturity:
Debt security — Government-sponsored enterprises	10,000	25,000
Mortgage-backed securities	102,017	125,192

	112,017	150,192

	$112,017	$151,369

At March 31, 2015, the Bank could borrow funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Members in good standing can borrow up to 50% of their assets size as long as they have qualifying collateral support the advance and purchase of FHLB capital stock. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two financial institutions under established unsecured overnight lines of credit at a daily adjustable interest rate. There were no drawings on these lines at March 31, 2015 and 2014.

During the year ended March 31, 2013, $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded as a loss on extinguishment of debt in July 2012.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

Stock Repurchase Plan

On March 11, 2015, the Company announced that the Board of Directors authorized a stock repurchase plan to acquire up to 2,731,000 shares, or 10% of the Company’s outstanding stock. The repurchase program was effective on April 2, 2015; therefore, no stock was repurchased under the plan through March 31, 2015.

Regulatory Capital

The Company and its subsidiary Bank are subject to regulatory capital requirements promulgated by the federal banking agencies. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the OCC has similar requirement for the Company’s subsidiary bank.

Prior to January 1 2015, quantitative measures were established by regulation to ensure capital adequacy which required the Bank to maintain minimum amounts and ratios of Total, Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Core tier 1 capital to adjusted total assets (as defined).

Effective January 1, 2015, the Company adopted the Basel III final rule. Based on the Company’s capital levels and statement of condition composition at March 31, 2015, the implementation of the new rule had no material impact on our regulatory capital level or ratios at the Bank level. The new rule establishes limits at the Company level and increases the minimum Tier 1 capital to risk based assets requirement from 4% to 6% of risk-weighted assets; establishes a new common equity Tier 1 capital; and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The new rule has a capital conservation buffer requirement that will be phased in beginning January 1, 2016 through January 1, 2019, when the full capital conservation buffer requirement will be effective. Management believes, as of March 31, 2015 and 2014, that the Bank met all capital adequacy requirements to which it was subject.

The following table sets forth the Company’s and the Bank’s capital positions at March 31, 2015 and the Bank’s capital position at March 31, 2014 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
March 31, 2015:
Total risk-based capital (to risk-weighted assets)
Bank	$249,980	45.96%	$43,508	8.00%	$54,385	10.00%
Company	371,957	67.51	44,075	8.00	55,094	10.00
Tier 1 capital (to risk-weighted assets)
Bank	246,505	45.33	32,631	6.00	43,508	8.00
Company	368,482	66.88	33,056	6.00	44,075	8.00
Common equity (tier 1) capital (to risk-weighted assets)
Bank	246,505	45.33	24,473	4.50	35,350	6.50
Company	368,482	66.88	24,792	4.50	35,811	6.50
Core (tier 1) capital (to average total assets)
Bank	246,505	21.55	45,752	4.00	57,189	5.00
Company	368,482	30.88	47,735	4.00	59,669	5.00
March 31, 2014:
Total risk-based capital (to risk-weighted assets)	$172,716	35.67%	$38,740	8.00%	$48,426	10.00%
Tier 1 capital (to risk-weighted assets)	169,645	35.03	19,370	4.00	29,055	6.00
Core (tier 1) capital (to adjusted total assets)	169,645	13.41	50,586	4.00	63,233	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	169,645	13.41	18,970	1.50	—	—

In January 2015, the most recent notification from the OCC categorized the Bank as well capitalized as of June 30, 2014, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Current tax expense:
Federal income	$3,226	$3,176	$2,767
State income	612	676	541

Total current income tax expense	3,838	3,852	3,308
Deferred tax expense (benefit):
Federal income	183	(342)	111
State income	43	(91)	8

Total deferred income tax expense (benefit)	226	(433)	119

Total Income Tax Expense	$4,064	$3,419	$3,427

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2015	2014	2013
	(Dollars In Thousands)
Federal income tax at the statutory rate	$4,290	$3,361	$3,413
Increase (decrease) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	433	387	363
Bank owned life insurance income	(710)	(353)	(314)
Incentive stock option expense	1	1	3
Other, net	50	23	(38)

Total Income Tax Expense	$4,064	$3,419	$3,427

Effective income tax rate	32.2%	34.6%	34.1%

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2015	2014
	(In Thousands)
Deferred income tax assets:
Pension costs	$928	$1,081
Allowance for loan losses	1,420	1,255
Depreciation	294	256
Post-retirement benefits and healthcare obligations	417	289
Non-qualified benefit plans	255	617
Employee Stock Ownership Plan	368	307
Supplemental Executive Retirement Plan	112	171
Other benefit plans	18	20
Other	271	186

Total Deferred Tax Assets	4,083	4,182
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(85)	(72)

Net Deferred Tax Asset Included in Other Assets	$3,998	$4,110

Retained earnings at March 31, 2015 and 2014 includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — EMPLOYEE BENEFIT PLANS

ESOP

Effective upon the consummation of the Bank’s reorganization in March 2004, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and had at least 1,000 hours of service and had attained the age of 21. The ESOP used $11.0 million in proceeds from a term loan obtained from the Company to purchase 1,076,126 shares of Company common stock. The term loan principal is payable over fifteen equal annual installments through December 31, 2018. Interest on the term loan is fixed at a rate of 4.00%.

Upon completion of the Company’s second-step conversion in April 2014, a second ESOP was offered to eligible employees. The ESOP used $10.2 million in proceeds from a term loan obtained from the Company to purchase 1,023,566 shares of the Company’s common stock at a price of $10.00 per share. The term loan principal is payable over twenty equal annual installments, except 2014, which has a partial year, through December 31, 2033. Interest on the term loan is fixed at a rate of 3.25%.

Each year, the Bank makes discretionary contributions to the ESOP, which will be equal to principal and interest payments required on the term loans. The loans are further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation, as described by the ESOP, in the year of allocation.

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $1.5 million, $807,000 and $622,000 for the years ended March 31, 2015, 2014 and 2013, respectively.

The ESOP shares were as follows:

	March 31,
	2015	2014
	(In Thousands)
Allocated shares	603	645
Shares committed to be released	24	7
Unearned shares	1,234	341

Total ESOP Shares	1,861	993

Fair value of unearned shares	$17,414	$4,079

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan, pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and three months of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. After one year of service, for each dollar up to 4.5% of compensation, the Bank matches 50% of the employee’s contribution. The Plan’s expense for the years ended March 31, 2015, 2014, and 2013 was approximately $92,000, $94,000, and $90,000, respectively.

Supplemental Executive Retirement Plan (“SERP”)

Effective upon the consummation of the Bank’s reorganization in March 2004, a SERP was established. The SERP was amended in January 2014. The SERP provides for supplemental retirement benefits with respect to its ESOP and the 401(k) plan. The plan provides benefits to eligible officers (those designated by the Board of Directors of Clifton Savings Bank) that cannot be provided under the 401(k) plan or the ESOP as a result of eligibility requirements of the plans and/or limitations imposed by the IRC, but that would have been provided under the plans, but for these eligibility requirements and/or IRC limitations. In addition to providing benefits that would otherwise be lost as a result of the IRC limitations on tax-qualified plans, the SERP also provides a supplemental benefit upon a change of control prior to the scheduled repayment of the ESOP loan.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — EMPLOYEE BENEFIT PLANS (CONTINUED)

Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the SERP on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the years ended March 31, 2015, 2014, and 2013, was approximately $226,000, $62,000 and $28,000, respectively. At March 31, 2015 and 2014, the accrued SERP liability included in other liabilities and obligation under SERP included in equity totaled $273,000 and $418,000, respectively.

NOTE 10 — STOCK-BASED COMPENSATION

At the Company’s annual stockholders’ meeting held on July 14, 2005, stockholders of the Company approved the Clifton Bancorp Inc. 2005 Equity Incentive Plan. Under this plan, the Company could grant options to purchase up to 1,464,727 shares of Company common stock and could grant up to 585,891 shares of common stock as restricted stock awards. At March 31, 2015, there were no shares remaining for future option grants and restricted stock awards under the plan.

On December 7, 2005, 573,000 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.44 per share. Twenty percent of the shares awarded were immediately vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, 34,269 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $9.03 per share. Twenty percent of the shares awarded vest annually. On January 7, 2015, 1,753 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $13.32 per share. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2015, 2014 and 2013, approximately $52,000, $61,000 and $62,000, respectively, in expense was recognized in regard to these restricted stock awards. The Company recognized approximately $21,000, $24,000, and $25,000 of income tax benefits resulting from this expense for the years ended March 31, 2015, 2014 and 2013, respectively. The total fair value of stock awards vested during the years ended March 31, 2015, 2014 and 2013 were approximately $75,000, $85,000, and $70,000, respectively. The expected future compensation expense relating to the 7,628 non-vested restricted shares outstanding at March 31, 2015 is $32,000 over a weighted average period of 1.2 years.

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2013	20,561	$9.03
Vesting	(6,853)	9.03
Forfeited	(409)	9.03

Non-vested at March 31, 2014	13,299	9.03
Granted	1,753	13.32
Vesting	(6,249)	9.03
Forfeited	(1,175)	9.03

Non-vested at March 31, 2015	7,628	10.02

On August 31, 2005, options to purchase 1,452,505 shares of common stock at $10.46 per share were awarded and will expire on August 31, 2015. Immediately upon grant, twenty percent of the options awarded were vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, options to purchase 161,429 shares of common stock at an exercise price of $9.03 per share were awarded and will expire no later than ten years following the grant date. On January 7, 2015, options to purchase 11,030 shares of common stock at an exercise price of $13.32 per share were awarded and will expire no later than ten years following the grant date. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on either an accelerated attribution basis or a straight line basis over the requisite service period. During the years ended March 31, 2015, 2014 and 2013, approximately $20,000, $44,000 and $76,000, respectively, in stock option expense, was recorded net of income tax benefits of $8,000, $16,000 and $27,000, respectively. The expected future compensation expense relating to the 41,850 non-vested options outstanding at March 31, 2015 is $22,000 over the weighted average period of 1.4 years.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2013	1,427,135	$10.30
Exercised	(354,578)	10.46		$829,928

Outstanding at March 31, 2014	1,072,557	10.25	2.12 Years	1,848,962
Granted	11,030	13.32
Forfeited or cancelled	(4,403)	10.46
Exercised	(734,007)	10.46		1,860,808

Outstanding at March 31, 2015	345,177	9.93	2.79 Years	1,444,950

Exercisable at March 31, 2015	303,327	9.89	2.30 Years	1,279,631

Shares issued upon the exercise of stock options were issued from treasury stock through March 31, 2014. Beginning April 1, 2014, shares issued for stock option exercises were distributed from authorized but unissued shares.

NOTE 11 — DEFINED BENEFIT PLANS

Directors’ Retirement Plan

The Directors’ Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis.

The following table sets forth the funded status for the Directors’ Retirement Plan and amounts recognized in the consolidated statements of financial condition.

	March 31,
	2015	2014
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation — beginning	$3,295	$3,317
Service cost	178	160
Interest cost	119	138
Actuarial (gain) loss	525	(231)
Benefits paid	(89)	(89)
Settlements	(806)	—

Benefit obligation — ending	3,222	3,295

Change in plan assets:
Fair value of plan assets — beginning	—	—
Employer contribution	895	89
Benefits paid	(89)	(89)
Settlements	(806)	—

Fair value of plan assets — ending	—	—

Funded status and accrued pension cost included in other liabilities	$(3,222)	$(3,295)

Assumptions:
Discount rate	3.75%	4.50%
Rate of increase in compensation	4.50%	4.50%

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — DEFINED BENEFIT PLANS (CONTINUED)

The Bank expects to make contributions to the plan during the year ending March 31, 2016, totaling approximately $97,000. At March 31, 2015, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2016	$97
2017	106
2018	40
2019	41
2020	45
2021-2025	469

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2015	2014	2013
	(Dollars In Thousands)
Service cost	$178	$160	$63
Interest cost	119	138	133
Net amortization and deferral	62	93	73
Settlement charge	171	—	117

Net Periodic Pension Cost Included in Directors’ Compensation	$530	$391	$386

Assumptions:
Discount rate	4.50%	4.25%	4.25%
Rate of increase in compensation	4.50%	5.00%	4.50%

At March 31, 2015 and 2014, unrecognized net loss of $1.0 million and $682,000 and unrecognized prior service cost of $50,000 and $89,000, respectively, were included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2016, $52,000 of unrecognized net loss and $37,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — DEFINED BENEFIT PLANS (CONTINUED)

The following table sets forth the funded status for a former president’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2015	2014
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation — beginning	$57	$59
Interest cost	2	2
Actuarial loss	18	1
Benefits paid	(5)	(5)

Benefit obligation — ending	72	57

Change in plan assets:
Fair value of plan assets — beginning	—	—
Employer contribution	5	5
Benefits paid	(5)	(5)

Fair value of plan assets — ending	—	—

Funded status and accrued pension cost included in other liabilities	$(72)	$(57)

Assumed discount rate	3.75%	4.50%

The Bank expects to make contributions to the plan during the year ending March 31, 2016, totaling approximately $5,000. At March 31, 2015, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2016	$5
2017	5
2018	5
2019	6
2020	6
2021-2025	26

Net periodic pension (benefit) for the plan included the following components:

	Years Ended March 31,
	2015	2014	2013
	(Dollars In Thousands)
Interest cost	$2	$2	$3
Net amortization and deferral	(5)	(5)	(6)

Net Periodic (Benefit)	$(3)	$(3)	$(3)

Assumed discount rate	4.50%	4.25%	4.50%

Current medical trend	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2015 and 2014, unrecognized net gain of $42,000 and $65,000 was included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2016, $3,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — DEFINED BENEFIT PLANS (CONTINUED)

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2015:

	1%
	Increase	Decrease
	(In Thousands)
Effect on total service and interest costs	$3	$2

Effect on post-retirement benefit obligation	$77	$67

NOTE 12 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting guidance on fair value measurement establishes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

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

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2015 and 2014 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2015:
Securities available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$—	$5,000	$—
Mortgage-backed securities:
Federal National Mortgage Association	13,314	—	13,314	—

Total securities available for sale	$18,314	$—	$18,314	$—

March 31, 2014:
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$3,599	$—	$3,599	$—

Total securities available for sale	$3,599	$—	$3,599	$—

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2015 and 2014 are as follow:

Description	Carrying Value	(Level 1) Quoted Prices Markets for Identical Assets	(Level 2) Significant Observable Inputs	(Level 3) Unobservable Inputs
	(In Thousands)
March 31, 2015:
Impaired loans	$245	$—	$—	$245
March 31, 2014
Impaired loans	$72	$—	$—	$72

There were no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2015 and 2014.

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized adjusted Level 3 input to determine fair value.

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(Dollars in Thousand)
March 31, 2015
Impaired Loans	$245	Market valuation of underlying collateral (1)	Selling costs (2)	7%(7%)
March 31, 2014
Impaired Loan	$72	Market valuation of underlying collateral (1)	Selling costs (2)	9%(9%)

(1)	Fair value is based on either contract sales process or third party appraisals.
(2)	Includes estimated costs to sell.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at March 31, 2015 and 2014:

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Real Estate Owned

Real estate owned, acquired through foreclosure or deed-in-lieu of foreclosure, is initially recorded at fair value less estimated costs to sell and subsequently carried at the lower of such initially recorded amount or current fair value less estimated selling costs. Fair value is estimated through current appraisals by a licensed appraiser and, as such, foreclosed real estate properties are classified as Level 3.

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

As of March 31, 2015 and 2014, the fair value of the commitments to extend credit was not considered to be material.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying amounts and fair values of financial instruments are as follows:

March 31, 2015	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$49,308	$49,308	$49,308	$—	$—
Securities available for sale	18,314	18,314	—	18,314	—
Securities held to maturity	400,561	409,554	—	409,554	—
Net loans receivable	641,084	645,801	—	—	645,801
Federal Home Loan Bank of New York stock	6,041	6,041	—	6,041	—
Interest receivable	3,274	3,274	—	3,274	—
Financial liabilities:
Deposits	699,476	704,788	—	704,788	—
FHLB advances	107,500	111,008	—	111,008	—
Interest payable	244	244	—	244	—

March 31, 2014	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$192,581	$192,581	$192,581	$—	$—
Securities available for sale	3,599	3,599	—	3,599	—
Securities held to maturity	418,696	421,064	—	421,064	—
Net loans receivable	584,507	584,131	—	—	584,131
Federal Home Loan Bank of New York stock	7,889	7,889	—	7,889	—
Interest receivable	3,281	3,281	—	3,281	—
Financial liabilities:
Deposits	763,912	768,233	—	768,233	—
FHLB advances	142,500	146,655	—	146,655	—
Stock subscription deposits	154,345	154,345	154,345	—	—
Interest payable	267	267	—	267	—

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — COMMITMENTS AND CONTINGENCIES

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

At March 31, 2015, the Bank had outstanding commitments to originate one- to four-family mortgage loans totaling approximately $6.5 million, which included $3.6 million for fixed rate loans with interest rates ranging from 2.75% to 4.00%, and $2.9 million for adjustable rate loans with initial interest rates ranging from 2.75% to 3.375%. Outstanding loan commitments at March 31, 2014 totaled $2.2 million. These commitments generally expire in three months or less.

At March 31, 2015, the Bank had no outstanding commitments to originate multi-family and commercial real estate loans. Outstanding loan commitments to originate multi-family and commercial real estate loans at March 31, 2014 totaled $10.7 million. These commitments generally expire in three months or less.

At March 31, 2015, the Bank also had outstanding commitments to purchase $5.0 million in one- to four-family mortgage loans, which included $4.5 million in loans with fixed interest rates ranging from 3.00% to 4.00%, and a $480,000 adjustable rate loan with an initial rate of 3.25%. At March 31, 2014, purchase commitments totaled $8.2 million.

At March 31, 2015 and 2014, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $5.0 million and $5.2 million, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The Bank also had commitments of $105,000 for adjustable rate home equity lines of credit with an initial interest rate of 3.25%, and a commitment of $250,000 for a 4.00% fixed rate home equity loan.

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

NOTE 14 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) included in stockholders’ equity are as follows:

	March 31,
	2015	2014
	(In Thousands)
Net unrealized gain on securities available for sale	$207	$174
Tax effect	(85)	(72)

Net of tax amount	122	102

Benefit plan adjustments	(1,021)	(706)
Tax effect	418	289

Net of tax amount	(603)	(417)

Accumulated other comprehensive loss	$(481)	$(315)

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Bancorp Inc. (Parent company only) at March 31, 2015 and 2014 and for the years ended March 31, 2015, 2014 and 2013.

STATEMENTS OF CONDITION

	March 31,
	2015	2014
	(In Thousands)
ASSETS
Cash and due from banks	$56,416	$173,587
Interest bearing deposits in other bank	17,052	—

Cash and Cash Equivalents	73,468	173,587
Securities available for sale, at fair value	16,342	—
Securities held to maturity, at cost	18,726	920
Loans receivable from Bank	13,338	4,231
Investment in subsidiary	245,954	169,758
Interest receivable	249	45
Other assets	72	63

Total Assets	$368,149	$348,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$148	$122
Stock subscription deposits	—	154,345
Stockholders’ equity	368,001	194,137

Total Liabilities and Stockholders’ Equity	$368,149	$348,604

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Income:
Dividends from subsidiary	$8,000	$5,000	$—
Interest on loans	490	193	223
Interest on securities	303	43	101
Interest on other interest-earning assets	52	—	—

Total Income	8,845	5,236	324
Non-interest expenses	704	650	592

Income (Loss) before Income Taxes and Equity in Undistributed Earnings of Subsidiary	8,141	4,586	(268)
Income tax expense (benefit)	33	(139)	(90)

Income (Loss) before Equity in Undistributed Earnings of Subsidiary	8,108	4,725	(178)
Equity in undistributed earnings of subsidiary	446	1,740	6,788

Net Income	8,554	6,465	6,610
Other comprehensive loss	(166)	(127)	(807)

Comprehensive Income	$8,388	$6,338	$5,803

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW

	Years Ended March 31,
	2015	2014	2013
	(In Thousands)
Cash Flows From Operating Activities
Net income	$8,554	$6,465	$6,610
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization (accretion) of premiums and discounts	98	(1)	(1)
(Increase) decrease in interest receivable	(204)	9	46
(Increase) decrease in other assets	(92)	(6)	30
Increase in other liabilities	61	14	4
Deferred compensation obligation under Rabbi Trust	—	19	19
Equity in undistributed earnings of subsidiary	(446)	(1,740)	(6,788)

Net Cash Provided by (Used In) Operating Activities	7,971	4,760	(80)

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	986	—	—
Securities held to maturity	14,205	455	8,992
Purchases of:
Securities available for sale	(17,231)	—	—
Securities held to maturity	(32,089)	—	—
Repayment of loans receivable from Bank	1,129	782	751
Repayment of loan receivable from Clifton MHC	—	—	500
Cash dividends paid on unallocated ESOP shares used to repay loans receivable from Bank	(329)	(77)	(149)
Additional investment in Clifton Savings Bank	(83,666)	—	—

Net Cash (Used In) Provided by Investing Activities	(116,995)	1,160	10,094

Cash Flows From Financing Activities
Net proceeds from stock offering	8,867	—	—
Dividends paid	(7,632)	(4,647)	(6,153)
Stock subscription deposits received	—	154,345	—
Purchase of treasury stock	—	(15)	(27)
Funding restricted stock awards	23	—	—
Purchase of forfeited restricted stock awards	(14)	—	—
Repurchase of restricted stock awards	(11)	(5)	—
Exercise of stock options	7,672	3,705	299

Net Cash Provided by (Used in) Financing Activities	8,905	153,383	(5,881)

Net (Decrease) Increase in Cash and Cash Equivalents	(100,119)	159,303	4,133
Cash and Cash Equivalents — Beginning	173,587	14,284	10,151

Cash and Cash Equivalents — Ending	$73,468	$173,587	$14,284

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — QUARTERLY FINANCIAL DATA (UNAUDITED)

As a result of the completion of the mutual to stock conversion on April 1, 2014, the weighted average numbers of common shares and common stock equivalents outstanding, both basic and diluted, for all preceding periods, were retroactively adjusted to reflect the 0.9791 exchange ratio for holders of Clifton Savings Bancorp, Inc. shares receiving Clifton Bancorp Inc. shares.

	Quarter Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015
	(In Thousands, Except Per Share Data)
Interest income	$8,712	$8,899	$8,993	$8,558
Interest expense	2,311	2,317	2,249	2,157

Net Interest Income	6,401	6,582	6,744	6,401
Provision for loan losses	138	301	178	100
Non-interest income	348	474	397	3,094
Non-interest expenses	4,137	4,532	4,075	4,362
Income taxes	852	744	948	1,520

Net Income	$1,622	$1,479	$1,940	$3,513

Net income per common share — basic	$0.06	$0.06	$0.08	$0.14

Net income per common share — diluted	$0.06	$0.06	$0.08	$0.13

Dividends per common share	$0.12	$0.06	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,244	25,333	25,594	25,979

Diluted	25,413	25,521	25,728	26,073

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

	Quarter Ended
	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
	(In Thousands, Except Per Share Data)
Interest income	$8,187	$8,310	$8,583	$8,657
Interest expense	2,514	2,514	2,491	2,343

Net Interest Income	5,673	5,796	6,092	6,314
Provision for loan losses	180	356	128	113
Non-interest income	883	321	311	352
Non-interest expenses	3,673	3,624	3,613	4,171
Income taxes	955	732	907	825

Net Income	$1,748	$1,405	$1,755	$1,557

Net income per common share — basic	$0.07	$0.06	$0.07	$0.06

Net income per common share — diluted	$0.07	$0.05	$0.07	$0.06

Dividends per common share	$0.06	$0.06	$0.06	$—

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,279	25,309	25,387	25,590

Diluted	25,508	25,555	25,643	25,817

Stock Performance Graph

The following graph compares the cumulative total stockholder return on Clifton Bancorp’s common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested at the close of business on March 31, 2010.

	Period Ending
Index	03/31/10	03/31/11	03/31/12	03/31/13	03/31/14	03/31/15
Clifton Bancorp Inc.	100.00	131.28	118.01	144.35	137.74	166.34
NASDAQ Composite	100.00	117.19	131.69	141.42	142.61	168.67
SNL Thrift Index	100.00	95.63	90.45	106.38	130.47	139.98

Source: SNL Financial LC, Charlottesville, VA

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 6, 2015, at the Venetian located at 546 River Drive, Garfield, New Jersey 07026.

Stock Listing

Clifton Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSBK.”

Price Range of Common Stock

The following table sets forth the high and low sales prices of Clifton Bancorp’s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter. Share information for fiscal 2014 has been revised to reflect the 0.9791 exchange ratio resulting from the completion of Clifton Savings Bank’s second-step conversion on April 1, 2014.

	Year Ended March 31,
	2015			2014
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
First quarter	$12.78	$11.29	$0.12	$12.75	$11.81	$0.06
Second quarter	$13.06	$12.03	$0.06	$13.22	$12.00	$0.06
Third quarter	$13.78	$12.45	$0.06	$13.21	$12.56	$0.06
Fourth quarter	$14.17	$13.12	$0.06	$13.62	$11.56	$0.00

At May 29, 2015, there were 1,118 holders of record of Clifton Bancorp common stock.

Stockholder and General Inquiries

Bart D’Ambra

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Annual and Other Reports

A copy of the Clifton Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2015, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D’Ambra, Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accountants

BDO USA, LLP

90 Woodbridge Center Drive

Woodbridge, New Jersey 07095

Corporate Counsel

Kilpatrick Townsend & Stockton LLP

Suite 900

607 14th Street, NW

Washington, DC 20005

Transfer Agent

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Directors and Officers

Directors of Clifton Bancorp Inc. and Clifton Savings Bank	Executive Officers of Clifton Bancorp Inc.	Officers of Clifton Savings Bank
Paul M. Aguggia Chairman of the Board, President and Chief Executive Officer — Clifton Bancorp Inc. and Clifton Savings Bank	Paul M. Aguggia President and Chief Executive Officer	Paul M. Aguggia President and Chief Executive Officer

Stephen Adzima President — Universal Electric Motor Service Inc.	Christine R. Piano, CPA Executive Vice President, Chief Financial Officer and Treasurer	Bart D’Ambra Executive Vice President, Chief Operating Officer and Corporate Secretary

Thomas A. Miller Retired Owner — The T.A. Miller & Co., Inc.	Bart D’Ambra Executive Vice President and Corporate Secretary	Stephen A. Hoogerhyde Executive Vice President and Chief Lending Officer

John H. Peto Real Estate Investor	Stephen A. Hoogerhyde Executive Vice President	Christine R. Piano, CPA Executive Vice President and Chief Financial Officer

Charles J. Pivirotto Managing Shareholder — Pivirotto & Company, CPA’s, PA	Patricia C. Hrotko Executive Vice President	Patricia C. Hrotko Executive Vice President and Chief Revenue Officer

Cynthia Sisco Property Management		Tracy Tripucka Senior Vice President and Commercial Loan Officer

Joseph C. Smith President — Smith-Sondy Asphalt Construction Co.		Ted Munley Senior Vice President and Branch Coordinator

Linda Fisher Senior Vice President and Mortgage Officer

Nancy Na Senior Vice President and Controller

Bernadette McDonald Senior Vice President — Human Resources

Richard M. Bzdek Senior Vice President and Enterprise Risk Manager

Claire L. Giancola Senior Vice President — Retail Banking

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

Loan Department

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