Form 10-K, Exhibit 13
period 2016-03-31
Clifton Bancorp Inc.
filed 2016-06-08
CIK 1592329

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

	At March 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,253,127	$1,186,924	$1,265,990	$1,016,084	$1,101,440
Loans receivable, net	780,229	641,084	584,507	456,812	436,833
Cash and cash equivalents	31,069	49,308	192,581	25,896	40,257
Securities	357,462	418,875	422,295	478,127	574,209
Deposits	694,662	699,476	763,912	763,692	826,275
FHLB advances	231,500	107,500	142,500	52,500	78,679
Stock subscription deposits	—	—	154,345	—	—
Total stockholders’ equity	315,277	368,001	194,137	187,328	186,461

	Year Ended March 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$35,345	$35,162	$33,737	$35,393	$41,074
Interest expense	9,102	9,034	9,862	11,837	16,149

Net interest income	26,243	26,128	23,875	23,556	24,925
Provision for loan losses	1,065	717	777	762	247

Net interest income after provision for loan losses	25,178	25,411	23,098	22,794	24,678
Non-interest income (excluding gains and losses)	1,796	2,308	1,301	1,136	1,078
Net loss on disposal of premises and equipment	(2)	—	—	(3)	(9)
Loss on write-down of land for sale	—	—	—	(99)	(156)
Loss on extinguishment of debt	—	—	—	(527)	—
Gain on sale of securities	72	2,005	566	647	—
Non-interest expenses	19,101	17,106	15,081	13,911	13,539

Income before income taxes	7,943	12,618	9,884	10,037	12,052
Income taxes	2,542	4,064	3,419	3,427	4,175

Net income	$5,401	$8,554	$6,465	$6,610	$7,877

Basic and diluted earnings per share	$0.22	$0.33	$0.25	$0.26	$0.31

At or For the Year Ended March 31,
2016	2015	2014	2013	2012
Performance Ratios:
Return on average assets	0.46%	0.70%	0.59%	0.63%	0.70%
Return on average equity	1.59%	2.38%	3.41%	3.54%	4.30%
Interest rate spread (1)	2.10%	2.09%	2.20%	2.18%	2.13%
Net interest margin (2)	2.39%	2.36%	2.37%	2.39%	2.36%
Non-interest expense to average assets	1.62%	1.41%	1.39%	1.33%	1.20%
Efficiency ratio (3)	67.95%	56.19%	58.59%	56.30%	52.40%
Average interest-earning assets to average interest-bearing liabilities	1.35	x	1.33	x	1.17	x	1.18	x	1.15	x
Average equity to average assets	28.95%	29.55%	17.42%	17.81%	16.29%
Basic and diluted earnings per share	$0.22	$0.33	$0.25	$0.26	$0.31
Dividends per share (4)	$0.30	$0.30	$0.18	$0.24	$0.24
Dividend payout ratio (4)	135.40%	89.22%	71.88%	93.09%	26.77%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.56%	0.54%	0.52%	0.55%	0.48%
Allowance for loan losses as a percent of nonperforming loans	119.19%	61.53%	59.84%	42.41%	55.38%
Net charge-offs to average outstanding loans during the period	0.03%	0.05%	0.04%	0.08%	0.01%
Nonperforming loans as a percent of total gross loans	0.47%	0.88%	0.88%	1.29%	0.86%
Nonperforming assets as a percent of total assets	0.30%	0.48%	0.41%	0.60%	0.36%

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(4)	Reflects outstanding shares of common stock for all periods except for the 2012 period, which reflects only shares of common stock held by stockholders other than Clifton MHC as Clifton MHC waived its receipt of dividends.

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

Increasing our multi-family and commercial real estate lending. We continue to diversify our loan portfolio beyond residential mortgage loans with the origination of multi-family and commercial real estate loans in New Jersey and New York. During the year ended March 31, 2016, our multi-family and commercial real estate loan portfolio increased $79.4 million, or 106.9%, and at March 31, 2016 was 19.7% of our total loan portfolio. We believe the expansion of our multi-family and commercial real estate lending will help diversify our balance sheet, improve our profitability and interest rate risk exposure and increase our presence in our market area. During the year ended March 31, 2016, we purchased $38.5 million in participations in commercial real estate loans from in-market lenders and we will continue to consider selectively purchasing multi-family and commercial real estate loans as circumstance dictate.

Continuing to emphasize residential portfolio lending. Our primary lending focus historically has been the origination of one- to four-family mortgage loans. At March 31, 2016, 79.0% of our total loan portfolio consisted of one- to four-family mortgage loans. We believe there are opportunities to increase our residential mortgage lending in our market area. During the year ended March 31, 2016, our one- to four-family real estate loan portfolio increased $60.4 million, or 10.8%. We utilize conservative underwriting strategies for all of our lending products. We currently originate loans solely for our own portfolio, rather than for sale, and we service all of the loans we originate. To further supplement our loan originations, we have also purchased loans, which we underwrite using the conservative underwriting procedures we use when originating loans. We also service most of our purchased loans. Purchased one- to four-family real estate loans totaled $40.0 million in fiscal 2015 and $42.1 million in fiscal 2016. We will continue to consider selectively purchasing residential mortgage loans as circumstances dictate.

Continuing conservative underwriting practices in order to maintain a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and mitigate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. At March 31, 2016, nonperforming loans were 0.47% of the total loan portfolio and 0.29% of total assets. Although we intend to increase our multi-family and commercial real estate lending, we will do so consistent with our loan underwriting and credit administration standards.

Stockholder-focused management of capital coupled with opportunistic acquisitions. We believe that maintaining a strong capital base is critical to support our long-range business plan. We also intend to manage our capital position, using appropriate capital management tools, to return excess capital to our stockholders, consistent with applicable regulations and policies. We approved a new stock repurchase program that became effective on April 2, 2015 and was extended in October 2015, and we expect to continue stock repurchases subject to market conditions and regulatory restrictions. We have repurchased a total of $56.3 million of our common stock since April 2, 2015.

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

Enhancing core earnings by increasing lower cost transaction and savings accounts and continuing our emphasis on operational efficiencies. Transaction and savings deposit accounts are a lower cost source of funds than time deposits, and we have made a concerted effort to increase lower cost transaction and savings deposit accounts and reduce our dependence on traditionally higher cost certificates of deposit. Our ratio of certificates of deposit to total deposits has decreased from 77.2% at March 31, 2012 to 67.8% at March 31, 2016. We intend to market our core transaction and savings accounts, through our commercial relationships as well as by emphasizing additional product offerings and our high quality service. We also recognize that controlling operating expenses is essential to our long-term profitability. Our efficiency ratio for the year ended March 31, 2016 was 67.95%. While our efficiency ratio has been negatively impacted as a result of our expansion of our lending efforts, technology enhancements, branching, the hiring of additional personnel and the implementation of benefit plans, we intend to continue to focus on operational efficiencies.

Leveraging our competitive strengths to attract and retain customers. We believe that our competitive strengths are personalized, superior customer service and extensive knowledge of our markets and borrowers. We believe that we can leverage these strengths to attract and retain customers. We also believe that there is an increasing population of potential customers who seek the personalized service of a community bank in both retail and small business arenas. We plan to continue to enhance our technologies, in existing and new branches, to enhance the customer experience and ultimately increase the efficiency of our operations.

Overview

Income. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

To a much lesser extent, we also recognize pre-tax income from fee and service charge income—the compensation we receive from providing products and services—and the increase in the cash surrender value of bank owned life insurance. We earn fee and service charge income from deposit accounts, late loan payments, loan commitments and ATM usage. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income.

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

Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits. We have recently recognized additional annual employee compensation and benefit expenses resulting from the purchase of shares by our employee stock ownership plan, as well as the implementation of the 2015 Equity Incentive Plan. ESOP and equity based compensation expenses are based on the fair market value of the shares of common stock at particular points of time. We have recently recognized additional expense from the recruitment, hiring and training of key talent. Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities. Equipment expenses include fees paid to our third-party data processing provider, telephone expense and expenses and depreciation charges related to premises and banking equipment. We recently have recognized additional expenses related to the opening of our new branch in Hoboken, New Jersey and will have similar additional expenses associated with the new branch openings, including Montclair, New Jersey.

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

Statement of Financial Condition

General. Total assets increased $66.2 million, or 5.6%, to $1.25 billion at March 31, 2016 from $1.19 billion at March 31, 2015. Loans receivable, net, increased $139.1 million, or 21.7%, to $780.2 million at March 31, 2016 from $641.1 million at March 31, 2015. The increase during the year ended March 31, 2016 resulted primarily from the Bank’s continued emphasis on the growth of its loan portfolio through its origination and participation activities. Clifton Savings Bank continues to supplement its internal origination volume with purchases from various sources. The largest increase in the loan portfolio was in multi-family and commercial real estate loans which increased $79.4 million, or 106.9%. Securities decreased $61.4 million, or 14.7%, to $357.5 million at March 31, 2016 from $418.9 million at March 31, 2015. Cash and cash equivalents decreased $18.2 million, or 37.0%, to $31.1 million at March 31, 2016 from $49.3 million at March 31, 2015. Proceeds from calls, maturities and repayments on securities, additional advances from the FHLB and cash and cash equivalents were used to fund loan portfolio growth. Bank owned life insurance increased by $304,000 to $56.2 million at March 31, 2016 from $55.9 million at March 31, 2015. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance is an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projects the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that we can purchase. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2016, Clifton Savings Bank’s ownership of $56.2 million of bank owned life insurance did not exceed its regulatory maximum of $61.5 million. Deposits decreased $4.8 million, or 0.7%, to $694.7 million at March 31, 2016 from $699.5 million at March 31, 2015.

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

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a lesser extent, multi-family and commercial real estate, commercial lines of credit, and construction loans. At March 31, 2016, real estate mortgage loans totaled $771.3 million, or 98.7% of total loans, compared to $632.2 million, or 98.4% of total loans, at March 31, 2015. The increase in these loans during the year ended March 31, 2016 was due to the Bank’s continued emphasis on the growth of its loan portfolio while repayment levels remained stable. Purchases of one- to four-family, multi-family and commercial loans increased to $80.6 million during the year ended March 31, 2016. Loans are purchased from various sources, including mortgage brokers and other lenders. We continue to diversify our loan portfolio beyond residential mortgage loans with the origination of multi-family and commercial real estate loans.

At March 31, 2015, real estate mortgage and construction loans totaled $632.2 million, or 98.4% of total loans, compared to $573.9 million, or 98.0% of total loans, at March 31, 2014. The increase in these loans during the year ended March 31, 2015 was due to the Bank’s continued emphasis on the growth of its loan portfolio while repayment levels remained stable.

At March 31, 2016, the outstanding balance of loans that were purchased and are serviced by other institutions totaled $71.4 million.

The largest segment of our mortgage loan portfolio is one- to four-family loans. At March 31, 2016 and 2015, one- to four-family loans totaled $617.7 million and $557.3 million, respectively, and represented 80.1% and 88.2% of total real estate loans and 79.0% and 86.7% of total loans, respectively. One- to four-family mortgage loans increased $60.4 million, or 10.8%, during the year ended March 31, 2016 and increased $30.6 million, or 5.8%, during the year ended March 31, 2015.

We originate and purchase multi-family and commercial real estate loans, which totaled $153.6 million and $74.2 million, and represented 19.7% and 11.6% of total loans as of March 31, 2016 and March 31, 2015, respectively. Multi-family and commercial real estate loans increased $79.4 million, or 106.9%, during the year ended March 31, 2016 and increased $27.5 million, or 58.9%, during the year ended March 31, 2015.

During the year ended March 31, 2016, we started to offer secured and unsecured commercial lines of credit. These loans totaled $201,000, and represented 0.03% of total loans at March 31, 2016.

We also originate consumer loans such as second mortgage loans, loans secured by passbook or certificate accounts, and home equity lines of credit. Consumer loans totaled $9.9 million and $10.3 million and represented 1.3% and 1.6% of total loans at March 31, 2016 and 2015, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$617,694	79.04%	$557,301	86.74%	$526,670	89.92%
Multi-family	56,244	7.20	35,410	5.51	21,565	3.68
Commercial	97,379	12.46	38,838	6.04	25,156	4.30
Construction	—	0.00	611	0.10	553	0.09

Total real estate loans	771,317	98.70	632,160	98.39	573,944	97.99

Commercial lines of credit	201	0.03	—	—	—	—

Consumer:
Second mortgage	6,173	0.79	7,121	1.11	8,661	1.48
Passbook or certificate	600	0.08	602	0.09	758	0.13
Equity lines of credit	3,164	0.39	2,556	0.40	2,255	0.39

Total consumer loans	9,937	1.26	10,279	1.60	11,674	2.00

Other loans	70	0.01	70	0.01	60	0.01

Total gross loans	781,525	100.00%	642,509	100.00%	585,678	100.00%

Loans in process	—		(533)		(207)
Net purchase premiums, discounts and deferred loan fees (costs)	3,064		2,583		2,107
Allowance for loan losses	(4,360)		(3,475)		(3,071)

Total loans receivable, net	$780,229		$641,084		$584,507

	At March 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$419,240	91.41%	$398,174	90.53%
Multi-family	14,990	3.27	14,084	3.20
Commercial	13,671	2.98	14,844	3.37
Construction	937	0.20	1,380	0.32

Total real estate loans	448,838	97.86	428,482	97.42

Consumer:
Second mortgage	6,687	1.46	7,892	1.79
Passbook or certificate	838	0.18	797	0.18
Equity lines of credit	2,218	0.49	2,097	0.48

Total consumer loans	9,743	2.13	10,786	2.45

Other loans	55	0.01	555	0.13

Total gross loans	458,636	100.00%	439,823	100.00%

Loans in process	(169)		(744)
Net purchase premiums, discounts and deferred loan fees (costs)	845		(156)
Allowance for loan losses	(2,500)		(2,090)

Total loans receivable, net	$456,812		$436,833

The following table shows the contractual final maturity of the Bank’s total loans at March 31, 2016. The table does not include principal payments.

	At March 31, 2016
	One- to Four- Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Commercial Lines of Credit	Consumer Loans	Other Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$181	$—	$—	$201	$623	$30	$1,035
More than one to three years	3,515	—	2,209	—	417	—	6,141
More than three to five years	4,206	—	1,001	—	473	40	5,720
More than five to ten years	26,978	6,249	29,755	—	2,118	—	65,100
More than ten to fifteen years	97,975	1,086	15,456	—	2,471	—	116,988
More than fifteen years	484,839	48,909	48,958	—	3,835	—	586,541

Total	$617,694	$56,244	$97,379	$201	$9,937	$70	$781,525

The following table sets forth the dollar amount of all loans at March 31, 2016 that are due after March 31, 2017, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan fees (costs), and include $3.7 million of nonperforming loans at March 31, 2016.

	Fixed-Rates	Floating or Adjustable- Rates	Total at March 31, 2016
	(In thousands)
Real estate:
One- to four-family	$426,247	$191,266	$617,513
Multi-family	7,477	48,767	56,244
Commercial	53,145	44,234	97,379
Consumer	6,150	3,164	9,314
Other loans	40	—	40

Total	$493,059	$287,431	$780,490

The following table sets forth loan origination and purchase and sale activity. There were transfers of $58,000, $124,000, $366,000, $215,000 and $177,000 to real estate owned during the years ended March 31, 2016, 2015, 2014, 2013 and 2012, respectively. Purchases of one- to four-family and commercial real estate loans are expected to continue as they are an excellent source to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. There were no loans sales during the periods presented.

	Year Ended March 31,
	2016	2015	2014	2013	2012
	(In thousands)
Total gross loans at beginning of period	$642,509	$585,678	$458,636	$439,823	$444,692
Originations:
Real estate:
One- to four-family	90,076	49,151	88,945	56,652	54,532
Multi-family	25,269	12,206	7,718	—	2,565
Commercial	22,365	13,700	13,048	—	4,282
Construction	—	508	250	900	455

Total real estate loans	137,710	76,565	109,961	57,552	61,834

Commercial lines of credit	212	—	—	—	—

Consumer:
Home equity lines of credit	1,665	1,396	1,049	895	688
Second mortgage	1,132	1,101	4,118	1,318	1,461
Passbook or certificate	87	88	174	251	155

Total consumer loans	2,884	2,585	5,341	2,464	2,304

Other loans	—	10	5	—	—

Total loans originated	140,806	78,160	115,307	60,016	64,138
Loans purchased:
Real estate:
One- to four-family	42,073	42,004	77,102	46,519	19,858
Multi-family	—	5,000	—	821	251
Commercial	38,512	2,400	—	—	—

Total loans purchased	80,585	49,404	77,102	47,340	20,109

Principal payments, repayments and charge-offs	(82,375)	(70,733)	(65,367)	(88,543)	(89,116)

Total gross loans at end of period	$781,525	$642,509	$585,678	$458,636	$439,823

Securities. Our securities portfolio consists primarily of Federal agency debt securities, municipal and corporate bonds with maturities of seven years or less and mortgage-backed securities with maturities of fifteen years or less. At March 31, 2016, securities decreased $61.4 million, or 14.7%, to $357.5 million from $418.9 million at March 31, 2015. Securities decreased $3.4 million, or 0.8%, during the year ended March 31, 2015. The decrease for both years was the result of investment security calls, maturities, principal repayments and sales of mortgage-backed securities. The proceeds of these activities were invested in the loan portfolio. All of our mortgage-backed securities were issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Debt securities:
Federal Home Loan Bank	$—	$—	$5,000	$5,000	$—	$—

Mortgage-backed securities:
Federal National Mortgage Association	9,460	9,591	13,107	13,314	3,425	3,599

Total securities available for sale	$9,460	$9,591	$18,107	$18,314	$3,425	$3,599

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	$14,941	$15,011	$19,906	$20,011	$9,939	$9,907
Federal Home Loan Mortgage Corporation	5,000	4,979	15,000	15,016	15,000	14,942
Federal Home Loan Bank	—	—	15,000	15,145	20,000	20,189
Federal Farm Credit Bank	10,000	10,005	24,998	25,109	24,999	24,992

	29,941	29,995	74,904	75,281	69,938	70,030
Corporate Bonds	45,037	45,715	45,009	46,300	49,981	51,517
Municipal Bonds	5,335	5,453	16,139	16,161	—	—

	80,313	81,163	136,052	137,742	119,919	121,547

Mortgage-backed securities:
Federal National Mortgage Association	200,672	206,098	191,117	195,806	198,798	197,155
Federal Home Loan Mortgage Corporation	53,004	54,453	56,286	57,827	79,158	80,350
Government National Mortgage Association	13,882	14,606	17,106	18,179	20,821	22,012

	267,558	275,157	264,509	271,812	298,777	299,517

Total securities held to maturity	$347,871	$356,320	$400,561	$409,554	$418,696	$421,064

Total	$357,331	$365,911	$418,668	$427,868	$422,121	$424,663

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2016. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. At March 31, 2016, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $1.4 million and $10.0 million, respectively. We had $5.3 million in tax-exempt municipal bonds at March 31, 2016. At March 31, 2016, we had $30.7 million in securities with maturities of less than one year.

	Less Than One Year		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$—	—%	$—	—%	$1,703	1.97%	$7,757	2.33%	$9,460	2.27%

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	—	—	14,941	0.96	—	—	—	—	14,941	0.96
Federal Home Loan Mortgage Corporation	—	—	5,000	0.90	—	—	—	—	5,000	0.90
Federal Farm Credit Bank	—	—	—	—	10,000	2.40	—	—	10,000	2.40
Corporate Bonds	30,003	3.05	5,031	2.14	10,003	3.40	—	—	45,037	3.03
Municipal Bonds	650	2.78	2,277	2.66	1,900	2.88	508	3.02	5,335	2.79
Mortgage-backed securities:
Federal National Mortgage Association	—	—	15,163	1.94	69,492	2.39	116,017	2.93	200,672	2.66
Federal Home Loan Mortgage Corporation	—	—	—	—	7,157	2.73	45,847	2.99	53,004	2.93
Government National Mortgage Association	—	—	—	—	—	—	13,882	4.01	13,882	4.01

	30,653	3.04	42,412	1.53	98,552	2.52	176,254	3.03	347,871	2.70

Total	$30,653	3.04%	$42,412	1.53%	$100,255	2.51%	$184,011	3.00%	$357,331	2.69%

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, interest-bearing demand, passbook and statement savings, club accounts, and certificates of deposit. These deposits are provided primarily by individuals within our market area. We have the ability to use brokered deposits as a source of funding, but did not do so in the last fiscal year. Deposits decreased $4.8 million, or 0.7%, to $694.7 million at March 31, 2016 from $699.5 million at March 31, 2015. Deposits decreased $64.4 million, or 8.4%, to $699.5 million at March 31, 2015 from $763.9 million at March 31, 2014. The large decrease in deposits during the year ended March 31, 2015 was primarily the result of the strategy of allowing a controlled run-off of higher-priced deposits. During the year ended March 31, 2016 the balance of deposits remained relatively stable as the emphasis was on transaction account generation which, by nature, have lower balances.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2016		2015		2014
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$17,937	0.00%	$12,897	0.00%	$17,101	0.00%
Interest-bearing demand	54,137	0.11	54,095	0.10	57,994	0.13
Savings and club accounts	151,892	0.28	138,631	0.16	149,981	0.15
Certificates of deposit	470,696	1.37	493,853	1.25	538,836	1.24

Total Deposits	$694,662	1.00%	$699,476	0.92%	$763,912	0.91%

The following table sets forth the time deposits by rates at the dates indicated.

	At March 31,
	2016	2015	2014
	(In thousands)
0.00 — 1.00%	$189,114	$239,929	$288,323
1.01 — 2.00%	213,307	189,909	149,221
2.01 — 3.00%	57,149	53,215	80,307
3.01 — 4.00%	11,126	10,773	20,960
5.01 — 6.00%	—	27	25

Total	$470,696	$493,853	$538,836

The following table sets forth the amount and maturities of time deposits by rates at March 31, 2016.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 — 0.50%	$86,654	$2,097	$—	$—	$88,751	18.86%
0.51 — 1.00%	64,339	34,256	1,768	—	100,363	21.32
1.01 — 2.00%	44,195	59,834	36,193	73,085	213,307	45.32
2.01 — 3.00%	2,099	8,196	21,936	24,918	57,149	12.14
3.01 — 4.00%	—	1,986	9,140	—	11,126	2.36

Total	$197,287	$106,369	$69,037	$98,003	$470,696	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
	2016	2015	2014
	(In thousands)
Beginning balance	$699,476	$763,912	$763,692
(Decrease) before interest credited	(11,213)	(71,143)	(7,482)
Interest credited	6,399	6,707	7,702

Net (decrease) increase in deposits	(4,814)	(64,436)	220

Ending balance	$694,662	$699,476	$763,912

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at March 31, 2016. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2016	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$16,787
Over three through six months	26,836
Over six through twelve months	23,857
Over twelve months	139,824

Total	$207,304

Borrowings. To supplement deposits as a source for lending and investment activities, the Bank has borrowed funds from the Federal Home Loan Bank of New York, under an advance program up to a maximum borrowing capacity based on our ability to collateralize such borrowings. Clifton Savings Bank also has the ability to borrow funds of up to an aggregate of $58.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate. The Company strives to use cash flows from deposit and other daily activities to meet day-to-day funding obligations, but has utilized the advance program with the Federal Home Loan Bank. These borrowings might be on a long or short-term basis depending on needs and the interest rate environment.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated. For additional information regarding borrowing maturities, see note 6 of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
	2016	2015	2014
	(Dollars in thousands)
Maximum amount of advances outstanding at any month-end during the period	$236,500	$142,500	$142,500
Average advances outstanding during the period	$141,885	$119,423	$96,346
Weighted average interest rate during the period	1.91%	1.95%	2.24%
Balance outstanding at end of period	$231,500	$107,500	$142,500
Weighted average interest rate at end of period	1.53%	2.08%	1.68%

Results of Operations for the Years Ended March 31, 2016, 2015 and 2014

Overview.

2016 v. 2015. Net income decreased $3.2 million, or 36.9%, for 2016 primarily due to an increase of $2.0 million in non-interest expense, a decrease of $2.4 million in non-interest income, and an increase of $348,000 in provision for loan losses, partially offset by an increase of $115,000 in net interest income, and a decrease of $1.5 million in income taxes.

2015 v. 2014. Net income increased $2.1 million, or 32.3%, for 2015 primarily due to an increase of $2.3 million in net interest income and an increase of $2.4 million in non-interest income, partially offset by an increase of $2.0 million in non-interest expenses.

Net Interest Income.

2016 v. 2015. Net interest income increased $115,000, or 0.4%, to $26.2 million for 2016, due to an increase of $12.5 million in average net interest-earning assets coupled with an increase of 1 basis point in net interest spread. There was an increase of 5 basis points in the yield earned on interest-earning assets, which more than offset an increase of 4 basis points in the cost of interest-bearing liabilities.

Total interest income increased $183,000, or 0.5%, to $35.3 million for 2016, resulting from an increase in the average yield on these assets, partially offset by a decrease in the average balance of interest-earning assets. During 2016, the average balance of interest-earning assets decreased $12.4 million, or 1.1%, while the average yield on interest-earning assets increased 5 basis points to 3.22%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to decreases of $41.9 million in investment securities, $22.8 million in mortgage-backed securities, and $17.7 million in other interest-earning assets partially offset by an increase of $70.0 million in loans. Interest on mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 14.8%. Interest on loans increased as the increase in average balance in loans outweighed the decrease in the yields earned on loans. The aggregate average balance of investment securities and other interest-earning assets decreased but there was an increase in the average yield earned on these types of assets, while the average balance and yield on mortgage-backed securities decreased. Proceeds from the calls, maturities, repayments and sales of these types of assets, along with cash and cash equivalents were redeployed into higher yielding loans during 2016.

Total interest expense increased $68,000, or 0.8%, to $9.1 million for 2016 due to an increase of 4 basis points to 1.12% in the average interest rate paid on interest-bearing liabilities, partially offset a decrease of $25.0 million, or 3.0%, in the average balance of interest-bearing liabilities.

2015 v. 2014. Net interest income increased $2.3 million, or 9.4%, to $26.1 million for 2015, due to an increase of $127.0 million in average net interest-earning assets partially offset by a decrease of 11 basis points in net interest spread. There was a decrease of 7 basis points in the cost of interest-bearing liabilities, which more than offset a decrease of 18 basis points in the yield earned on interest-earning assets.

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

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a periodic basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to collectability within the loan portfolio. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2016. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” We continue to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2016 v. 2015. We recorded a provision for loan losses of $1.1 million during the year ended March 31, 2016, compared to $717,000 during the year ended March 31, 2015. The increase in the provision for loan losses was mainly as a result of a significant increase in the loan portfolio balance, partially offset by more favorable trends in qualitative factors related to delinquencies considered in the periodic review of the general valuation allowance. Included in our $3.7 million in nonperforming loans at March 31, 2016 are 6 loans totaling $606,000 that are current or less than ninety days delinquent.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due. At March 31, 2016, our nonperforming loans, all of which were in a nonaccrual status, totaled $3.7 million, representing 0.47% of total gross loans, and 0.29% of total assets. During the year ended March 31, 2016, our net charged-off loans totaled $180,000, which represented losses of $160,000 recorded on five one- to four-family residential real estate loans, net of a recovery of $3,000 on a one- to four-family loan charged-off in a prior period, and a loss of $23,000 recorded on a restructured one- to four-family residential real estate loan. At March 31, 2016, nonperforming loans consisted of seventeen loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family residential real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $1.6 million at March 31, 2016. The allowance for loan losses amounted to $4.4 million at March 31, 2016, representing 0.56% of total gross loans.

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

Non-interest Income. The following table shows the components of non-interest income for the years ended March 31, 2016, 2015 and 2014.

	2016	2015	2014
	(In thousands)
Fees and service charges	$239	$218	$261
Bank owned life insurance	1,552	2,088	1,038
Gain on sale of securities	72	2,005	566
Net loss on disposal of premises and equipment	(2)	—	—
Other	5	2	2

Total	$1,866	$4,313	$1,867

2016 v. 2015. Non-interest income decreased primarily due to $1.9 million decrease in gain on sale of securities, coupled with a decrease of $536,000 in income from bank owned life insurance. Mortgage-backed securities that were designated as available for sale that had a very small amount of principal remaining relative to the principal balance purchased were sold in fiscal 2016.

2015 v. 2014. Non-interest income increased primarily due to an increase in income from bank owned life insurance due to the purchase of additional insurance during fiscal 2015 and a death benefit of $766,000 recorded in March 2015, and gains on sales of securities. Certain mortgage-backed securities that had a very small amount of principal remaining relative to the principal balance purchased were sold in fiscal 2015.

Non-interest Expense. The following table shows the components of non-interest expense for the years ended March 31, 2016, 2015 and 2014.

	2016	2015	2014
	(In thousands)
Salaries and employee benefits	$11,435	$9,751	$8,598
Occupancy expense of premises	1,564	1,512	1,609
Equipment	1,519	1,476	1,248
Directors’ compensation	1,149	993	865
Advertising and marketing	406	386	237
Professional services	801	750	701
Federal deposit insurance premium	499	533	508
Other	1,728	1,705	1,315

Total	$19,101	$17,106	$15,081

2016 v. 2015. The components of non-interest expense that experienced the most significant change in fiscal 2016 were salaries and employee benefits, and directors’ compensation. The increase in salaries and employee benefits was mainly due to the addition of business development, compliance and Hoboken location staff, typical annual increases in compensation and benefits expenses, an increase in employee stock ownership plan expense due an increase in the price of the Company’s common stock, and the expense related to the granting of equity awards under the Company’s 2015 Equity Incentive Plan. Directors’ compensation increased primarily due to the expense related to the granting of equity awards under the Company’s 2015 Equity Incentive Plan.

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

Income Taxes.

2016 v. 2015. Income taxes decreased due to lower pre-tax income for 2016. The overall effective tax rate for 2016 decreased to 32.0%, as compared to 32.2% for 2015.

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

	Year Ended March 31,
	2016				2015				2014
	Average Balance	Interest and Dividends		Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable	$687,670	$25,107		3.65%	$617,696		$23,150	3.75%	$534,787		$21,023	3.93%
Mortgage-backed securities	275,419	7,553		2.74	298,251		8,998	3.02	320,684		10,243	3.19
Investment securities	104,447	2,363		2.26	146,327		2,657	1.82	133,401		2,256	1.69
Other interest-earning assets	28,985	322		1.11	46,693		357	0.76	18,098		215	1.19

Total interest-earning assets	1,096,521	35,345		3.22	1,108,967		35,162	3.17	1,006,970		33,737	3.35

Non-interest-earning assets	79,759				107,642				80,648

Total assets	$1,176,280				$1,216,609				$1,087,618

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$54,074	60		0.11	$55,544		72	0.13	$57,785		80	0.14
Savings and club accounts	141,174	254		0.18	140,118		236	0.17	152,038		418	0.27
Certificates of deposit	472,152	6,085		1.29	519,183		6,399	1.23	553,114		7,204	1.30

Total interest-bearing deposits	667,400	6,399		0.96	714,845		6,707	0.94	762,937		7,702	1.01
FHLB advances	141,885	2,703		1.91	119,423		2,327	1.95	96,346		2,160	2.24

Total interest-bearing liabilities	809,285	9,102		1.12	834,268		9,034	1.08	859,283		9,862	1.15

Non-interest-bearing liabilities:
Non-interest-bearing deposits	14,817				11,676				15,540
Other non-interest-bearing liabilities	11,689				11,182				23,306

Total non-interest-bearing liabilities	26,506				22,858				38,846

Total liabilities	835,791				857,126				898,129
Stockholders’ equity	340,489				359,483				189,489

Total liabilities and stockholders’ equity	$1,176,280				$1,216,609				$1,087,618

Net interest income		$26,243					$26,128				$23,875

Interest rate spread				2.10				2.09				2.20
Net interest margin				2.39				2.36				2.37
Average interest-earning assets to average interest-bearing liabilities		1.35	x		1.33	x			1.17	x

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

	Year Ended March 31, 2016 Compared to 2015			Year Ended March 31, 2015 Compared to 2014
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$2,584	($627)	$1,957	$3,128	$(1,001)	$2,127
Mortgage-backed securities	(654)	(791)	(1,445)	(707)	(538)	(1,245)
Investment securities	(857)	563	(294)	224	177	401
Other interest-earning assets	(163)	128	(35)	242	(100)	142

Total interest income	910	(727)	183	2,887	(1,462)	1,425

Interest expense:
Demand deposits	(2)	(10)	(12)	(3)	(5)	(8)
Savings and club accounts	2	16	18	(32)	(150)	(182)
Certificates of deposit	(609)	295	(314)	(429)	(376)	(805)
FHLB advances	425	(49)	376	471	(304)	167

Total interest expense	(184)	252	68	7	(835)	(828)

Net interest income	$1,094	($979)	$115	$2,880	$(627)	$2,253

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

Although we are very careful when purchasing loans and individually underwrite each purchased loan, our loss experience has been higher on our purchased one- to four-family loans than on loans we have originated for our portfolio. At March 31, 2016, nonperforming loans included thirteen loans we originated totaling $2.5 million and six loans we purchased totaling $1.2 million.

We consider repossessed assets and loans that are 90 days or more past due or on a nonaccrual status to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at its fair market value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2016, we had a one- to four-family real estate owned property with balance of $58,000. There was no real estate owned at March 31, 2015.

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

The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2016, 2015 and 2014 we had impaired loans of $1.6 million, $2.1 million and $842,000, respectively. There were no troubled debt restructured loans which were past due 60 days or more or that were in a nonaccrual status at March 31, 2016. Interest income recognized on impaired loans during the period of impairment totaled approximately $118,000, $48,000 and $36,000, respectively, for the years ended March 31, 2016, 2015 and 2014.

	At March 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$3,412	$4,555	$4,848	$5,496	$3,671
Multi-family	—	581	—	—	—
Commercial	186	439	247	251	—
Consumer loans	60	73	37	148	102

Total nonaccrual loans	3,658	5,648	5,132	5,895	3,773

Accruing loans past due 90 days or more	—	—	—	—	—

Total nonaccrual and 90 days or more past due loans	3,658	5,648	5,132	5,895	3,773

Real estate owned	58	—	—	215	139

Total nonperforming assets	3,716	5,648	5,132	6,110	3,912

Accruing troubled debt restructurings	994	765	515	—	657
Nonaccrual troubled debt restructurings	—	19	8	528	252

Total troubled debt restructurings	994	784	523	528	909

Less nonaccrual troubled debt restructurings included in total nonaccrual loans	—	(19)	(8)	(528)	(252)

Total nonperforming assets and accruing troubled debt restructurings	$4,710	$6,413	$5,647	$6,110	$4,569

Total nonperforming loans to total gross loans	0.47%	0.88%	0.88%	1.29%	0.86%

Total nonperforming loans to total assets	0.29%	0.48%	0.41%	0.58%	0.34%

Total nonperforming assets and troubled debt restructurings to total assets	0.38%	0.54%	0.45%	0.60%	0.41%

Nonperforming loans decreased from $5.6 million at March 31, 2015 to $3.7 million at March 31, 2016. At March 31, 2016, nonperforming loans consisted of seventeen loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loans secured by one- to four-family real estate, while at March 31, 2015, nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, one loan secured by a multi-family property, and two second mortgage loans secured by one- to four-family real estate. The percentage of nonperforming loans to total gross loans totaled 0.47% at March 31, 2016 as compared to 0.88% at March 31, 2015. The gross loan portfolio increased $139.0 million, or 21.6%, to $781.5 million at March 31, 2016, from $642.5 million at March 31, 2015. Nonaccrual loans, which are included in nonperforming loans, are in various stages of collection, workout or foreclosure and are secured by New Jersey properties, the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the decrease in nonperforming loans, one new loan was included, eighteen loans reported as nonaccrual at March 31, 2015 were still reported as nonaccrual at March 31, 2016, six loans were troubled debt restructurings still classified as troubled debt restructurings at March 31, 2016 and ten nonaccrual loans were no longer classified as they had been paid off, charged-off, been brought current and remained current for at least six months, or were transferred to real estate owned. Two new loans were restructured during the year ended March 31, 2016.

Nonperforming loans increased from $5.1 million at March 31, 2014 to $5.6 million at March 31, 2015. At March 31, 2015, nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, one loan secured by a multi-family property, and two second mortgage loans secured by one- to four-family real estate, while at March 31, 2014, nonperforming loans consisted of twenty-four loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family real estate. The percentage of nonperforming loans to total gross loans totaled 0.88% at March 31, 2015 as compared to 0.88% at March 31, 2014. The gross loan portfolio increased $56.8 million, or 9.7%, to $642.5 million at March 31, 2015, from $585.7 million at March 31, 2014. Nonaccrual loans, which are included in nonperforming loans, are in various stages of collection, workout or foreclosure and are secured by New Jersey properties, the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonperforming loans, eight new loans were included, nineteen loans reported as nonaccrual at March 31, 2014 were still reported as nonaccrual at March 31, 2015, four loans were troubled debt restructurings still classified as troubled debt restructurings at March 31, 2015 and six nonaccrual loans were no longer classified as they had been paid off, been brought current and remained current for at least six months, or were transferred to real estate owned. Three new loans were restructured during the year ended March 31, 2015.

Interest income that would have been recorded for the years ended March 31, 2016, 2015 and 2014 had nonaccruing loans been current and accruing interest according to their original terms, amounted to $155,000, $265,000 and $242,000, respectively. The amount of interest related to these loans included in interest income was $75,000, $190,000 and $251,000, respectively, for the years ended March 31, 2016, 2015 and 2014.

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

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
	2016	2015	2014
	(In thousands)
Special mention assets	$639	$1,027	$1,353
Substandard assets	3,874	5,772	5,561
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$4,513	$6,799	$6,914

At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2016, we had three current loans totaling $392,000 that were in special mention assets. At March 31, 2015, we had four current loans totaling $834,000 that were in special mention assets. Total classified assets decreased approximately $2.3 million, or 33.6%, from March 31, 2016 to March 31, 2015, and decreased approximately $115,000, or 1.7%, from March 31, 2015 to March 31, 2014.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2016			2015			2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
	(In thousands)
Real estate loans:
One -to four-family	$2,493	$992	$2,806	$1,289	$239	$3,262	$2,278	$914	$2,150
Multi-family	—	—	—	—	—	581	—	—	—
Commercial	—	—	186	—	—	439	—	—	247
Consumer and other loans:
Second mortgage and home equity line of credit	100	—	60	13	—	60	24	—	37
Passbook or certificate and other loans	19	—	—	4	—	—	—	—	—

Total	$2,612	$992	$3,052	$1,306	$239	$4,342	$2,302	$914	$2,434

There were five loans delinquent 60 to 89 days at March 31, 2016 as compared to two loans at March 31, 2015 and seven loans at March 31, 2014. There were thirteen loans delinquent 90 days or greater at March 31, 2016, nineteen loans delinquent 90 days or greater at March 31, 2015 and fifteen loans delinquent 90 days or greater at March 31, 2014. There were nine loans in the process of foreclosure with a total balance of $1.6 million at March 31, 2016 as compared to eight loans with a total balance of $1.5 million at March 31, 2015 and seven loans with a total balance of $1.0 million at March 31, 2014.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a periodic basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of general, specific and unallocated components. For loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four- family real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

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

	At or For the Year Ended March 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Allowance at beginning of period	$3,475	$3,071	$2,500	$2,090	$1,880

Provision for loan losses	1,065	717	777	762	247
Recoveries on one- to four-family real estate	3	—	16	50	—
Charge-offs:
One- to four-family real estate	(183)	(313)	(194)	(402)	(31)
Multi-family real estate	—	—	(28)	—	—
Commercial real estate	—	—	—	—	(6)

Net charge-offs	(180)	(313)	(206)	(352)	(37)

Allowance at end of period	$4,360	$3,475	$3,071	$2,500	$2,090

Allowance to nonperforming loans	119.19%	61.53%	59.84%	42.41%	55.38%
Allowance to total gross loans outstanding at the end of the period	0.56%	0.54%	0.52%	0.55%	0.48%
Net charge-offs to average outstanding loans during the period	0.03%	0.05%	0.04%	0.08%	0.01%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2016			2015			2014
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$2,922	67.02%	79.04%	$2,704	77.81%	89.92%	$2,460	80.10%	89.92%
Multi-family real estate	505	11.58	7.20	350	10.07	3.68	186	6.06	3.68
Commercial real estate	865	19.84	12.46	353	10.16	4.30	224	7.29	4.30
Construction real estate	—	—	—	1	0.03	0.09	2	0.07	0.09
Commercial lines of credit	2	0.05	0.03	—	—	—	—	—	—
Consumer and other	44	1.01	1.27	42	1.21	2.00	46	1.50	2.00
Unallocated	22	0.50	0.00	25	0.72	0.01	153	4.98	0.01

Total allowance for loan losses	$4,360	100.00%	100.00%	$3,475	100.00%	100.00%	$3,071	100.00%	100.00%

	At March 31,
	2013			2012
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$2,127	85.08%	91.41%	$1,733	82.92%	90.53%
Multi-family real estate	187	7.48	3.27	193	9.23	3.20
Commercial real estate	99	3.96	2.98	105	5.02	3.37
Construction real estate	5	0.20	0.20	4	0.19	0.32
Consumer and other	39	1.56	2.14	43	2.06	2.58
Unallocated	43	1.72	—	12	0.58	—

Total allowance for loan losses	$2,500	100.00%	100.00%	$2,090	100.00%	100.00%

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

Quantitative analysis. The table below sets forth, as of March 31, 2016, the estimated changes in the Bank’s NPV and net interest income that would result from the designated changes in interest rates. This data is for Clifton Savings Bank and its subsidiary only and does not include any assets of Clifton Bancorp. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one-year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We estimate changes in NPV or net interest income for an interest rate decrease of 100 basis points or an increase of 200 basis points.

Net Portfolio Value (2)					Net Interest Income
	Estimated NPV	Estimated Increase (Decrease)		Estimated Net Interest Income (3)	(Decrease) in Estimated Net Interest Income
Change in Interest Rates Basis Point (bp) (1)		Amount	Percent		Amount	Percent
	(Dollars in thousands)
+200 bp	$197,876	($51,504)	(20.65)%	$26,969	($1,245)	(4.41)%
0	249,380	—	—	28,214	—	—
(100)	256,839	7,459	2.99	27,994	(220)	(0.78)

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one-year period at all maturities.

The table set forth above indicates that at March 31, 2016, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 20.7% decrease in NPV and a $1.2 million, or 4.4%, decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 3.0% increase in NPV and a $220,000, or 0.8%, decrease in net interest income. NPV is a theoretical liquidation calculation that assumes Clifton Savings Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions we may take in response to changes in interest rates.

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

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan and mortgage-backed securities amortization and repayments, FHLB borrowings and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are generally predictable sources of funds, deposit flows, mortgage and mortgage-backed securities prepayments and investment securities calls are greatly influenced by general interest rates, economic conditions and competition.

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

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities and strategies during any given period. At March 31, 2016, cash and cash equivalents totaled $31.1 million, including interest-bearing deposits of $18.0 million. Securities classified as available-for-sale, which provide a limited additional source of liquidity, totaled $9.6 million at March 31, 2016. On March 31, 2016, we had $231.5 million in Federal Home Loan Bank advances outstanding. In addition, when we require funds beyond our ability to generate them internally, we borrow funds from the FHLB under an overnight advance program up to our maximum borrowing capacity based on our ability to collateralize such borrowings. Additionally, we have the ability to borrow funds of up to an aggregate of $58.0 million at two large financial institutions under established, unsecured, overnight lines of credit at a daily adjustable interest rate.

At March 31, 2016, we had $61.9 million in loan origination commitments outstanding and $1.6 million in commitments to purchase loans. In addition to commitments to originate and purchase loans, at March 31, 2016, we had $5.1 million in unused home equity lines of credit and $2.2 million in unused commercial lines of credit. Certificates of deposit due within one year of March 31, 2016 totaled $197.3 million, or 28.4% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2017. We believe, however, based on past experience, that a portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

We have historically remained highly liquid and our liquidity position has remained stable over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than as set forth in this annual report. We intend to make additional investments in long-term loans and mortgage-backed securities as circumstances warrant, which will decrease liquidity and increase interest income. With increases in our loan demand, or if any unforeseen demands or commitments were to occur, we have access to FHLB borrowings or our lines of credit.

Clifton Bancorp is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, Clifton Bancorp alone is responsible for paying any dividends declared to its shareholders. Clifton Bancorp has consistently repurchased shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that the Bank may declare and pay to Clifton Bancorp in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency (but with prior notice to the Office of the Comptroller of the Currency), cannot exceed net income for that year to date plus retained net income for the preceding two calendar years. On a stand-alone basis, Clifton Bancorp Inc. had liquid assets of $60.8 million, which included $51.2 million in cash and cash equivalents and $9.6 million in securities available for sale at March 31, 2016.

The following table presents certain of our contractual obligations at March 31, 2016.

	Payments Due by Period at March 31, 2016
Contractual Obligations	Total at March 31, 2016	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$3,060	$601	$948	$523	$988
Certificates of deposit	470,696	197,287	175,406	97,049	954
FHLB advances	231,500	119,000	97,500	15,000	—
Defined benefit plan obligations	2,402	103	90	98	2,111
Undisbursed funds from approved lines of credit	5,138	75	309	524	4,230
Undisbursed funds from approved commercial lines of credit	2,236	2,236	—	—	—
Other commitments to extend credit	63,486	63,486	—	—	—

	$778,518	$382,788	$274,253	$113,194	$8,283

(1)	Real property leases.

Our primary investing activities are the origination and participation of loans and the purchase of securities. During the year ended March 31, 2016, we originated $140.8 million of loans and purchased $63.1 million of securities. We also purchased $80.6 million of loans during the year ended March 31, 2016. In fiscal 2015, we originated $78.2 million of loans and purchased $118.9 million of securities. We also purchased $49.4 million of loans during the year ended March 31, 2015. In fiscal 2014, we originated $115.3 million of loans and purchased $64.3 million of securities. We also purchased $77.1 million of loans during the year ended March 31, 2014.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $4.8 million for the year ended March 31, 2016, a net decrease in total deposits of $64.4 million for the year ended March 31, 2015 and a net increase in total deposits of $220,000 for the year ended March 31, 2014. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We continue to manage cost of funds by allowing controlled, higher-priced deposit runoff in an effort to maintain the net interest margin and spread in the current economic environment. We price our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. FHLB advances increased $124.0 million for the year ended March 31, 2016 as a source of funding our growing loan portfolio. We had $231.5 million, $107.5 million and $142.5 million in FHLB advances outstanding at March 31, 2016, 2015 and 2014, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, Common Equity Tier 1 Capital, and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Bancorp and Clifton Savings Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Bancorp and Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At March 31, 2016, we exceeded all of our regulatory capital requirements. In December 2015, the most recent notification from the Office of the Comptroller of the Currency, we were considered “well capitalized” under regulatory guidelines as of September 30, 2015.

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

For the years ended March 31, 2016, 2015, and 2014 we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

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

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013). Based on its assessment, management believes that, as of March 31, 2016, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued a report on the effective operation of the Company’s internal control over financial reporting as of March 31, 2016, a copy of which is included in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Bancorp Inc. and Subsidiaries

Clifton, New Jersey

We have audited Clifton Bancorp Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Clifton Bancorp Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of March 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended March 31, 2016 and our report dated June 8, 2016 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 8, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Bancorp Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Bancorp Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended March 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Bancorp Inc. and Subsidiaries as of March 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended March 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Bancorp Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2016, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 8, 2016 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 8, 2016

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
	2016	2015
	(In Thousands, Except Share
	and Per Share Data)
ASSETS
Cash and due from banks	$13,042	$12,579
Interest-bearing deposits in other banks	18,027	36,729

Cash and Cash Equivalents	31,069	49,308
Securities available for sale, at fair value	9,591	18,314
Securities held to maturity, at cost (fair value of $356,320 at March 31, 2016 and $409,554 at March 31, 2015):	347,871	400,561
Loans receivable	784,589	644,559
Allowance for loan losses	(4,360)	(3,475)

Net Loans	780,229	641,084

Bank owned life insurance	56,162	55,858
Premises and equipment	8,081	7,108
Federal Home Loan Bank of New York stock	11,665	6,041
Interest receivable	3,112	3,274
Other assets	5,347	5,376

Total Assets	$1,253,127	$1,186,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$17,937	$12,897
Interest bearing	676,725	686,579

Total Deposits	694,662	699,476
Advances from Federal Home Loan Bank of New York	231,500	107,500
Advance payments by borrowers for taxes and insurance	7,336	6,837
Other liabilities and accrued expenses	4,352	5,110

Total Liabilities	937,850	818,923

Commitments and Contingencies
Stockholders’ Equity
Preferred stock ($.01 par value), 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock ($.01 par value), 85,000,000 shares authorized; 24,000,043 issued and outstanding at March 31, 2016; 27,325,847 issued and outstanding at March 31, 2015	240	273
Paid-in capital	222,752	275,341
Deferred compensation obligation under Rabbi Trust	412	273
Retained earnings	103,120	105,032
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(11,184)	(12,437)
Accumulated other comprehensive income (loss)	172	(481)
Stock held by Rabbi Trust	(235)	—

Total Stockholders’ Equity	315,277	368,001

Total Liabilities and Stockholders’ Equity	$1,253,127	$1,186,924

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2016	2015	2014
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$25,107	$23,150	$21,023
Mortgage-backed securities	7,553	8,998	10,243
Debt securities	2,363	2,657	2,256
Other interest-earning assets	322	357	215

Total Interest Income	35,345	35,162	33,737

Interest Expense
Deposits	6,399	6,707	7,702
Advances	2,703	2,327	2,160

Total Interest Expense	9,102	9,034	9,862

Net Interest Income	26,243	26,128	23,875
Provision for Loan Losses	1,065	717	777

Net Interest Income after Provision for Loan Losses	25,178	25,411	23,098

Non-Interest Income
Fees and service charges	239	218	261
Bank owned life insurance	1,552	2,088	1,038
Gain on sale of securities	72	2,005	566
Loss on disposal of premises and equipment	(2)	—	—
Other	5	2	2

Total Non-Interest Income	1,866	4,313	1,867

Non-Interest Expenses
Salaries and employee benefits	11,435	9,751	8,598
Occupancy expense of premises	1,564	1,512	1,609
Equipment	1,519	1,476	1,248
Directors’ compensation	1,149	993	865
Advertising and marketing	406	386	237
Professional services	801	750	701
Federal deposit insurance premium	499	533	508
Other	1,728	1,705	1,315

Total Non-Interest Expenses	19,101	17,106	15,081

Income before Income Taxes	7,943	12,618	9,884
Income Taxes	2,542	4,064	3,419

Net Income	$5,401	$8,554	$6,465

Net Income per Common Share
Basic	$0.22	$0.33	$0.25

Diluted	$0.22	$0.33	$0.25

Dividends per common share	$0.30	$0.30	$0.18

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	24,477,102	25,537,669	25,391,199

Diluted	24,532,617	25,698,486	25,632,731

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Net income	$5,401	$8,554	$6,465

Other comprehensive income (loss):
Gross unrealized holding (loss) gain on securities available for sale, net of income taxes of $2, ($55), and $96, respectively	(2)	80	(140)
Reclassification adjustment for net realized gains on securities available for sale, net of income taxes of $29, $42, and $120, respectively (A)	(43)	(60)	(175)
Benefit plan gain (loss), net of income taxes of ($448), $152, and ($91), respectively	647	(219)	138
Benefit plan amortization, net of income taxes of ($35), ($23), and ($38), respectively (B)	51	33	50

Total other comprehensive income (loss)	653	(166)	(127)

Total comprehensive income	$6,054	$8,388	$6,338

(A)	Net realized gain and related income taxes are included in the consolidated statements of income within the gain on sale of securities and income taxes lines, respectively.
(B)	Benefit plan amounts represent the amortization of past service cost and unrecognized net loss; such amounts are included in the consolidated statements of income within the directors’ compensation line. The related income tax amounts are included in income taxes.

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2016, 2015 and 2014

				Deferred
				Compensation			Common	Accumulated
				Obligation			Stock	Other	Stock Held
	Common Stock		Paid-In	Under	Retained	Treasury	Acquired	Comprehensive	by Rabbi
	Shares	Par Value	Capital	Rabbi Trust	Earnings	Stock	by ESOP	Income (Loss)	Trust	Total
	(In Thousands, Except Shares and Per Share Data)
Balance - March 31, 2013	26,166,652	$305	$136,154	$292	$102,292	$(47,067)	$(4,213)	$(188)	$(247)	$187,328
Net income	—	—	—	—	6,465	—	—	—	—	6,465
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(127)	—	(127)
ESOP shares committed to be released	—	—	179	—	—	—	733	—	—	912
Purchase of treasury stock	(1,283)	—	—	—	—	(15)	—	—	—	(15)
Forfeited restricted stock awards	(409)	—	5	—	—	(5)	—	—	—	—
Stock option expense	—	—	44	—	—	—	—	—	—	44
Restricted stock awards earned	—	—	61	—	—	—	—	—	—	61
Funding of Supplemental Executive Retirement Plan	1,896	—	—	54	—	20	—	—	(20)	54
Tax benefit from stock based compensation	—	—	357	—	—	—	—	—	—	357
Exercise of stock options	362,143	—	(112)	—	—	3,817	—	—	—	3,705
Cash dividends declared ($0.18 per share)	—	—	—	—	(4,647)	—	—	—	—	(4,647)

Balance - March 31, 2014	26,528,999	305	136,688	346	104,110	(43,250)	(3,480)	(315)	(267)	194,137
Net income	—	—	—	—	8,554	—	—	—	—	8,554
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(166)	—	(166)
ESOP shares committed to be released	—	—	329	—	—	—	1,279	—	—	1,608
Stock option expense	—	—	20	—	—	—	—	—	—	20
Restricted stock awards granted	1,753	—	—	—	—	—	—	—	—	—
Restricted stock awards earned	—	—	52	—	—					52
Forfeited restricted stock awards	(1,175)	—	—	—	—	—	—	—	—	—
Repurchase restricted stock awards	(887)	—	(11)	—	—	—	—	—	—	(11)
Funding of Supplemental Executive Retirement Plan	—	—	—	236	—	—	—	—	(25)	211
Supplemental Executive Retirement Plan distribution	—	—	—	(309)	—	—	—	—	292	(17)
Tax benefit from stock based compensation	—	—	361	—	—	—	—	—	—	361
Exercise of stock options	734,007	7	7,665	—	—	—	—	—	—	7,672
Cash dividends declared ($0.30 per share)	—	—	—	—	(7,632)	—	—	—	—	(7,632)
Second-step conversion and stock offering, net of offering expenses	63,150	(39)	130,237	—	—	43,250	(10,236)	—	—	163,212

Balance - March 31, 2015	27,325,847	273	275,341	273	105,032	—	(12,437)	(481)	—	368,001
Net income	—	—	—	—	5,401	—	—	—	—	5,401
Other comprehensive income, net of income tax	—	—	—	—	—	—	—	653	—	653
ESOP shares committed to be released	—	—	508	—	—	—	1,253	—	—	1,761
Stock option expense	—	—	214	—	—	—	—	—	—	214
Restricted stock awards granted	511,784	5	(5)	—	—	—	—	—	—	—
Restricted stock awards earned	—	—	829	—	—	—	—	—	—	829
Forfeited restricted stock awards	(6,824)	—	—	—	—	—	—	—	—	—
Repurchase restricted stock awards	(887)	—	(12)	—	—	—	—	—	—	(12)
Funding of Supplemental Executive Retirement Plan	—	—	—	139	—	—	—	—	(235)	(96)
Tax benefit from stock based compensation	—	—	197	—	—	—	—	—	—	197
Exercise of stock options	183,731	2	1,919	—	—	—	—	—	—	1,921
Repurchase common stock	(4,013,608)	(40)	(56,239)	—	—	—	—	—	—	(56,279)
Cash dividends declared ($0.30 per share)	—	—	—	—	(7,313)	—	—	—	—	(7,313)

Balance - March 31, 2016	24,000,043	$240	$222,752	$412	$103,120	$—	$(11,184)	$172	$(235)	$315,277

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Cash Flows From Operating Activities
Net income	$5,401	$8,554	$6,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	562	594	635
Net amortization of deferred fees and costs, premiums and discounts	867	613	105
Provision for loan losses	1,065	717	777
Loss on disposal of premises and equipment	2	—	—
Realized gain on sale of securities available for sale	(72)	(102)	(295)
Realized gain on sale of securities held to maturity	—	(1,903)	(271)
Loss on write-down of real estate owned	—	—	11
Loss (gain) on sale of real estate owned	—	7	(75)
Decrease (increase) in interest receivable	162	7	(104)
Deferred income tax (benefit) expense	(895)	226	(433)
Decrease (increase) in other assets	530	969	(546)
Increase (decrease) in accrued interest payable	160	(24)	92
Increase in other liabilities	263	165	434
Income from bank owned life insurance	(1,552)	(2,088)	(1,038)
ESOP shares committed to be released	1,761	1,608	912
Restricted stock expense	829	52	61
Stock option expense	214	20	44
(Decrease) increase in deferred compensation obligation under Rabbi Trust	(96)	194	54

Net Cash Provided by Operating Activities	9,201	9,609	6,828

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	6,773	1,607	6,902
Securities held to maturity	115,363	98,129	99,852
Proceeds from sale of securities available for sale	1,908	1,022	4,659
Proceeds from sale of securities held to maturity	—	23,287	5,579
Proceeds from sale of real estate owned	—	117	645
Proceeds from life insurance	1,248	—	—
Redemptions of Federal Home Loan Bank of New York stock	1,147	1,976	58
Purchases of:
Securities available for sale	—	(17,231)	—
Securities held to maturity	(63,050)	(101,651)	(64,341)
Loans receivable	(81,005)	(49,952)	(77,989)
Bank owned life insurance	—	(12,500)	(5,500)
Premises and equipment	(1,537)	(305)	(191)
Federal Home Loan Bank of New York stock	(6,771)	(128)	(4,050)
Net increase in loans receivable	(59,715)	(7,784)	(50,788)

Net Cash Used in Investing Activities	(85,639)	(63,413)	(85,164)

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Cash Flows From Financing Activities
Net (decrease) increase in deposits	$(4,814)	$(64,436)	$220
Net increase (decrease) in short-term advances from Federal Home Loan Bank of New York	119,000	(30,000)	30,000
Proceeds from long-term advances from Federal Home Loan Bank of New York	70,000	—	60,000
Payments on long-term advances from Federal Home Loan Bank of New York	(65,000)	(5,000)	—
Stock subscription deposits received	—	—	154,345
Net increase in payments by borrowers for taxes and insurance	499	710	1,056
Net proceeds from stock offering	—	8,867	—
Repurchase restricted stock award	(12)	(11)	—
Exercise of stock options	1,921	7,672	3,705
Dividends paid	(7,313)	(7,632)	(4,647)
Repurchase common stock	(56,279)	—	(15)
Income tax benefit from stock based compensation	197	361	357

Net Cash Provided by (Used in) Financing Activities	58,199	(89,469)	245,021

Net (Decrease) Increase in Cash and Cash Equivalents	(18,239)	(143,273)	166,685
Cash and Cash Equivalents - Beginning	49,308	192,581	25,896

Cash and Cash Equivalents - Ending	$31,069	$49,308	$192,581

Supplemental Information:
Cash paid during the period for:
Interest on deposits and borrowings	$8,942	$9,058	$9,769

Income taxes paid	$3,702	$3,224	$3,144

Non cash activities:
Transfer from loans receivable to real estate owned	$58	$124	$366

Amount settled with brokers for security purchases	$—	$—	$(3,050)

Issuance of common stock funded by stock subscriptions received prior to April 1, 2014	$—	$154,345	$—

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

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events” the Company has evaluated events and transactions occurring subsequent to March 31, 2016 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

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

Business of the Company and Subsidiaries

The Company’s primary business is the ownership and operation of the Bank. The Bank is principally engaged in the business of attracting deposits from the general public at its twelve locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and multi-family and commercial real estate and, to a lesser extent, commercial lines of credit, consumer and other types of loans. The Bank’s subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company primarily to hold investment and mortgage-backed securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2016 and 2015.

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

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Securities available for sale and held to maturity consist of investment and mortgage-backed securities backed by the U.S. Government and investment grade corporate and municipal bonds. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey and to a lesser extent, the State of New York. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in these States.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

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

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. The Bank’s holding requirement varies based on the Bank’s activities, primarily its outstanding borrowings, with the FHLB. The Bank’s investment in FHLB stock is carried at cost. The Bank conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed during the years ended March 31, 2016, 2015 and 2014.

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

Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

Years
Land improvements	5 - 20
Buildings and improvements	5 - 40
Furnishings and equipment	2 - 10
Leasehold improvements	Shorter ofuseful lifeor term of lease (2 - 10)

Significant renovations and additions are capitalized as part of premises and equipment. Maintenance and repairs are charged to operations as incurred.

Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at fair market value less estimated costs to sell at the date of foreclosure establishing a new cost basis. After acquisition, foreclosed properties are held for sale and carried at the lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income. The carrying values of real estate owned as of March 31, 2016 and 2015, all of which represented residential real estate, totaled $58,000 and $-0-, respectively.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2016, 2015 and 2014. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended March 31, 2016, 2015, and 2014. The tax years subject to examination by the taxing authorities are the years ended December 31, 2015, 2014, and 2013 for federal purposes and the years ended December 31, 2015, 2014, 2013, and 2012 for state purposes.

CLIFTON BANCORP INC. AND SUBSIDIARIES

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

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for employee stock ownership plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the years ended March 31, 2016, 2015 and 2014 includes incremental shares related to outstanding options of 55,515, 160,817, and 241,532, respectively. Shares issued or retired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2016, 2015 and 2014, the average number of options which were antidilutive totaled 651,694, 2,538 and -0-, respectively.

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

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) issued their final standard on revenue from contracts with customers. The standard, issued as ASU 2014-09 by the FASB and as IFRS 152 by the IASB, and amended by ASU 2015-14, ASU 2016-08, ASU 2016-10 and ASU 2016-12, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The goals of the revenue recognition project are to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements while also providing “a more robust framework for addressing revenue issues.” The boards believe that the standard will improve the consistency of requirements, comparability of revenue recognition practices, and usefulness of disclosures. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this standard effective April 1, 2018 is not expected to have a material impact on the Company’s consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

On January 5, 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which is intended to improve the recognition and measurement of financial instruments. The ASU significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this standard effective April 1, 2018 is not expected to have a material impact on the Company’s consolidated financial statements.

On February 25, 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 includes a lessee accounting model that recognizes two types of leases - finance leases and operating leases. The standard requires that a lessee recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. New disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases are also required. These disclosures include qualitative and quantitative requirements, providing information about the amounts recorded in the financial statements. For a public entity, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this standard effective April 1, 2019 is not expected to have a material impact on the Company’s consolidated financial statements.

On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation. The amendment simplifies several aspects of the accounting for employee share-based payment transactions including the following: Accounting for income taxes; Classification of excess tax benefits on the statement of cash flow; Forfeitures; Statutory tax withholding requirements; Classification of awards as either equity or liabilities; Classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. The ASU is aimed at reducing the cost and complexity of accounting for share-based payments, that will likely result in significant changes to net income and earnings per share, including the effect of the exclusion of windfall tax benefits from the hypothetical proceeds used to calculate the repurchase of shares under the treasury stock method. For a public entity, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption will be permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company elected to early adopt the standard effective April 1, 2016. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale and held to maturity for the dates indicated are as follows:

	March 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$9,460	$131	$—	$9,591

Total available for sale securities	$9,460	$131	$—	$9,591

	March 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$—	$—	$5,000
Mortgage-backed securities:
Federal National Mortgage Association	13,107	207	—	13,314

Total available for sale securities	$18,107	$207	$—	$18,314

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

	March 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$29,941	$75	$21	$29,995
Corporate bonds	45,037	685	7	45,715
Municipal bonds	5,335	119	1	5,453

	80,313	879	29	81,163

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	53,004	1,494	45	54,453
Federal National Mortgage Association	200,672	5,661	235	206,098
Government National Mortgage Association	13,882	754	30	14,606

	267,558	7,909	310	275,157

Total held to maturity securities	$347,871	$8,788	$339	$356,320

	March 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$74,904	$393	$16	$75,281
Corporate bonds	45,009	1,291	—	46,300
Municipal bonds	16,139	23	1	16,161

	136,052	1,707	17	137,742

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	56,286	1,673	132	57,827
Federal National Mortgage Association	191,117	5,102	413	195,806
Government National Mortgage Association	17,106	1,122	49	18,179

	264,509	7,897	594	271,812

Total held to maturity securities	$400,561	$9,604	$611	$409,554

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	March 31,
	2016		2015
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Available for sale:
Debt securities:
Due after one through five years	$—	$—	$5,000	$5,000

Mortgage-backed securities:
Due after five through ten years	1,703	1,710	2,151	2,151
Due after ten years	7,757	7,881	10,956	11,163

	9,460	9,591	13,107	13,314

Total available for sale securities	$9,460	$9,591	$18,107	$18,314

Held to maturity:
Debt securities:
Due one year or less	$30,653	$30,742	$19,383	$19,461
Due after one through five years	27,249	27,348	85,398	86,186
Due after five through ten years	21,903	22,540	25,497	26,269
Due after ten years	508	533	5,774	5,826

	80,313	81,163	136,052	137,742

Mortgage-backed securities:
Due after one through five years	15,163	15,232	13,272	13,172
Due after five through ten years	76,649	78,391	74,203	74,686
Due after ten years	175,746	181,534	177,034	183,954

	267,558	275,157	264,509	271,812

Total held to maturity securities	$347,871	$356,320	$400,561	$409,554

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

The age of gross unrealized losses and the fair value of related securities at March 31, 2016 and 2015 were as follows:

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
March 31, 2016	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$4,979	$21	$—	$—	$4,979	$21
Corporate bonds	4,993	7	—	—	4,993	7
Municipal bonds	787	1	—	—	787	1

	10,759	29	—	—	10,759	29
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	—	—	3,925	45	3,925	45
Federal National Mortgage Association	2,116	9	15,913	226	18,029	235
Government National Mortgage Association	—	—	1,246	30	1,246	30

	2,116	9	21,084	301	23,200	310

Total held to maturity securities	$12,875	$38	$21,084	$301	$33,959	$339

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
March 31, 2015	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$4,996	$4	$9,988	$12	$14,984	$16
Municipal bonds	2,999	1	—	—	2,999	1

	7,995	5	9,988	12	17,983	17
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	—	—	8,364	132	8,364	132
Federal National Mortgage Association	20,293	18	22,524	395	42,817	413
Government National Mortgage Association	—	—	1,494	49	1,494	49

	20,293	18	32,382	576	52,675	594

Total held to maturity securities	$28,288	$23	$42,370	$588	$70,658	$611

Management does not believe that any of the unrealized losses at March 31, 2016 (one bond of a Government-sponsored enterprise, one corporate bond, and three municipal bonds included in debt securities, and nine FNMA mortgage-backed securities, one FHLMC mortgage-backed security, and one GNMA mortgage-backed security) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and its subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of their amortized cost.

During the year ended March 31, 2016, the proceeds from sales of securities available for sale totaled $1.9 million resulting in gross realized gains of $72,000. During the year ended March 31, 2015, proceeds from sales of securities held to maturity and a sale of a security available for sale totaled $23.3 million and $1.0 million, respectively, resulting in gross realized gains of $1.9 million and $102,000, respectively. During the year ended March 31, 2014, the proceeds from sales of securities available for sale totaled $4.7 million and proceeds from sales of securities held to maturity totaled $5.6 million, resulting in the gross realized gains of $295,000 and $272,000, respectively, and gross realized losses of $-0- and $1,000, respectively. The remaining principal balance for each of the securities held to maturity sold during the years ended March 31, 2015 and 2014, was less than 15% of the original principal purchased.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loans receivable portfolio is segmented into real estate loans, commercial lines of credit, and consumer loans. Real estate loans consist of the following classes: one- to four-family real estate, multi-family real estate, commercial real estate, and construction real estate. Consumer loans consist of the following classes: second mortgage loans, equity lines of credit and passbook or certificate and other consumer loans.

The following is a summary of loans by segments and the classes within those segments:

	March 31,
	2016	2015
	(In Thousands)
Real estate:
One- to four-family	$617,694	$557,301
Multi-family	56,244	35,410
Commercial	97,379	38,838
Construction	—	611

	771,317	632,160

Commercial lines of credit	201	—

Consumer:
Second mortgage	6,173	7,121
Passbook or certificate	600	602
Equity lines of credit	3,164	2,556
Other loans	70	70

	10,007	10,349

Total Loans	781,525	642,509

Loans in process	—	(533)
Net purchase premiums, discounts, and deferred loan costs	3,064	2,583

	3,064	2,050

Total Loans, Net	$784,589	$644,559

The allowance for loan losses consists of general, specific and unallocated components. For loans that are classified as impaired, a valuation allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four-family real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors to reflect current conditions. The qualitative risk factors include:

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

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

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

Commercial Lines of Credit:

Commercial lines of credit consist of commercial lines of credit secured by commercial real estate and unsecured. Commercial lines of credit are generally considered to involve a higher degree of risk of loss due to the concentration of principal in a limited number of loans and/or borrowers and the effects of general economic conditions on the business and/or the value of the underlying properties. Commercial lines of credit may be secured by varying forms of collateral or unsecured. Commercial lines of credit generally have shorter terms and higher interest rates than other forms of lending.

Consumer:

1. Second Mortgage and Equity Lines of Credit—consists of one- to four-family loans secured by first, second or third liens (when the Bank has the two other lien positions). These loans are affected by the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one- to four-family first lien loans as these loans are also dependent on the value of underlying properties, but in many of instances have the added risk of a subordinate collateral position.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

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

The change in the allowance for loan losses for the years ended March 31, 2016, 2015 and 2014 is as follows:

	One-to- Four Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Commercial Lines of Credit	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2015:
Total allowance for loan losses	$2,704	$350	$353	$1	$—	$42	$—	$25	$3,475
Charge-offs	(183)	—	—	—	—	—	—	—	(183)
Recoveries	3	—	—	—	—	—	—	—	3
Provision charged to operations	398	155	512	(1)	2	2	—	(3)	1,065

At March 31, 2016:
Total allowance for loan losses	$2,922	$505	$865	$—	$2	$44	$—	$22	$4,360

	One-to- Four Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2014:
Total allowance for loan losses	$2,460	$186	$224	$2	$45	$1	$153	$3,071
Charge-offs	(313)	—	—	—	—	—	—	(313)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	557	164	129	(1)	(3)	(1)	(128)	717

At March 31, 2015:
Total allowance for loan losses	$2,704	$350	$353	$1	$42	$—	$25	$3,475

	One-to- Four Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500
Charge-offs	(194)	(28)	—	—	—	—	—	(222)
Recoveries	16	—	—	—	—	—	—	16
Provision charged to operations	511	27	125	(3)	7	—	110	777

At March 31, 2014:
Total allowance for loan losses	$2,460	$186	$224	$2	$45	$1	$153	$3,071

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allocation of the allowance for loan losses and related loans by loan class at March 31, 2016 and 2015.

March 31, 2016	One-to-Four Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Commercial Lines of Credit	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,922	505	865	2	44	—	22	4,360

Total	$2,922	$505	$865	$2	$44	$—	$22	$4,360

Loans:
Individually evaluated for impairment	$1,221	$197	$186	$—	$12	$—	$—	$1,616
Collectively evaluated for impairment	616,473	56,047	97,193	201	9,325	670	—	779,909

Total	$617,694	$56,244	$97,379	$201	$9,337	$670	$—	$781,525

March 31, 2015	One-to-Four Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,704	350	353	1	42	—	25	3,475

Total	$2,704	$350	$353	$1	$42	$—	$25	$3,475

Loans:
Individually evaluated for impairment	$885	$784	$439	$—	$13	$—	$—	$2,121
Collectively evaluated for impairment	556,416	34,626	38,399	611	9,664	672	—	640,388

Total	$557,301	$35,410	$38,838	$611	$9,677	$672	$—	$642,509

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The aggregate amount of classified loan balances are as follows at March 31, 2016 and 2015:

					Second	Passbook or
	One- to Four				Mortgage and	Certificate
	-Family	Multi-family	Commercial	Commercial	Equity Lines	and Other	Total
March 31, 2016	Real Estate	Real Estate	Real Estate	LOC	of Credit	Loans	Loans
	(In Thousands)
Non-classified:	$613,559	$56,244	$97,193	$201	$9,277	$670	$777,144
Classified:
Special mention	639	—	—	—	—	—	639
Substandard	3,496	—	186	—	60	—	3,742
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$617,694	$56,244	$97,379	$201	$9,337	$670	$781,525

					Second	Passbook or
	One- to Four				Mortgage and	Certificate
	-Family	Multi-family	Commercial	Construction	Equity Lines	and Other	Total
March 31, 2015	Real Estate	Real Estate	Real Estate	Real Estate	of Credit	Loans	Loans
	(In Thousands)
Non-classified:	$551,681	$34,828	$38,399	$611	$9,585	$672	$635,776
Classified:
Special mention	1,008	—	—	—	19	—	1,027
Substandard	4,612	582	439	—	73	—	5,706
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$557,301	$35,410	$38,838	$611	$9,677	$672	$642,509

The following table provides information with respect to our nonaccrual loans at March 31, 2016 and 2015. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. Nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

	March 31,
	2016	2015
	(In Thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$3,412	$4,555
Multi-family	—	581
Commercial	186	439
Consumer and other loans:
Second mortgage	60	73

Total nonaccrual loans	$3,658	$5,648

During the years ended March 31, 2016, 2015 and 2014, interest income of approximately $75,000, $190,000, and $251,000, respectively, was recognized on these loans on a cash basis. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $155,000, $265,000, and $242,000, respectively, for the years ended March 31, 2016, 2015, and 2014.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table provides information about delinquencies in our loan portfolio at March 31, 2016 and 2015.

	30-59	60-89	90 Days			Total
	Days	Days	Or More	Total		Gross
March 31, 2016	Past Due	Past Due	Past Due	Past Due	Current	Loans
	(In Thousands)
Real estate loans:
One- to four-family	$2,493	$992	$2,806	$6,291	$611,403	$617,694
Multi-family	—	—	—	—	56,244	56,244
Commercial	—	—	186	186	97,193	97,379
Commercial lines of credit	—	—	—	—	201	201
Consumer and other loans:
Second mortgage and equity lines of credit	100	—	60	160	9,177	9,337
Passbook or certificate and other loans	19	—	—	19	651	670

Total	$2,612	$992	$3,052	$6,656	$774,869	$781,525

	30-59	60-89	90 Days			Total
	Days	Days	Or More	Total		Gross
March 31, 2015	Past Due	Past Due	Past Due	Past Due	Current	Loans
	(In Thousands)
Real estate loans:
One- to four-family	$1,289	$239	$3,262	$4,790	$552,511	$557,301
Multi-family	—	—	581	581	34,829	35,410
Commercial	—	—	439	439	38,399	38,838
Construction	—	—	—	—	611	611
Consumer and other loans:
Second mortgage and equity lines of credit	13	—	60	73	9,604	9,677
Passbook or certificate and other loans	4	—	—	4	668	672

Total	$1,306	$239	$4,342	$5,887	$636,622	$642,509

There were no loans that are past due greater than 90 days that were accruing as of March 31, 2016 and 2015.

We may obtain physical possession of real estate collateralizing a residential mortgage loan via foreclosure on an in-substance repossession. As of March 31, 2016, we held one foreclosed residential real estate property with a carrying value of $58,000 as a result of obtaining physical possession. In addition, as of March 31, 2016, we had nine residential mortgage loans with a carrying value of $1.6 million collateralized by residential real estate property for which formal foreclosure proceedings were in process.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Impaired loans, none of which had a related allowance at or for the years ended March 31, 2016, 2015 and 2014, were as follows:

		Unpaid	Average	Interest
At or For The Year Ended	Recorded	Principal	Recorded	Income
March 31, 2016	Investment	Balance	Investment	Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$1,221	$1,412	$1,091	$41
Multi-family	197	222	683	46
Commercial	186	186	285	30
Consumer and other loans:
Second mortgage	12	12	12	1

Total impaired loans	$1,616	$1,832	$2,071	$118

		Unpaid	Average	Interest
At or For The Year Ended	Recorded	Principal	Recorded	Income
March 31, 2015	Investment	Balance	Investment	Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$885	$1,058	$746	$20
Multi-family	784	810	250	12
Commercial	439	439	351	16
Consumer and other loans:
Second mortgage	13	13	4	—

Total impaired loans	$2,121	$2,320	$1,351	$48

		Unpaid	Average	Interest
At or For The Year Ended	Recorded	Principal	Recorded	Income
March 31, 2014	Investment	Balance	Investment	Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$387	$558	$376	$17
Multi-family	208	235	80	7
Commercial	247	247	249	12

Total impaired loans	$842	$1,040	$705	$36

The recorded investment in loans modified in a troubled debt restructuring totaled $994,000 at March 31, 2016, of which $213,000 was 30-59 days past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2016. The recorded investment in loans modified in a troubled debt restructuring totaled $784,000 at March 31, 2015, of which $7,000 was 60 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2015. The recorded investment in loans modified in a troubled debt restructuring totaled $523,000 at March 31, 2014, of which $8,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and had complied with the terms of their restructure agreements at March 31, 2014. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Bank works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Bank records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents troubled debt restructurings by class during the periods indicated.

	Number of Loans	Pre- restructuring Outstanding Recorded Investment	Post- restructuring Outstanding Recorded Investment	Charge-off Recorded Upon Restructuring
	(Dollar In Thousands)
Year Ended March 31, 2016
One- to Four-Family Real Estate	2	$248	$238	$23
Year Ended March 31, 2015
One- to Four-Family Real Estate	2	269	274	7
Second Mortgage Consumer Loan	1	13	13	—
Year Ended March 31, 2014
Multi-family real estate	1	237	210	27

There were no defaults that occurred within twelve months of restructuring during the years ended March 31, 2016, 2015 and 2014.

The Bank has granted loans to certain officers and directors of the Bank and to their associates. The activity with respect to these loans is as follows:

	Years Ended March 31,
	2016	2015
	(In Thousands)
Balance, beginning	$871	$907
Loans originated	185	40
Collection of principal	(82)	(76)

Balance, ending	$974	$871

NOTE 4 - PREMISES AND EQUIPMENT

	March 31,
	2016	2015
	(In Thousands)
Land and land improvements	$3,569	$3,561
Buildings and improvements	7,029	7,050
Furnishings and equipment	3,669	3,170
Leasehold improvements	1,430	589
Construction in progress	54	—

	15,751	14,370
Accumulated depreciation and amortization	(7,670)	(7,262)

	$8,081	$7,108

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PREMISES AND EQUIPMENT (CONTINUED)

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $702,000, $568,000 and $602,000 for the years ended March 31, 2016, 2015 and 2014, respectively. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. At March 31, 2016, the minimum obligation under all non-cancellable lease agreements, which expire through 2026, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2017	$601
2018	553
2019	395
2020	314
2021	209
Thereafter	988

$3,060

NOTE 5 - DEPOSITS

	March 31,
	2016			2015
	Weighted			Weighted
	Average			Average
	Rate	Amount	Percent	Rate	Amount	Percent
	(Dollars In Thousands)
Non-interest bearing demand	0.00%	$17,937	2.58%	0.00%	$12,897	1.85%
Interest bearing demand	0.11	54,137	7.79	0.10	54,095	7.73
Savings and club accounts	0.28	151,892	21.87	0.16	138,631	19.82
Certificates of deposit	1.37	470,696	67.76	1.25	493,853	70.60

Total Deposits	1.00%	$694,662	100.00%	0.92%	$699,476	100.00%

Certificates of deposit with balances of $250,000 or more at March 31, 2016 and 2015 totaled approximately $33.7 million and $30.9 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2016	2015
	(In Thousands)
One year or less	$197,287	$244,635
After one to two years	106,369	105,367
After two to three years	69,037	41,511
After three to four years	54,559	44,537
After four to five years	42,490	50,711
Thereafter	954	7,092

	$470,696	$493,853

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Demand	$60	$72	$80
Savings and club	254	236	418
Certificates of deposits	6,085	6,399	7,204

	$6,399	$6,707	$7,702

NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2016		2015
	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
Due one year or less	$119,000	0.74%	$65,000	0.91%
After one to two years	60,500	2.56	—	—
After two to three years	37,000	2.20	32,500	3.82
After three to four years	—	—	10,000	4.04
After four to five years	15,000	1.95	—	—

	$231,500	1.53%	$107,500	2.08%

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2016	2015
	(In Thousands)
Securities held to maturity:
Debt securities - Government-sponsored enterprises	$—	$10,000
Mortgage-backed securities	83,416	102,017
One- to four-family real estate mortgage	311,895	—

	$395,311	$112,017

At March 31, 2016, the Bank could borrow funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Members in good standing can borrow up to 50% of their assets size as long as they have qualifying collateral to support the advance and purchase of FHLB capital stock. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $58.0 million at two large financial institutions under established, unsecured, overnight lines of credit at a daily adjustable interest rate. There were no drawings on these two lines at March 31, 2016 and 2015.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

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

Stock Repurchase Plan

On March 11, 2015, the Company announced that the Board of Directors authorized a stock repurchase plan, that became effective on April 2, 2015, to acquire up to 2,731,000 shares, or 10% of the Company’s outstanding stock. On October 28, 2015, the Company announced that the Board of Directors authorized an extension of the stock repurchase plan to acquire an additional 2,569,000 shares, or 10%, of the Company’s outstanding common stock.

During the year ended March 31, 2016, approximately 4,008,000 shares were repurchased under the repurchase plan at an aggregate cost of approximately $56.2 million, or $14.02 per share. There were no stock repurchase plans in effect at or during the years ended March 31, 2015 and 2014.

Regulatory Capital

The Company and its subsidiary Bank are subject to regulatory capital requirements promulgated by the federal banking agencies. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the OCC has similar requirements for the Company’s subsidiary bank.

Effective January 1, 2015, the Company adopted the Basel III final rule. Based on the Company’s capital levels and statement of condition composition, the implementation of the new rule had no material impact on our regulatory capital level or ratios at the Bank level. The new rule establishes limits at the Company level and increased the minimum Tier 1 capital to risk based assets requirement from 4% to 6% of risk-weighted assets; established a new common equity Tier 1 capital; and assigned a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The new rule has a capital conservation buffer requirement that phased in beginning January 1, 2016 at 0.625 percent of risk-weighted assets and increases each subsequent year by an additional 0.625 percent until reaching its final level of 2.5 percent of risk-weighted assets on January 1, 2019, when the full capital conservation buffer requirement will be effective. Management believes, as of March 31, 2016 and 2015, that the Company and the Bank met all capital adequacy requirements to which it was subject.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (CONTINUED)

Regulatory Capital (Continued)

The following table sets forth the Company’s and the Bank’s capital positions at March 31, 2016 and 2015 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy Plus Capital Conservation Buffer		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
March 31, 2016:
Total risk-based capital (to risk-weighted assets)
Bank	$246,063	37.23%	$57,006	8.625%	$66,093	10.00%
Company	319,465	48.18	57,184	8.625	N/A	N/A
Tier 1 capital (to risk-weighted assets)
Bank	241,703	36.57	43,787	6.625	52,875	8.00
Company	315,105	47.53	43,924	6.625	N/A	N/A
Common equity (tier 1) capital (to risk-weighted assets)
Bank	241,703	36.57	33,873	5.125	42,961	6.50
Company	315,105	47.53	33,979	5.125	N/A	N/A
Core (tier 1) capital (to average total assets)
Bank	241,703	20.18	47,916	4.000	59,895	5.00
Company	315,105	26.08	48,329	4.000	N/A	N/A
March 31, 2015:
Total risk-based capital (to risk-weighted assets)
Bank	$249,980	45.96%	$43,508	8.00%	$54,385	10.00%
Company	371,957	67.51	44,075	8.00	N/A	N/A
Tier 1 capital (to risk-weighted assets)
Bank	246,505	45.33	32,631	6.00	43,508	8.00
Company	368,482	66.88	33,056	6.00	N/A	N/A
Common equity (tier 1) capital (to risk-weighted assets)
Bank	246,505	45.33	24,473	4.50	35,350	6.50
Company	368,482	66.88	24,792	4.50	N/A	N/A
Core (tier 1) capital (to average total assets)
Bank	246,505	21.55	45,752	4.00	57,189	5.00
Company	368,482	30.88	47,735	4.00	N/A	N/A

In December 2015, the most recent notification from the OCC categorized the Bank as well capitalized as of September 30, 2015, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Current tax expense:
Federal income	$2,863	$3,226	$3,176
State income	574	612	676

Total current income tax expense	3,437	3,838	3,852
Deferred tax (benefit) expense:
Federal income	(703)	183	(342)
State income	(192)	43	(91)

Total deferred income tax (benefit) expense	(895)	226	(433)

Total Income Tax Expense	$2,542	$4,064	$3,419

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2016	2015	2014
	(Dollars In Thousands)
Federal income tax at the statutory rate	$2,701	$4,290	$3,361
Increase (decrease) in income taxes resulting from:
State income tax, net of federal income tax effect	252	433	387
Bank owned life insurance income	(528)	(710)	(353)
Other, net	117	51	24

Total Income Tax Expense	$2,542	$4,064	$3,419

Effective income tax rate	32.0%	32.2%	34.6%

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2016	2015
	(In Thousands)
Deferred income tax assets:
Pension costs	$1,047	$928
Allowance for loan losses	1,781	1,420
Depreciation	322	294
Post-retirement benefits and healthcare obligations	—	418
Non-qualified benefit plans	237	255
Employee Stock Ownership Plan	377	368
Supplemental Executive Retirement Plan	179	112
Other benefit plans	295	18
Other	323	271

Total Deferred Tax Assets	4,561	4,084
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(54)	(85)
Post-retirement benefits and healthcare obligations	(65)	—

Net Deferred Tax Asset Included in Other Assets	$4,442	$3,999

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES (CONTINUED)

Retained earnings at March 31, 2016 and 2015 includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

NOTE 9 - EMPLOYEE BENEFIT PLANS

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

Upon completion of the Company’s second-step conversion in April 2014, a second ESOP was offered to eligible employees. The ESOP used $10.2 million in proceeds from a term loan obtained from the Company to purchase 1,023,566 shares of the Company’s common stock at a price of $10.00 per share. The term loan principal is payable over twenty equal annual installments, except 2014, which was a partial year, through December 31, 2033. Interest on the term loan is fixed at a rate of 3.25%.

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

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average market price of the shares during the year, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $1.6 million, $1.5 million and $807,000 for the years ended March 31, 2016, 2015 and 2014, respectively.

The ESOP shares were as follows:

	March 31,
	2016	2015
	(In Thousands)
Allocated shares	643	603
Shares committed to be released	21	24
Unearned shares	1,113	1,234

Total ESOP Shares	1,777	1,861

Fair value of unearned shares	$16,834	$17,414

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan, pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and three months of service) employees. Employees were permitted to elect to save up to 25% of their compensation, subject to IRC limits after one year of service. For each dollar up to 4.5% of compensation, the Bank matched 50% of the employees’ contribution. Effective on January 1, 2016, employees may elect to save up to 100% of their compensation, which was up from 25% from prior year, subject to IRC limits. After one year of service, for each dollar up to 4.0% of compensation, the Bank matches 100% of the employees’ contribution. The Plan’s expense for the years ended March 31, 2016, 2015, and 2014 was approximately $130,000, $92,000, and $94,000, respectively.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - EMPLOYEE BENEFIT PLANS (CONTINUED)

Supplemental Executive Retirement Plan (“SERP”)

Effective upon the consummation of the Bank’s reorganization in March 2004, a SERP was established. The SERP was amended in January 2015. The SERP provides for supplemental retirement benefits with respect to its ESOP and the 401(k) plan. The plan provides benefits to eligible officers (those designated by the Board of Directors of Clifton Savings Bank) that cannot be provided under the 401(k) plan or the ESOP as a result of eligibility requirements of the plans and/or limitations imposed by the IRC, but that would have been provided under the plans, but for these eligibility requirements and/or IRC limitations. In addition to providing benefits that would otherwise be lost as a result of the IRC limitations on tax-qualified plans, the SERP also provides a supplemental benefit upon a change of control prior to the scheduled repayment of the ESOP loan.

Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the SERP on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the years ended March 31, 2016, 2015, and 2014, was approximately $165,000, $226,000 and $62,000, respectively. At March 31, 2016 and 2015, the accrued SERP liability included in other liabilities and obligation under SERP included in equity totaled $413,000 and $273,000, respectively.

NOTE 10 - STOCK-BASED COMPENSATION

At the Company’s annual stockholders’ meeting held on July 14, 2005, stockholders of the Company approved the Clifton Bancorp Inc. 2005 Equity Incentive Plan. Under this plan, the Company could grant options to purchase up to 1,464,727 shares of Company common stock and could grant up to 585,891 shares of common stock as restricted stock awards. This plan expired in July 2015.

At the Company’s annual stockholders meeting held on August 6, 2015, stockholders of the Company approved the Clifton Bancorp Inc. 2015 Equity Incentive Plan (“the Plan”). Under the Plan, the Company may grant options to purchase up to 1,705,944 of Company common stock and may grant up to 682,377 shares of common stock as restricted stock awards. At March 31, 2016, there were 614,136 shares and 177,417 shares, respectively, remaining for future option grants and restricted stock awards under the plan.

Under the 2005 Equity Incentive Plan, on January 7, 2015, 1,753 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $13.32 per share. Twenty percent of the shares awarded vest annually.

Under the 2015 Equity Incentive Plan, on September 2, 2015, 511,784 shares of restricted stock were awarded, with a grant date fair value of $13.84 per share. To fund the grants of restricted common stock, the Company issued 511,784 shares from authorized shares. All shares of restricted stock granted to date vest in equal installments over a five-year period beginning one year from the date of grant.

Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2016, 2015 and 2014, approximately $829,000, $52,000 and $61,000, respectively, in expense was recognized in regard to these restricted stock awards. The Company recognized approximately $339,000, $21,000, and $24,000 of income tax benefits resulting from this expense for the years ended March 31, 2016, 2015 and 2014, respectively. The total fair value of stock awards vested during the years ended March 31, 2016, 2015 and 2014 were approximately $87,000, $75,000, and $85,000, respectively. The expected future compensation expense relating to the 506,362 non-vested restricted shares outstanding at March 31, 2016 is $6.2 million over a weighted average period of 4.4 years.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK-BASED COMPENSATION (CONTINUED)

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2014	13,299	$9.03
Granted	1,753	13.32
Vested	(6,249)	9.03
Forfeited	(1,175)	9.03

Non-vested at March 31, 2015	7,628	10.02
Granted	511,784	13.84
Vested	(6,226)	9.27
Forfeited	(6,824)	13.84

Non-vested at March 31, 2016	506,362	13.84

Under the 2005 Equity Incentive Plan, on January 7, 2015, options to purchase 11,030 shares of Company common stock were awarded. These options had a grant-date fair value of $1.86 and will expire no later than ten years following the grant date. Twenty percent of the options awarded vest annually. The fair value of the stock options was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 6.5 years, risk-free rate of return of 1.78%, volatility of 15.6% and a dividend yield of 1.78%.

Under the 2015 Equity Incentive Plan, on September 2, 2015, options to purchase 1,108,868 shares of Company common stock were awarded, with a grant date fair value of $1.63 per option and an expiration date of September 2, 2025. All stock options granted to date vest in equal installments over a five-year period beginning one year from the date of grant. Stock options were granted at an exercise price of $13.84 equal to the fair value of the Company’s common stock on the grant date based on quoted market prices and all have an expiration date of September 2, 2025. The fair value of the stock options was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 6.5 years, risk-free rate of return of 1.92%, volatility of 12.5% and a dividend yield of 1.73%.

The expected option life was estimated as the mid-point between the vesting period and ten year life of the options. The risk-free rate of return was based on the rate on the grant date of a U.S. Treasury Note with a term equal to the expected option life. Expected volatility was based on the historical stock price activity of the Company over the year prior to the grant date. The dividend rate was based on the cash dividends paid by the Company over the year prior to the grant date on its common stock.

Management recognizes expense for the fair value of these awards on either an accelerated attribution basis or a straight line basis over the requisite service period. During the years ended March 31, 2016, 2015 and 2014, approximately $214,000, $20,000 and $44,000, respectively, in stock option expense, was recorded net of income tax benefits of $64,000, $8,000 and $16,000, respectively. The expected future compensation expense relating to the 1,253,251 non-vested options outstanding at March 31, 2016 is $1.6 million over the weighted average period of 4.4 years.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:

	Number of Stock Options	Range	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2014	1,072,557	$9.03 - $10.46	$10.25	2.12 Years	$1,848,962
Granted	11,030	13.32	13.32
Forfeited or cancelled	(4,406)	9.03	9.03
Exercised	(734,007)	9.03 - 10.46	10.46		1,860,808

Outstanding at March 31, 2015	345,174	9.03 - 13.32	9.93	2.79 Years	1,444,950
Granted	1,108,868	13.84	13.84
Exercised	(183,731)	9.03 - 10.46	10.45		632,424
Forfeited	(17,060)	13.84	13.84

Outstanding at March 31, 2016	1,253,251	9.03 - 13.84	13.26	8.78 Years	2,333,383

Exercisable at March 31, 2016	152,619	9.03 - 13.32	9.09	4.23 Years	919,986

Shares issued for stock option exercises are distributed from authorized but unissued shares.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DEFINED BENEFIT PLANS

Directors’ Retirement Plan

The Directors’ Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis.

The following table sets forth the funded status for the Directors’ Retirement Plan and amounts recognized in the consolidated statements of financial condition.

	March 31,
	2016	2015
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$3,222	$3,295
Service cost	175	178
Interest cost	119	119
Actuarial (gain) loss	(1,091)	525
Benefits paid	(89)	(89)
Settlements	—	(806)

Benefit obligation - ending	2,336	3,222

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	89	895
Benefits paid	(89)	(89)
Settlements	—	(806)

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(2,336)	$(3,222)

Assumptions:
Discount rate	4.15%	3.75%
Rate of increase in compensation	2.00%	4.50%

The Bank expects to make contributions to the plan during the year ending March 31, 2017, totaling approximately $98,000. At March 31, 2016, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2017	$98
2018	40
2019	39
2020	41
2021	45
2022-2026	483

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DEFINED BENEFIT PLANS (CONTINUED)

Directors’ Retirement Plan (Continued)

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2016	2015	2014
	(Dollars In Thousands)
Service cost	$175	$178	$160
Interest cost	119	119	138
Net amortization and deferral	90	62	93
Settlement charge	—	171	—

Net Periodic Pension Cost Included in Directors’ Compensation	$384	$530	$391

Assumptions:
Discount rate	3.75%	4.50%	4.25%
Rate of increase in compensation	4.50%	4.50%	5.00%

At March 31, 2016 and 2015, unrecognized net gain (loss) of $130,000 and ($1.0) million, and unrecognized prior service cost of $12,000 and $50,000, respectively, were included in accumulated other comprehensive income (loss). For the fiscal year ending March 31, 2017, $-0- of unrecognized net gain and $12,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

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

The following table sets forth the funded status for a former president’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2016	2015
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$72	$57
Interest cost	3	2
Actuarial loss	(3)	18
Benefits paid	(6)	(5)

Benefit obligation - ending	66	72

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	6	5
Benefits paid	(6)	(5)

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(66)	$(72)

Assumed discount rate	4.15%	3.75%

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

The Bank expects to make contributions to the plan during the year ending March 31, 2017, totaling approximately $5,000. At March 31, 2016, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2017	$5
2018	5
2019	6
2020	6
2021	6
2022-2026	26

Net periodic pension (benefit) for the plan included the following components:

	Years Ended March 31,
	2016	2015	2014
	(Dollars In Thousands)
Interest cost	$3	$2	$2
Net amortization and deferral	(3)	(5)	(5)

Net Periodic (Benefit)	$—	$(3)	$(3)

Assumed discount rate	3.75%	4.50%	4.25%

Current medical trend	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2016 and 2015, unrecognized net gain of $42,000 and $42,000 was included in accumulated other comprehensive income (loss). For the fiscal year ending March 31, 2017, $3,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2016:

	1%
	Increase	Decrease
	(In Thousands)
Effect on total service and interest costs	$3	$2

Effect on post-retirement benefit obligation	$71	$62

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

In addition, the guidance requires the Company to disclose the fair value for certain assets and liabilities on both a recurring and non-recurring basis.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2016 and 2015 are as follows:

		(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
	Carrying	Identical	Observable	Unobservable
Description	Value	Assets	Inputs	Inputs
	(In Thousands)
March 31, 2016:
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$9,591	$—	$9,591	$—

Total securities available for sale	$9,591	$—	$9,591	$—

March 31, 2015:
Securities available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$—	$5,000	$—
Mortgage-backed securities:
Federal National Mortgage Association	13,314	—	13,314	—

Total securities available for sale	$18,314	$—	$18,314	$—

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2016 and 2015 are as follow:

		(Level 1)
		Quoted Prices	(Level 2)
		Markets for	Significant	(Level 3)
	Carrying	Identical	Observable	Unobservable
Description	Value	Assets	Inputs	Inputs
	(In Thousands)
March 31, 2016:
Impaired loans	$364	$—	$—	$364
March 31, 2015
Impaired loans	$245	$—	$—	$245

There were no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2016 and 2015.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized adjusted Level 3 input to determine fair value.

	Fair Value	Valuation	Unobservable	Range
	Estimate	Techniques	Input	(Weighted Average)
	(Dollars in Thousand)
March 31, 2016
Impaired Loans	$364	Market valuation of underlying collateral (1)	Selling costs (2)	7% (7%)
March 31, 2015
Impaired Loan	$245	Market valuation of underlying collateral (1)	Selling costs (2)	7% (7%)

(1)	Fair value is based on third party appraisals.
(2)	Includes estimated costs to sell.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at March 31, 2016 and 2015:

Cash and Cash Equivalents, Interest Receivable, and Interest Payable (Carried at Cost)

The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents, interest receivable, and interest payable approximate their fair values.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Federal Home Loan Bank of New York Stock (Carried at Cost)

Fair value approximates cost basis as these instruments are redeemable only with the issuing agency at face value.

Deposits (Carried at Cost)

The fair value of non-interest-bearing demand, interest-bearing demand, and Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

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

As of March 31, 2016 and 2015, the fair value of the commitments to extend credit was not considered to be material.

The carrying amounts and fair values of financial instruments are as follows:

			(Level 1)
			Quoted Prices	(Level 2)
			in Active	Significant	(Level 3)
			Markets for	Other	Significant
	Carrying	Estimated	Identical	Observable	Unobservable
March 31, 2016	Value	Fair Value	Assets	Inputs	Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$31,069	$31,069	$31,069	$—	$—
Securities available for sale	9,591	9,591	—	9,591	—
Securities held to maturity	347,871	356,320	—	356,320	—
Net loans receivable	780,229	781,820	—	—	781,820
Federal Home Loan Bank of New York stock	11,665	11,665	—	11,665	—
Interest receivable	3,112	3,112	—	3,112	—
Financial liabilities:
Deposits	694,662	700,372	—	700,372	—
FHLB advances	231,500	234,470	—	234,470	—
Interest payable	403	403	—	403	—

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

			(Level 1)
			Quoted Prices	(Level 2)
			in Active	Significant	(Level 3)
			Markets for	Other	Significant
	Carrying	Estimated	Identical	Observable	Unobservable
March 31, 2015	Value	Fair Value	Assets	Inputs	Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$49,308	$49,308	$49,308	$—	$—
Securities available for sale	18,314	18,314	—	18,314	—
Securities held to maturity	400,561	409,554	—	409,554	—
Net loans receivable	641,084	645,801	—	—	645,801
Federal Home Loan Bank of New York stock	6,041	6,041	—	6,041	—
Interest receivable	3,274	3,274	—	3,274	—
Financial liabilities:
Deposits	699,476	704,788	—	704,788	—
FHLB advances	107,500	111,008	—	111,008	—
Interest payable	244	244	—	244	—

NOTE 13 - COMMITMENTS AND CONTINGENCIES

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

At March 31, 2016, the Bank had outstanding commitments to originate one- to four-family mortgage loans totaling approximately $8.5 million, which included $2.4 million for fixed rate loans with interest rates ranging from 3.00% to 3.875%, and $6.1 million for adjustable rate loans with initial interest rates ranging from 3.125% to 4.00%. Outstanding loan commitments at March 31, 2015 totaled $6.5 million. These commitments generally expire in three months or less.

At March 31, 2016, the Bank had outstanding commitments to originate adjustable rate multi-family real estate loans of $29.1 million with initial interest rates ranging from 3.50% to 4.00%, and commitments to originate adjustable rate commercial real estate loans of $24.0 million with initial interest rates ranging from 3.50% to 4.50%. There were no outstanding loan commitments to originate multi-family and commercial real estate loans at March 31, 2015. These commitments generally expire in three months or less.

At March 31, 2016, the Bank also had outstanding commitments to purchase $1.6 million in one- to four-family mortgage loans, which included $790,000 in fixed rate loans with interest rates ranging from 3.375% to 3.625%, and $850,000 in adjustable rate loan with initial interest rates ranging from 3.125% to 3.375%. At March 31, 2015, purchase commitments totaled $5.0 million.

At March 31, 2016 and 2015, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $5.1 million and $5.0 million, respectively. In addition, there were undisbursed funds from commercial lines of credit of $2.2 million and $0, respectively, at March 31, 2016 and 2015 at adjustable interest rates of 1.00% to 1.50% above the Wall Street Journal Prime Rate. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The Bank also had commitments to originate $300,000 in adjustable rate home equity lines of credit with initial interest rates of 3.50% at March 31, 2016. The Bank had commitments of $105,000 for adjustable rate home equity lines of credit with an initial interest rate of 3.25% and a commitment of $250,000 for a 4.00% fixed rate home equity loan at March 31, 2015.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

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

NOTE 14 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) included in stockholders’ equity are as follows:

	March 31,
	2016	2015
	(In Thousands)
Net unrealized gain on securities available for sale	$131	$207
Tax effect	(54)	(85)

Net of tax amount	77	122

Benefit plan adjustments	160	(1,021)
Tax effect	(65)	418

Net of tax amount	95	(603)

Accumulated other comprehensive income (loss)	$172	$(481)

NOTE 15 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Bancorp Inc. (Parent company only) at March 31, 2016 and 2015 and for the years ended March 31, 2016, 2015 and 2014.

STATEMENTS OF CONDITION

	March 31,
	2016	2015
	(In Thousands)
ASSETS
Cash and due from banks	$51,199	$56,416
Interest bearing deposits in other bank	—	17,052

Cash and Cash Equivalents	51,199	73,468
Securities available for sale, at fair value	9,591	16,342
Securities held to maturity, at cost	532	18,726
Loans receivable from Bank	12,107	13,338
Investment in subsidiary	241,799	245,954
Interest receivable	123	249
Other assets	61	72

Total Assets	$315,412	$368,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$135	$148
Stockholders’ equity	315,277	368,001

Total Liabilities and Stockholders’ Equity	$315,412	$368,149

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Income:
Dividends from subsidiary	$6,500	$8,000	$5,000
Interest on loans	449	490	193
Interest on securities	251	303	43
Interest on other interest-earning assets	18	52	—

Total Income	7,218	8,845	5,236
Non-interest expenses	719	704	650

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	6,499	8,141	4,586
Income tax (benefit) expense	(3)	33	(139)

Income before Equity in Undistributed Earnings of Subsidiary	6,502	8,108	4,725
Equity in (overdistributed) undistributed earnings of subsidiary	(1,101)	446	1,740

Net Income	5,401	8,554	6,465
Other comprehensive gain (loss)	653	(166)	(127)

Comprehensive Income	$6,054	$8,388	$6,338

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW

	Years Ended March 31,
	2016	2015	2014
	(In Thousands)
Cash Flows From Operating Activities
Net income	$5,401	$8,554	$6,465
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization (accretion) of premiums and discounts	48	98	(1)
Decrease (increase) in interest receivable	126	(204)	9
Decrease (increase) in other assets	6	(92)	(6)
(Decrease) increase in other liabilities	(13)	61	14
Deferred compensation obligation under Rabbi Trust	—	—	19
Equity in overdistributed (undistributed) earnings of subsidiary	1,101	(446)	(1,740)

Net Cash Provided by Operating Activities	6,669	7,971	4,760

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	6,726	986	—
Securities held to maturity	18,184	14,205	455
Purchases of:
Securities available for sale	—	(17,231)	—
Securities held to maturity	—	(32,089)	—
Repayment of loans receivable from Bank	1,231	1,129	782
Cash dividends paid on unallocated ESOP shares used to repay loans receivable from Bank	(377)	(329)	(77)
Additional investment in Clifton Savings Bank	—	(83,666)	—

Net Cash Provided by (Used In) Investing Activities	25,764	(116,995)	1,160

Cash Flows From Financing Activities
Net proceeds from stock offering	—	8,867	—
Dividends paid	(7,313)	(7,632)	(4,647)
Stock subscription deposits received	—	—	154,345
Repurchase common stock	(56,279)	—	(15)
Funding restricted stock awards	7,083	23	—
Purchase of forfeited restricted stock awards	(102)	(14)	—
Repurchase of restricted stock awards	(12)	(11)	(5)
Exercise of stock options	1,921	7,672	3,705

Net Cash (Used in) Provided by Financing Activities	(54,702)	8,905	153,383

Net (Decrease) Increase in Cash and Cash Equivalents	(22,269)	(100,119)	159,303
Cash and Cash Equivalents - Beginning	73,468	173,587	14,284

Cash and Cash Equivalents - Ending	$51,199	$73,468	$173,587

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2015	2015	2015	2016
	(In Thousands, Except Per Share Data)
Interest income	$8,712	$8,739	$8,736	$9,158
Interest expense	2,135	2,199	2,300	2,468

Net Interest Income	6,577	6,540	6,436	6,690
Provision for loan losses	73	100	189	703
Non-interest income	514	452	460	440
Non-interest expenses	4,515	4,580	4,833	5,173
Income taxes	845	772	549	376

Net Income	$1,658	$1,540	$1,325	$878

Basic earnings per share	$0.07	$0.06	$0.05	$0.04

Diluted earnings per share	$0.07	$0.06	$0.05	$0.04

Dividends per common share	$0.12	$0.06	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,367	24,633	24,475	23,434

Diluted	25,440	24,687	24,521	23,479

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2014	2014	2014	2015
	(In Thousands, Except Per Share Data)
Interest income	$8,712	$8,899	$8,993	$8,558
Interest expense	2,311	2,317	2,249	2,157

Net Interest Income	6,401	6,582	6,744	6,401
Provision for loan losses	138	301	178	100
Non-interest income	348	474	397	3,094
Non-interest expenses	4,137	4,532	4,075	4,362
Income taxes	852	744	948	1,520

Net Income	$1,622	$1,479	$1,940	$3,513

Basic earnings per share	$0.06	$0.06	$0.08	$0.14

Diluted earnings per share	$0.06	$0.06	$0.08	$0.13

Dividends per common share	$0.12	$0.06	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,244	25,333	25,594	25,979

Diluted	25,413	25,521	25,728	26,073

Stock Performance Graph

The following graph compares the cumulative total stockholder return on Clifton Bancorp’s common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested at the close of business on March 31, 2011.

	Period Ending
Index	03/31/11	03/31/12	03/31/13	03/31/14	03/31/15	03/31/16
Clifton Bancorp Inc.	100.00	89.89	109.95	104.92	126.71	138.67
NASDAQ Composite	100.00	112.37	120.67	121.69	143.93	144.88
SNL Thrift Index	100.00	94.58	111.24	136.43	146.38	157.91

Source: SNL Financial LC, Charlottesville, VA

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 10, 2016, at the Venetian located at 546 River Drive, Garfield, New Jersey 07026.

Stock Listing

Clifton Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSBK.”

Price Range of Common Stock

The following table sets forth the high and low sales prices of Clifton Bancorp’s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter.

	Year Ended March 31,
	2016			2015
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
First quarter	$14.15	$13.59	$0.12	$12.78	$11.29	$0.12
Second quarter	$14.52	$13.42	$0.06	$13.06	$12.03	$0.06
Third quarter	$14.98	$13.50	$0.06	$13.78	$12.45	$0.06
Fourth quarter	$15.43	$13.09	$0.06	$14.17	$13.12	$0.06

At May 31, 2016, there were 1,203 holders of record of Clifton Bancorp common stock.

Stockholder and General Inquiries

Bart D’Ambra

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Annual and Other Reports

A copy of the Clifton Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2016, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D’Ambra, Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accountants

BDO USA, LLP

90 Woodbridge Center Drive

Woodbridge, New Jersey 07095

Corporate Counsel

Kilpatrick Townsend & Stockton LLP

Suite 900

607 14th Street, NW

Washington, DC 20005

Transfer Agent

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Directors and Officers

Directors of Clifton Bancorp Inc. and Clifton Savings Bank	Executive Officers of Clifton Bancorp Inc.	Officers of Clifton Savings Bank
Paul M. Aguggia	Paul M. Aguggia	Paul M. Aguggia
Chairman of the Board	President and Chief Executive Officer	President and Chief Executive Officer

Stephen Adzima	Christine R. Piano, CPA	Bart D’Ambra
President – Universal Electric Motor Service, Inc.	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, and Corporate Secretary

John H. Peto	Bart D’Ambra	Michael Lesler
Real Estate Investor	Executive Vice President and Corporate Secretary	Executive Vice President and Chief Operating Officer (effective on April 1, 2016)

Charles J. Pivirotto	Michael Lesler	Stephen A. Hoogerhyde
Managing Shareholder – Pivirotto & Company, CPA’s, PA	Executive Vice President and Chief Operating Officer (effective on April 1, 2016)	Executive Vice President and Chief Lending Officer

Cynthia Sisco	Stephen A. Hoogerhyde	Christine R. Piano, CPA
Property Management	Executive Vice President	Executive Vice President and Chief Financial Officer

Joseph C. Smith	Patricia C. Hrotko	Patricia C. Hrotko
President – Smith-Sondy Asphalt Construction Co.	Executive Vice President	Executive Vice President and Chief Revenue Officer

Tracy Tripucka
Senior Vice President and Commercial Loan Officer

Linda Fisher
Senior Vice President and Mortgage Officer

Nancy Na
Senior Vice President and Controller

Bernadette McDonald
Senior Vice President - Human Resources

Richard M. Bzdek
Senior Vice President and Enterprise Risk Manager

Claire L. Giancola
Senior Vice President- Retail Banking

Office Locations

Main Office

Montclair Heights

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200 / (973) 473-2020

Loan Office

4 Brighton Road

Clifton, New Jersey 07012

(973) 778-6791

Banking Centers

Richfield	Palisade Avenue
1055 Clifton Avenue	247 Palisade Avenue
Clifton, New Jersey 07013	Garfield, New Jersey 07026
(973) 473-2323	(973) 478-5050

Lyndhurst	Lanza Avenue
401 Valley Brook Avenue	369 Lanza Avenue
Lyndhurst, New Jersey 07071	Garfield, New Jersey 07026
(201) 935-2548	(973) 478-1200

Lakeview Avenue	Wallington
319 Lakeview Avenue	55 Union Boulevard
Clifton, New Jersey 07011	Wallington, New Jersey 07057
(973) 478-1260	(973) 779-7306

Athenia	Wayne
646 Van Houten Avenue	1158 Hamburg Turnpike
Clifton, New Jersey 07013	Wayne, New Jersey 07470
(973) 473-0025	(973) 628-1611

Fair Lawn	Hoboken
33-11 Broadway	1470 Garden Street
Fair Lawn, New Jersey 07410	Hoboken, New Jersey 07030
(201) 794-4605	(201) 653-6520

Woodland Park
1530 Route 46 West
Woodland Park, New Jersey 07424
(973) 785-2395