Form 10-K, Exhibit 13
period 2017-03-31
Clifton Bancorp Inc.
filed 2017-06-08
CIK 1592329

Exhibit 13.0

Selected Consolidated Financial and Other Data

The following table sets forth certain summary historical financial information concerning the consolidated financial position of Clifton Bancorp at and for the dates indicated. The financial data are derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Bancorp appearing later in this Annual Report.

	At March 31,
	2017	2016	2015	2014	2013
	(In thousands)
Financial Condition Data:
Total assets	$1,431,803	$1,253,127	$1,186,924	$1,265,990	$1,016,084
Loans receivable, net	1,007,844	780,229	641,084	584,507	456,812
Cash and cash equivalents	14,653	31,069	49,308	192,581	25,896
Securities	315,348	357,462	418,875	422,295	478,127
Deposits	844,825	694,662	699,476	763,912	763,692
FHLB advances	275,800	231,500	107,500	142,500	52,500
Stock subscription deposits	—	—	—	154,345	—
Total stockholders’ equity	296,619	315,277	368,001	194,137	187,328

	Year Ended March 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$40,474	$35,345	$35,162	$33,737	$35,393
Interest expense	11,813	9,102	9,034	9,862	11,837

Net interest income	28,661	26,243	26,128	23,875	23,556
Provision for loan losses	1,985	1,065	717	777	762

Net interest income after provision for loan losses	26,676	25,178	25,411	23,098	22,794
Non-interest income (excluding gains and losses)	1,842	1,796	2,308	1,301	1,136
Net loss on disposal of premises and equipment	(4)	(2)	—	—	(3)
Loss on write-down of land for sale	—	—	—	—	(99)
Loss on extinguishment of debt	—	—	—	—	(527)
Net loss on sale of real estate owned	(8)	—	—	—	—
Gain on sale of securities	84	72	2,005	566	647
Non-interest expenses	21,702	19,101	17,106	15,081	13,911

Income before income taxes	6,888	7,943	12,618	9,884	10,037
Income taxes	2,166	2,542	4,064	3,419	3,427

Net income	$4,722	$5,401	$8,554	$6,465	$6,610

Basic and diluted earnings per share	$0.21	$0.22	$0.33	$0.25	$0.26

At or For the Year Ended March 31,
2017	2016	2015	2014	2013
Performance Ratios:
Return on average assets	0.36%	0.46%	0.70%	0.59%	0.63%
Return on average equity	1.54%	1.59%	2.38%	3.41%	3.54%
Interest rate spread (1)	2.07%	2.10%	2.09%	2.20%	2.18%
Net interest margin (2)	2.31%	2.39%	2.36%	2.37%	2.39%
Non-interest expenses to average assets	1.64%	1.62%	1.41%	1.39%	1.33%
Efficiency ratio (3)	70.98%	67.95%	56.19%	58.59%	56.30%
Average interest-earning assets to average interest-bearing liabilities	1.26	x	1.35	x	1.33	x	1.17	x	1.18	x
Average equity to average assets	23.07%	28.95%	29.55%	17.42%	17.81%
Basic and diluted earnings per share	$0.21	$0.22	$0.33	$0.25	$0.26
Dividends per share	$0.24	$0.30	$0.30	$0.18	$0.24
Dividend payout ratio	112.75%	135.40%	89.22%	71.88%	93.09%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.60%	0.56%	0.54%	0.52%	0.55%
Allowance for loan losses as a percent of nonperforming loans	146.11%	119.19%	61.53%	59.84%	42.41%
Net charge-offs to average outstanding loans during the period	0.03%	0.03%	0.05%	0.04%	0.08%
Nonperforming loans as a percent of total gross loans	0.41%	0.47%	0.88%	0.88%	1.29%
Nonperforming assets as a percent of total assets	0.34%	0.30%	0.48%	0.41%	0.60%

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.

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

Operating Strategy

We are a metropolitan, community focused bank dedicated to serving the needs of residents and small businesses in our market area. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from many larger banks and other financial institutions that operate in our market area. We intend to maintain this focus as we grow.

Our principal objective is to build long-term value for our stockholders by operating a profitable, community-oriented financial institution. We seek to accomplish this objective by implementing strategies designed to enhance and expand our franchise and diversify our product offerings to increase profitability, while maintaining strong asset quality. We plan to manage our strong capital position consistent with applicable regulations and our overall business strategy. The following are key elements of our business strategy:

Increasing our multi-family and commercial real estate lending. We continue to diversify our loan portfolio beyond residential mortgage loans with the origination of multi-family and commercial real estate loans in New Jersey and New York. During the year ended March 31, 2017, our multi-family and commercial real estate loan portfolio increased $140.8 million, or 91.6%, and at March 31, 2017 was 29.1% of our total loan portfolio. We believe the expansion of our multi-family and commercial real estate lending will help diversify our balance sheet, improve our profitability and interest rate risk exposure and increase our deposit base. Occasionally, we purchase multi-family and commercial real estate loans on properties located in New Jersey and New York from in-market lenders.

Continuing to emphasize residential portfolio lending. At March 31, 2017, 69.5% of our total loan portfolio consisted of one- to four-family mortgage loans. We believe there are opportunities to increase our residential mortgage lending in our market area. During the year ended March 31, 2017, our one- to four-family real estate loan portfolio increased $84.7 million, or 13.7%. This portfolio includes approximately $63.1 million of investor owned residential real estate, which have a risk profile more similar to multi-family real estate and are underwritten by us according to our commercial/multi-family underwriting standards, procedures and policies. We currently originate loans solely for our own portfolio, rather than for sale, and we service all of the loans we originate. To supplement our loan originations, we periodically purchase loans, which we underwrite using the same underwriting procedures we use when originating loans. We also service most of our purchased loans. Purchased one- to four-family real estate loans totaled $42.1 million in fiscal 2016 and $53.6 million in fiscal 2017. All purchased loans are secured by properties located in New Jersey. We will continue to consider selectively purchasing residential mortgage loans as circumstances dictate.

Enhancing core earnings by increasing lower cost transaction and savings accounts and continuing our emphasis on operational efficiencies. Transaction and savings deposit accounts are a lower cost source of funds than time deposits, and we have made a concerted effort to increase lower cost transaction and savings deposit accounts and reduce our dependence on traditionally higher cost certificates of deposit. Our ratio of certificates of deposit to total deposits has decreased from 77.2% at March 31, 2012 to 66.1% at March 31, 2017. We market our transaction and savings accounts through our commercial relationships as well as by emphasizing additional product offerings and our high quality service. We also recognize that controlling operating expenses is essential to our long-term profitability. Our efficiency ratio for the year ended March 31, 2017 was 71.0%. While our efficiency ratio has been negatively impacted as a result of our expansion of our lending efforts, technology enhancements, branching, the hiring of additional personnel and the implementation of benefit plans, we intend to continue to focus on operational efficiencies.

Maintaining a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and mitigate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. At March 31, 2017, nonperforming loans were 0.41% of the total loan portfolio and 0.29% of total assets. Although we are increasing our multi-family and commercial real estate lending, which have additional risk characteristics, we do so consistent with our loan underwriting and credit administration standards.

Stockholder-focused management of capital coupled with opportunistic acquisitions. We believe that maintaining a strong capital base is critical to support our long-range business plan. We also intend to manage our capital position, using appropriate capital management tools, to return excess capital to our stockholders, consistent with applicable regulations and policies. On March 11, 2015 the Board of Directors authorized a stock repurchase plan that became effective on April 2, 2015 and was extended in October 2015 and again in September 2016, and we expect to continue stock repurchases subject to market conditions and regulatory restrictions. We have repurchased a total of approximately 5.4 million shares of our common stock at an aggregate cost of $77.7 million, or $14.36 per share, since April 2, 2015 under the repurchase plan.

Organic growth has been, and will continue to be, our primary focus. From time to time we review acquisition opportunities (i.e., depository institutions, branches of depository institutions and financial service companies) that we believe will enhance our franchise, further our business strategy and yield long-term financial benefits for our stockholders. The conversion into a stock holding company structure has better positioned us to participate in consolidation activity by providing a more flexible corporate structure and additional capital resources. Currently, we do not have any specific acquisition plans or arrangements.

Leveraging our competitive strengths to attract and retain customers. We believe that our competitive strengths are personalized, superior customer service and knowledge of our markets and borrowers. We believe that we can leverage these strengths to attract and retain customers. We also believe that there is an increasing population of potential customers who seek the personalized service of a community bank in both retail and small business arenas. We plan to continue to enhance our technologies, in existing and new banking centers, to enhance the customer experience and ultimately increase the efficiency of our operations.

Overview

Income. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

We also recognize pre-tax income from the increase in the cash surrender value of bank owned life insurance. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income. In addition, to a much lesser extent, we earn fee and service charge income from deposit accounts, late loan payments, loan commitments and ATM usage.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary a provision for loan losses is charged to earnings.

Expenses. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment expenses, directors’ compensation, advertising and marketing, professional services, federal deposit insurance premiums and other miscellaneous expenses.

Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits. We have recently recognized additional annual employee compensation and benefit expenses resulting from the purchase of shares by our employee stock ownership plan, as well as the implementation of the 2015 Equity Incentive Plan. ESOP and equity based compensation expenses are based on the fair market value of the shares of common stock at particular points of time. We have also recently recognized additional expenses from the recruitment, hiring and training of key talent. Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities. Equipment expenses include fees paid to our third-party data processing provider, telecommunications expenses and expenses and depreciation charges related to premises and banking equipment. We recently have recognized additional expenses related to the opening of banking centers in Hoboken and Montclair, New Jersey.

Other miscellaneous expenses generally include expenses for consultants, ATM expense, regulatory fees, charitable contributions, insurance, office supplies, printing and postage.

Critical Accounting Policies

In reviewing and understanding financial information for Clifton Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in note [1] of the notes to our consolidated financial statements. The accounting and financial reporting policies of Clifton Bancorp conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which we believe to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented.

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

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of borrower performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected, losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a borrower’s financial condition or changes in financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

Although we believe that we use the best information available to recognize losses on loans and establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses. The OCC may require us to recognize additions to the allowance based on its judgments about information available to it at the time of its examination.

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

Fair Value Measurements. We use our best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. We utilize various assumptions and valuation techniques to determine fair value, including, but not limited to, cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts that could have been realized in a sale transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to the respective reporting dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported.

Statement of Financial Condition

General. Total assets increased $178.7 million, or 14.3%, to $1.43 billion at March 31, 2017 from $1.25 billion at March 31, 2016. Loans receivable, net, increased $227.6 million, or 29.2%, to $1.0 billion at March 31, 2017 from $780.2 million at March 31, 2016. The increase during the year ended March 31, 2017 resulted primarily from the Bank’s continued emphasis on the growth of its loan portfolio through its origination and participation activities. Clifton Savings Bank continues to supplement its internal origination volume with purchases from various sources. The largest increase in the loan portfolio was in multi-family and commercial real estate loans which increased $140.8 million, or 91.6%. Securities decreased $42.2 million, or 11.8%, to $315.3 million at March 31, 2017 from $357.5 million at March 31, 2016. Cash and cash equivalents decreased $16.4 million, or 52.8%, to $14.7 million at March 31, 2017 from $31.1 million at March 31, 2016. Proceeds from calls, maturities and repayments on securities, advances from the FHLB and cash and cash equivalents were used to fund loan portfolio growth. Bank owned life insurance increased by $5.5 million to $61.7 million at March 31, 2017 from $56.2 million at March 31, 2016. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance is an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projects the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that we can purchase. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2017, Clifton Savings Bank’s ownership of $61.7 million of bank owned life insurance did not exceed its regulatory maximum of $62.8 million. Deposits increased $150.1 million, or 21.6%, to $844.8 million at March 31, 2017 from $694.7 million at March 31, 2016.

Total assets increased $66.2 million, or 5.6%, to $1.25 billion at March 31, 2016 from $1.19 billion at March 31, 2015. Loans receivable, net, increased $139.1 million, or 21.7%, to $780.2 million at March 31, 2016 from $641.1 million at March 31, 2015. The increase during the year ended March 31, 2016 resulted primarily from the Bank’s continued emphasis on the growth of its loan portfolio through its origination and participation activities. Clifton Savings Bank supplemented its internal origination volume with purchases from various sources. The largest increase in the loan portfolio was in multi-family and commercial real estate loans, which increased $79.4 million, or 106.9%. Securities decreased $61.4 million, or 14.7%, to $357.5 million at March 31, 2016 from $418.9 million at March 31, 2015. Cash and cash equivalents decreased $18.2 million, or 37.0%, to $31.1 million at March 31, 2016 from $49.3 million at March 31, 2015. Proceeds from calls, maturities and repayments on securities, additional advances from the FHLB and cash and cash equivalents were used to fund loan portfolio growth. Bank owned life insurance increased by $304,000 to $56.2 million at March 31, 2016 from $55.9 million at March 31, 2015. Deposits decreased $4.8 million, or 0.7%, to $694.7 million at March 31, 2016 from $699.5 million at March 31, 2015.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes (including investor owned) and multi-family and commercial real estate. To a far lesser extent, we originate commercial and industrial loans. From time to time we purchase one- to four-family, multi-family and commercial loans. Loans are purchased from various sources, including mortgage brokers and other lenders. Such purchases amounted to $63.6 million during the year ended March 31, 2017, which included $53.6 million in one- to four family real estate and $10.0 million in multi-family real estate loans. We continue to diversify our loan portfolio beyond residential mortgage loans with the origination of multi-family and commercial real estate loans.

At March 31, 2017, the outstanding balance of loans that were purchased and are serviced by other institutions totaled $76.3 million.

At March 31, 2016, real estate mortgage loans totaled $771.3 million, or 98.7% of total loans, compared to $632.2 million, or 98.4% of total loans, at March 31, 2015. The increase in these loans during the year ended March 31, 2016 was due to the Bank’s continued emphasis on the growth of its loan portfolio while repayment levels remained stable.

The largest segment of our mortgage loan portfolio is one- to four-family loans, which includes owner occupied and investor owned properties. At March 31, 2017 and 2016, one- to four-family loans totaled $702.4 million and $617.7 million, respectively, and represented 70.5% and 80.1% of total real estate loans and 69.5% and 79.0% of total loans, respectively. One- to four-family mortgage loans increased $84.7 million, or 13.7%, during the year ended March 31, 2017 and increased $60.4 million, or 10.8%, during the year ended March 31, 2016.

We originate and purchase multi-family and commercial real estate loans, which totaled $123.9 million and $170.5 million, and together represented 29.1% and 19.7% of total loans as of March 31, 2017 and March 31, 2016, respectively. Multi-family and commercial real estate loans increased $140.8 million, or 91.6%, during the year ended March 31, 2016 and increased $79.4 million, or 106.9%, during the year ended March 31, 2016.

During the year ended March 31, 2016, we started to offer secured and unsecured commercial and industrial loans, including lines of credit and term loans. These loans totaled $2.6 million, and represented 0.3% of total loans at March 31, 2017.

We also originate consumer loans, such as second mortgage loans, loans secured by passbook or certificate accounts, and home equity lines of credit. Consumer loans totaled $10.8 million and $9.9 million and represented 1.1% and 1.3% of total loans at March 31, 2017 and 2016, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$702,438	69.53%	$617,694	79.04%	$557,301	86.74%
Multi-family	123,918	12.27	56,244	7.20	35,410	5.51
Commercial	170,464	16.87	97,379	12.46	38,838	6.04
Construction	—	0.00	—	0.00	611	0.10

Total real estate loans	996,820	98.67	771,317	98.70	632,160	98.39

Commercial and industrial	2,571	0.25	201	0.03	—	—

Consumer:
Second mortgage	6,915	0.68	6,173	0.79	7,121	1.11
Passbook or certificate	488	0.05	600	0.08	602	0.09
Equity lines of credit	3,382	0.34	3,164	0.39	2,556	0.40

Total consumer loans	10,785	1.07	9,937	1.26	10,279	1.60

Other loans	75	0.01	70	0.01	70	0.01

Total gross loans	1,010,251	100.00%	781,525	100.00%	642,509	100.00%

Loans in process	—		—		(533)
Net purchase premiums, discounts and deferred loan (fees) costs	3,693		3,064		2,583
Allowance for loan losses	(6,100)		(4,360)		(3,475)

Total loans receivable, net	$1,007,844		$780,229		$641,084

	At March 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family	$526,670	89.92%	$419,240	91.41%
Multi-family	21,565	3.68	14,990	3.27
Commercial	25,156	4.30	13,671	2.98
Construction	553	0.09	937	0.20

Total real estate loans	573,944	97.99	448,838	97.86

Consumer:
Second mortgage	8,661	1.48	6,687	1.46
Passbook or certificate	758	0.13	838	0.18
Equity lines of credit	2,255	0.39	2,218	0.49

Total consumer loans	11,674	2.00	9,743	2.13

Other loans	60	0.01	55	0.01

Total gross loans	585,678	100.00%	458,636	100.00%

Loans in process	(207)		(169)
Net purchase premiums, discounts and deferred loan (fees) costs	2,107		845
Allowance for loan losses	(3,071)		(2,500)

Total loans receivable, net	$584,507		$456,812

The following table shows the contractual final maturity of the Bank’s total loans at March 31, 2017. The table does not include scheduled principal payments.

	One- to Four- Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer	Total Loans
Amounts due in:
One year or less	$212	$—	$—	$2,384	$583	$3,179
More than one to three years	3,001	—	2,144	—	154	5,299
More than three to five years	1,674	—	1,062	—	583	3,319
More than five to ten years	32,536	15,555	34,353	187	2,654	85,285
More than ten to fifteen years	98,570	708	13,575	—	2,494	115,347
More than fifteen years	566,445	107,655	119,330	—	4,392	797,822

Total	$702,438	$123,918	$170,464	$2,571	$10,860	$1,010,251

The following table sets forth the dollar amount of all loans at March 31, 2017 that are due after March 31, 2018, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan (fees) costs, and include $4.2 million of nonperforming loans at March 31, 2017.

	Fixed- Rates	Floating or Adjustable- Rates	Total at March 31, 2017
	(In thousands)
Real estate:
One- to four-family	$478,794	$223,432	$702,226
Multi-family	16,522	107,396	123,918
Commercial	53,096	117,368	170,464
Commercial and industrial	187	—	187
Consumer	6,895	3,382	10,277

Total	$555,494	$451,578	$1,007,072

The following table sets forth loan origination and purchase and sale activity. There were transfers of $953,000, $58,000, $124,000, $366,000 and $215,000 to real estate owned during the years ended March 31, 2017, 2016, 2015, 2014 and 2013, respectively. Purchases of one- to four-family, multi-family and commercial real estate loans are expected to continue to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other in-market lenders. There were no loan sales during the periods presented.

	Year Ended March 31,
	2017	2016	2015	2014	2013
	(In thousands)
Total gross loans at beginning of period	$781,525	$642,509	$585,678	$458,636	$439,823
Originations:
Real estate:
One- to four-family	120,231	90,076	49,151	88,945	56,652
Multi-family	59,501	25,269	12,206	7,718	—
Commercial	81,947	22,365	13,700	13,048	—
Construction	—	—	508	250	900

Total real estate loans	261,679	137,710	76,565	109,961	57,552

Commercial and industrial	3,671	212	—	—	—

Consumer:
Second mortgage and equity lines of credit	3,045	2,797	2,497	5,167	2,213
Passbook or certificate and other loans	104	87	98	179	251

Total consumer loans	3,149	2,884	2,595	5,346	2,464

Total loans originated	268,499	140,806	78,160	115,307	60,016

Loans purchased:
Real estate: One- to four-family	53,588	42,073	42,004	77,102	46,519
Multi-family	10,000	—	5,000	—	821
Commercial	—	38,512	2,400	—	—

Total loans purchased	63,588	80,585	49,404	77,102	47,340

Principal payments, repayments and charge-offs	(103,361)	(82,375)	(70,733)	(65,367)	(88,543)

Total gross loans at end of period	$1,010,251	$781,525	$642,509	$585,678	$458,636

Securities. Our securities portfolio consists primarily of federal agency debt securities with remaining maturities of six years or less, municipal bonds with maturities of 13 years or less, corporate bonds with maturities of seven years or less and mortgage-backed securities with stated final maturities of fifteen years or more. At March 31, 2017, securities decreased $42.2 million, or 11.8%, to $315.3 million from $357.5 million at March 31, 2016. Securities decreased $61.4 million, or 14.7%, during the year ended March 31, 2016. The decrease for fiscal 2017 was the result of investment security calls, maturities, principal repayments and a sale of one mortgage-backed security. The decrease for fiscal 2016 was the result of investment security calls, maturities, principal repayments and sales of mortgage-backed securities. The proceeds of these activities were invested in the loan portfolio. All of our mortgage-backed securities were issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Debt securities:
Federal Home Loan Bank	$—	$—	$—	$—	$5,000	$5,000

Mortgage-backed securities:
Federal National Mortgage Association	4,472	4,435	9,460	9,591	13,107	13,314

Total securities available for sale	$4,472	$4,435	$9,460	$9,591	$18,107	$18,314

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	$9,976	$9,990	$14,941	$15,011	$19,906	$20,011
Federal Home Loan Mortgage Corporation	5,000	4,996	5,000	4,979	15,000	15,016
Federal Home Loan Bank	4,997	5,003	—	—	15,000	15,145
Federal Farm Credit Bank	10,000	9,793	10,000	10,005	24,998	25,109

	29,973	29,782	29,941	29,995	74,904	75,281
Corporate Bonds	20,025	20,242	45,037	45,715	45,009	46,300
Municipal Bonds	8,839	8,769	5,335	5,453	16,139	16,161

	58,837	58,793	80,313	81,163	136,052	137,742
Mortgage-backed securities:
Federal National Mortgage Association	181,843	182,394	200,672	206,098	191,117	195,806
Federal Home Loan Mortgage Corporation	53,400	53,168	53,004	54,453	56,286	57,827
Government National Mortgage Association	16,833	17,154	13,882	14,606	17,106	18,179

	252,076	252,716	267,558	275,157	264,509	271,812

Total securities held to maturity	$310,913	$311,509	$347,871	$356,320	$400,561	$409,554

Total	$315,385	$315,944	$357,331	$365,911	$418,668	$427,868

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2017. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. At March 31, 2017, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $5.6 million and $5.0 million, respectively. We had $8.8 million in tax-exempt municipal bonds at March 31, 2017. At March 31, 2017, we had $18.0 million in securities with maturities of less than one year.

	Less Than One Year		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$—	—%	$—	—%	$1,253	1.97%	$3,219	2.14%	$4,472	2.09%

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	9,976	0.84	—	—	—	—	—	—	9,976	0.84
Federal Home Loan Mortgage Corporation	5,000	0.90	—	—	—	—	—	—	5,000	0.90
Federal Home Loan Bank	—	—	4,997	1.35	—	—	—	—	4,997	1.35
Federal Farm Credit Bank	—	—	5,000	2.00	5,000	1.83	—	—	10,000	1.92
Corporate Bonds	—	—	15,025	2.98	5,000	2.00	—	—	20,025	2.73
Municipal Bonds	2,987	2.00	2,744	2.77	2,625	2.61	483	2.56	8,839	2.45
Mortgage-backed securities:
Federal National Mortgage Association	—	—	14,549	1.72	84,627	2.40	82,667	2.85	181,843	2.55
Federal Home Loan Mortgage Corporation	—	—	—	—	5,391	2.44	48,009	2.66	53,400	2.64
Government National Mortgage Association	—	—	—	—	—	—	16,833	3.23	16,833	3.23

	17,963	1.05	42,315	2.23	102,643	2.36	147,992	2.83	310,913	2.49

Total	$17,963	1.05%	$42,315	2.23%	$103,896	2.36%	$151,211	2.81%	$315,385	2.49%

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, interest-bearing demand, passbook and statement savings, club accounts, and certificates of deposit. These deposits are provided primarily by individuals and businesses within our market area. We have the ability to use brokered deposits as a source of funding, but did not do so in the last fiscal year. Deposits increased $150.1 million, or 21.6%, to $844.8 million at March 31, 2017 from $694.7 million at March 31, 2016. Deposits decreased $4.8 million, or 0.7%, to $694.7 million at March 31, 2016 from $699.5 million at March 31, 2015. The increase in deposits for the year ended March 31, 2017 was the result of the Bank’s continued efforts to emphasize deposit taking through various channels to fund loan growth. During the year ended March 31, 2016 the balance of deposits remained relatively stable as the emphasis was on transaction account generation which, by nature, have lower balances.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2017		2016		2015
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$28,800	—%	$17,937	—%	$12,897	—%
Interest-bearing demand	52,313	0.11	54,137	0.11	54,095	0.10
Savings and club accounts	205,053	0.46	151,892	0.28	138,631	0.16
Certificates of deposit	558,659	1.43	470,696	1.37	493,853	1.25

Total Deposits	$844,825	1.06%	$694,662	1.00%	$699,476	0.92%

The following table sets forth the time deposits by rates at the dates indicated.

	At March 31,
	2017	2016	2015
	(In thousands)
0.00 — 1.00%	$134,820	$189,114	$239,929
1.01 — 2.00%	357,171	213,307	189,909
2.01 — 3.00%	55,390	57,149	53,215
3.01 — 4.00%	11,278	11,126	10,773
5.01 — 6.00%	—	—	27

Total	$558,659	$470,696	$493,853

The following table sets forth the amount and maturities of time deposits by rates at March 31, 2017.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 — 0.50%	$59,033	$162	$—	$—	$59,195	10.60%
0.51 — 1.00%	66,893	7,674	1,058	—	75,625	13.54
1.01 — 2.00%	122,113	105,121	75,059	54,878	357,171	63.93
2.01 — 3.00%	8,162	22,226	14,484	10,518	55,390	9.91
3.01 — 4.00%	1,987	9,291	—	—	11,278	2.02

Total	$258,188	$144,474	$90,601	$65,396	$558,659	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
	2017	2016	2015
	(In thousands)
Beginning balance	$694,662	$699,476	$763,912
Increase (decrease) before interest credited	142,313	(11,213)	(71,143)
Interest credited	7,850	6,399	6,707

Net increase (decrease) increase in deposits	150,163	(4,814)	(64,436)

Ending balance	$844,825	$694,662	$699,476

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at March 31, 2017. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2017	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$30,870
Over three through six months	21,280
Over six through twelve months	68,712
Over twelve months	161,510

Total	$282,372

Borrowings. To supplement deposits as a source for lending and investment activities, the Bank has borrowed funds from the Federal Home Loan Bank of New York, under an advance program up to a maximum borrowing capacity based on our ability to collateralize such borrowings. Clifton Savings Bank also has the ability to borrow funds of up to an aggregate of $63.0 million at two large financial institutions under unsecured overnight lines of credit at a daily adjustable rate. The Company strives to use cash flows from deposit and other daily activities to meet day-to-day funding obligations, but has utilized the advance program with the Federal Home Loan Bank. These borrowings might be on a long- or short-term basis depending on needs and the interest rate environment.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated. For additional information regarding borrowing maturities, see note [6] of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
	2017	2016	2015
	(Dollars in thousands)
Maximum amount of advances outstanding at any month-end during the period	$275,800	$236,500	$142,500
Average advances outstanding during the period	$240,800	$141,885	$119,423
Weighted average interest rate during the period	1.65%	1.91%	1.95%
Balance outstanding at end of period	$275,800	$231,500	$107,500
Weighted average interest rate at end of period	1.74%	1.53%	2.08%

Results of Operations for the Years Ended March 31, 2017, 2016 and 2015

Overview.

2017 v. 2016. Net income decreased $679,000, or 12.6%, for 2017 primarily due to an increase of $2.6 million in non-interest expenses and an increase of $920,000 in provision for loan losses, partially offset by an increase of $2.4 million in net interest income, a decrease of $376,000 in income taxes and an increase of $48,000 in non-interest income.

2016 v. 2015. Net income decreased $3.2 million, or 36.9%, for 2016 primarily due to an increase of $2.0 million in non-interest expenses, a decrease of $2.4 million in non-interest income, and an increase of $348,000 in provision for loan losses, partially offset by an increase of $115,000 in net interest income and a decrease of $1.5 million in income taxes.

Net Interest Income.

2017 v. 2016. Net interest income increased $2.4 million, or 9.2%, to $28.7 million for 2017, due to a significant increase in average loan balances which outweighed a decrease of $33.6 million in average net interest-earning assets and a decrease of 3 basis points in net interest spread. There was an increase of 5 basis points in the yield earned on interest-earning assets, which was more than offset by an increase of 8 basis points in the cost of interest-bearing liabilities.

Total interest income increased $5.1 million, or 14.5%, to $40.5 million for 2017, resulting from an increase in the overall average yield and the average balances of interest-earning assets. During 2017, the average balance of interest-earning assets increased $142.5 million, or 13.0%, while the average yield on interest-earning assets increased 5 basis points to 3.27%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The increase in average interest-earning assets was primarily due to an increase of $197.4 million in loans, partially offset by decreases of $44.0 million in investment securities, $8.8 million in mortgage-backed securities, and $2.1 million in other interest-earning assets. Interest on mortgage-backed securities and investment securities decreased in the aggregate by 17.8%. Interest on loans and other interest-earning assets increased. The average balances and yields on mortgage-backed and investment securities both decreased, while both the yield on other interest-earning assets increased 119 basis points, which outweighed the decrease in the average balance. The significant increase in the average balance in loans outweighed the 7 basis point decrease in the average yield earned. Proceeds from the calls, maturities, repayments and sales of investment and mortgage-backed securities along with cash and cash equivalents were redeployed into higher yielding loans during fiscal 2017.

Total interest expense increased $2.7 million, or 29.8%, to $11.8 million for 2017 due to an increase of 8 basis points to 1.2% in the average interest rate paid on interest-bearing liabilities, coupled with an increase of $176.1 million, or 21.8%, in the average balance of interest-bearing liabilities.

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

Total interest income increased $183,000, or 0.5%, to $35.3 million for 2016, resulting from an increase in the average yield on these assets, partially offset by a decrease in the average balance of interest-earning assets. During 2016, the average balance of interest-earning assets decreased $12.4 million, or 1.1%, while the average yield on interest-earning assets increased 5 basis points to 3.22%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to decreases of $41.9 million in investment securities, $22.8 million in mortgage-backed securities, and $17.7 million in other interest-earning assets partially offset by an increase of $70.0 million in loans. Interest on mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 14.8%. Interest on loans increased as the increase in average balance in loans outweighed the decrease in the yields earned on loans. The aggregate average balance of investment securities and other interest-earning assets decreased but there was an increase in the average yield earned on these types of assets, while both the average balance and yield on mortgage-backed securities decreased. Proceeds from the calls, maturities, repayments and sales of these types of assets, along with cash and cash equivalents were redeployed into higher yielding loans during 2016.

Total interest expense increased $68,000, or 0.8%, to $9.1 million for 2016 due to an increase of 4 basis points to 1.12% in the average interest rate paid on interest-bearing liabilities, partially offset a decrease of $25.0 million, or 3.0%, in the average balance of interest-bearing liabilities.

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a periodic basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to collectability within the loan portfolio. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2017. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” We continue to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2017 v. 2016. We recorded a provision for loan losses of $2.0 million during the year ended March 31, 2017, compared to $1.1 million during the year ended March 31, 2016. The increase in the provision for loan losses was mainly because of a significant increase in the loan portfolio balance, partially offset by more favorable trends in qualitative factors related to delinquencies considered in the periodic reviews of the general valuation allowance. Included in our $4.2 million in nonperforming loans at March 31, 2017 are six loans totaling $1.1 million that are current or less than ninety days delinquent.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. A loan is returned to accrual status when there is a sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due. At March 31, 2017, our nonperforming loans totaled $4.2 million, representing 0.41% of total gross loans, and 0.29% of total assets. During the year ended March 31, 2017, our net charged-off loans totaled $245,000, which represented losses of $209,000 recorded on three one- to four-family residential real estate loans, net of a recovery of $2,000 on two loans charged-off in a prior period, and a loss of $38,000 recorded on a restructured one- to four-family loan. At March 31, 2017, nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate and one loan secured by commercial real estate. All nonperforming loans are secured by properties located in the state of New Jersey. Impaired loans totaled $2.1 million at March 31, 2017. The allowance for loan losses amounted to $6.1 million at March 31, 2017, representing 0.6% of total gross loans.

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

At March 31, 2016, our nonperforming loans, all of which were in a nonaccrual status, totaled $3.7 million, representing 0.47% of total gross loans, and 0.29% of total assets. During the year ended March 31, 2016, our net charged-off loans totaled $180,000, which represented losses of $160,000 recorded on five one- to four-family residential real estate loans, net of a recovery of $3,000 on a one- to four-family loan charged-off in a prior period, and a loss of $23,000 recorded on a restructured one- to four-family residential real estate loan. At March 31, 2016, nonperforming loans consisted of seventeen loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family residential real estate. All nonperforming loans are secured by properties located in the state of New Jersey. Impaired loans totaled $1.6 million at March 31, 2016. The allowance for loan losses amounted to $4.4 million at March 31, 2016, representing 0.56% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Non-interest Income. The following table shows the components of non-interest income for the years ended March 31, 2017, 2016 and 2015.

	2017	2016	2015
	(In thousands)
Fees and service charges	$286	$239	$218
Bank owned life insurance	1,556	1,552	2,088
Gain on sale of securities	84	72	2,005
Net loss on disposal of premises and equipment	(4)	(2)	—
Net loss on sale of real estate owned	(8)	—	—
Other	—	5	2

Total	$1,914	$1,866	$4,313

2017 v. 2016. Non-interest income increased primarily due to a $47,000 increase in fees and service charges.

2016 v. 2015. Non-interest income decreased primarily due to a $1.9 million decrease in gain on sale of securities, coupled with a decrease of $536,000 in income from bank owned life insurance. Mortgage-backed securities that were designated as available for sale that had a very small amount of principal remaining relative to the principal balance purchased were sold in fiscal 2016.

Non-interest Expenses. The following table shows the components of non-interest expenses for the years ended March 31, 2017, 2016 and 2015.

	2017	2016	2015
	(In thousands)
Salaries and employee benefits	$13,548	$11,435	$9,751
Occupancy expense of premises	1,871	1,564	1,512
Equipment	1,712	1,519	1,476
Directors’ compensation	1,014	1,149	993
Advertising and marketing	607	406	386
Professional services	702	801	750
Federal deposit insurance premium	454	499	533
Other	1,794	1,728	1,705

Total	$21,702	$19,101	$17,106

2017 v. 2016. The components of non-interest expenses that experienced the most significant year over year change in were salaries and employee benefits, occupancy expense of premises and advertising and marketing expense. The increase in salaries and employee benefits resulted from the hiring of lending and Hoboken and Montclair banking center personnel. In addition, expenses reflect typical annual increases in compensation and benefits expenses and employee stock ownership plan expense due to an increase in the price of the Company’s common stock. The increase in occupancy expense was mainly related to the costs of the Hoboken and Montclair banking centers. The increase in advertising and marketing expense was mainly related to the costs to promote the new banking centers, as well as new products and services.

2016 v. 2015. The components of non-interest expenses that experienced the most significant year over year change in were salaries and employee benefits, and directors’ compensation. The increase in salaries and employee benefits was mainly due to the addition of business development, compliance and Hoboken location staff, typical annual increases in compensation and benefits expenses, an increase in employee stock ownership plan expense due an increase in the price of the Company’s common stock, and the expense related to the granting of equity awards under the Company’s 2015 Equity Incentive Plan. Directors’ compensation increased primarily due to the expense related to the granting of equity awards under the Company’s 2015 Equity Incentive Plan.

Income Taxes.

2017 v. 2016. Income taxes decreased due to lower pre-tax income for 2017. The overall effective tax rate for 2017 decreased to 31.4%, as compared to 32.0% for 2016.

2016 v. 2015. Income taxes decreased due to lower pre-tax income for 2016. The overall effective tax rate for 2016 decreased to 32.0%, as compared to 32.2% for 2015.

Average Balances and Yields

The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans. Loan (fees) costs are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

	Year Ended March 31,
	2017			2016			2015
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable	$885,053	$31,708	3.58%	$687,670	$25,107	3.65%	$617,696	$23,150	3.75%
Mortgage-backed securities	266,603	6,935	2.60	275,419	7,553	2.74	298,251	8,998	3.02
Investment securities	60,475	1,212	2.00	104,447	2,363	2.26	146,327	2,657	1.82
Other interest-earning assets	26,865	619	2.30	28,985	322	1.11	46,693	357	0.76

Total interest-earning assets	1,238,996	40,474	3.27	1,096,521	35,345	3.22	1,108,967	35,162	3.17

Non-interest-earning assets	86,194			79,759			107,642

Total assets	$1,325,190			$1,176,280			$1,216,609

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$53,184	57	0.11	$54,074	60	0.11	$55,544	72	0.13
Savings and club accounts	186,411	742	0.40	141,174	254	0.18	140,118	236	0.17
Certificates of deposit	504,990	7,051	1.40	472,152	6,085	1.29	519,183	6,399	1.23

Total interest-bearing deposits	744,585	7,850	1.05	667,400	6,399	0.96	714,845	6,707	0.94
FHLB advances	240,800	3,963	1.65	141,885	2,703	1.91	119,423	2,327	1.95

Total interest-bearing liabilities	985,385	11,813	1.20	809,285	9,102	1.12	834,268	9,034	1.08

Non-interest-bearing liabilities:
Non-interest-bearing deposits	23,174			14,817			11,676
Other non-interest-bearing liabilities	10,858			11,689			11,182

Total non-interest-bearing liabilities	34,032			26,506			22,858

Total liabilities	1,019,417			835,791			857,126
Stockholders’ equity	305,773			340,489			359,483

Total liabilities and stockholders’ equity	$1,325,190			$1,176,280			$1,216,609

Net interest income		$28,661			$26,243			$26,128

Interest rate spread			2.07			2.10			2.09
Net interest margin			2.31			2.39			2.36
Average interest-earning assets to average interest-bearing liabilities		1.26x			1.35x			1.33x

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

	Year Ended March 31, 2017 Compared to 2016			Year Ended March 31, 2016 Compared to 2015
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$7,090	($489)	$6,601	$2,584	($627)	$1,957
Mortgage-backed securities	(238)	(380)	(618)	(654)	(791)	(1,445)
Investment securities	(904)	(247)	(1,151)	(857)	563	(294)
Other interest-earning assets	(25)	322	297	(163)	128	(35)

Total interest income	5,923	(794)	5,129	910	(727)	183

Interest expense:
Demand deposits	(3)	—	(3)	(2)	(10)	(12)
Savings and club accounts	101	387	488	2	16	18
Certificates of deposit	434	532	966	(609)	295	(314)
FHLB advances	1,671	(411)	1,260	425	(49)	376

Total interest expense	2,203	508	2,711	(184)	252	68

Net interest income	$3,720	($1,302)	$2,418	$1,094	($979)	$115

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

Analysis of Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, or when other factors indicate that the collection of such amounts is doubtful, the loan is placed on nonaccrual status, at which time an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is a sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances when factors indicating doubtful collectability no longer exist and we expect repayment of the remaining contractual amounts due.

We are very diligent when purchasing loans and individually underwrite each purchased loan. Nonetheless, our loss experience has been higher on our purchased one- to four-family loans than on loans we have originated for our portfolio. At March 31, 2017, nonperforming loans included sixteen loans we originated totaling $3.0 million and eight loans we purchased totaling $1.2 million.

We consider repossessed assets and loans that are 90 days or more past due still accruing or in nonaccrual status to be nonperforming assets. Real estate that we acquire through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at fair market value less estimated costs to sell at the date of foreclosure establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2017, we had two one- to four-family real estate owned properties with a carrying value of $698,000, as compared to $58,000 at March 31, 2016. There was no real estate owned at March 31, 2015.

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

The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2017, 2016 and 2015, we had impaired loans of $2.1 million, $1.6 million and $2.1 million, respectively. There were two troubled debt restructured loans which were past due 90 days or more and were in a nonaccrual status, one was 60 days or more past due and one was 30-59 days past due at March 31, 2017. Interest income recognized on impaired loans during the period of impairment totaled approximately $80,000, $118,000 and $48,000, respectively, for the years ended March 31, 2017, 2016 and 2015.

	At March 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family	$3,508	$3,412	$4,555	$4,848	$5,496
Multi-family	—	—	581	—	—
Commercial	184	186	439	247	251
Consumer loans	—	60	73	37	148

Total nonaccrual loans	3,692	3,658	5,648	5,132	5,895

Accruing loans past due 90 days or more	483	—	—	—	—

Total nonaccrual and 90 days or more past due loans	4,175	3,658	5,648	5,132	5,895

Real estate owned	698	58	—	—	215

Total nonperforming assets	4,873	3,716	5,648	5,132	6,110

Accruing troubled debt restructurings	1,188	994	765	515	—
Nonaccrual troubled debt restructurings	331	—	19	8	528

Total troubled debt restructurings	1,519	994	784	523	528

Less nonaccrual troubled debt restructurings included in total nonaccrual loans	(331)	—	(19)	(8)	(528)

Total nonperforming assets and accruing troubled debt restructurings	$6,061	$4,710	$6,413	$5,647	$6,110

Total nonperforming loans to total gross loans	0.41%	0.47%	0.88%	0.88%	1.29%

Total nonperforming loans to total assets	0.29%	0.29%	0.48%	0.41%	0.58%

Total nonperforming assets and troubled debt restructurings to total assets	0.42%	0.38%	0.54%	0.45%	0.60%

Nonperforming loans increased from $3.7 million at March 31, 2016 to $4.2 million at March 31, 2017. At March 31, 2017, nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate, and one loan secured by commercial real estate, while at March 31, 2016 nonperforming loans consisted of seventeen loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family real estate. The percentage of nonperforming loans to total gross loans totaled 0.41% at March 31, 2017 as compared to 0.47% at March 31, 2016. The gross loan portfolio increased $228.7 million, or 29.3%, to $1.0 billion at March 31, 2017, from $781.5 million at March 31, 2016. Nonperforming loans, are in various stages of collection, workout or foreclosure and are secured by New Jersey properties, the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonperforming loans, fourteen new loans were included, nine loans reported as nonaccrual at March 31, 2016 were still reported as nonaccrual at March 31, 2017, one new loan was a troubled debt restructuring and one loan reported at March 31, 2016 became a new troubled debt restructurings at March 31, 2017 and ten nonaccrual loans were no longer classified as they had been paid off, been brought current and remained current for at least six consecutive months, or were transferred to real estate owned. Three new loans were restructured during the year ended March 31, 2017 and there are eleven total troubled debt restructurings outstanding at March 31, 2017.

Nonperforming loans decreased from $5.6 million at March 31, 2015 to $3.7 million at March 31, 2016. At March 31, 2016, nonperforming loans consisted of seventeen loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one second mortgage loan secured by one- to four-family real estate, while at March 31, 2015 nonperforming loans consisted of twenty-three loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, one loan secured by a multi-family property, and two second mortgage loans secured by one- to four-family real estate. The percentage of nonperforming loans to total gross loans totaled 0.47% at March 31, 2016 as compared to 0.88% at March 31, 2015. The gross loan portfolio increased $139.0 million, or 21.6%, to $781.5 million at March 31, 2016, from $642.5 million at March 31, 2015. Nonaccrual loans, which are included in nonperforming loans, are in various stages of collection, workout or foreclosure and are secured by New Jersey properties, the values of which, in most instances, are estimated to equal or exceed outstanding balances due on these loans at that date. Of the decrease in nonperforming loans, one new loan was included, eighteen loans reported as nonaccrual at March 31, 2015 were still reported as nonaccrual at March 31, 2016, six loans were troubled debt restructurings still classified as troubled debt restructurings at March 31, 2016 and ten nonaccrual loans were no longer classified as they had been paid off, charged-off, been brought current and remained current for at least six months, or were transferred to real estate owned. Two new loans were restructured during the year ended March 31, 2016.

Interest income that would have been recorded for the years ended March 31, 2017, 2016 and 2015 had nonaccruing loans been current and accruing interest according to their original terms amounted to $162,000, $155,000 and $265,000, respectively. The amount of interest related to these loans included in interest income was $121,000, $75,000 and $190,000, respectively, for the years ended March 31, 2017, 2016 and 2015.

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

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
	2017	2016	2015
	(In thousands)
Special mention assets	$489	$639	$1,027
Substandard assets	4,251	3,874	5,772
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$4,740	$4,513	$6,799

At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2017, we had four current loans totaling $489,000 that were in special mention assets. At March 31, 2016, we had three current loans totaling $392,000 that were in special mention assets. Total classified assets increased approximately $227,000, or 5.0%, from March 31, 2016 to March 31, 2017, and decreased approximately $2.3 million, or 33.6%, from March 31, 2015 to March 31, 2016.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2017			2016			2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
	(In thousands)
Real estate loans:
One -to four-family	$1,594	$665	$2,879	$2,493	$992	$2,806	$1,289	$239	$3,262
Multi-family	—	—	—	—	—	—	—	—	581
Commercial	—	—	184	—	—	186	—	—	439
Consumer:
Second mortgage and home equity lines of credit	9	—	—	100	—	60	13	—	60
Passbook or certificate and other loans	2	—	—	19	—	—	4	—	—

Total	$1,605	$665	$3,063	$2,612	$992	$3,052	$1,306	$239	$4,342

There were four loans delinquent 60 to 89 days at March 31, 2017 as compared to five loans at March 31, 2016 and two loans at March 31, 2015. There were eighteen loans delinquent 90 days or greater at March 31, 2017, thirteen loans delinquent 90 days or greater at March 31, 2016 and nineteen loans delinquent 90 days or greater at March 31, 2015. There were seven loans in the process of foreclosure with a total balance of $874,000 at March 31, 2017 as compared to nine loans with a total balance of $1.6 million at March 31, 2016 and eight loans with a total balance of $1.5 million at March 31, 2015.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a periodic basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of general, specific and unallocated components. For loans that are classified as impaired, a valuation allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four- family real estate, second mortgage loans and, home equity lines of credit and passbook or certificate and other loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

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

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. Loans are rated pass-watch if we are waiting for documents required for a complete file or if the loan is to be monitored due to previous delinquent status.

Management performs a classification of assets review, including the regulatory classification of assets, generally on a monthly basis. The results of the classification of assets review are validated by the Company’s third party loan review firm during their semi-annual independent review. In the event of difference in rating or classification between those assigned by the internal and external resources, management and third parties confer to determine the more acceptable rating or classification. Final loan ratings and regulatory classifications are presented quarterly to the Board of Directors and are reviewed by regulators during the examination process.

In addition, the OCC, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require us to recognize adjustments to the allowance based on its review of information available to it at the time of its examination.

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

	At or For the Year Ended March 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Allowance at beginning of period	$4,360	$3,475	$3,071	$2,500	$2,090

Provision for loan losses	1,985	1,065	717	777	762
Recoveries on one- to four-family real estate	2	3	—	16	50
Charge-offs:
One- to four-family real estate	(247)	183)	(313)	(194)	(402)
Multi-family real estate	—	—	—	(28)	—
Commercial real estate	—	—	—	—	—

Net charge-offs	(245)	(180)	(313)	(206)	(352)

Allowance at end of period	$6,100	$4,360	$3,475	$3,071	$2,500

Allowance to nonperforming loans	146.11%	119.19%	61.53%	59.84%	42.41%
Allowance to total gross loans outstanding at the end of the period	0.60%	0.56%	0.54%	0.52%	0.55%
Net charge-offs to average outstanding loans during the period	0.03%	0.03%	0.05%	0.04%	0.08%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2017			2016			2015
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$3,107	50.93%	69.53%	$2,922	67.02%	79.04%	$2,704	77.81%	89.92%
Multi-family real estate	1,225	20.08	12.27	505	11.58	7.20	350	10.07	3.68
Commercial real estate	1,686	27.64	16.87	865	19.84	12.46	353	10.16	4.30
Construction real estate	—	—	—	—	—	—	1	0.03	0.09
Commercial and industrial	28	0.46	0.25	2	0.05	0.03	—	—	—
Consumer	34	0.56	1.07	44	1.01	1.27	42	1.21	2.00
Unallocated	20	0.33	0.01	22	0.50	0.00	25	0.72	0.01

Total allowance for loan losses	$6,100	100.00%	100.00%	$4,360	100.00%	100.00%	$3,475	100.00%	100.00%

	At March 31,
	2014			2013
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family real estate	$2,460	80.10%	89.92%	$2,127	85.08%	91.41%
Multi-family real estate	186	6.06	3.68	187	7.48	3.27
Commercial real estate	224	7.29	4.30	99	3.96	2.98
Construction real estate	2	0.07	0.09	5	0.20	0.20
Consumer	46	1.50	2.00	39	1.56	2.14
Unallocated	153	4.98	0.01	43	1.72	—

Total allowance for loan losses	$3,071	100.00%	100.00%	$2,500	100.00%	100.00%

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

Quantitative analysis. The table below sets forth, as of March 31, 2017, are estimated changes in the Bank’s NPV and net interest income that would result from the designated changes in interest rates. This data is for Clifton Savings Bank and its subsidiary only and does not include any assets of Clifton Bancorp. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one-year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We estimate changes in NPV or net interest income for an interest rate decrease of 100 basis points or an increase of 200 basis points.

	Net Portfolio Value (2)			Net Interest Income
Change in Interest Rates	Estimated	Estimated Increase (Decrease)		Estimated Net Interest	(Decrease) in Estimated Net Interest Income
Basis Point (bp) (1)	NPV	Amount	Percent	Income (3)	Amount	Percent
			(Dollars in thousands)
+200 bp	$171,378	($67,344)	(28.21)%	$31,025	($1,255)	(3.89)%
0	238,722	—	—	32,280	—	—
(100)	262,660	23,938	10.03	32,145	(135)	(0.42)

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one-year period at all maturities.

The table set forth above indicates that at March 31, 2017, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 28.2% decrease in NPV and a $1.3 million, or 3.9%, decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 10.0% increase in NPV and a $135,000, or 0.4%, decrease in net interest income. NPV is a theoretical liquidation calculation that assumes Clifton Savings Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions we may take in response to changes in interest rates.

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

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities and strategies during any given period. At March 31, 2017, cash and cash equivalents totaled $14.7 million, including interest-bearing deposits of $7.4 million. Securities classified as available-for-sale, which provide a limited additional source of liquidity, totaled $4.4 million at March 31, 2017. On March 31, 2017, we had $275.8 million in Federal Home Loan Bank advances outstanding. In addition, when we require funds beyond our ability to generate them internally, we borrow funds from the FHLB under an overnight advance program up to our maximum borrowing capacity based on our ability to collateralize such borrowings. Additionally, we have the ability to borrow funds of up to an aggregate of $63.0 million at two large financial institutions under established, unsecured, overnight lines of credit at a daily adjustable interest rate.

At March 31, 2017, we had $42.6 million in loan origination commitments outstanding and $7.7 million in commitments to purchase loans. In addition to commitments to originate and purchase loans, at March 31, 2017, we had $5.5 million in unused home equity lines of credit and $2.3 million in unused commercial lines of credit. Certificates of deposit due within one year of March 31, 2017 totaled $258.2 million, or 30.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2018. We believe, however, based on past experience, that a portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

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

Clifton Bancorp is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, Clifton Bancorp alone is responsible for paying any dividends declared to its shareholders. Clifton Bancorp has consistently repurchased shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that the Bank may declare and pay to Clifton Bancorp in any calendar year, without the receipt of prior approval from the (but with prior notice to the OCC), cannot exceed net income for that year to date plus retained net income for the preceding two calendar years. On a stand-alone basis, Clifton Bancorp had liquid assets of $34.7 million, which included $30.3 million in cash and cash equivalents and $4.4 million in securities available for sale at March 31, 2017.

The following table presents certain of our contractual obligations at March 31, 2017.

	Payments Due by Period at March 31, 2017
Contractual Obligations	Total at March 31, 2017	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More than 5 years
	(In thousands)
Operating lease obligations (1)	$2,980	$598	$1,050	$519	$813
Certificates of deposit	558,659	258,188	235,075	55,244	10,152
FHLB advances	275,800	121,000	124,800	30,000	—
Defined benefit plan obligations	1,964	8	23	51	1,882
Undisbursed funds from approved lines of credit	5,514	37	668	101	4,708
Undisbursed funds from approved commercial lines of credit	2,303	1,503	800	—	—
Other commitments to extend credit	50,360	50,360	—	—	—

	$897,580	$$431,694	$362,416	$85,915	$17,555

(1)	Real property leases.

Our primary investing activities are the origination, purchase and participation of loans and the purchase of securities. During the year ended March 31, 2017, we originated $268.5 million of loans and purchased $41.1 million of securities. We also purchased $63.6 million of loans during the year ended March 31, 2017. In fiscal 2016, we originated $140.8 million of loans and purchased $63.1 million of securities. We also purchased $80.6 million of loans during the year ended March 31, 2016. In fiscal 2015, we originated $78.2 million of loans and purchased $118.9 million of securities. We also purchased $49.4 million of loans during the year ended March 31, 2015.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $150.2 million for the year ended March 31, 2017, a net decrease in total deposits of $4.8 million for the year ended March 31, 2016 and a net decrease in total deposits of $64.4 million for the year ended March 31, 2015. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. During the year ended March 31, 2017, we continued to innovate our product offerings in order to retain and attract deposits. In fiscal 2016 and 2015, we managed the cost of funds by allowing controlled, higher-priced deposit runoff in an effort to maintain the net interest margin and spread during that economic environment. We consistently price our deposits to be competitive and to increase core deposit relationships, and focused on that during the 2017 fiscal period. FHLB advances increased $44.3 million for the year ended March 31, 2017 as a source of funding our growing loan portfolio. We had $275.8 million, $231.5 million and $107.5 million in FHLB advances outstanding at March 31, 2017, 2016 and 2015, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the OCC, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital, Common Equity Tier 1 Capital, and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Bancorp and Clifton Savings Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Bancorp and Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At March 31, 2017, we exceeded all of our regulatory capital requirements. In December 2016, the most recent notification from the OCC, we were considered “well capitalized” under regulatory guidelines as of September 30, 2016.

Off-Balance Sheet Arrangements

In the normal course of operations, we may engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For additional information see note [13] of the notes to the consolidated financial statements included in this annual report.

For the years ended March 31, 2017, 2016 and 2015, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note [1] in the notes to the consolidated financial statements included in this annual report.

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

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2017. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013). Based on its assessment, management believes that, as of March 31, 2017, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued a report on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2017, which is included in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Bancorp Inc.

Clifton, New Jersey

We have audited Clifton Bancorp Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Clifton Bancorp Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of March 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended March 31, 2017 and our report dated June 8, 2017 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 8, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Clifton Bancorp Inc.

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Bancorp Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended March 31, 2017. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Bancorp Inc. and Subsidiaries as of March 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended March 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Bancorp Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 8, 2017 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 8, 2017

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
	2017	2016
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$7,282	$13,042
Interest-bearing deposits in other banks	7,371	18,027

Cash and Cash Equivalents	14,653	31,069
Securities available for sale, at fair value	4,435	9,591
Securities held to maturity, at cost (fair value of $311,509 at March 31, 2017 and $356,320 at March 31, 2016):	310,913	347,871
Loans receivable	1,013,944	784,589
Allowance for loan losses	(6,100)	(4,360)

Net Loans	1,007,844	780,229

Bank owned life insurance	61,718	56,162
Premises and equipment	8,540	8,081
Federal Home Loan Bank of New York stock	13,733	11,665
Interest receivable	3,249	3,112
Other assets	6,718	5,347

Total Assets	$1,431,803	$1,253,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$28,800	$17,937
Interest bearing	816,025	676,725

Total Deposits	844,825	694,662
Advances from Federal Home Loan Bank of New York	275,800	231,500
Advance payments by borrowers for taxes and insurance	8,485	7,336
Other liabilities and accrued expenses	6,074	4,352

Total Liabilities	1,135,184	937,850

Commitments and Contingencies
Stockholders’ Equity
Preferred stock ($.01 par value), 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock ($.01 par value), 85,000,000 shares authorized; 22,548,529 issued and outstanding at March 31, 2017; 24,000,043 issued and outstanding at March 31, 2016	226	240
Paid-in capital	203,560	222,752
Deferred compensation obligation under Rabbi Trust	580	412
Retained earnings	102,517	103,120
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(9,931)	(11,184)
Accumulated other comprehensive income	33	172
Stock held by Rabbi Trust	(366)	(235)

Total Stockholders’ Equity	296,619	315,277

Total Liabilities and Stockholders’ Equity	$1,431,803	$1,253,127

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2017	2016	2015
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$31,708	$25,107	$23,150
Mortgage-backed securities	6,935	7,553	8,998
Debt securities	1,212	2,363	2,657
Other interest-earning assets	619	322	357

Total Interest Income	40,474	35,345	35,162

Interest Expense
Deposits	7,850	6,399	6,707
Advances	3,963	2,703	2,327

Total Interest Expense	11,813	9,102	9,034

Net Interest Income	28,661	26,243	26,128
Provision for Loan Losses	1,985	1,065	717

Net Interest Income after Provision for Loan Losses	26,676	25,178	25,411

Non-Interest Income
Fees and service charges	286	239	218
Bank owned life insurance	1,556	1,552	2,088
Gain on sale of securities	84	72	2,005
Net loss on sale of real estate owned	(8)	—	—
Loss on disposal of premises and equipment	(4)	(2)	—
Other	—	5	2

Total Non-Interest Income	1,914	1,866	4,313

Non-Interest Expenses
Salaries and employee benefits	13,548	11,435	9,751
Occupancy expense of premises	1,871	1,564	1,512
Equipment	1,712	1,519	1,476
Directors’ compensation	1,014	1,149	993
Advertising and marketing	607	406	386
Professional services	702	801	750
Federal deposit insurance premium	454	499	533
Other	1,794	1,728	1,705

Total Non-Interest Expenses	21,702	19,101	17,106

Income before Income Taxes	6,888	7,943	12,618
Income Taxes	2,166	2,542	4,064

Net Income	$4,722	$5,401	$8,554

Net Income per Common Share
Basic	$0.21	$0.22	$0.33

Diluted	$0.21	$0.22	$0.33

Dividends per common share	$0.24	$0.30	$0.30

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	22,224,272	24,477,102	25,537,669

Diluted	22,314,652	24,532,617	25,698,486

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Net income	$4,722	$5,401	$8,554

Other comprehensive (loss) income:
Gross unrealized holding (loss) gain on securities available for sale, net of income taxes of $35, $2, and ($55), respectively	(49)	(2)	80
Reclassification adjustment for net realized gains on securities available for sale, net of income taxes of $34, $29, and $42, respectively (A)	(50)	(43)	(60)
Benefit plan (loss) gain, net of income taxes of $31, ($448), and $152, respectively	(46)	647	(219)
Benefit plan amortization, net of income taxes of ($3), ($35), and ($23), respectively (B)	6	51	33

Total other comprehensive (loss) income	(139)	653	(166)

Total comprehensive income	$4,583	$6,054	$8,388

(A)	Net realized gain and related income taxes are included in the consolidated statements of income within the gain on sale of securities and income taxes lines, respectively.
(B)	Benefit plan amounts represent the amortization of past service cost and unrecognized net loss; such amounts are included in the consolidated statements of income within the directors’ compensation line. The related income tax amounts are included in income taxes.

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2017, 2016 and 2015

	Common Stock		Paid-In	Deferred Compensation Obligation Under	Retained	Treasury	Common Stock Acquired	Accumulated Other Comprehensive	Stock Held by Rabbi
	Shares	Par Value	Capital	Rabbi Trust	Earnings	Stock	by ESOP	Income (Loss)	Trust	Total
	(In Thousands, Except Share and Per Share Data)
Balance - March 31, 2014	26,528,999	$305	$136,688	$346	$104,110	$(43,250)	$(3,480)	$(315)	$(267)	$194,137
Net income	—	—	—	—	8,554	—	—	—	—	8,554
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(166)	—	(166)
ESOP shares committed to be released	—	—	329	—	—	—	1,279	—	—	1,608
Stock option expense	—	—	20	—	—	—	—	—	—	20
Restricted stock awards granted	1,753	—	—	—	—	—	—	—	—	—
Restricted stock awards earned	—	—	52	—	—					52
Forfeited restricted stock awards	(1,175)	—	—	—	—	—	—	—	—	—
Repurchase restricted stock awards	(887)	—	(11)	—	—	—	—	—	—	(11)
Funding of Supplemental Executive Retirement Plan	—	—	—	236	—	—	—	—	(25)	211
Supplemental Executive Retirement Plan distribution	—	—	—	(309)	—	—	—	—	292	(17)
Tax benefit from stock based compensation	—	—	361	—	—	—	—	—	—	361
Exercise of stock options	734,007	7	7,665	—	—	—	—	—	—	7,672
Cash dividends declared ($0.30 per share)	—	—	—	—	(7,632)	—	—	—	—	(7,632)
Second-step conversion and stock offering, net of offering expenses	63,150	(39)	130,237	—	—	43,250	(10,236)	—	—	163,212

Balance - March 31, 2015	27,325,847	273	275,341	273	105,032	—	(12,437)	(481)	—	368,001
Net income	—	—	—	—	5,401	—	—	—	—	5,401
Other comprehensive income, net of income tax	—	—	—	—	—	—	—	653	—	653
ESOP shares committed to be released	—	—	508	—	—	—	1,253	—	—	1,761
Stock option expense	—	—	214	—	—	—	—	—	—	214
Restricted stock awards granted	511,784	5	(5)	—	—	—	—	—	—	—
Restricted stock awards earned	—	—	829	—	—	—	—	—	—	829
Forfeited restricted stock awards	(6,824)	—	—	—	—	—	—	—	—	—
Repurchase restricted stock awards	(887)	—	(12)	—	—	—	—	—	—	(12)
Funding of Supplemental Executive Retirement Plan	—	—	—	139	—	—	—	—	(235)	(96)
Tax benefit from stock based compensation	—	—	197	—	—	—	—	—	—	197
Exercise of stock options	183,731	2	1,919	—	—	—	—	—	—	1,921
Repurchase common stock	(4,013,608)	(40)	(56,239)	—	—	—	—	—	—	(56,279)
Cash dividends declared ($0.30 per share)	—	—	—	—	(7,313)	—	—	—	—	(7,313)

Balance - March 31, 2016	24,000,043	240	222,752	412	103,120	—	(11,184)	172	(235)	315,277
Net income	—	—	—	—	4,722	—	—	—	—	4,722
Other comprehensive loss, net of income tax	—	—	—	—	—	—	—	(139)	—	(139)
ESOP shares committed to be released	—	—	670	—	—	—	1,253	—	—	1,923
Stock option expense	—	—	341	—	—	—	—	—	—	341
Restricted stock awards granted	17,000	—	—	—	—	—	—	—	—	—
Restricted stock awards earned	—	—	1,362	—	—	—	—	—	—	1,362
Forfeited restricted stock awards	(60,049)	—	—	—	—	—	—	—	—	—
Repurchase restricted stock awards	(14,613)	—	(219)	—	—	—	—	—	—	(219)
Funding of Supplemental Executive Retirement Plan	—	—	—	168	—	—	—	—	(131)	37
Exercise of stock options	13,648	—	189	—	—	—	—	—	—	189
Repurchase common stock	(1,407,500)	(14)	(21,535)	—	—	—	—	—	—	(21,549)
Cash dividends declared ($0.24 per share)	—	—	—	—	(5,325)	—	—	—	—	(5,325)

Balance - March 31, 2017	22,548,529	$226	$203,560	$580	$102,517	$—	$(9,931)	$33	$(366)	$296,619

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Cash Flows From Operating Activities
Net income	$4,722	$5,401	$8,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	721	562	594
Net amortization of deferred fees and costs, premiums and discounts	1,058	867	613
Provision for loan losses	1,985	1,065	717
Loss on disposal of premises and equipment	4	2	—
Realized gain on sale of securities available for sale	(84)	(72)	(102)
Realized gain on sale of securities held to maturity	—	—	(1,903)
Loss on write-down of real estate owned	110	—	—
Net loss on sale of real estate owned	8	—	7
Loss on disposal of real estate owned	28	—	—
(Gain) on acquisition of real estate owned	(28)	—	—
(Increase) decrease in interest receivable	(137)	162	7
Deferred income tax (benefit) expense	(648)	(895)	226
Decrease in other assets	13	530	969
Increase (decrease) in accrued interest payable	72	160	(24)
Increase in other liabilities	1,677	263	165
Income from bank owned life insurance	(1,556)	(1,552)	(2,088)
ESOP shares committed to be released	1,923	1,761	1,608
Restricted stock expense	1,362	829	52
Stock option expense	341	214	20
Income tax benefit from stock based compensation	(95)	—	—
Increase (decrease) deferred compensation obligation under Rabbi Trust	37	(96)	194

Net Cash Provided by Operating Activities	11,513	9,201	9,609

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	1,330	6,773	1,607
Securities held to maturity	77,541	115,363	98,129
Proceeds from sale of securities available for sale	3,713	1,908	1,022
Proceeds from sale of securities held to maturity	—	—	23,287
Proceeds from sale of real estate owned	195	—	117
Proceeds from life insurance	—	1,248	—
Redemptions of Federal Home Loan Bank of New York stock	10,283	1,147	1,976
Purchases of:
Securities available for sale	—	—	(17,231)
Securities held to maturity	(41,133)	(63,050)	(101,651)
Loans receivable	(64,152)	(81,005)	(49,952)
Bank owned life insurance	(4,000)	—	(12,500)
Premises and equipment	(1,184)	(1,537)	(305)
Federal Home Loan Bank of New York stock	(12,351)	(6,771)	(128)
Net increase in loans receivable	(166,879)	(59,715)	(7,784)

Net Cash Used in Investing Activities	(196,637)	(85,639)	(63,413)

See notes to consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Cash Flows From Financing Activities
Net increase (decrease) in deposits	$150,163	$(4,814)	$(64,436)
Net (decrease) increase in short-term advances from Federal Home Loan Bank of New York	(68,500)	119,000	(30,000)
Proceeds from long-term advances from Federal Home Loan Bank of New York	112,800	70,000	—
Payments on long-term advances from Federal Home Loan Bank of New York	—	(65,000)	(5,000)
Net increase in payments by borrowers for taxes and insurance	1,149	499	710
Net proceeds from stock offering	—	—	8,867
Repurchase restricted stock award	(219)	(12)	(11)
Exercise of stock options	189	1,921	7,672
Dividends paid	(5,325)	(7,313)	(7,632)
Repurchase common stock	(21,549)	(56,279)	—
Income tax benefit from stock based compensation	—	197	361

Net Cash Provided by (Used in) Financing Activities	168,708	58,199	(89,469)

Net (Decrease) in Cash and Cash Equivalents	(16,416)	(18,239)	(143,273)
Cash and Cash Equivalents - Beginning	31,069	49,308	192,581

Cash and Cash Equivalents - Ending	$14,653	$31,069	$49,308

Supplemental Information:
Cash paid during the period for:
Interest on deposits and borrowings	$11,741	$8,942	$9,058

Income taxes paid	$2,485	$3,702	$3,224

Non cash activities:
Transfer from loans receivable to real estate owned	$953	$58	$124

Issuance of common stock funded by stock subscriptions received prior to April 1, 2014	$—	$—	$154,345

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

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events,” the Company has evaluated events and transactions occurring subsequent to March 31, 2017 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

Use of Estimates

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses of the defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized and the estimation of fair value measurements of the Company’s financial instruments. Management believes that the allowance for loan losses is adequate, the evaluation of other-than-temporary impairment of securities is performed in accordance with GAAP, the liabilities and expenses for the defined benefit plans that are based upon actuarial assumptions of future events are reasonable, fair value measurements are reasonable and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations. Management uses its best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Management utilizes various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

Business of the Company and Subsidiaries

The Company’s primary business is the ownership and operation of the Bank. The Bank is principally engaged in the business of attracting deposits from the general public at its twelve locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and multi-family and commercial real estate and, to a lesser extent, commercial lines of credit, consumer and other types of loans. The Bank’s subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company solely to hold investment and mortgage-backed securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2017 and 2016.

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

General loan loss allowances are based upon a combination of factors including, but not limited to, historical loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans, among other factors. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

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

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. The Bank’s holding requirement varies based on the Bank’s activities, primarily its outstanding borrowings, with the FHLB. The Bank’s investment in FHLB stock is carried at cost. The Bank conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed during the years ended March 31, 2017, 2016 and 2015.

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

Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at fair market value less estimated costs to sell at the date of foreclosure establishing a new cost basis. After acquisition, foreclosed properties are held for sale and carried at the lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income. The carrying values of real estate owned as of March 31, 2017 and 2016, all of which represented residential real estate, totaled $698,000 and $58,000, respectively.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2017, 2016 and 2015. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended March 31, 2017, 2016, and 2015. The tax years subject to examination by the taxing authorities are the years ended December 31, 2016, 2015, and 2014 for federal purposes and the years ended December 31, 2016, 2015, 2014, and 2013 for state purposes.

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

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for employee stock ownership plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the years ended March 31, 2017, 2016 and 2015 includes incremental shares related to outstanding options of 90,380, 55,515, and 160,817, respectively. Shares issued or retired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2017, 2016 and 2015, the average number of options which were antidilutive totaled 5,507, 651,694 and 2,538, respectively.

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

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) issued their final standard on revenue from contracts with customers. The standard, issued as ASU 2014-09 by the FASB and as IFRS 152 by the IASB, and amended by ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20 and ASU 2017-05, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The goals of the revenue recognition project are to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements while also providing “a more robust framework for addressing revenue issues.” The boards believe that the standard will improve the consistency of requirements, comparability of revenue recognition practices, and usefulness of disclosures. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this standard effective April 1, 2018 is not expected to have a material impact on the Company’s consolidated financial statements, as management has not identified any material changes in the timing of revenue recognition.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

On January 5, 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which is intended to improve the recognition and measurement of financial instruments. The ASU significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this standard, effective April 1, 2018, is not expected to have a material impact on the Company’s consolidated financial statements.

On February 25, 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 includes a lessee accounting model that recognizes two types of leases - finance leases and operating leases. The standard requires that a lessee recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee, will depend on its classification as a finance or operating lease. New disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases are also required. These disclosures include qualitative and quantitative requirements, providing information about the amounts recorded in the financial statements. For a public entity, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Management is in the process of reviewing its existing lease portfolios to evaluate the impact of the new accounting guidance on the financial statements, as well as the impact to regulatory capital and risk-weighted assets. The Company expects a gross-up of its consolidated statements of financial condition as a result of recognizing lease liabilities and right of use assets; the extent of such gross-up is under evaluation. The Company does not expect material changes to the recognition of operating lease expense in its consolidated statements of income. This standard, effective April 1, 2019, is not expected to have a material impact on its overall consolidated financial statements.

On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation. The amendment simplifies several aspects of the accounting for employee hare-based payment transactions including the following: Accounting for income taxes; Classification of excess tax benefits on the statement of cash flow; Forfeitures; Statutory tax withholding requirements; Classification of awards as either equity or liabilities; Classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. The ASU is aimed at reducing the cost and complexity of accounting for share-based payments, that will likely result in significant changes to net income and earnings per share, including the effect of the exclusion of windfall tax benefits from the hypothetical proceeds used to calculate the repurchase of shares under the treasury stock method. For a public entity, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company has adopted the standard effective April 1, 2016 on a prospective basis. Prior periods have not been retrospectively adjusted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

On June 16, 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which introduces new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The ASU also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the ALLL. In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For a public entity, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The new guidance is effective on April 1, 2020, with early adoption permitted on January 1, 2019. The Company is in the process of identifying and evaluating the impact of this new accounting guidance, which at the date of adoption is expected to increase the allowance for credit losses with a resulting negative adjustment to retained earnings.

On August 26, 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The new guidance addresses eight classification issues related to the statement of cash flows, which include proceeds from settlement of corporate-owned life insurance policies and bank-owned life insurance policies. For a public entity, ASU 2016-15 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The adoption of this standard effective April 1, 2018 is not expected to have a material impact on the Company’s consolidated financial statements.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

On December 14, 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements to clarify and amend key areas in Generally Accepted Accounting Principles (GAAP). Most of the amendments go into effect immediately, while others take effect for interim and annual reporting periods beginning after December 15, 2016. For a public entity, ASU 2016-19 is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The adoption of this standard, effective April 1, 2017, did not have a material impact on the Company’s consolidated financial statements.

On March 10, 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU require that an employer disaggregate the service cost component from the other components of net benefit cost. The service cost must be presented in the same line item(s) as other employee compensation costs. These costs are generally included within income from continuing operations, but in some cases may be eligible for capitalization. All other components of net benefit cost must be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The ASU also stipulates that only the service cost component of net benefit cost is eligible for capitalization. The changes, which respond to input from financial statement users, are intended to classify costs according to their natures, and better align the effect of defined benefit plans on operating income with International Financial Reporting Standards. For a public entity, ASU 2017-07 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The adoption of this standard effective April 1, 2018 is not expected to have a material impact on the Company’s consolidated financial statements.

On March 30, 2017, the FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities. The ASU is intended to enhance “the accounting for the amortization of premiums for purchased callable debt securities.” Specifically, the ASU shortens the amortization period for certain callable debt securities purchased at a premium by requiring that the premium be amortized to the earliest call date. The ASU’s amendments are effective for public business entities for interim and annual periods beginning after December 15, 2018. The adoption of this standard effective April 1, 2019 is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 2 - SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale and held to maturity for the dates indicated are as follows:

	March 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$4,472	$—	$37	$4,435

Total available for sale securities	$4,472	$—	$37	$4,435

	March 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$9,460	$131	$—	$9,591

Total available for sale securities	$9,460	$131	$—	$9,591

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

	March 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$29,973	$20	$211	$29,782
Corporate bonds	20,025	327	110	20,242
Municipal bonds	8,839	24	94	8,769

	58,837	371	415	58,793

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	53,400	580	812	53,168
Federal National Mortgage Association	181,843	1,968	1,417	182,394
Government National Mortgage Association	16,833	488	167	17,154

	252,076	3,036	2,396	252,716

Total held to maturity securities	$310,913	$3,407	$2,811	$311,509

	March 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$29,941	$75	$21	$29,995
Corporate bonds	45,037	685	7	45,715
Municipal bonds	5,335	119	1	5,453

	80,313	879	29	81,163

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	53,004	1,494	45	54,453
Federal National Mortgage Association	200,672	5,661	235	206,098
Government National Mortgage Association	13,882	754	30	14,606

	267,558	7,909	310	275,157

Total held to maturity securities	$347,871	$8,788	$339	$356,320

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	March 31,
	2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Due after five through ten years	$1,253	$1,243	$1,703	$1,710
Due after ten years	3,219	3,192	7,757	7,881

Total available for sale securities	$4,472	$4,435	$9,460	$9,591

Held to maturity:
Debt securities:
Due one year or less	$17,963	$17,973	$30,653	$30,742
Due after one through five years	27,766	27,973	27,249	27,348
Due after five through ten years	12,625	12,383	21,903	22,540
Due after ten years	483	464	508	533

	58,837	58,793	80,313	81,163

Mortgage-backed securities:
Due after one through five years	14,549	14,424	15,163	15,232
Due after five through ten years	90,018	90,252	76,649	78,391
Due after ten years	147,509	148,040	175,746	181,534

	252,076	252,716	267,558	275,157

Total held to maturity securities	$310,913	$311,509	$347,871	$356,320

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

The age of gross unrealized losses and the fair value of related securities at March 31, 2017 and 2016 were as follows:

	Less Than 12 Months		12 Months or More		Total
March 31, 2017	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$4,435	$37	$—	$—	$4,435	$37

Total available for sale securities	$4,435	$37	$—	$—	$4,435	$37

Held to maturity:
Debt securities:
Government-sponsored enterprises	$14,789	$211	$—	$—	$14,789	$211
Corporate bonds	9,914	110	—	—	9,914	110
Municipal bonds	5,694	94	—	—	5,694	94

	30,397	415	—	—	30,397	415
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	34,007	812	—	—	34,007	812
Federal National Mortgage Association	113,178	1,177	3,966	240	117,144	1,417
Government National Mortgage Association	7,119	117	1,024	50	8,143	167

	154,304	2,106	4,990	290	159,294	2,396

Total held to maturity securities	$184,701	$2,521	$4,990	$290	$189,691	$2,811

	Less Than 12 Months		12 Months or More		Total
March 31, 2016	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$4,979	$21	$—	$—	$4,979	$21
Corporate bonds	4,993	7	—	—	4,993	7
Municipal bonds	787	1	—	—	787	1

	10,759	29	—	—	10,759	29
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	—	—	3,925	45	3,925	45
Federal National Mortgage Association	2,116	9	15,913	226	18,029	235
Government National Mortgage Association	—	—	1,246	30	1,246	30

	2,116	9	21,084	301	23,200	310

Total held to maturity securities	$12,875	$38	$21,084	$301	$33,959	$339

Management does not believe that any of the unrealized losses at March 31, 2017 (three bonds of Government-sponsored enterprise, two corporate bonds, and nine municipal bonds included in debt securities, and thirty-eight FNMA mortgage-backed securities, eleven FHLMC mortgage-backed securities, and four GNMA mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and its subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of their amortized cost.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

During the year ended March 31, 2017, the proceeds from sales of securities available for sale totaled $3.7 million resulting in gross realized gains of $84,000. During the year ended March 31, 2016, proceeds from sales of securities available for sale totaled $1.9 million resulting in gross realized gains of $72,000. During the year ended March 31, 2015, the proceeds from sales of securities held to maturity and a sale of a security available for sale totaled $23.3 million and $1.0 million, respectively, resulting in gross realized gains of $1.9 million and $102,000, respectively. The remaining principal balance for each of the securities held to maturity sold during the year ended March 31, 2015 was less than 15% of the original principal purchased.

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loans receivable portfolio is segmented into real estate loans, commercial and industrial, and consumer loans. Real estate loans consist of the following classes: one- to four-family real estate, multi-family real estate, and commercial real estate. Commercial and industrial loans consist of commercial lines of credit and term loans. Consumer loans consist of second mortgage loans, equity lines of credit and passbook or certificate and other loans.

The following is a summary of loans by segments and the classes within those segments:

	March 31,
	2017	2016
	(In Thousands)
Real estate:
One- to four-family	$702,438	$617,694
Multi-family	123,918	56,244
Commercial	170,464	97,379

	996,820	771,317

Commercial and industrial	2,571	201

Consumer:
Second mortgage and equity lines of credit	10,297	9,337
Passbook or certificate and other loans	563	670

	10,860	10,007

Total Loans	1,010,251	781,525
Net purchase premiums, discounts, and deferred loan costs	3,693	3,064

Total Loans, Net	$1,013,944	$784,589

The allowance for loan losses consists of general, specific and unallocated components. For loans that are classified as impaired, a valuation allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four-family real estate, second mortgage loans and home equity lines of credit and passbook or certificate and other loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors to reflect current conditions. The qualitative risk factors include:

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

Real Estate:

1. One- to Four-Family Loans - consists of loans secured by first liens on either owner occupied or investment properties. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio.

2. Multi-Family Loans - consists of loans secured by multi-family real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties.

3. Commercial Loans - consists of loans secured by commercial real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. These loans are affected by economic conditions to a greater degree than one- to four-family and multi-family loans.

4. Construction Loans - consists primarily of the financing of construction of one- to four family properties or construction/permanent loans for the construction of one- to four-family homes to be occupied by the borrower. Construction loans generally are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to uncertainty of construction costs. Independent inspections are performed prior to disbursement of loan proceeds as construction progresses to mitigate these risks. These loans are also affected by economic conditions. There were no construction loans outstanding as of March 31, 2016 or 2017.

Commercial and Industrial:

Consists of commercial lines of credit and term loans which can be either secured or unsecured. Commercial and industrial loans are generally considered to involve a higher degree of risk of loss due to the concentration of principal in a limited number of loans and/or borrowers and the effects of general economic conditions on the business and/or the value of the underlying properties, if applicable. Commercial and industrial loans generally have shorter terms and higher interest rates than other forms of lending.

Consumer:

1. Second Mortgage and Equity Lines of Credit - consists of one- to four-family loans secured by first, second or third liens (when the Bank has the two other lien positions). These loans are affected by the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one- to four-family first lien loans as these loans are also dependent on the value of underlying properties, but in many of instances have the added risk of a subordinate collateral position.

2. Passbook or Certificate and Other Loans - consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. Unsecured loans included in other loans, comprise two loans in a New Jersey loan fund, which also are considered a low credit risk.

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

Management performs a classification of assets review, including the regulatory classification of assets, generally on a monthly basis. The results of the classification of assets review are validated by the Company’s third party loan review firm during their semi-annual independent review. In the event of difference in rating or classification between those assigned by the internal and external resources, management and third parties confer to determine the more acceptable rating or classification. Final loan ratings and regulatory classifications are presented quarterly to the Board of Directors and are reviewed by regulators during the examination process.

In addition, the Office of the Comptroller of the Currency (the “OCC”), as an integral part of its examination process, periodically reviews the Bank’s loan portfolio and the related allowance for loan losses. The OCC may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

The change in the allowance for loan losses for the years ended March 31, 2017, 2016 and 2015 is as follows:

	One-to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Commercial and Industrial	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2016:
Total allowance for loan losses	$2,922	$505	$865	$2	$44	$—	$22	$4,360
Charge-offs	(247)	—	—	—	—	—	—	(247)
Recoveries	2	—	—	—	—	—	—	2
Provision charged to operations	430	720	821	26	(10)	—	(2)	1,985

At March 31, 2017:
Total allowance for loan losses	$3,107	$1,225	$1,686	$28	$34	$—	$20	$6,100

	One-to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Commercial and Industrial	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2015:
Total allowance for loan losses	$2,704	$350	$353	$1	$—	$42	$—	$25	$3,475
Charge-offs	(183)	—	—	—	—	—	—	—	(183)
Recoveries	3	—	—	—	—	—	—	—	3
Provision charged to operations	398	155	512	(1)	2	2	—	(3)	1,065

At March 31, 2016:
Total allowance for loan losses	$2,922	$505	$865	$—	$2	$44	$—	$22	$4,360

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	One-to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2014:
Total allowance for loan losses	$2,460	$186	$224	$2	$45	$1	$153	$3,071
Charge-offs	(313)	—	—	—	—	—	—	(313)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	557	164	129	(1)	(3)	(1)	(128)	717

At March 31, 2015:
Total allowance for loan losses	$2,704	$350	$353	$1	$42	$—	$25	$3,475

The following table presents the allocation of the allowance for loan losses and related loans by loan class at March 31, 2017 and 2016.

March 31, 2017	One-to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Commercial and Industrial	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	3,107	1,225	1,686	28	34	—	20	6,100

Total	$3,107	$1,225	$1,686	$28	$34	$—	$20	$6,100

Loans:
Individually evaluated for impairment	$1,665	$191	$184	$—	$12	$—	$—	$2,052
Collectively evaluated for impairment	700,773	123,727	170,280	2,571	10,285	563	—	1,008,199

Total	$702,438	$123,918	$170,464	$2,571	$10,297	$563	$—	$1,010,251

March 31, 2016	One-to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Commercial and Industrial	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,922	505	865	2	44	—	22	4,360

Total	$2,922	$505	$865	$2	$44	$—	$22	$4,360

Loans:
Individually evaluated for impairment	$1,221	$197	$186	$—	$12	$—	$—	$1,616
Collectively evaluated for impairment	616,473	56,047	97,193	201	9,325	670	—	779,909

Total	$617,694	$56,244	$97,379	$201	$9,337	$670	$—	$781,525

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The aggregate amount of classified loan balances are as follows at March 31, 2017 and 2016:

March 31, 2017	One- to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Commercial and Industrial	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$697,958	$123,918	$170,280	$2,571	$10,297	$563	$1,005,587
Classified:
Special mention	489	—	—	—	—	—	489
Substandard	3,991	—	184	—	—	—	4,175
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$702,438	$123,918	$170,464	$2,571	$10,297	$563	$1,010,251

March 31, 2016	One- to Four -Family Real Estate	Multi- Family Real Estate	Commercial Real Estate	Commercial and Industrial	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Total Loans
	(In Thousands)
Non-classified:	$613,559	$56,244	$97,193	$201	$9,277	$670	$777,144
Classified:
Special mention	639	—	—	—	—	—	639
Substandard	3,496	—	186	—	60	—	3,742
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$617,694	$56,244	$97,379	$201	$9,337	$670	$781,525

The following table provides information with respect to our nonaccrual loans at March 31, 2017 and 2016. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. Nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained consecutive period of repayment performance (generally six consecutive months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

	March 31,
	2017	2016
	(In Thousands)
Nonaccrual loans:
Real estate:
One- to four-family	$3,508	$3,412
Commercial	184	186
Consumer:
Second mortgage and equity lines of credit	—	60

Total nonaccrual loans	$3,692	$3,658

During the years ended March 31, 2017, 2016 and 2015, interest income of approximately $121,000, $75,000, and $190,000, respectively, was recognized on these loans on a cash basis. Interest income that would have been recorded had the loans been on accrual status and performing in accordance with the original terms of the contracts amounted to approximately $162,000, $155,000, and $265,000, respectively, for the years ended March 31, 2017, 2016, and 2015.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table provides information about delinquencies in our loan portfolio at March 31, 2017 and 2016.

March 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate:
One- to four-family	$1,594	$665	$2,879	$5,138	$697,300	$702,438
Multi-family	—	—	—	—	123,918	123,918
Commercial	—	—	184	184	170,280	170,464
Commercial and industrial	—	—	—	—	2,571	2,571
Consumer:
Second mortgage and equity lines of credit	9	—	—	9	10,288	10,297
Passbook or certificate and other loans	2	—	—	2	561	563

Total	$1,605	$665	$3,063	$5,333	$1,004,918	$1,010,251

March 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate:
One- to four-family	$2,493	$992	$2,806	$6,291	$611,403	$617,694
Multi-family	—	—	—	—	56,244	56,244
Commercial	—	—	186	186	97,193	97,379
Commercial lines of credit	—	—	—	—	201	201
Consumer:
Second mortgage and equity lines of credit	100	—	60	160	9,177	9,337
Passbook or certificate and other loans	19	—	—	19	651	670

Total	$2,612	$992	$3,052	$6,656	$774,869	$781,525

Loans with a carrying value of $483,000 and $0, respectively, were past due greater than 90 days and accruing as of March 31, 2017 and 2016.

We may obtain physical possession of real estate collateralizing a residential mortgage loan via foreclosure or an in-substance repossession. As of March 31, 2017, we held two foreclosed residential real estate properties with a carrying value of $698,000 as a result of obtaining physical possession. In addition, as of March 31, 2017 and 2016, we had seven and nine, residential mortgage loans with a carrying value of $874,000 and $1.6 million, respectively, collateralized by residential real estate for which formal foreclosure proceedings were in process.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Impaired loans, none of which had a related allowance at or for the years ended March 31, 2017, 2016 and 2015, were as follows:

At or For The Year Ended March 31, 2017	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate:
One-to four-family	$1,665	$2,017	$1,410	$65
Multi-family	191	215	194	11
Commercial	184	184	184	3
Consumer:
Second mortgage and equity lines of credit	12	12	12	1

Total impaired loans	$2,052	$2,428	$1,800	$80

At or For The Year Ended March 31, 2016	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate:
One-to four-family	$1,221	$1,412	$1,091	$41
Multi-family	197	222	683	46
Commercial	186	186	285	30
Consumer:
Second mortgage and equity lines of credit	12	12	12	1

Total impaired loans	$1,616	$1,832	$2,071	$118

At or For The Year Ended March 31, 2015	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate:
One-to four-family	$885	$1,058	$746	$20
Multi-family	784	810	250	12
Commercial	439	439	351	16
Consumer:
Second mortgage and equity lines of credit	13	13	4	—

Total impaired loans	$2,121	$2,320	$1,351	$48

The recorded investment in loans modified in a troubled debt restructuring totaled $1.5 million at March 31, 2017, of which $331,000 was over 90 days past due, $14,000 was 60-89 days past due and $55,000 was 30-59 days past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2017. The recorded investment in loans modified in a troubled debt restructuring totaled $994,000 at March 31, 2016, of which $213,000 was 30-59 days past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2016. The recorded investment in loans modified in a troubled debt restructuring totaled $784,000 at March 31, 2015, of which $7,000 was 60 days or more past due. The remaining loans modified were current at the time of the restructuring and had complied with the terms of their restructure agreements at March 31, 2015. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Bank works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Bank records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents troubled debt restructurings by class during the periods indicated.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post- restructuring Outstanding Recorded Investment	Charge-off Recorded Upon Restructuring
	(Dollars In Thousands)
Year Ended March 31, 2017
One- to Four-Family Real Estate	3	$646	$548	$38
Year Ended March 31, 2016
One- to Four-Family Real Estate	2	248	238	23
Year Ended March 31, 2015
One- to Four-Family Real Estate	2	269	274	7
Second Mortgage Consumer Loan	1	13	13	—

There were no defaults that occurred within twelve months of restructuring during the years ended March 31, 2017, 2016 and 2015.

The Bank has granted loans to certain officers and directors of the Bank and to their associates. The activity with respect to these loans is as follows:

	Years Ended March 31,
	2017	2016
	(In Thousands)
Balance, beginning	$974	$871
Loans originated	150	185
Collection of principal	(77)	(82)
No longer associated persons	(291)	—

Balance, ending	$756	$974

NOTE 4 - PREMISES AND EQUIPMENT

	March 31,
	2017	2016
	(In Thousands)
Land and land improvements	$3,569	$3,569
Buildings and improvements	7,011	7,029
Furnishings and equipment	3,874	3,669
Leasehold improvements	2,064	1,430
Construction in progress	—	54

	16,518	15,751
Accumulated depreciation and amortization	(7,978)	(7,670)

	$8,540	$8,081

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PREMISES AND EQUIPMENT (CONTINUED)

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance, totaled approximately $807,000, $702,000 and $568,000 for the years ended March 31, 2017, 2016 and 2015, respectively. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. At March 31, 2017, the minimum obligation under all non-cancellable lease agreements, which expire through 2026, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2018	$598
2019	563
2020	487
2021	323
2022	196
Thereafter	813

$2,980

NOTE 5 - DEPOSITS

	March 31,
	2017			2016
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
	(Dollars In Thousands)
Non-interest bearing demand	0.00%	$28,800	3.41%	0.00%	$17,937	2.58%
Interest bearing demand	0.11	52,313	6.19	0.11	54,137	7.79
Savings and club accounts	0.46	205,053	24.27	0.28	151,892	21.87
Certificates of deposit	1.43	558,659	66.13	1.37	470,696	67.76

Total Deposits	1.06%	$844,825	100.00%	1.00%	$694,662	100.00%

Certificates of deposit with balances of $250,000 or more at March 31, 2017 and 2016 totaled approximately $50.5 million and $33.7 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2017	2016
	(In Thousands)
One year or less	$258,188	$197,287
After one to two years	144,474	106,369
After two to three years	90,601	69,037
After three to four years	44,626	54,559
After four to five years	10,618	42,490
Thereafter	10,152	954

	$558,659	$470,696

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Demand	$57	$60	$72
Savings and club	742	254	236
Certificates of deposits	7,051	6,085	6,399

	$7,850	$6,399	$6,707

NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2017		2016
	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
Due one year or less	$121,000	1.86%	$119,000	0.74%
After one to two years	109,500	1.61	60,500	2.56
After two to three years	15,300	1.57	37,000	2.20
After three to four years	15,000	1.95	—	—
After four to five years	15,000	1.58	15,000	1.95

	$275,800	1.74%	$231,500	1.53%

At March 31, 2017 and 2016, respectively, $50.5 million and $119.0 million of the advances due in one year or less were short-term borrowings.

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2017	2016
	(In Thousands)
Mortgage-backed securities held to maturity	$71,751	$83,416
One- to four-family real estate mortgages	377,437	311,895

	$449,188	$395,311

In addition, at March 31, 2017, a mortgage-backed security held to maturity with a carrying value of $323,000 was pledged for public deposits held at the Bank.

At March 31, 2017, the Bank could borrow funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Members in good standing can borrow up to 50% of their asset size as long as they have qualifying collateral to support the advance and purchase of FHLB capital stock. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $63.0 million at two large financial institutions under established, unsecured, overnight lines of credit at a daily adjustable interest rate. There were no drawings on these two lines at March 31, 2017 and 2016.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

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

Stock Repurchase Plan

On March 11, 2015, the Company announced that the Board of Directors authorized a stock repurchase plan, which became effective on April 2, 2015, to acquire up to 2,731,000 shares, or 10% of the Company’s outstanding stock. On October 28, 2015, the Company announced that the Board of Directors authorized an extension of the stock repurchase plan to acquire an additional 2,569,000 shares, or 10%, of the Company’s outstanding common stock. On September 8, 2016, the Company announced that the Board of Directors again authorized an extension of the stock repurchase plan to acquire an additional 1,155,000 shares, or 5%, of the Company’s outstanding common stock.

During the years ended March 31, 2017 and 2016, approximately 1,407,500 and 4,008,000 shares were repurchased, respectively, under the repurchase plan at aggregate costs of approximately $21.6 million, or $15.31 per share and $56.2 million, or $14.02 per share, respectively. There were no stock repurchase plans in effect at or during the years ended March 31, 2015.

Regulatory Capital

The Company and its subsidiary Bank are subject to regulatory capital requirements promulgated by the federal banking agencies. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the OCC has similar requirements for the Company’s subsidiary bank.

Effective January 1, 2015, the Company adopted the Basel III final rule. Based on the Company’s capital levels and statement of condition composition, the implementation of the new rule had no material impact on our regulatory capital level or ratios at the Bank level. The new rule establishes limits at the Company level and increased the minimum Tier 1 capital to risk based assets requirement from 4% to 6% of risk-weighted assets; established a new common equity Tier 1 capital; and assigned a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The new rule has a capital conservation buffer requirement that phased in beginning January 1, 2016 at 0.625 percent of risk-weighted assets and increases each subsequent year by an additional 0.625 percent until reaching its final level of 2.5 percent of risk-weighted assets on January 1, 2019, when the full capital conservation buffer requirement will be effective. Management believes, as of March 31, 2017 and 2016, that the Company and the Bank met all capital adequacy requirements to which they were subject.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (CONTINUED)

Regulatory Capital (Continued)

The following table sets forth the Company’s and the Bank’s capital positions at March 31, 2017 and 2016 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy Plus Capital Conservation Buffer (1)		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
March 31, 2017:
Total risk-based capital (to risk-weighted assets)
Bank	$257,175	31.40%	$75,754	9.25%	$81,896	10.00%
Company	302,686	36.91	75,856	9.25	N/A	N/A
Tier 1 capital (to risk-weighted assets)
Bank	251,075	30.66	59,375	7.25	65,517	8.00
Company	296,586	36.17	59,455	7.25	N/A	N/A
Common equity (tier 1) capital (to risk-weighted assets)
Bank	251,075	30.66	47,090	5.75	53,233	6.50
Company	296,586	36.17	47,154	5.75	N/A	N/A
Core (tier 1) capital (to average total assets)
Bank	251,075	18.02	55,730	4.00	69,663	5.00
Company	296,586	21.22	55,910	4.00	N/A	N/A
March 31, 2016:
Total risk-based capital (to risk-weighted assets)
Bank	$246,063	37.23%	$57,006	8.625%	$66,093	10.00%
Company	319,465	48.18	57,184	8.625	N/A	N/A
Tier 1 capital (to risk-weighted assets)
Bank	241,703	36.57	43,787	6.625	52,875	8.00
Company	315,105	47.53	43,924	6.625	N/A	N/A
Common equity (tier 1) capital (to risk-weighted assets)
Bank	241,703	36.57	33,873	5.125	42,961	6.50
Company	315,105	47.53	33,979	5.125	N/A	N/A
Core (tier 1) capital (to average total assets)
Bank	241,703	20.18	47,916	4.000	59,895	5.00
Company	315,105	26.08	48,329	4.000	N/A	N/A

(1)	Includes Capital Conservation Buffer of 1.25% and 0.625%, respectively, at March 31, 2017 and 2016.

In December 2016, the most recent notification from the OCC categorized the Bank as well capitalized as of September 30, 2016, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Current tax expense:
Federal income	$2,314	$2,863	$3,226
State income	500	574	612

Total current income tax expense	2,814	3,437	3,838
Deferred tax (benefit) expense:
Federal income	(477)	(703)	183
State income	(171)	(192)	43

Total deferred income tax (benefit) expense	(648)	(895)	226

Total Income Tax Expense	$2,166	$2,542	$4,064

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2017	2016	2015
	(Dollars In Thousands)
Federal income tax at the statutory rate	$2,342	$2,701	$4,290
Increase (decrease) in income taxes resulting from:
State income tax, net of federal income tax effect	217	252	433
Bank owned life insurance income	(529)	(528)	(710)
Other, net	136	117	51

Total Income Tax Expense	$2,166	$2,542	$4,064

Effective income tax rate	31.5%	32.0%	32.2%

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2017	2016
	(In Thousands)
Deferred income tax assets:
Pension costs	$840	$1,047
Allowance for loan losses	2,492	1,781
Depreciation	246	322
Non-qualified benefit plans	319	237
Employee Stock Ownership Plan	367	377
Supplemental Executive Retirement Plan	257	179
Other benefit plans	348	295
Net unrealized loss on securities available for sale	15	—
Other	340	323

Total Deferred Tax Assets	5,224	4,561
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	—	(54)
Post-retirement benefits and healthcare obligations	(37)	(65)

Net Deferred Tax Asset Included in Other Assets	$5,187	$4,442

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES (CONTINUED)

Retained earnings at March 31, 2017 and 2016 include approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

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

Upon completion of the Company’s second-step conversion in April 2014, a second ESOP was offered to eligible employees. The ESOP used $10.2 million in proceeds from a term loan obtained from the Company to purchase 1,023,566 shares of the Company’s common stock at a price of $10.00 per share. The term loan principal is payable over twenty equal annual installments, except 2015, which was a partial year, through December 31, 2033. Interest on the term loan is fixed at a rate of 3.25%.

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

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the average market price of the shares during the year, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $1.8 million, $1.6 million and $1.5 million for the years ended March 31, 2017, 2016 and 2015, respectively.

The ESOP shares were as follows:

	March 31,
	2017	2016
	(In Thousands)
Allocated shares	747	643
Shares committed to be released	21	21
Unearned shares	990	1,113

Total ESOP Shares	1,758	1,777

Fair value of unearned shares	$16,021	$16,834

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan, pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and three months of service) employees. Employees were permitted to elect to save up to 25% of their compensation, subject to IRC limits after one year of service. For each dollar up to 4.5% of compensation, the Bank matched 50% of the employees’ contribution. Effective on January 1, 2016, employees may elect to save up to 100% of their compensation, which was up from 25% from prior year, subject to IRC limits. After one year of service, for each dollar up to 4.0% of compensation, the Bank matches 100% of the employees’ contribution. The Plan’s expense for the years ended March 31, 2017, 2016, and 2015 was approximately $216,000, $130,000, and $92,000, respectively.

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

Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the SERP on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the years ended March 31, 2017, 2016, and 2015, was approximately $190,000, $165,000 and $226,000, respectively. At March 31, 2017 and 2016, the accrued SERP liability included in other liabilities and obligation under SERP included in equity totaled $580,000 and $413,000, respectively.

NOTE 10 - STOCK-BASED COMPENSATION

At the Company’s annual meeting of stockholders held on July 14, 2005, stockholders of the Company approved the Clifton Bancorp Inc. 2005 Equity Incentive Plan. Under this plan, the Company could grant options to purchase up to 1,464,727 shares of Company common stock and could grant up to 585,891 shares of common stock as restricted stock awards. This plan expired in July 2015.

Under the 2005 Equity Incentive Plan, on January 7, 2015, 1,753 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $13.32 per share. Twenty percent of the shares awarded vest annually.

At the Company’s annual meeting of stockholders held on August 6, 2015, stockholders of the Company approved the Clifton Bancorp Inc. 2015 Equity Incentive Plan (“the Plan”). Under the 2015 Equity Incentive Plan, the Company may grant options to purchase up to 1,705,944 of Company common stock and may grant up to 682,377 shares of common stock as restricted stock awards. At March 31, 2017, there were 716,964 shares and 220,466 shares, respectively, remaining for future option grants and restricted stock awards under the 2015 Equity Incentive Plan.

Under the 2015 Equity Incentive Plan, on September 2, 2015, 511,784 shares of restricted stock were awarded, with a grant date fair value of $13.84 per share. To fund the grants of restricted common stock, the Company issued 511,784 shares from authorized shares. All shares of restricted stock granted on this date vest in equal installments over a five-year period beginning one year from the date of grant.

On April 6, 2016, 8,000 shares of restricted stock were awarded, with a grant date fair value of $14.89 per share. To fund the grant of restricted common stock, the Company issued 8,000 shares from authorized shares. All shares of restricted stock granted on this date vest one year from the date of grant.

On August 31, 2016, effective on September 12, 2016, 9,000 shares of restricted stock were awarded, with a grant date fair value of $15.16 per share. To fund the grant of restricted common stock, the Company issued 9,000 shares from authorized shares. All shares of restricted stock granted on this date vest in equal installments over a three-year period beginning one year from the date of grant.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK-BASED COMPENSATION (CONTINUED)

Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2017, 2016 and 2015, approximately $1.4 million, $829,000 and $52,000, respectively, in expense was recognized in regard to these restricted stock awards. The Company recognized approximately $556,000, $339,000, and $21,000 of income tax benefits resulting from this expense for the years ended March 31, 2017, 2016 and 2015, respectively. The total fair value of stock awards vested during the years ended March 31, 2017, 2016 and 2015 were approximately $1.4 million, $87,000, and $75,000, respectively. The expected future compensation expense relating to the 367,427 non-vested restricted shares outstanding at March 31, 2017 is $4.3 million over a weighted average period of 3.3 years.

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2015	7,628	$10.02
Granted	511,784	13.84
Vested	(6,226)	9.27
Forfeited	(6,824)	13.84

Non-vested at March 31, 2016	506,362	13.84
Granted	17,000	15.03
Vested	(95,886)	13.84
Forfeited	(60,049)	13.84

Non-vested at March 31, 2017	367,427	13.89

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

Under the 2015 Equity Incentive Plan, on September 2, 2015, options to purchase 1,108,868 shares of Company common stock were awarded, with a grant date fair value of $1.63 per option and an expiration date of September 2, 2025. All stock options granted on this date vest in equal installments over a five-year period beginning one year from the date of grant. Stock options were granted at an exercise price of $13.84 equal to the fair value of the Company’s common stock on the grant date based on quoted market prices and all have an expiration date of September 2, 2025. The fair value of the stock options was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 6.5 years, risk-free rate of return of 1.92%, volatility of 12.5% and a dividend yield of 1.73%.

On April 6, 2016, stock options to purchase 10,000 shares of Company common stock were awarded, with a grant date fair value of $1.79 per share and an expiration date of April 6, 2026. All of these stock options granted vest one year from the date of grant. Stock options were granted at an exercise price of $14.89 equal to the value of the Company’s common stock on the grant date based on quoted market prices. The fair value of the stock options was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 5.5 years, risk-free rate of return of 1.28%, volatility of 14.92% and a dividend yield of 1.61%.

On September 12, 2016, stock options to purchase 10,000 shares of Company common stock were awarded, with a grant date fair value of $1.92 per share and an expiration date of September 12, 2026. All of these stock options granted vest one year from the date of grant. Stock options were granted at an exercise price of $15.16 equal to the value of the Company’s common stock on the grant date based on quoted market prices. The value of the stock options was estimated utilizing the Black-Scholes option pricing model using the following assumptions: an expected life of 5.5 years, risk-free rate of return of 1.28%, volatility of 15.63% and a dividend yield of 1.58%.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK-BASED COMPENSATION (CONTINUED)

For all grants noted above, the expected option lives were estimated as the mid-point between the respective vesting periods and ten year life of the options. The risk-free rate of return was based on the rates on the grant dates of a U.S. Treasury Note with a term equal to the expected option life. Expected volatility was based on the historical stock price activity of the Company over the year prior to the grant date. The dividend rate was based on the cash dividends paid by the Company over the year prior to the grant date on its common stock.

Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2017, 2016 and 2015, approximately $341,000, $214,000 and $20,000, respectively, in stock option expense, was recorded net of income tax benefits of $96,000, $64,000 and $8,000, respectively. The expected future compensation expense relating to the 1,136,775 non-vested options outstanding at March 31, 2017 is $1.1 million over the weighted average period of 3.3 years.

A summary of stock option activity follows:

	Number of Stock Options	Range	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2015	345,174	$9.03 - $13.32	$9.93	2.79 Years	$1,444,950
Granted	1,108,868	13.84	13.84
Exercised	(183,731)	9.03 - 10.46	10.45		632,424
Forfeited	(17,060)	13.84	13.84

Outstanding at March 31, 2016	1,253,251	9.03 - 13.84	13.26	8.78 Years	2,333,383
Granted	20,000	14.89 - 15.16	15.03
Exercised	(13,648)	13.84	13.84		24,635
Forfeited	(122,828)	13.84	13.84

Outstanding at March 31, 2017	1,136,775	9.03 - 15.16	13.22	7.73 Years	3,376,943

Exercisable at March 31, 2017	345,895	9.03 - 13.84	11.74	6.13 Years	1,538,634

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

	March 31,
	2017	2016
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$2,336	$3,222
Service cost	92	175
Interest cost	77	119
Actuarial (gain) loss	(167)	(1,091)
Loss due to remeasurement/settlement	283	—
Benefits paid	(82)	(89)
Settlements	(636)	—

Benefit obligation - ending	1,903	2,336

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	718	89
Benefits paid	(82)	(89)
Settlements	(636)	—

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(1,903)	$(2,336)

Accumulated benefit obligation	$1,476	$1,882

Assumptions:
Discount rate	4.00%	4.15%
Rate of increase in compensation	2.00%	2.00%

The Bank expects to make contributions to the plan during the year ending March 31, 2018, totaling approximately $2,000. At March 31, 2017, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2018	$2
2019	4
2020	7
2021	10
2022	30
2023-2027	265

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DEFINED BENEFIT PLANS (CONTINUED)

Directors’ Retirement Plan (Continued)

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2017	2016	2015
	(Dollars In Thousands)
Service cost	$92	$175	$178
Interest cost	77	119	119
Net amortization and deferral	12	90	62
Settlement charge	37	—	171

Net Periodic Pension Cost Included in Directors’ Compensation	$218	$384	$530

Assumptions:
Discount rate	4.15%	3.75%	4.50%
Discount rate - remeasurement/settlement	3.83%	—	4.25%
Rate of increase in compensation	2.00%	4.50%	4.50%

At March 31, 2017 and 2016, unrecognized net gain of $51,000 and $130,000, and unrecognized prior service cost of $0 and $12,000, respectively, were included in accumulated other comprehensive income (loss). For the fiscal year ending March 31, 2018, there is no unrecognized gain or prior service cost expected to be recognized as a component of net periodic pension cost.

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

The following table sets forth the funded status for a former president’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2017	2016
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$66	$72
Interest cost	3	3
Actuarial loss	(2)	(3)
Benefits paid	(6)	(6)

Benefit obligation - ending	61	66

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	6	6
Benefits paid	(6)	(6)

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(61)	$(66)

Assumed discount rate	4.00%	4.15%

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

The Bank expects to make contributions to the plan during the year ending March 31, 2018 totaling approximately $6,000. At March 31, 2017, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2018	$6
2019	6
2020	6
2021	6
2022	5
2023-2027	25

Net periodic pension (benefit) for the plan included the following components:

	Years Ended March 31,
	2017	2016	2015
	(Dollars In Thousands)
Interest cost	$3	$3	$2
Net amortization and deferral	(3)	(3)	(5)

Net Periodic (Benefit)	$—	$—	$(3)

Assumed discount rate	4.15%	3.75%	4.50%

Current medical trend	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2017 and 2016, unrecognized net gain of $41,000 and $42,000 was included in accumulated other comprehensive income (loss). For the fiscal year ending March 31, 2018, $4,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2017:

	1%
	Increase	Decrease
	(In Thousands)
Effect on total service and interest costs	$3	$2

Effect on post-retirement benefit obligation	$65	$57

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

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2017 and 2016 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2017
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$4,435	$—	$4,435	$—

Total securities available for sale	$4,435	$—	$4,435	$—

March 31, 2016
Securities available for sale:
Mortgage-backed securities:
Federal National Mortgage Association	$9,591	$—	$9,591	$—

Total securities available for sale	$9,591	$—	$9,591	$—

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2017 and 2016 are as follow:

Description	Carrying Value	(Level 1) Quoted Prices Markets for Identical Assets	(Level 2) Significant Observable Inputs	(Level 3) Unobservable Inputs
	(In Thousands)
March 31, 2017
Impaired loans	$193	$—	$—	$193
Real estate owned	28	—	—	28
March 31, 2016
Impaired loans	$364	$—	$—	$364

There were no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2017 and 2016.

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized adjusted Level 3 input to determine fair value.

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(Dollars in Thousands)
March 31, 2017
Impaired Loans	$193	Market valuation of underlying collateral (1)	Selling costs (2)	7% (7%)
Real Estate Owned	28	Market valuation of property (1)	Selling costs (2)	7% (7%)
March 31, 2016
Impaired Loans	$364	Market valuation of underlying collateral (1)	Selling costs (2)	7% (7%)

(1)	Fair value is based on third party appraisals.
(2)	Includes estimated costs to sell.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at March 31, 2017 and 2016:

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

As of March 31, 2017 and 2016, the fair value of the commitments to extend credit was not considered to be material.

The carrying amounts and fair values of financial instruments are as follows:

March 31, 2017	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$14,653	$14,653	$14,653	$—	$—
Securities available for sale	4,435	4,435	—	4,435	—
Securities held to maturity	310,913	311,509	—	311,509	—
Net loans receivable	1,007,844	981,930	—	—	981,930
FHLB of New York stock	13,733	13,733	—	13,733	—
Interest receivable	3,249	3,249	—	3,249	—
Financial liabilities:
Deposits	844,825	845,820	—	845,820	—
FHLB advances	275,800	276,149	—	276,149	—
Interest payable	475	475	—	475	—

March 31, 2016	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$31,069	$31,069	$31,069	$—	$—
Securities available for sale	9,591	9,591	—	9,591	—
Securities held to maturity	347,871	356,320	—	356,320	—
Net loans receivable	780,229	781,820	—	—	781,820
FHLB of New York stock	11,665	11,665	—	11,665	—
Interest receivable	3,112	3,112	—	3,112	—
Financial liabilities:
Deposits	694,662	700,372	—	700,372	—
FHLB advances	231,500	234,470	—	234,470	—
Interest payable	403	403	—	403	—

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

At March 31, 2017, the Bank had outstanding commitments to originate one- to four-family mortgage loans totaling approximately $5.4 million, which included $1.9 million for fixed rate loans with interest rates ranging from 3.375% to 4.125%, and $3.5 million for adjustable rate loans with initial interest rates ranging from 3.125% to 4.75%. Outstanding loan commitments at March 31, 2016 totaled $8.5 million. These commitments generally expire in three months or less.

At March 31, 2017, the Bank had outstanding commitments to originate adjustable rate multi-family real estate loans of $23.1 million with initial interest rates ranging from 3.875% to 4.25%, and commitments to originate adjustable rate commercial real estate loans of $14.1 million with initial interest rates ranging from 3.75% to 4.25%. There were $53.1 million in outstanding commitments to originate multi-family and commercial real estate loans at March 31, 2016. These commitments generally expire in three months or less.

At March 31, 2017, the Bank also had outstanding commitments to purchase $7.7 million in one- to four-family mortgage loans, which included $2.0 million in fixed rate loans with interest rates ranging from 4.125% to 4.625%, and $5.7 million in adjustable rate loans with initial interest rates ranging from 3.125% to 3.625%. At March 31, 2016, purchase commitments totaled $1.6 million.

At March 31, 2017 and 2016, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $5.5 million and $5.1 million, respectively. In addition, there were undisbursed funds from commercial lines of credit of $2.3 million and $2.2 million, respectively, at March 31, 2017 and 2016 at rates that adjust to the Wall Street Journal Prime Rate. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand. The Bank also had a commitment to originate a $31,000 fixed rate equity loan with an interest rate of 4.375% at March 31, 2017. The Bank had commitments of $300,000 in adjustable rate equity lines of credit with initial interest rates of 3.50% at March 31, 2016.

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

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income included in stockholders’ equity are as follows:

	March 31,
	2017	2016
	(In Thousands)
Net unrealized (loss) gain on securities available for sale	$(37)	$131
Tax effect	15	(54)

Net of tax amount	(22)	77

Benefit plan adjustments	92	160
Tax effect	(37)	(65)

Net of tax amount	55	95

Accumulated other comprehensive income	$33	$172

NOTE 15 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Bancorp Inc. (Parent company only) at March 31, 2017 and 2016 and for the years ended March 31, 2017, 2016 and 2015.

STATEMENTS OF CONDITION

	March 31,
	2017	2016
	(In Thousands)
ASSETS
Cash and due from banks	$30,307	$51,199

Cash and Cash Equivalents	30,307	51,199
Securities available for sale, at fair value	4,435	9,591
Securities held to maturity, at cost	383	532
Loans receivable from Bank	10,831	12,107
Investment in subsidiary	251,129	241,799
Interest receivable	100	123
Other assets	120	61

Total Assets	$297,305	$315,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$686	$135
Stockholders’ equity	296,619	315,277

Total Liabilities and Stockholders’ Equity	$297,305	$315,412

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Income:
Dividends from subsidiary	$—	$6,500	$8,000
Interest on loans	401	449	490
Interest on securities	125	251	303
Interest on other interest-earning assets	—	18	52
Gain on sale of securities	84	—	—

Total Income	610	7,218	8,845
Non-interest expenses	628	719	704

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	(18)	6,499	8,141
Income tax (benefit) expense	(6)	(3)	33

(Loss) Income before Equity in Undistributed Earnings of Subsidiary	(12)	6,502	8,108
Equity in undistributed (overdistributed) earnings of subsidiary	4,734	(1,101)	446

Net Income	4,722	5,401	8,554
Other comprehensive (loss) gain	(139)	653	(166)

Comprehensive Income	$4,583	$6,054	$8,388

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW

	Years Ended March 31,
	2017	2016	2015
	(In Thousands)
Cash Flows From Operating Activities
Net income	$4,722	$5,401	$8,554
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization (accretion) of premiums and discounts	29	48	98
Realized gain on sale of securities available for sale	(84)	—	—
Decrease (increase) in interest receivable	23	126	(204)
(Increase) decrease in other assets	(3)	6	(92)
Increase (decrease) in other liabilities	563	(13)	61
Equity in (undistributed) overdistributed earnings of subsidiary	(4,734)	1,101	(446)

Net Cash Provided by Operating Activities	516	6,669	7,971

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	1,330	6,726	986
Securities held to maturity	149	18,184	14,205
Proceeds from sale of securities available for sale	3,713	—	—
Purchases of:
Securities available for sale	—	—	(17,231)
Securities held to maturity	—	—	(32,089)
Repayment of loans receivable from Bank	1,276	1,231	1,129
Cash dividends paid on unallocated ESOP shares used to repay loans receivable from Bank	(272)	(377)	(329)
Additional investment in Clifton Savings Bank	—	—	(83,666)

Net Cash Provided by (Used In) Investing Activities	6,196	25,764	(116,995)

Cash Flows From Financing Activities
Net proceeds from stock offering	—	—	8,867
Dividends paid	(5,325)	(7,313)	(7,632)
Repurchase common stock	(21,549)	(56,279)	—
Funding restricted stock awards	255	7,083	23
Purchase of forfeited restricted stock awards	(955)	(102)	(14)
Repurchase of restricted stock awards	(219)	(12)	(11)
Exercise of stock options	189	1,921	7,672

Net Cash (Used in) Provided by Financing Activities	(27,604)	(54,702)	8,905

Net (Decrease) in Cash and Cash Equivalents	(20,892)	(22,269)	(100,119)
Cash and Cash Equivalents - Beginning	51,199	73,468	173,587

Cash and Cash Equivalents - Ending	$30,307	$51,199	$73,468

CLIFTON BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
	(In Thousands, Except Per Share Data)
Interest income	$9,591	$9,916	$10,193	$10,774
Interest expense	2,649	2,847	3,071	3,246

Net Interest Income	6,942	7,069	7,122	7,528
Provision for loan losses	526	505	413	541
Non-interest income	527	501	460	426
Non-interest expenses	5,479	5,311	5,354	5,558
Income taxes	448	513	596	609

Net Income	$1,016	$1,241	$1,219	$1,246

Basic earnings per share	$0.04	$0.06	$0.06	$0.06

Diluted earnings per share	$0.04	$0.06	$0.06	$0.06

Dividends per common share	$0.06	$0.06	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	22,775	22,216	22,020	21,887

Diluted	22,834	22,276	22,150	22,025

	Quarter Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
	(In Thousands, Except Per Share Data)
Interest income	$8,712	$8,739	$8,736	$9,158
Interest expense	2,135	2,199	2,300	2,468

Net Interest Income	6,577	6,540	6,436	6,690
Provision for loan losses	73	100	189	703
Non-interest income	514	452	460	440
Non-interest expenses	4,515	4,580	4,833	5,173
Income taxes	845	772	549	376

Net Income	$1,658	$1,540	$1,325	$878

Basic earnings per share	$0.07	$0.06	$0.05	$0.04

Diluted earnings per share	$0.07	$0.06	$0.05	$0.04

Dividends per common share	$0.12	$0.06	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,367	24,633	24,475	23,434

Diluted	25,440	24,687	24,521	23,479

Stock Performance Graph

The following graph compares the cumulative total stockholder return on Clifton Bancorp’s common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL Thrift Index. Total return assumes the reinvestment of all dividends.    The graph assumes $100 was invested at the close of business on March 31, 2012.

	Period Ending
Index	03/31/12	03/31/13	03/31/14	03/31/15	03/31/16	03/31/17
Clifton Bancorp Inc.	100.00	122.32	116.72	140.96	154.27	167.75
Nasdaq Composite Index	100.00	107.14	139.48	164.75	165.66	203.56
SNL Thrift Index	100.00	117.61	144.24	154.76	166.95	199.44

Prepared by S&P Global Market Intelligence, a division of S&P Global Inc.

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 9, 2017, at the Venetian located at 546 River Drive, Garfield, New Jersey 07026.

Stock Listing

Clifton Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSBK.”

Price Range of Common Stock

The following table sets forth the high and low sales prices of Clifton Bancorp’s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter.

	Year Ended March 31,
	2017			2016
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
First quarter	$15.30	$14.32	$0.06	$14.15	$13.59	$0.12
Second quarter	$15.49	$14.11	$0.06	$14.52	$13.42	$0.06
Third quarter	$17.49	$14.65	$0.06	$14.98	$13.50	$0.06
Fourth quarter	$17.20	$15.40	$0.06	$15.43	$13.09	$0.06

At May 31, 2017, there were 1,160 holders of record of Clifton Bancorp common stock.

Stockholder and General Inquiries

Michael Lesler

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Annual and Other Reports

A copy of the Clifton Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2017, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Michael Lesler, Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accounting Firm

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

Paul M. Aguggia

Chairman of the Board

Stephen Adzima

President – Universal Electric Motor Service, Inc.

John H. Peto

Real Estate Investor

Charles J. Pivirotto

Managing Shareholder – Pivirotto & Company, CPA’s, PA

Cynthia Sisco

Property Management

Joseph C. Smith

Lead Independent Director

President – Smith-Sondy Asphalt

Construction Co.

Paul M. Aguggia

President

Chief Executive Officer

Christine R. Piano, CPA

Executive Vice President, Chief

Financial Officer and Treasurer

Michael Lesler

Executive Vice President,

Chief Operating Officer and Corporate

Secretary

Stephen A. Hoogerhyde

Executive Vice President

Patricia C. Hrotko

Executive Vice President

Diane Scriveri

Executive Vice President

Paul M. Aguggia

President

Chief Executive Officer

Stephen A. Hoogerhyde

Executive Vice President

Chief Residential Loan Officer

Patricia C. Hrotko

Executive Vice President

Chief Revenue Officer

Michael Lesler

Executive Vice President,

Chief Operating Officer and

Corporate Secretary

Christine R. Piano, CPA

Executive Vice President

Chief Financial Officer

Diane Scriveri

Executive Vice President

Chief Commercial Loan Officer

Richard M. Bzdek

Senior Vice President

Enterprise Risk Manager

Linda Fisher

Senior Vice President

Mortgage Officer

Claire L. Giancola

Senior Vice President

Retail Banking Operations

Bernadette McDonald

Senior Vice President

Human Resources

Nancy Na

Senior Vice President

Controller

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

Montclair
640 Bloomfield Avenue
Montclair, New Jersey 07042
(973) 552-2235